As filed with the U.S. Securities and Exchange Commission on January 8, 2015

Registration No. 333-200704

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7373	04-2837575
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

310 Littleton Road

Westford, Massachusetts 01886

(978) 614-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anil K. Singhal

President and Chief Executive Officer

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

(978) 614-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Miguel J. Vega, Esq. Barbara Borden, Esq. Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116 (617) 937-2300	Jeff Levinson, Esq. Vice President, General Counsel and Secretary NetScout Systems, Inc. 310 Littleton Road Westford, MA 01886 (978) 614-4000	Joseph A. Coco, Esq. Thomas W. Greenberg, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable on or after the effective date of this registration statement and after all other conditions to the completion of the exchange offer and merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

NetScout Systems, Inc. (“NetScout”) is filing this registration statement on Form S-4 (Reg. No. 333-200704) to register shares of its common stock, par value $0.001 per share, that will be issued in the two-step merger process whereby (i) RS Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of NetScout Systems, Inc., a Delaware corporation (“NetScout”), will merge with and into Potomac Holding LLC (“Newco”), a Delaware limited liability company and subsidiary of Danaher Corporation (“Danaher”), with Newco continuing as the surviving company (the “First Merger”) and (ii) immediately following the First Merger, Newco will merge with and into RS Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), which is a wholly-owned subsidiary of NetScout, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout (the “Second Merger”, and together with the First Merger, the “Mergers”). Prior to the Mergers, Danaher will transfer certain assets and liabilities related to the communications business of Danaher, including Tektronix Communications, Arbor Networks and certain parts of Fluke Networks Enterprise, but excluding Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business (the “Communications Business”), to Newco or one of its subsidiaries. In exchange therefor, Danaher will receive all of the issued and outstanding Newco common units. Newco is a newly formed, wholly-owned subsidiary of Danaher that was organized specifically for the purpose of effecting the Separation (as defined below). Newco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions (as defined below). The Newco common units will be immediately converted into shares of NetScout common stock in the First Merger. NetScout has filed a proxy statement that relates to the special meeting of stockholders of NetScout to approve the issuance of shares of NetScout common stock in the First Merger. In addition, Newco has filed a registration statement on Form S-4 and S-1 (Registration No. 333-200711) to register the Newco common units which will be distributed to Danaher stockholders in the spin-off or split-off.

Based on market conditions prior to the closing of the Mergers, Danaher will determine whether the Newco common units will be distributed to Danaher’s stockholders in a spin-off or a split-off. In a spin-off, all Danaher stockholders would receive a pro rata number of Newco common units. In a split-off, Danaher would offer its stockholders the option to exchange their shares of Danaher common stock for Newco common units in an exchange offer, which common units would immediately be converted into shares of NetScout common stock in the First Merger, resulting in a reduction in Danaher’s outstanding shares. If the exchange offer is undertaken and consummated but the exchange offer is not fully subscribed because fewer than all Newco common units owned by Danaher are exchanged, the remaining Newco common units owned by Danaher would be distributed on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. Newco is filing this prospectus under the assumption that the Newco common units will be distributed to Danaher stockholders pursuant to a split-off. Once a final decision is made regarding the manner of distribution of the shares, this registration statement on Form S-4 and Newco’s registration statement on Form S-4 and S-1 will be amended to reflect that decision, if necessary.

The information in this prospectus is not complete and may change. The exchange offer and issuance of securities being registered pursuant to the registration statement of which this prospectus forms a part may not be completed until the registration statement is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2015

PRELIMINARY PROSPECTUS—OFFER TO EXCHANGE

DANAHER CORPORATION

Offer to Exchange All Common Units of

POTOMAC HOLDING LLC

which are owned by Danaher Corporation

and will be converted into Shares of Common Stock of

NETSCOUT SYSTEMS, INC.

for

Shares of Common Stock of Danaher Corporation

Danaher Corporation (“Danaher”) is offering to exchange all common units representing limited liability company interests (“Newco common units”) of Potomac Holding LLC (“Newco”) which are owned by Danaher for shares of common stock of Danaher (“Danaher common stock”) that are validly tendered and not properly withdrawn. The number of shares of Danaher common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio, the number of Newco common units offered and the number of shares of Danaher common stock tendered. The terms and conditions of this exchange offer are described in this prospectus, which you should read carefully. None of Danaher, Newco any of their respective directors or officers or any of their respective representatives makes any recommendation as to whether you should participate in this exchange offer. You must make your own decision after reading this prospectus and consulting with your advisors.

Following consummation of the exchange offer, a wholly-owned subsidiary of NetScout Systems, Inc. (“NetScout”) named RS Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), will be merged with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company (the “First Merger”), and, subsequently, Newco will be merged with and into a wholly-owned subsidiary of NetScout named RS Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), whereby the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company (the “Second Merger,” and together with the First Merger, the “Mergers”). In the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock of NetScout (“NetScout common stock”) equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger. In addition, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units outstanding immediately prior to the First Merger will be that number that results in the exchange ratio in the First Merger equaling one. As a result, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into one share of NetScout common stock in the First Merger. The aggregate number of shares of NetScout common stock to be issued in the First Merger by NetScout is expected to result in Danaher stockholders collectively owning approximately 59.5% of the issued and outstanding shares of NetScout common stock on a fully-diluted basis after giving effect to the Mergers, and NetScout stockholders collectively owning approximately 40.5% of the issued and outstanding shares of NetScout common stock on a fully-diluted basis. Newco common units will not be transferred to participants in this exchange offer; such participants will instead receive shares of NetScout common stock in the First Merger. No trading market currently exists or will ever exist for Newco common units. You will not be able to trade the Newco common units before they are converted into shares of NetScout common stock in the First Merger. In addition, there can be no assurance that shares of NetScout common stock, when issued in the First Merger, will trade at the same prices as shares of NetScout common stock are traded prior to the First Merger.

The value of Danaher common stock and Newco common units will be determined by Danaher by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAP”) on each of the Valuation Dates (as defined below), of Danaher common stock on the New York Stock Exchange (“NYSE”) and NetScout common stock on the NASDAQ Global Market (“NASDAQ”) on each of the last three trading days (“Valuation Dates”) of the exchange offer period, as it may be voluntarily extended, but not including the last two trading days that are part of any Mandatory Extension (as described below). Based on an expiration date of [—], 2015, the Valuation Dates are expected to be [—], 2015, [—], 2015, and [—], 2015. See “This Exchange Offer—Terms of this Exchange Offer.”

This exchange offer is designed to permit you to exchange your shares of Danaher common stock for Newco common units at a [—]% discount to the per-share value of NetScout common stock, calculated as set forth in this prospectus. For each $1.00 of Danaher common stock accepted in this exchange offer, you will receive approximately $[—] of Newco common units, subject to an upper limit of [—] Newco common units per share of Danaher common stock. This exchange offer does not provide for a minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.” If the upper limit is in effect, then the exchange ratio will be fixed at that limit and this exchange offer will be automatically extended (a “Mandatory Extension”) until 12:00 midnight New York City time, on the second trading day following the originally contemplated expiration date to permit stockholders to tender or withdraw their Danaher common stock during that period. IF THE UPPER LIMIT IS IN EFFECT, AND UNLESS YOU PROPERLY WITHDRAW YOUR SHARES, YOU MAY RECEIVE LESS THAN $[—] OF NEWCO COMMON UNITS FOR EACH $1.00 OF DANAHER COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE and NASDAQ, as applicable, on [—], 2015 (the last trading day before the date of this prospectus), based on the daily VWAPs of Danaher common stock and NetScout common stock on [—], 2015, [—], 2015, and [—], 2015, would have provided for [—] Newco common units to be exchanged for every share of Danaher common stock accepted. The value of Newco common units received and, following the First Merger, the value of NetScout common stock received may not remain above the value of Danaher common stock tendered following the expiration of this exchange offer.

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON [—], 2015, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES OF DANAHER COMMON STOCK TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS EXCHANGE OFFER.

In reviewing this prospectus, you should carefully consider the risk factors beginning on page 47 of this prospectus.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [—], 2015.

i

ii

This prospectus incorporates by reference important business and financial information about Danaher and NetScout from documents filed with the SEC that have not been included in or delivered with this prospectus. This information is available without charge at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation By Reference.” You also may ask any questions about this exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this prospectus, without charge, upon written or oral request to Danaher’s information agent, Georgeson Inc., located at 480 Washington Boulevard, 26th Floor, Jersey City, NJ, 07310, at the telephone number (866) 295-3782 or at the email address danaherexchange@georgeson.com. In order to receive timely delivery of the documents, you must make your requests no later than [—], 2015.

All information contained or incorporated by reference in this prospectus with respect to NetScout, Merger Sub, Merger Sub II and their respective subsidiaries, as well as information on NetScout after the consummation of the Transactions, has been provided by NetScout. All other information contained or incorporated by reference in this prospectus with respect to Danaher, Newco or their respective subsidiaries, or the Communications Business, and with respect to the terms and conditions of the exchange offer has been provided by Danaher. This prospectus contains or incorporates by reference references to trademarks, trade names and service marks, including AIRMAGNET®, FLUKE NETWORKS®, ARBOR NETWORKS®, TEKTRONIX® Communications and VSS MONITORING®, that are owned by Danaher and its related entities.

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Danaher common stock, Newco common units or NetScout common stock in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Newco common units that may apply in their home countries. Danaher, Newco and NetScout cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

iii

HELPFUL INFORMATION

Certain abbreviations and terms used in the text and notes are defined below:

Abbreviation/Term	Description
Ancillary Agreements	The Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the DBS License Agreement, the IP License Agreement, the Lease Agreement and any other agreements mutually agreed to by the parties pursuant to the Distribution Agreement

Audited Financial Statements	The audited combined financial statements of (x) the Communications Business and (y) Newco (before giving effect to the internal restructuring described in the Distribution Agreement), including the combined balance sheets of (x) the Communications Business and (y) Newco (before giving effect to the internal restructuring described in the Distribution Agreement) as of December 31, 2013 and December 31, 2012 and the three years in the period ended December 31, 2013 together with a report on the financial statements from the independent registered public accounting firm for the Communications Business

Code	The Internal Revenue Code of 1986, as amended

Communications Business	The communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its subsidiaries; provided, however, that the “Communications Business” shall exclude Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business

Danaher	Danaher Corporation

Danaher common stock	The common stock, par value $0.01 per share, of Danaher

Danaher Equity Award	Any Danaher Option that is issued and unexercised and any Danaher RSU that is issued and unvested, in each case at the effective time of the First Merger, and which is treated in each case in accordance with the Employee Matters Agreement

Danaher group	Danaher and each of its subsidiaries, but excluding any member of the Newco group

Danaher Option	Options to purchase shares of Danaher common stock from Danaher, whether granted by Danaher pursuant to the Danaher Stock Plans, assumed by Danaher in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Danaher RSU	Each restricted stock unit representing the right to vest in and be issued shares of Danaher common stock by Danaher, whether granted by Danaher pursuant to a Danaher Stock Plan, assumed by Danaher in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Danaher Shared Contract	Any contract relating to (but not relating primarily to) the Communications Business that also relates to any business or business function of the Danaher group to which Danaher, Newco or any member of their respective groups is a party or by which any of their respective assets is bound

Abbreviation/Term	Description
Danaher Stock Plans	Danaher’s 1998 Stock Option Plan, Danaher’s 2007 Stock Incentive Plan, Tektronix 2002 Stock Incentive Plan and Tektronix 2005 Stock Incentive Plan

DBS License Agreement	The DBS License Agreement substantially in the form attached as Exhibit E to the Distribution Agreement

Debt Financing	Any debt financing entered into by the NetScout Companies in connection with the Mergers, the Distribution and other transactions contemplated by the Transaction Documents, including the amendment of that certain Credit and Security Agreement, dated as of December 21, 2007, by and among NetScout, KeyBank National Association, Wells Fargo Bank, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Silicon Valley Bank, Comerica Bank, and the lenders party thereto, as amended by First Amendment Agreement, dated as of December 4, 2009

DGCL	General Corporation Law of the State of Delaware

The Distribution	The distribution by Danaher, pursuant to the Merger Agreement, of 100% of the Newco common units to Danaher’s stockholders in an exchange offer followed, if necessary, by a spin-off

The Distribution Agreement	The Separation and Distribution Agreement, dated as of October 12, 2014, by and among Danaher, NetScout and Newco (as the same may be amended from time to time)

Distribution Date	The date selected by the Danaher board or its designee for the distribution of Newco common units to holders of Danaher common stock as of the record date in connection with the Distribution

Employee Matters Agreement	The Employee Matters Agreement substantially in the form attached as Exhibit C to the Distribution Agreement

Exchange Act	The Securities Exchange Act of 1934, as amended

The exchange offer	An exchange offer whereby Danaher is offering to its stockholders the option to exchange all or a portion of their shares of Danaher common stock for all of the Newco common units, which Newco common units will be immediately exchanged for NetScout common stock in the Mergers

The First Merger	The merger of Merger Sub with and into Newco, with Newco surviving the merger as a wholly-owned subsidiary of NetScout, as contemplated by the Merger Agreement

GAAP	Generally accepted accounting principles in the United States

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

Internal Restructuring	The corporate structuring steps contemplated by the Plan of Reorganization

IP License Agreement	The Intellectual Property Cross-License Agreement substantially in the form attached as Exhibit G to the Distribution Agreement

IRS	Internal Revenue Service

IRS ruling	Private letter ruling from the IRS with respect to certain aspects of the anticipated non-taxable nature of the Transactions

Abbreviation/Term	Description
Lease Agreement	The Commercial Lease Agreement substantially in the form attached as Exhibit F to the Distribution Agreement

The Merger Agreement	The Agreement and Plan of Merger and Reorganization, dated as of October 12, 2014, by and among Danaher, Newco, NetScout, Merger Sub and Merger Sub II (as the same may be amended from time to time)

The Mergers	The First Merger together with the Second Merger

Merger Sub	RS Merger Sub I, Inc., which is a wholly-owned subsidiary of NetScout

Merger Sub II	RS Merger Sub II, LLC, which is a wholly-owned subsidiary of NetScout

NASDAQ	The NASDAQ Global Select Market

NetScout	NetScout Systems, Inc.

NetScout Bylaws	NetScout’s Amended and Restated Bylaws

NetScout Charter	NetScout’s Third Amended and Restated Certificate of Incorporation

NetScout common stock	The common stock, par value $0.001 per share, of NetScout

NetScout Companies	NetScout and each of NetScout’s subsidiaries, including Merger Sub and Merger Sub II

NetScout Products	Products or services (i) both (x) designated or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the NetScout Companies as of October 12, 2014, including the products listed in the NetScout disclosure letter to the Merger Agreement

NetScout Superior Offer	An unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of NetScout common stock or at least a majority of the assets of NetScout (whether through a tender offer, merger or otherwise), that is determined by the NetScout board of directors, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to NetScout’s stockholders than the combination with Newco, (ii) is reasonably likely to be completed, taking into account any financing and approval requirements that the NetScout board of directors determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the NetScout board of directors determines to be relevant, and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed

Newco	Potomac Holding LLC, which is a Delaware limited liability company and currently a wholly-owned subsidiary of Danaher Corporation

Newco Assets	Has the meaning ascribed to the Communications Assets in the Distribution Agreement

Newco common units	Common units representing limited liability company interests in Newco

Newco Companies	Newco and its subsidiaries after giving effect to the transactions and transfer of assets and liabilities as set forth in the Distribution Agreement

Abbreviation/Term	Description
Newco Employee	Each employee who as of the date of the Separation is an employee of Danaher’s Tektronix Communications business or Danaher’s Arbor Networks business and each employee of Danaher’s Fluke Networks Enterprise business who is determined to be either primarily dedicated to the Communications Business in the ordinary course or required for the ongoing operation of the Communications Business, and in all cases regardless of whether any such employee is actively at work as of the date of the Separation or is not actively at work as of the date of the Separation as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence

Newco group	Newco, and each of the subsidiaries of Danaher contemplated to be owned (directly or indirectly) by Newco immediately prior to the Separation Time pursuant to the Plan of Reorganization

Newco Indemnitees	Newco, each member of the Newco group, NetScout (from and after the Separation Time), each of their respective successors and assigns, all persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns

Newco Independent Contractor	Each independent contractor who as of the date of the Separation provides services to Danaher’s Tektronix Communications business or Danaher’s Arbor Networks business and each independent contractor providing services to Danaher’s Fluke Networks Enterprise business who is determined to be either primarily dedicated to the Communications Business in the ordinary course or required for the ongoing operation of the Communications Business

Newco IP	(a) All intellectual property constituting, and all intellectual property rights embodied by, the Newco Products and for which Danaher has (or purports to have, including as a result of the transfers under the Distribution Agreement) ownership rights; and (b) all other material intellectual property rights with respect to which any of the Newco Companies has (or purports to have, including as a result of the transfers under the Distribution Agreement) an ownership interest

Newco operating agreement	The Limited Liability Company Agreement of Potomac Holding LLC, dated as of October 11, 2014 (as may be amended)

Newco Products	Products or services (i) both (x) designated or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the Communications Businesses or Newco Companies as of October 12, 2014, including the products listed in the Danaher disclosure letter to the Merger Agreement

Newco Shared Contract	Any contract primarily relating to the Communications Business that also relates to any business or business function of the Danaher group to which Danaher, Newco or any member of their respective groups is a party or by which any of their respective assets is bound

New York City time	Local time in the City of New York

NYSE	The New York Stock Exchange

Abbreviation/Term	Description
Operating Profit	The earnings before income taxes of the Communications Business, taken as a whole, for the fiscal year ended December 31, 2013, calculated in a manner consistent with GAAP consistently applied but before (1) impairment of intangible assets, (2) intangible amortization, (3) stock based compensation, (4) corporate allocations and (5) allocations from Fluke Industrial or Tektronix Instruments, calculated in a manner consistent with the schedules to the Merger Agreement

Plan of Reorganization	The plan to allocate and convey to Newco (or the applicable Newco Sub) the Communications Assets, the Communications Liabilities and ownership of the Newco Subs to reach the Newco structure as it will exist immediately prior to the Distribution

The Second Merger	After the First Merger, the merger of Newco with and into Merger Sub II, with Merger Sub II surviving the merger, as contemplated by the Merger Agreement

Securities Act	The Securities Act of 1933, as amended

The Separation	The internal restructuring to separate and consolidate certain assets and liabilities used in the Communications Business under Newco pursuant to the Distribution Agreement

Separation Date	The effective date of the Separation

Separation Time	The effective time of the Separation

The spin-off	The distribution of the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer if the exchange offer is not fully subscribed.

Tax Matters Agreement	The Tax Matters Agreement substantially in the form attached as Exhibit A to the Distribution Agreement

Tax Opinion	The tax opinion of Danaher’s tax counsel, dated as of the closing date of the Mergers

The Transactions	The Separation, the Distribution, the Mergers and related transactions

Trademark License Agreement	The Trademark License Agreement substantially in the form attached as Exhibit D to the Distribution Agreement

Transaction Documents	The Merger Agreement, the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement, the Lease Agreement and the Voting Agreement

Transition Services Agreement	The Transition Services Agreement substantially in the form attached as Exhibit B to the Distribution Agreement

Valuation Dates	The last three trading days of the exchange offer period, as it may be voluntarily extended, but not including the last two trading days that are part of any Mandatory Extension

Voting Agreement	The Voting Agreement, dated as of October 12, 2014, between Danaher and Anil Singhal

VWAP	Volume-weighted average price

QUESTIONS AND ANSWERS ABOUT THIS EXCHANGE OFFER AND THE TRANSACTIONS

The following are some of the questions that Danaher stockholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this prospectus. You are urged to read this prospectus in its entirety prior to making any decision.

General Questions and Answers About This Prospectus, The Transactions and Related Timeline

Q:	What transactions does this prospectus relate to?

A:	On October 12, 2014, NetScout and Danaher agreed to enter into Transactions to effect the transfer of the Communications Business to NetScout. These Transactions provide for the Separation and the Distribution of the Communications Business and the subsequent mergers of (a) Merger Sub with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout and (b) Newco with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In order to effect the Separation, the Distribution and the Mergers, Danaher, Newco, NetScout, Merger Sub and Merger Sub II entered into the Merger Agreement and Danaher, Newco and NetScout entered into the Distribution Agreement. In addition, Danaher, Newco, NetScout and certain of their respective affiliates have entered into, or will enter into, various ancillary agreements in connection with the Transactions. These agreements, which are described in greater detail in this prospectus, govern the relationship among Danaher, Newco, NetScout and their respective affiliates after the Separation, the Distribution and the Mergers.

On the closing date of the Mergers, Danaher will distribute Newco common units to its participating stockholders in an exchange offer. If the exchange offer is consummated but is not fully subscribed, Danaher will distribute the remaining Newco common units on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. Any Danaher stockholder who validly tenders (and does not properly withdraw) shares of Danaher common stock for Newco common units in the exchange offer will waive, with respect to such shares, their rights to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of Newco common units not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of NetScout common stock into which the remaining Newco common units will be converted in the First Merger will be transferred to Danaher stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Mergers, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout. Afterwards, Newco will merge with and into Merger Sub II, whereby the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout. After the Mergers, NetScout will own and operate the Communications Business through Merger Sub II and will also continue its current businesses. All shares of NetScout common stock, including those issued in the First Merger, will be listed on NASDAQ under NetScout’s current trading symbol “NTCT.”

Q:	What is the Timeline for the Transactions Described Above?

A:	Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Mergers. Each of these events is discussed in more detail elsewhere in this prospectus.

1.

Step #1—Internal Restructuring; The Separation. Prior to the consummation of the exchange offer, the spin-off (in the event the exchange offer is not fully subscribed) and the First Merger, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, including certain subsidiaries of Danaher, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) its specified excluded assets and excluded liabilities.

2.	Step #2—The Distribution—Exchange Offer and Spin-Off. On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders through an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

3.	Step #3—The Mergers. In the First Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout. Immediately thereafter, in the Second Merger, Newco will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger.

Q:	What are Danaher’s reasons for pursuing the Transactions described in this prospectus?

A:	In reaching its decision to approve the Merger Agreement, the Distribution Agreement and the Transactions, Danaher’s board of directors considered a wide variety of factors, including the significant factors listed below, as generally supporting its decision:

•	the value creation expected to result from combining the Communications Business with NetScout, and the ability of Danaher stockholders to own approximately 59.5% of NetScout on a fully-diluted basis after giving effect to the Transactions and participate in the future upside of the combined company;

•	the complementary nature of the product and service offerings of the Communications Business and those of NetScout, the combination of which is expected to enhance the offerings of both companies to customers and solidify the position of the combined company as a premier, global communications and data solutions provider;

•	the resources of the Communications Business outside of the United States, and the opportunities that such resources will present for NetScout’s operations to expand to other markets as a result of the Transactions;

•	the expectation that the Separation, the Distribution and the Mergers generally would result in a tax-efficient disposition of the Communications Business for Danaher and Danaher’s stockholders, while a sale of the Communications Business for cash generally would result in a taxable disposition for Danaher;

•	NetScout’s business prospects and expected synergies after giving effect to the proposed acquisition of the Communications Business;

•	the reports of Danaher’s senior management regarding their due diligence review of NetScout’s business; and

•	the review by the board of directors of the structure and terms of the Merger Agreement, the Distribution Agreement and the Transactions, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the Transactions and the board’s evaluation of the likely time period necessary to close the Transactions.

In the course of its deliberations, the Danaher board of directors also considered a variety of risks and other potentially negative factors as set forth in the section entitled “Danaher’s Reasons for the Transactions.”

Q:	What are NetScout’s reasons for pursuing the Transactions described in this prospectus?

A:	The board of directors of NetScout considered the following factors as generally supporting its decision to approve the Merger Agreement and recommend that NetScout stockholders approve the issuance of shares of NetScout common stock in the First Merger:

Advances Strategic Objectives. The acquisition advances NetScout’s strategic objectives of expanding its product portfolio across service assurance and performance analytics, business intelligence and cyber security solutions for communications service providers and large and small enterprises, and government organizations. Consequently, NetScout believes that the acquisition will enhance its ability to create long-term value for its stockholders, including by providing the following benefits:

•	The acquisition enables NetScout to grow to a combined non-GAAP annual revenue base of more than $1.2 billion with an expanded range of complementary products, which is expected to position NetScout to drive strong revenue growth and improved profitability over the long term. Over the long term, NetScout management believes that the combined company will be capable of growing revenue at an approximate compounded annual growth rate of 10 percent.

•	The acquisition increases NetScout’s addressable market and broadens both its service provider and enterprise customer base. The acquisition significantly expands NetScout’s total addressable market to more than $8 billion. International Data Corporation (IDC) estimated that spending on network and application performance management solutions, NetScout’s core market prior to the acquisition, was approximately $5.0 billion in 2013. However, NetScout did not have the requisite offerings to fully address key segments within its core market. The acquisition provides NetScout with new capabilities to fill gaps in its product portfolio and target parts of these markets that were previously not available to NetScout such as radio access network optimization and the low-mid tier of the enterprise network performance management market. Additionally, the acquisition enables NetScout to enter the cyber security and advanced analytics (business intelligence) markets in which global spending was estimated by IDC to be over $3 billion in 2013.

•	The acquisition of the Tektronix Communications business provides NetScout with broader access to the service provider market.

•	The acquired portions of the Fluke Networks Enterprise business allow NetScout to expand into the mid-tier and smaller enterprise market.

•	The acquisition of Arbor Networks allows NetScout to immediately enter the cyber intelligence and cyber security market.

•	NetScout will gain complementary, award-winning technologies, capabilities and offerings that can better position it to deliver high-value products and services.

•	NetScout will expand its geographical footprint outside of North America.

•	The combined company is expected to have more than 35% of the workforce composed of research and development personnel.

Cost Synergies. NetScout expects to achieve initial annualized run-rate cost synergies of approximately five percent of the combined cost base, or approximately $45 to $55 million within two years from the consummation of the Transactions as a result of increased size, economies of scale, and elimination of redundancies after the Transactions. NetScout expects to generate additional cost synergies in subsequent years by using common infrastructure platforms, and by eliminating or reducing expenses associated with programs and capabilities already in place as NetScout aligns its go-to-market and related support programs and initiatives. However, the magnitude and timing of such synergies has yet to be determined. NetScout’s initial estimates of cost synergies were based on NetScout’s prior experience in integrating acquired companies and an analysis of the cost base of NetScout and the Danaher Communications businesses. NetScout anticipates that a significant portion of the initial cost savings will result from improved gross margins due to improved purchasing power, rationalization of consulting and support services, and opportunities for the combined company to sell lower cost of goods sold products. The remainder of the initial cost savings will be realized as a result of operating expense reduction from sales force rationalization and product roadmap integration.

Accretive Transaction. NetScout expects the Transactions to be accretive on a non-GAAP basis in the first full year of operations.

Transaction Terms and Other Considerations. The board of directors of NetScout also considered the other facts about the Transactions and combined company, such as the fixed share nature of the merger consideration, that the Merger Agreement and the consideration to be paid by NetScout was the result of extensive arm’s-length negotiations, that the Transaction would not require NetScout to deplete cash resources or incur debt, the opinion, dated October 12, 2014, of RBC Capital Markets, LLC (“RBC Capital Markets”) to NetScout’s board of directors as to the fairness, from a financial point of view and as of such date, to NetScout of the merger consideration to be paid by NetScout in the First Merger, the modest changes to NetScout’s governance structure and the ability of the board of directors of NetScout, subject to the payment of a termination fee, to withdraw or modify its recommendation to the NetScout stockholders to approve the issuance of the NetScout common stock in the First Merger in certain circumstances.

Questions and Answers About The Exchange Offer

Q:	Who may participate in this Exchange Offer?

A:	Any U.S. holders of Danaher common stock during the exchange offer period may participate in this exchange offer. Although Danaher has mailed this prospectus to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Danaher common stock, shares of NetScout common stock or Newco common units in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Danaher, NetScout or Newco has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Danaher common stock, shares of NetScout common stock or Newco common units outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of Danaher common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Danaher, NetScout or Newco to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

The legal limitations described under this heading could prevent certain holders of Danaher common stock from participating in the exchange offer, which could cause the exchange offer to be undersubscribed.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Danaher common stock, Newco common units or shares of NetScout common stock that may apply in their home countries. None of Danaher, NetScout or Newco can provide any assurance about whether such limitations may exist. See “This

Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Q:	How many Newco common units will I receive for each share of Danaher common stock that I tender?

A:	This exchange offer is designed to permit you to exchange your shares of Danaher common stock for Newco common units at a price per share equal to a [—]% discount to the per-share value of NetScout common stock, calculated as set forth in this prospectus. Stated another way, for each $1.00 of your Danaher common stock accepted in this exchange offer, you will receive approximately $[—] of Newco common units. The value of the Danaher common stock will be based on the calculated per-share value for the Danaher common stock on the NYSE and the value of the Newco common units will be based on the calculated per-share value for NetScout common stock on NASDAQ, in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the Valuation Dates. Please note, however, that:

•	The number of units you can receive is subject to an upper limit of an aggregate of [—] Newco common units for each share of Danaher common stock accepted in this exchange offer. The next question and answer below describes how this limit may impact the value you receive.

•	This exchange offer does not provide for a minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.”

•	Because this exchange offer is subject to proration, Danaher may accept for exchange only a portion of the Danaher common stock tendered by you.

Q:	Is there a limit on the number of Newco common units I can receive for each share of Danaher common stock that I tender?

A:	The number of units you can receive is subject to an upper limit of [—] Newco common units for each share of Danaher common stock accepted in this exchange offer. If the upper limit is in effect, you may receive less than $[—] of Newco common units for each $1.00 of Danaher common stock that you tender, and you could receive much less. For example, if the calculated per-share value of Danaher common stock was $[—] (the highest closing price for Danaher common stock on the NYSE during the three-month period prior to commencement of this exchange offer) and the calculated per-unit value of Newco common units was $[—] (the lowest closing price for NetScout common stock on NASDAQ during that three-month period), the value of Newco common units, based on the NetScout common stock price, received for shares of Danaher common stock accepted for exchange would be approximately $[—] for each $1.00 of Danaher common stock accepted for exchange.

The upper limit would represent a [—]% discount for Newco common units based on the average of the daily VWAPs of Danaher common stock on the NYSE and NetScout common stock on NASDAQ on [—], 2015, [—], 2015 and [—], 2015 (the last three trading days before the commencement of this exchange offer). Danaher set this upper limit to ensure that an unusual or unexpected drop in the trading price of NetScout common stock, relative to the trading price of Danaher common stock, would not result in an unduly high number of Newco common units being exchanged for each share of Danaher common stock accepted in this exchange offer.

Q:	How and when will I know if the upper limit is in effect?

A:	Danaher will announce whether the upper limit on the number of shares that can be received for each share of Danaher common stock tendered will be in effect at the expiration of the exchange offer period, through http://www.danaher.com/netscout and by press release, no later than 4:30 p.m., New York City time, on the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date to permit stockholders to tender or withdraw their Danaher common stock during those days. The daily VWAP and trading prices of Danaher common stock and NetScout common stock during this Mandatory Extension will not, however, affect the upper limit, which will be fixed at [—]. See “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment—Mandatory Extension.”

Q:	How are the calculated per-share values of Danaher common stock and NetScout common stock determined for purposes of calculating the number of Newco common units to be received in this exchange offer?

A:	The calculated per-share value of Danaher common stock and NetScout common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Danaher common stock on the NYSE and NetScout common stock on NASDAQ, as the case may be, on each of the Valuation Dates. Danaher will determine such calculations of the per-share values of Danaher common stock and NetScout common stock and such determination will be final.

Q:	What is the “daily volume-weighted average price” or “daily VWAP?”

A:	The “daily volume-weighted average price” for Danaher common stock and NetScout common stock will be the volume-weighted average price of Danaher common stock on the NYSE and NetScout common stock on NASDAQ during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE and NASDAQ), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE and NASDAQ), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAP will be as reported by Bloomberg L.P. displayed under the heading Bloomberg VWAP on the Bloomberg pages “DHR UN<Equity>AQR” with respect to Danaher common stock and “NTCT UN<Equity>AQR” with respect to NetScout common stock (or their equivalent successor pages if such pages are not available). The daily VWAPs provided by Bloomberg L.P. may be different from other sources of volume—weighted average prices or investors’ or security holders’ own calculations of volume—weighted average prices.

Q:	Where can I find the daily VWAP of Danaher common stock and NetScout common stock during the exchange offer period?

A:	Danaher will maintain a website at http://www.danaher.com/netscout that provides the daily VWAP of both Danaher common stock and NetScout common stock, together with indicative exchange ratios, which will be made available commencing after the close of trading on the third trading day of the exchange offer, for each day during this exchange offer. During the period of the Valuation Dates, when the values of Danaher common stock and NetScout common stock are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per-share values calculated by Danaher, which will equal (i) on the first Valuation Date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date. During this period, the indicative exchange ratios and calculated per-share values will be updated at 10:30 a.m., 1:30 p.m. and no later than 4:30 p.m., New York City time.

Q:	Why is the calculated per-share value for Newco common units based on the trading prices for NetScout common stock?

A:

There is currently no trading market for Newco common units and no such trading market will be established in the future. Danaher believes, however, that the trading prices for NetScout common stock are an appropriate proxy for the trading prices of Newco common units because (i) in the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of fully paid and nonassessable shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger, (ii) prior to the consummation of the exchange offer, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units outstanding immediately prior to the First Merger will be that number that results in the exchange ratio in the First Merger equaling one and, as a result, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into one share of NetScout common stock in the First Merger, and (iii) at the Valuation Dates, it is expected that all the major conditions to the consummation of the First Merger will have been satisfied and the First Merger will be expected to be consummated shortly, such that investors should be expected to be valuing NetScout common stock based on the expected value of such NetScout common stock immediately after the Mergers. There can be no assurance, however, that NetScout common stock after the Mergers will trade on the same basis as NetScout common stock trades prior to the Mergers. See “Risk Factors—Risks Related to the Exchange Offer—The trading prices of NetScout common stock may not be an appropriate proxy for the prices of Newco common units.”

Q:	How and when will I know the final exchange ratio?

A:	Subject to the possible Mandatory Extension of this exchange offer described below, the final exchange ratio showing the number of Newco common units that you will receive for each share of Danaher common stock accepted in this exchange offer will be available at http://www.danaher.com/netscout no later than 4:30 p.m., New York City time, on the expiration date and separately announced by press release. In addition, as described below, you may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll–free number provided on the back cover of this prospectus. Danaher will announce whether the upper limit on the number of shares that can be received for each share of Danaher common stock tendered is in effect at http://www.danaher.com/netscout and separately by press release, no later than 4:30 p.m., New York City time, on the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date will be made to permit stockholders to tender or withdraw their Danaher common stock during those days.

Q:	Will indicative exchange ratios be provided during the exchange offer period?

A:	Yes. Indicative exchange ratios will be available commencing after the close of trading on the third trading day of the exchange offer by contacting the information agent at the toll-free number provided on the back cover of this prospectus and at http://www.danaher.com/netscout on each trading day during the exchange offer period, calculated as though that day were the expiration date of this exchange offer. The indicative exchange ratio will also reflect whether the upper limit on the exchange ratio, described above, would have been in effect. During the period of the Valuation Dates, when the per-share values of Danaher common stock and per-unit values of Newco common units are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per-share and per-unit values which will equal (i) on the first Valuation Date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date.

In addition, for purposes of illustration, a table that indicates the number of Newco common units that you would receive per share of Danaher common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the daily VWAP of Danaher common stock and NetScout common stock on the Valuation Dates, is provided under “This Exchange Offer—Terms of this Exchange Offer.”

Q:	What if Danaher common stock or NetScout common stock does not trade on any of the Valuation Dates?

A:	If a market disruption event occurs with respect to Danaher common stock or NetScout common stock on any of the Valuation Dates, the calculated per-share value of Danaher common stock and per-unit value of Newco common units will be determined using the daily VWAP of shares of Danaher common stock and shares of NetScout common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to either Danaher common stock and NetScout common stock. If, however, a market disruption event occurs as specified above, Danaher may terminate or extend this exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of this exchange offer to Danaher. For specific information as to what would constitute a market disruption event, see “This Exchange Offer—Conditions for Consummation of this Exchange Offer.”

Q:	Are there circumstances under which I would receive fewer Newco common units than I would have received if the exchange ratio were determined using the closing prices of Danaher common stock and NetScout common stock on the expiration date of this exchange offer?

A:	Yes. For example, if the trading price of Danaher common stock were to increase during the period of the Valuation Dates or after the date the exchange ratio is set, the calculated per-share value of Danaher common stock would likely be lower than the closing price of Danaher common stock on the expiration date of this exchange offer. As a result, you may receive fewer Newco common units for each $1.00 of Danaher common stock than you would have if that per-share value were calculated on the basis of the closing price of Danaher common stock on the expiration date. Similarly, if the trading price of NetScout common stock were to decrease during the period of the Valuation Dates or after the date the exchange ratio is set, the calculated per-unit value of Newco common units would likely be higher than the closing price of NetScout common stock on the expiration date. This could also result in you receiving fewer Newco common units for each $1.00 of Danaher common stock than you would otherwise receive if that per-unit value were calculated on the basis of the closing price of NetScout common stock on the expiration date of this exchange offer. See “This Exchange Offer—Terms of this Exchange Offer.”

Q:	Will fractional shares of NetScout common stock be distributed?

A:	Upon consummation of this exchange offer, the exchange offer agent will hold the Newco common units in trust for the holders of Danaher common stock who validly tendered their shares and, in case of a pro rata distribution, for the holders of record of Danaher common stock for the pro rata spin-off distribution (in the event the exchange offer is not fully subscribed). Immediately following the consummation of this exchange offer, and by means of the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger. In this conversion of Newco common units into shares of NetScout common stock, no fractional shares of NetScout common stock will be delivered to holders of Newco common units. Instead, holders of Newco common units who would otherwise be entitled to receive a fractional share of NetScout common stock (after aggregating all fractional shares of NetScout common stock issuable to such holder) will receive in cash the dollar amount (rounded to the nearest whole cent) determined by multiplying such fraction by the closing price of NetScout common stock on NASDAQ on the last business day prior to the effective time of the First Merger. The amount received by such holders of Newco common units will be net of any required withholding taxes.

Q:	What is the aggregate number of Newco common units being offered in this exchange offer?

A:	In this exchange offer, Danaher is offering to exchange all of the Newco common units held by it. In addition, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units immediately prior to the First Merger will be equal to 62.5 million plus the product of 1.46 multiplied by the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger. See “This Exchange Offer—Terms of this Exchange Offer.”

Q:	What happens if not enough shares of Danaher common stock are tendered to allow Danaher to exchange all of the Newco common units it holds?

A:	If this exchange offer is consummated but less than all Newco common units are exchanged because this exchange offer is not fully subscribed, the additional Newco common units owned by Danaher will be distributed in the spin-off on a pro rata basis to the holders of shares of Danaher common stock as of the record date. The record date for the spin-off will be formally announced by press release by Danaher. Any Danaher stockholder who validly tenders (and does not properly withdraw) shares of Danaher common stock for Newco common units in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the spin-off in the event the exchange offer is not fully subscribed.

Upon the consummation of this exchange offer prior to the effective time of the First Merger, Danaher will deliver to the exchange offer agent, and the exchange offer agent will hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing all of the Newco common units being distributed in this exchange offer and subsequent spin-off, if any, with instructions to hold the Newco common units in trust for holders of shares of Danaher common stock validly tendered and not withdrawn and holders of shares of Danaher common stock as of the distribution date of a pro rata distribution, if any. The exchange offer agent will calculate the exact number of Newco common units not accepted at the expiration of this exchange offer and to be distributed on a pro rata basis on the date of the spin-off, if any, and that number of Newco common units will be held in trust for the holders of shares of Danaher common stock remaining after the consummation of the exchange offer. See “This Exchange Offer—Distribution of Newco Common Units Remaining After This Exchange Offer.”

Q:	Will all shares of Danaher common stock that I tender be accepted in this exchange offer?

A:	Not necessarily. Depending on the number of shares of Danaher common stock validly tendered in this exchange offer and not properly withdrawn, the calculated per-share value of Danaher common stock and the per-unit value of Newco common units determined as described above, Danaher may have to limit the number of shares of Danaher common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described under “This Exchange Offer—Terms of this Exchange Offer—Proration; Odd-Lots.”

An exception to proration can apply to stockholders (other than plan participants in the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan) who beneficially own “odd–lots,” that is, fewer than 100 shares of Danaher common stock. Such beneficial holders of Danaher common stock who validly tender all of their shares will not be subject to proration.

In all other cases, proration for each tendering stockholder will be based on (i) the proportion that the total number of shares of Danaher common stock to be accepted bears to the total number of shares of Danaher common stock validly tendered and not properly withdrawn and (ii) the number of shares of Danaher common stock validly tendered and not properly withdrawn by that stockholder (and not on that stockholder’s aggregate ownership of shares of Danaher common stock). Any shares of Danaher common stock not accepted for exchange as a result of proration will be returned to tendering stockholders promptly after the final proration factor is determined.

Q:	Will I be able to sell my Newco common units after this exchange offer is completed?

A:	No. There currently is no trading market for Newco common units and no such trading market will be established in the future.

Q:	How many shares of Danaher common stock will Danaher accept if this exchange offer is completed?

A:	The number of shares of Danaher common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio, the number of Newco common units offered and the number of shares of Danaher common stock tendered. Assuming this exchange offer is fully subscribed, the largest possible number of shares of Danaher common stock that will be accepted would equal 62,500,000 (the number of Newco common units being offered in this exchange offer, assuming no adjustment as a result of shares being issued in acquisitions by NetScout between the date of the Merger Agreement and the closing date of the Mergers) divided by the final exchange ratio. For example, assuming that the final exchange ratio is [—] (the current indicative exchange ratio based on the daily VWAPs of Danaher common stock and NetScout common stock on [—], 2015, [—], 2015 and [—], 2015), then Danaher would accept up to a total of approximately [—] shares of Danaher common stock.

Q:	Are there any conditions to Danaher’s obligation to complete this exchange offer?

A:	Yes. This exchange offer is subject to various conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer.” If any of these conditions are not satisfied or waived prior to the expiration of this exchange offer, Danaher will not be required to accept shares for exchange and may extend or terminate this exchange offer.

Danaher may waive any of the conditions to this exchange offer prior to the expiration of this exchange offer. For a description of the material conditions precedent to this exchange offer, including satisfaction or waiver of the conditions to the Transactions, the receipt of NetScout stockholder approval of the issuance of shares of NetScout common stock in connection with the First Merger, and other conditions, see “This Exchange Offer—Conditions for Consummation of this Exchange Offer.” Newco has no right to waive any of the conditions to this exchange offer. NetScout has no right to waive any of the conditions to this exchange offer (other than certain conditions relating to the other transactions).

Q:	When does this exchange offer expire?

A:	The period during which you are permitted to tender your shares of Danaher common stock in this exchange offer will expire at 12:00 midnight, New York City time, on [—], 2015, unless Danaher extends this exchange offer. See “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment.”

Q:	Can this exchange offer be extended and under what circumstances?

A:	Yes. Subject to its compliance with the Merger Agreement, Danaher can extend this exchange offer, in its sole discretion, at any time and from time to time. For instance, this exchange offer may be extended if any of the conditions for consummation of this exchange offer listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer. In case of an extension of this exchange offer, Danaher will publicly announce the extension by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. In addition, if the upper limit on the number of shares that can be received for each share of Danaher common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date to permit stockholders to tender or withdraw their Danaher common stock during that period.

Q:	How do I participate in this exchange offer?

A:	The procedures you must follow to participate in this exchange offer will depend on whether you hold your shares of Danaher common stock in certificated form, through a bank or trust company or broker, as a participant in the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan, or if your shares of Danaher common stock are held in book-entry via the Direct Registration System (“DRS”). For specific instructions about how to participate, see “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering.”

Q:	What if I participate in the Danaher Stock Fund through the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan?

A:	If you hold shares of Danaher common stock in your account under the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan, you can elect to either keep your shares of Danaher common stock or exchange some or all of your shares of Danaher common stock for Newco common units in the exchange offer. You will receive instructions from the applicable plan record keeper via letter or email informing you how to make an election and the deadline for making an election. If you do not make an active election prior to the applicable deadline, none of the shares of Danaher common stock in your account will be exchanged for Newco common units.

For specific instructions about how to tender the shares of Danaher common stock held in your account, see “This Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering.”

If you do not elect to exchange some or all of the shares of Danaher common stock held in your account for Newco common units, you may still receive Newco common units in the spin-off (in the event the exchange offer is not fully subscribed) in respect of the shares of Danaher common stock held in your account. Upon the closing of the Mergers, any Newco common units held in your account will be converted into shares of NetScout common stock.

After the closing of the Mergers, the plan fiduciary responsible for evaluating the propriety of investment options under the applicable plan may conclude that the plan will no longer maintain a NetScout stock fund, in which case you may be required to sell the shares of NetScout common stock held in your account and reallocate the sale proceeds to one or more of the other investment options within the applicable plan.

Q:	How do I tender my shares of Danaher common stock after the final exchange ratio has been determined?

A:	If you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.” If you hold shares of Danaher common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

If your shares of Danaher common stock are held through an institution and you wish to tender your Danaher common stock after The Depository Trust Company has closed, the institution must deliver a notice of guaranteed delivery to the exchange offer agent prior to the expiration of the exchange offer at 12:00 midnight, New York City time, on the expiration date of the exchange offer.

Q:	Can I tender only a portion of my shares of Danaher common stock in this exchange offer?

A:	Yes. You may tender all, some or none of your shares of Danaher common stock.

Q:	What do I do if I want to retain all of my shares of Danaher common stock?

A:	If you want to retain all of your shares of Danaher common stock, you do not need to take any action. However, after the consummation of the Transactions, the Communications Business will no longer be owned by Danaher, and as a holder of Danaher common stock you will no longer hold shares in a company that owns the Communications Business (unless the exchange offer is consummated but is not fully subscribed and the remaining Newco common units are distributed on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer).

Q:	Can I change my mind after I tender my shares of Danaher common stock and before the exchange offer expires?

A:	Yes. You may withdraw your tendered shares at any time before this exchange offer expires. See “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights.” If you change your mind again, you can re-tender your shares of Danaher common stock by following the tender procedures again prior to the expiration of this exchange offer.

Q:	Will I be able to withdraw the shares of Danaher common stock I tender after the final exchange ratio has been determined?

A:	Yes. The final exchange ratio used to determine the number of Newco common units that you will receive for each share of Danaher common stock accepted in this exchange offer will be announced no later than 4:30 p.m., New York City time, on the expiration date of this exchange offer. You have the right to withdraw shares of Danaher common stock you have tendered at any time before 12:00 midnight, New York City time, on the expiration date. See “This Exchange Offer—Terms of this Exchange Offer.

If the upper limit on the number of Newco common units that can be received for each share of Danaher common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date will be made to permit you to tender or withdraw your Danaher common stock during those days, either directly or by acting through a broker, dealer, commercial bank, trust company or similar institution on your behalf.

Q:	How do I withdraw my tendered Danaher common stock after the final exchange ratio has been determined?

A:	If you are a registered holder of Danaher common stock (which includes persons holding certificated shares and book-entry shares held through DRS) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or a facsimile transmission notice of withdrawal to the exchange offer agent prior to 12:00 midnight, New York City time, on the expiration date. The information that must be included in that notice is specified under “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange offer agent on your behalf before 12:00 midnight, New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange offer agent.

If your shares of Danaher common stock are held through an institution and you wish to withdraw shares of Danaher common stock after The Depository Trust Company has closed, the institution must deliver a written notice of withdrawal to the exchange offer agent prior to 12:00 midnight, New York City time, on the expiration date, in the form of The Depository Trust Company’s notice of withdrawal and you must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. See “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights—Withdrawing Your Shares After the Close of Business on the Expiration Date.”

Q:	Are there any material differences between the rights of holders of Danaher common stock and NetScout common stock?

A:	Yes. While each of Danaher and NetScout is a Delaware corporation, each is subject to different organizational documents. Holders of Danaher common stock, whose rights are currently governed by Danaher’s organizational documents, will, with respect to the shares validly tendered and exchanged immediately following this exchange offer, become stockholders of NetScout and their rights will be governed by NetScout’s organizational documents. The material differences between the rights associated with Danaher common stock and NetScout common stock that may affect Danaher stockholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of NetScout common stock in the Mergers, relate to, among other things, classification of the board of directors, removal of directors, taking of stockholder action by written consent, advance notice procedures for stockholder proposals or director nominations, procedures and voting thresholds for amending organizational documents and approval of certain business combinations. For a further discussion of the material differences between the rights of holders of Danaher common stock and NetScout common stock, see the section entitled “Comparison of Rights of Holders of Danaher Common Stock and NetScout Common Stock.” For a more complete description of the characteristics of the combined company’s business, see “Information on NetScout—NetScout’s Business After the Transactions” beginning on page 77.

Q:	Are there any appraisal rights for holders of shares of Danaher common stock?

A:	There are no appraisal rights available to holders of shares of Danaher common stock in connection with this exchange offer.

Q:	What will Danaher do with the shares of Danaher common stock that are tendered, and what is the impact of the exchange offer on Danaher’s share count?

A:	The shares of Danaher common stock that are tendered in the exchange offer will be held as treasury stock by Danaher. Any shares of Danaher common stock acquired by Danaher in the exchange offer will reduce the total number of shares of Danaher common stock outstanding, although Danaher’s actual number of shares outstanding on a given date reflects a variety of factors such as option exercises.

Q:	What will happen to any remaining Newco common units owned by Danaher in the spin-off following the consummation of this exchange offer?

A:

In the event that this exchange offer is not fully subscribed, any remaining Newco common units owned by Danaher that are not exchanged in this exchange offer will be distributed on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding following the consummation of this exchange offer. Upon the consummation of this exchange offer prior to the effective time of the First Merger, Danaher will deliver to the exchange offer agent, and the exchange offer agent will hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing all of the outstanding Newco common units, pending the consummation of the First Merger. Prior to or at the effective time of the First Merger, NetScout will deposit with the merger exchange agent evidence in book-entry form representing the shares of NetScout common stock issuable in the First Merger. Such shares of NetScout common stock will be delivered promptly following the effectiveness of the First Merger, pursuant to the procedures determined by the exchange offer agent and the merger exchange agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Danaher Common Stock.” If this exchange offer is terminated by Danaher on or prior to the expiration date of this exchange offer without the exchange of shares, but the conditions for consummation of the Transactions have otherwise been satisfied, Danaher intends to distribute all Newco common units owned by Danaher on a pro rata basis to holders of Danaher common stock, with a record date to be announced by Danaher. Such distributed Newco common units will convert to NetScout common stock in the First Merger.

Q:	If I tender some or all of my shares of Danaher common stock in this exchange offer, will I receive any Newco common units in the spin-off?

A:	Danaher stockholders who validly tender (and do not properly withdraw) shares of Danaher common stock for Newco common units and whose shares are accepted in this exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the spin-off (in the event the exchange offer is not fully subscribed). However, in the event any tendered shares are not accepted in this exchange offer for any reason, including in the event of proration if the exchange offer is oversubscribed, or you do not tender all of your shares of Danaher common stock, such shares will be entitled to receive Newco common units in the spin-off.

Questions and Answers About the Transactions

Q:	What are the Transactions described in this prospectus?

A:	The Transactions are designed to effect the transfer of the Communications Business to NetScout. References to the Transactions are to the Separation, the Distribution, the Mergers and related transactions to be entered into by Danaher, NetScout, Merger Sub, Merger Sub II and Newco, including their respective affiliates, as described under “The Transactions” and elsewhere in this prospectus.

Q:	What will happen in the Separation?

A:	Prior to the First Merger, certain subsidiaries of Danaher will undergo an internal restructuring to separate and consolidate the Communications Business under Newco pursuant to the Distribution Agreement by and among Danaher, NetScout and Newco. See “The Transactions—Overview” beginning on page 126 and “The Transactions—The Separation and the Distribution” beginning on page 129.

Q:	What will happen in the Distribution that occurs prior to the First Merger?

A:	After Danaher transfers certain assets and liabilities related to the Communications Business to Newco and its subsidiaries, Danaher will distribute 100% of the Newco common units to Danaher stockholders through an exchange offer followed by, if the exchange offer is not fully subscribed, a spin-off distribution. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for all of the Newco common units. If the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. The exchange offer agent will hold, for the account of the relevant Danaher stockholders (including those who validly tendered their shares in the exchange offer and for the holders of record of Danaher common stock for the pro rata spin-off distribution), the global certificate representing all of the Newco common units, pending the First Merger. In accordance with the terms of the Merger Agreement, the Newco common units delivered to the exchange offer agent will be converted into NetScout common stock at the effective time of the First Merger. Accordingly, in lieu of delivering Newco common units to Danaher stockholders that are entitled to the Newco common units in the Distribution, the exchange offer agent will distribute to Danaher stockholders shares of NetScout common stock into which the Newco common units will have converted at the time of the First Merger and cash in lieu of fractional shares (if any). See “The Transactions—Overview” beginning on page 126 and “The Transactions—The Separation and the Distribution” beginning on page 129.

Q:	What will happen in the Mergers?

A:	Under the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), at the effective time of the First Merger, Merger Sub will merge with and into Newco. As a result of the First Merger, the separate corporate existence of Merger Sub will terminate and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL and the DLLCA. Immediately following the First Merger, Newco will merge with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of Newco will terminate and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Newco in accordance with the DLLCA.

The Merger Agreement provides that, at the effective time of the First Merger, each issued and outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be automatically converted into a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. Prior to the consummation of the exchange offer, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units outstanding immediately prior to the First Merger will be that number that results in the exchange ratio in the First Merger equaling one and, as a result, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into one share of NetScout common stock in the First Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result, prior to the elimination of fractional shares, in Newco’s members immediately prior to the merger collectively holding approximately 59.5% of the outstanding equity interests of NetScout on a fully-diluted basis immediately following the First Merger and NetScout’s stockholders immediately prior to the First Merger collectively holding approximately 40.5% of such equity interests on a fully-diluted basis.

No fractional shares of NetScout common stock will be issued pursuant to the First Merger. Any holder of Newco common units who would otherwise be entitled to receive a fraction of a share of NetScout common stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout common stock on NASDAQ on the last business day prior to the closing of the First Merger.

See “The Transactions—The Mergers” beginning on page 130 and “The Transactions—Calculation of the Merger Consideration” beginning on page 130.

Q:	Why will the ownership of NetScout following the first merger between Danaher stockholders and NetScout stockholders be approximately 59.5% and 40.5%, respectively?

A:

Immediately after the First Merger, Danaher stockholders will collectively own approximately 59.5% of NetScout common stock on a fully-diluted basis and NetScout stockholders will collectively own approximately 40.5% of NetScout common stock on a fully-diluted basis (subject to adjustment in limited circumstances as provided in the Merger Agreement). The ownership of NetScout following the First Merger was the result of a negotiated value exchange between Danaher and NetScout, which was based upon each party’s valuations, prior to the First Merger, of NetScout and the Communications Business. The proposed Transactions are structured as a Reverse Morris Trust acquisition, which is intended to allow a parent company (here, Danaher) to distribute a subsidiary or a business (here, Newco and the Communications Business) in a tax-efficient manner. The first step of such a transaction is the distribution through a dividend (a “spin-off”), exchange (a “split-off”) or a combination of a spin-off and split-off of the subsidiary stock to or with the parent company stockholders that is intended to qualify under Section 355 of the Code. The distributed subsidiary then merges with the acquiring third party (here, Merger Sub, a wholly-owned subsidiary of NetScout) in a reorganization that is intended to qualify under Section 368 of the Code. Such a transaction can qualify as tax-free for U.S. federal income tax purposes for the parent company, its stockholders and the acquiring third party’s stockholders if the transaction structure meets all applicable requirements, including that the parent company stockholders own more than 50% of the stock of the combined entity immediately after the merger. Therefore, in order to meet all applicable requirements of the Code, Danaher stockholders must own more than 50% of the NetScout common stock outstanding immediately following the First Merger.

Q:	What will Danaher stockholders receive in the Transactions?

A:	In the exchange offer, Danaher will offer to Danaher stockholders the right to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute in the spin-off the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after the consummation of the exchange offer. In the First Merger, the Newco common units will be converted into the right to receive NetScout common stock. Thus, each Danaher stockholder will ultimately receive shares of NetScout common stock in the Distribution and the First Merger. Danaher stockholders will not be required to pay for the Newco common units distributed in the spin-off or the shares of NetScout common stock issued in the First Merger. Danaher stockholders will receive cash from the exchange offer agent in lieu of any fractional shares of NetScout common stock to which such stockholders would otherwise be entitled. All shares of NetScout common stock issued in the First Merger will be issued in book entry form. Calculated based on the number of outstanding shares and the closing price on NASDAQ of NetScout common stock as of [—], 2015, the shares of NetScout common stock that NetScout expects to issue to Danaher stockholders as a result of the Transactions would have had a market value of approximately $[—] billion in the aggregate (the actual value will not be known until the closing date of the Mergers). For more information, see “The Transactions—The Separation and the Distribution” beginning on page 129, “The Transactions—The Mergers” beginning on page 130 and “The Transactions—Calculation of the Merger Consideration” beginning on page 130.

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including:

•	the approval of NetScout’s stockholders of the issuance of shares of NetScout common stock in the First Merger;

•	the receipt by Danaher of the IRS Ruling (unless Danaher has not obtained the IRS Ruling by June 30, 2015, in which case the condition will be considered waived);

•	the receipt by Danaher of the Tax Opinion;

•	the completion of the various transaction steps contemplated by the Merger Agreement and the Distribution Agreement, including the Separation and the Distribution;

•	clearance of the Mergers under applicable antitrust or competition laws in the United States;

•	the absence of any material adverse effect (as this term is described in the section of this prospectus entitled “The Merger Agreement—Representations and Warranties”) on the Communications Business; and

•	other customary conditions.

If NetScout waives the satisfaction of a material condition to the consummation of the Transactions, NetScout will evaluate the appropriate facts and circumstances at that time and resolicit stockholder approval of the issuance of shares of NetScout common stock in the First Merger if required to do so by law.

This prospectus describes these conditions in more detail under “The Merger Agreement—Conditions to the Merger.”

Q:	Are there possible adverse effects on the value of NetScout common stock to be received by Danaher stockholders who participate in the exchange offer?

A:	Danaher stockholders that participate in the exchange offer will be exchanging their shares of Danaher common stock for Newco common units at a discount to the per-share value of NetScout common stock. The existence of a discount, along with the issuance of shares of NetScout common stock pursuant to the First Merger, may negatively affect the market price of NetScout common stock. NetScout also expects to incur significant one-time costs in connection with the Transactions, including advisory, legal, accounting and other professional fees related to the Transactions, transition and integration expenses, such as consulting professionals’ fees, information technology implementation costs and relocation costs, that NetScout management believes are necessary to realize anticipated annualized cost synergies. The incurrence of these costs may have an adverse impact on NetScout’s liquidity or operating results in the periods in which they are incurred. Finally, NetScout will be required to devote a significant amount of time and attention to the process of integrating the operations of NetScout and the Communications Business. If NetScout is not able to effectively manage the process, NetScout’s business could suffer and its stock price may decline. In addition, the market price of NetScout common stock could decline as a result of sales of a large number of shares of NetScout common stock in the market after the consummation of the Transactions or even the perception that these sales could occur. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Q:	What is NetScout’s dividend policy?

A:	NetScout currently intends to retain its future earnings, if any, to finance the development and expansion of its business and is limited in its ability to pay cash dividends under the terms of its current credit facility. Therefore, NetScout does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of NetScout’s board of directors and will depend on NetScout’s financial condition, results of operations and capital requirements, restrictions contained in any financing instruments and such other factors as the NetScout board of directors deems relevant.

Q:	Will the Separation, the Distribution or the Mergers affect the Danaher equity awards held by employees of the Communications Business who become employees of Newco?

A:	Yes. Certain employees of the Communications Business who will become employees of Newco hold options or restricted stock units relating to shares of Danaher common stock. The specific treatment of these awards depends on whether they are vested or scheduled to vest on or before August 4, 2015, or whether they are not scheduled to vest until after August 4, 2015. Each stock option that is held by an employee of the Communications Business who becomes an employee of Newco and is vested and exercisable immediately before the closing of the Mergers or is scheduled to vest on or before August 4, 2015, will generally remain outstanding for 90 days following the later of the closing date of the Mergers or the date the option becomes vested and exercisable. Each restricted stock unit that is held by an employee of the Communications Business who becomes an employee of Newco and is unvested immediately before the closing of the Mergers, but is scheduled to vest on or before August 4, 2015, will continue to vest and be settled in accordance with its terms. Each of these stock options and restricted stock units may be equitably adjusted if determined by the Danaher board of directors to be necessary to reflect the impact of the proposed Transactions on the value of shares of Danaher common stock in the manner described in the following Q&A. Danaher does not believe that any adjustments will be made in the event that the exchange offer is fully subscribed. Conversely, any stock options and restricted stock units that are held by an employee of the Communications Business who becomes an employee of Newco and are not vested immediately before the closing of the Mergers or scheduled to vest on or prior to August 4, 2015, will generally be cancelled by Danaher immediately before the closing of the Mergers and replaced by NetScout with a cash retention award and restricted stock units relating to shares of NetScout common stock; provided, however, that if there are adverse tax consequences or compliance issues with this treatment, different treatment may apply as agreed between Danaher and NetScout.

For a more complete description of the treatment of equity awards held by Danaher employees who become employees of Newco, see “Other Agreements—Employee Matters Agreement—Treatment of Danaher Equity Incentive Awards” beginning on page 189.

Q:	Will the Separation, the Distribution or the Mergers affect the Danaher equity awards held by former employees of Danaher and by current employees of Danaher who do not become employees of Newco?

A:	Certain former employees of Danaher and current employees of Danaher who will not become employees of Newco hold options and restricted stock units relating to shares of Danaher common stock. The number and the exercise price of stock options held by former employees of Danaher and by current employees of Danaher who do not become employees of Newco may be adjusted if determined by the Danaher board of directors to be necessary so that there is no change by reason of the proposed Transactions to the intrinsic value of the options (the excess of the fair market value of the underlying shares of Danaher common stock over the option’s aggregate exercise price) or the ratio of the aggregate exercise price to the fair market value of the underlying shares of Danaher common stock, and the number of restricted stock units held by these employees may be similarly adjusted to the extent necessary so that there is no change by reason of the proposed Transactions to the aggregate fair market value of the restricted stock units. In addition, any performance based vesting conditions applicable to the restricted stock units may be adjusted if determined by the Danaher board of directors to be necessary to reflect the proposed Transactions.

Q:	What are the material U.S. federal income tax consequences to Danaher stockholders resulting from the Distribution and the Mergers?

A:	Danaher will receive the Tax Opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), to the effect that the Distribution will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that the Mergers will qualify as a tax-free transaction under Section 368(a)(1)(A) of the Code. Assuming the Distribution and the Mergers so qualify, for U.S. federal income tax purposes, no gain or loss will be recognized by a holder of Danaher common stock upon the receipt of Newco common units pursuant to the exchange offer or spin-off (in the event the exchange offer is not fully subscribed) or upon the exchange of Newco common units for NetScout common stock pursuant to the First Merger, other than with respect to cash received in lieu of fractional shares of NetScout common stock in the First Merger.

Please see “Material U.S. Federal Income Tax Consequences of the Transactions” for more information regarding the potential tax consequences of the Transactions.

Q:	What are the material U.S. federal income tax consequences to NetScout and NetScout’s stockholders resulting from the Transactions?

A:	NetScout will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers. Because NetScout stockholders will not participate in the Distribution or the Mergers, NetScout stockholders will generally not recognize gain or loss upon either the Distribution (including this exchange offer) or the Mergers.

Q:	Are there risks associated with the Transactions?

A:	Yes. The material risks and uncertainties associated with the Transactions are discussed in the section entitled “Risk Factors” beginning on page 47 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 57. Those risks include, among others, the possibility that NetScout may fail to realize the anticipated benefits of the Mergers, the uncertainty that NetScout will be able to integrate the Communications Business successfully, the possibility that NetScout may be unable to provide benefits and services or access to equivalent financial strength and resources to the Communications Business that historically have been provided by Danaher, and the substantial dilution to the ownership interest of current NetScout stockholders following the consummation of the Mergers.

Q:	Who will serve on the NetScout board of directors following completion of the Mergers?

A:	Those directors of NetScout serving on its board of directors immediately before the effective time of the First Merger are expected to continue to serve as directors of NetScout immediately following the closing of the Mergers. In addition, as of immediately following the effective time of the First Merger, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Danaher’s designated director: (i) is unwilling or unable to serve at the effective time of the First Merger; (ii) is unwilling or unable to serve when such new term starts; or (iii) is not nominated to serve such new term, then Danaher will designate a replacement, acceptable to NetScout in its sole discretion, for such director before the effective time of the First Merger or the start of such new term, as applicable.

Q:	Will NetScout’s current senior management team manage the business of NetScout after the Transactions?

A:	Yes. It is expected that NetScout’s management team will remain intact for the combined business. The executive officers of NetScout immediately prior to the closing of the Mergers are expected to be the executive officers of NetScout immediately following the closing of the Mergers. The Merger Agreement provides that NetScout and Newco will take all necessary action to appoint certain specified individuals to management positions at NetScout or Newco as of the effective time of the Mergers.

Q:	What stockholder approvals are needed in connection with the Transactions?

A:	NetScout cannot complete the Transactions unless the proposal relating to the issuance of shares of NetScout common stock in the First Merger is approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy (assuming a quorum is present). NetScout intends to hold its stockholder meeting as promptly as possible. Anil K. Singhal, NetScout’s Chief Executive Officer, has agreed with Danaher to vote the shares of NetScout common stock that he owns, representing approximately 5.5% of the outstanding shares of NetScout common stock as of October 10, 2014, in favor of the issuance of shares of NetScout common stock. In addition, Danaher intends to vote the shares of NetScout common stock that Danaher owns, representing approximately 2.9% of the outstanding shares of NetScout common stock as of October 10, 2014, in favor of the issuance of shares of NetScout common stock in the First Merger. No vote of Danaher stockholders is required or being sought in connection with the Transactions.

Q:	Where will the NetScout shares issued in connection with the Mergers be listed?

A:	NetScout common stock is listed on NASDAQ under “NTCT.” After consummation of the Transactions, all shares of NetScout common stock issued in the Mergers, and all other outstanding shares of NetScout common stock, will continue to be listed on NASDAQ.

Q:	What is the current relationship between Newco and NetScout?

A:	Newco is currently a wholly-owned subsidiary of Danaher and was formed as a Delaware limited liability company in September 29, 2014 to effectuate the Separation, the Distribution and the Mergers. Other than in connection with the Transactions, there is no relationship between Newco and NetScout.

Q:	When will the Transactions be completed?

A:	NetScout and Danaher are working to complete the Mergers as quickly as possible after satisfaction of the closing conditions, including receipt of applicable regulatory approvals and receipt of NetScout stockholder approval. In addition, other important conditions to the closing of the Separation and the Mergers exist, including, among other things, the completion of the internal restructuring necessary to separate Danaher’s communications assets and liabilities from Danaher’s other business, the receipt of the IRS ruling unless Danaher has not obtained the IRS Ruling by June 30, 2015, in which case the condition will be considered waived, and the receipt of the Tax Opinion. It is possible that factors outside NetScout’s and Danaher’s control could require Danaher to complete the Separation and the Distribution and NetScout and Danaher to complete the Mergers at a later time or not complete them at all. For a discussion of the conditions to the Separation and the Mergers, see “The Transactions—Regulatory Approvals” beginning on page 158, “The Merger Agreement—Conditions to the Merger” beginning on page 174, and “The Distribution Agreement—Conditions to the Separation” beginning on page 183.

Q:	When is the termination date of the Merger Agreement?

A:	Subject to specified qualifications and exceptions, either Danaher or NetScout may terminate the Merger Agreement at any time prior to the consummation of the First Merger if the First Merger has not been consummated by October 12, 2015.

Q:	Who can answer my questions about the Transactions or the exchange offer?

A:	If you have any questions about the Transactions or the exchange offer or you would like to request additional documents, including copies of this prospectus and the letter of transmittal (including the instructions thereto), please contact the information agent, Georgeson Inc., located at 480 Washington Boulevard, 26th Floor, Jersey City, NJ, 07310, at the telephone number (866) 295-3782 or at the email address danaherexchange@georgeson.com.

Q:	Who is the transfer agent for NetScout common stock and the exchange offer agent for the Distribution?

A:	Computershare Trust Company, N.A. (“Computershare”) is the transfer agent for NetScout common stock. Computershare is expected to be the merger exchange agent and the exchange offer agent for the Distribution.

Q:	Where can I find more information about Danaher, NetScout, Newco and the Transactions?

A:	You can find out more information about Danaher, NetScout, Newco and the Transactions by reading this prospectus and, with respect to Danaher and NetScout, from various sources described in “Where You Can Find More Information; Incorporation By Reference” beginning on page 215.

SUMMARY

The following summary contains certain information described in more detail elsewhere in this prospectus. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

NetScout Systems, Inc.

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Telephone: (978) 614-4000

NetScout was founded in 1984 and is headquartered in Westford, Massachusetts. NetScout is an industry leader for advanced network, application and service assurance solutions, providing high-quality performance analytics and operational intelligence solutions that facilitate the evolution toward new computing paradigms, including virtualization, mobility and cloud. NetScout designs, develops, manufactures, markets, licenses, sells and supports products focused on assuring service delivery quality, performance and availability for some of the world’s largest, most demanding and complex internet protocol (IP) based service delivery environments. NetScout manufactures and markets these products in integrated hardware and software solutions that are used by commercial enterprises, large governmental agencies and telecommunication service providers worldwide.

RS Merger Sub I, Inc.

RS Merger Sub I, Inc.

c/o NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Telephone: (978) 614-4000

RS Merger Sub I, Inc., a Delaware corporation referred to in this prospectus as Merger Sub, is a newly formed, direct wholly-owned subsidiary of NetScout that was organized specifically for the purpose of completing the Mergers. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

RS Merger Sub II, LLC

RS Merger Sub II, LLC

c/o NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Telephone: (978) 614-4000

RS Merger Sub II, LLC, a Delaware limited liability company referred to in this prospectus as Merger Sub II, is a newly formed, direct wholly-owned subsidiary of NetScout that was organized specifically for the purpose of completing the Mergers. Merger Sub II has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

Danaher Corporation

Danaher Corporation

2200 Pennsylvania Ave., NW – Suite 800W

Washington, DC 20037-1701

Telephone: (202) 828-0850

Danaher Corporation, referred to as Danaher, designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. Danaher’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 50 countries. For the 2013 fiscal year, Danaher had sales of over $19.11 billion and approximately 66,000 employees employed globally. Danaher operates its business in five segments: Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental and Industrial Technologies. For more information on Danaher, see “Information on Danaher.”

Potomac Holding LLC

Potomac Holding LLC

c/o Danaher Corporation

2200 Pennsylvania Ave., NW – Suite 800W

Washington, DC 20037-1701

Telephone: (202) 828-0850

Potomac Holding LLC, a Delaware limited liability company referred to in this prospectus as Newco, is a newly formed, direct wholly-owned subsidiary of Danaher that was organized specifically for the purpose of effecting the Separation. Newco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions.

Newco is a holding company. In the Transactions, Danaher will transfer the assets and liabilities related to the Communications Business, including certain subsidiaries of Danaher, to Newco or one of its subsidiaries. In exchange therefor, Danaher will receive all the issued and outstanding Newco common units. The Communications Business is the communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its subsidiaries; provided, however, that the Communications Business excludes Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business. For the fiscal year ended December 31, 2013, the Communications Business generated total sales of $834,891,000 and net earnings of $83,806,000.

The Transactions

On October 12, 2014, NetScout and Danaher agreed to enter into Transactions to effect the transfer of the Communications Business to NetScout. These Transactions provide for the Separation and the Distribution of the Communications Business and the subsequent mergers of (a) Merger Sub with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout and (b) Newco with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In order to effect the Separation, the Distribution and the Mergers, Danaher, Newco, NetScout, Merger Sub and Merger Sub II entered into the Merger Agreement and Danaher, Newco and NetScout entered into the Distribution Agreement. In addition, Danaher, Newco, NetScout and certain of their respective affiliates have entered into, or will enter into, various ancillary agreements in connection with the Transactions. These agreements, which are described in greater detail in this prospectus, govern the relationship among Danaher, Newco, NetScout and their respective affiliates after the Separation, the Distribution and the Mergers.

On the closing date of the Mergers, Danaher will distribute Newco common units to its participating stockholders in an exchange offer. If the exchange offer is consummated but is not fully subscribed, Danaher will distribute the remaining Newco common units on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. Any Danaher stockholder who validly tenders (and does not properly withdraw) shares of Danaher common stock for Newco common units in the exchange offer will waive, with respect to such shares, their rights to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of Newco common units not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of NetScout common stock into which the remaining Newco common units will be converted in the First Merger will be transferred to Danaher stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Mergers, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout. Afterwards, Newco will merge with and into Merger Sub II, whereby the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout. After the Mergers, NetScout will own and operate the Communications Business through Merger Sub II and will also continue its current businesses. All shares of NetScout common stock, including those issued in the First Merger, will be listed on NASDAQ under NetScout’s current trading symbol “NTCT.”

Transaction Timeline

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Mergers. Each of these events is discussed in more detail elsewhere in this prospectus.

Step #1—Internal Restructuring; The Separation. Prior to the consummation of the exchange offer, the spin-off (in the event the exchange offer is not fully subscribed) and the First Merger, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, including certain subsidiaries of Danaher, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) its specified excluded assets and excluded liabilities.

Step #2—The Distribution—Exchange Offer and Spin-Off. On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders through an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

Step #3—The Mergers. In the First Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout. Immediately thereafter, in the Second Merger, Newco will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and Distribution but before the First Merger, the corporate structure immediately following the consummation of the First Merger, and the corporate structure immediately following the consummation of the Second Merger.

The Separation and the Distribution

Prior to the First Merger, pursuant to the terms of the Distribution Agreement, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities, in order to separate and consolidate the Communications Business under Newco. Immediately thereafter, Danaher will contribute all the equity interests in each subsidiary of Newco to Newco in exchange for a number of common units representing limited liability company interests in Newco, referred to herein as the Newco common units.

On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders through an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

Any Danaher stockholder who validly tenders (and does not properly withdraw) shares of Danaher common stock for Newco common units and whose shares are accepted in the exchange offer upon the expiration of this exchange offer will waive, with respect to such shares, their rights to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the spin-off (in the event the exchange offer is not fully subscribed). In the spin-off, the exchange offer agent will calculate the exact number of Newco common units owned by Danaher that will not be exchanged in the exchange offer. Such remaining Newco common units will be distributed on a pro rata basis, and the number of shares of NetScout common stock into which the remaining Newco common units will be converted in the First Merger will be transferred to the relevant Danaher stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

The exchange offer agent will hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing all of the outstanding Newco common units pending the consummation of the First Merger. Newco common units will not be traded during this period.

The Mergers; Merger Consideration

Under the Merger Agreement and in accordance with the DGCL and the DLLCA, at the effective time of the First Merger, Merger Sub will merge with and into Newco. As a result of the First Merger, the separate corporate existence of Merger Sub will terminate and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL and the DLLCA. The certificate of formation and the limited liability company operating agreement of Newco in effect immediately prior to the First Merger will be amended and restated in their entirety following the consummation of the First Merger. Immediately following the First Merger, Newco will merge with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of Newco will terminate and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Newco in accordance with the DLLCA.

The Merger Agreement provides that, at the effective time of the First Merger, each issued and outstanding Newco common unit (except Newco common units held by Danaher, NetScout, Merger Sub or Newco) will be automatically converted into a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. Prior to the consummation of the exchange offer, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units outstanding immediately prior to the First Merger will be that number that results in the exchange ratio in the First Merger equaling one and, as a result, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into one share of NetScout common stock in the First Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result, prior to the elimination of fractional shares, in Newco’s members immediately prior to the merger collectively holding approximately

59.5% of the outstanding equity interests of NetScout on a fully-diluted basis immediately following the First Merger and NetScout’s stockholders immediately prior to the First Merger collectively holding approximately 40.5% of such equity interests on a fully-diluted basis.

No fractional shares of NetScout common stock will be issued pursuant to the First Merger. Any holder of Newco common units who would otherwise be entitled to receive a fraction of a share of NetScout common stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout common stock on NASDAQ on the last business day prior to the closing of the First Merger.

Terms of this Exchange Offer

Danaher is offering holders of shares of Danaher common stock the opportunity to exchange their shares for Newco common units. You may tender all, some or none of your shares of Danaher common stock. This prospectus and related documents are being sent to persons who directly held shares of Danaher common stock on [—], 2015 and brokers, banks and similar persons whose names or the names of whose nominees appear on Danaher’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Danaher’s common stock.

Danaher common stock validly tendered and not properly withdrawn will be accepted for exchange at the exchange ratio determined as described under “This Exchange Offer—Terms of this Exchange Offer,” on the terms and conditions of this exchange offer and subject to the limitations described below, including the proration provisions.

Danaher will promptly return any shares of Danaher common stock that are not accepted for exchange following the expiration of this exchange offer and the determination of the final proration factor, if any, described below. After the expiration of this exchange offer, shares accepted by Danaher may not be withdrawn; provided, however, that such shares may be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer if this exchange offer has not then been consummated.

For the purposes of illustration, the table below indicates the number of Newco common units that you would receive per share of Danaher common stock you validly tender, calculated on the basis described under “This Exchange Offer—Terms of this Exchange Offer” and taking into account the upper limit, assuming a range of averages of the daily VWAP of Danaher common stock and NetScout common stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share value of Danaher common stock, the indicative calculated per-unit value of Newco common units and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE and NASDAQ on [—], 2015, based on the daily VWAPs of Danaher common stock and NetScout common stock on [—], 2015, [—], 2015 and [—], 2015. The table also shows the effects of a 10% increase or decrease in either or both the calculated per-share value of Danaher common stock and the calculated per-unit value of Newco common units based on changes relative to the values as of [—], 2015.

Danaher common stock	NetScout common stock	Calculated per-share value of Danaher common stock			Calculated per-unit value of Newco common units			Newco common units to be received per share of Danaher common stock tendered		Calculated Value Ratio(1)
As of [—], 2015	As of [—], 2015	$	[	—]	$	[	—]	[	—] x	$	[	—]
(1) Down 10%	Up 10%		[	—]		[	—]	[	—] x		[	—]
(2) Down 10%	Unchanged		[	—]		[	—]	[	—] x		[	—]
(3) Down 10%	Down 10%		[	—]		[	—]	[	—] x		[	—]
(4) Unchanged	Up 10%		[	—]		[	—]	[	—] x		[	—]
(5) Unchanged	Down 10%		[	—]		[	—]	[	—] x		[	—]
(6) Up 10%	Up 10%		[	—]		[	—]	[	—] x		[	—]
(7) Up 10%	Unchanged		[	—]		[	—]	[	—] x		[	—]
(8) Up 10%	Down 10%(2)		[	—]		[	—]	[	—] x		[	—]

(1)	The Calculated Value Ratio equals (i) the calculated per-unit value of Newco common units multiplied by the exchange ratio, divided by (ii) the calculated per-share value of Danaher common stock.
(2)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been [—] Newco common units per share of Danaher common stock validly tendered and accepted in this exchange offer. In this scenario, Danaher would announce that the upper limit on the number of Newco common units that can be received for each share of Danaher common stock tendered is in effect at the expiration of the exchange offer period no later than 4:30 p.m., New York City time, on the expiration date, that the exchange ratio will be fixed at the upper limit and that this exchange offer will be extended until 12:00 midnight, New York City time, on the second trading day following the expiration date.

During the three–month period of [—], 2015 through [—], 2015, the highest closing price of Danaher common stock on the NYSE was $[—] and the lowest closing price of NetScout common stock on NASDAQ was $[—]. If the calculated per-share value of Danaher common stock and the calculated per-unit value of Newco common units equaled these closing prices, you would receive only the limit of [—] Newco common units for each share of Danaher common stock tendered, and the value of such Newco common units, based on the NetScout common stock price, would have been approximately $[—] of Newco common units for each $1.00 of Danaher common stock accepted for exchange.

Extension; Termination

This exchange offer, and your withdrawal rights, will expire at 12:00 midnight, New York City time, on [—], 2015, unless this exchange offer is extended or terminated. You must tender your shares of Danaher common stock prior to this time if you want to participate in this exchange offer. Danaher may extend, terminate or amend this exchange offer as described in this prospectus.

Danaher will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non–acceptance or termination of the previously scheduled expiration date.

Mandatory Extension

If the upper limit on the number of shares that can be received for each share of Danaher common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date.

In case of an extension of this exchange offer (mandatory or otherwise), Danaher will publicly announce the extension by press release no later than 9:00 a.m., New York City time, on the first trading day following the previously scheduled expiration date.

Conditions for Consummation of this Exchange Offer

Danaher’s obligation to exchange Newco common units for shares of Danaher common stock is subject to the conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” including the satisfaction of conditions to the Transactions and other conditions. These conditions include:

•	the absence of a market disruption event;

•	the approval of NetScout’s stockholders of the issuance of shares of NetScout common stock in the Mergers;

•	the registration statements on Forms S-4 and S-1 of which this prospectus is a part have become effective under the Securities Act;

•	the receipt by Danaher of the IRS Ruling (unless Danaher has not obtained the IRS Ruling by June 30, 2015, in which case the condition will be considered waived);

•	the receipt by Danaher and Newco of the Tax Opinion from Danaher’s tax counsel, dated as of the closing date of the First Merger;

•	the completion of various transaction steps;

•	the satisfaction or waiver of the minimum amount condition (as defined below); and

•	other customary conditions.

For a description of the material conditions precedent to the Transactions, see “The Merger Agreement—Conditions to the Merger.”

Danaher may waive any of the conditions to this exchange offer prior to the expiration of this exchange offer. Newco has no right to waive any of the conditions to this exchange offer. NetScout has no right to waive any of the conditions to this exchange offer (other than certain conditions relating to the other transactions).

Proration; Odd-Lots

If, upon the expiration of this exchange offer, Danaher stockholders have validly tendered more shares of Danaher common stock than Danaher is able to accept for exchange (taking into account the exchange ratio and the total number of Newco common units being exchanged by Danaher in this exchange offer), Danaher will accept for exchange the shares of Danaher common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of Danaher common stock to be accepted bears to the total number of shares of Danaher common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of Danaher common stock, and subject to any adjustment necessary to ensure the exchange of all Newco common units being owned by Danaher), except for tenders of odd-lots, as described below.

Danaher will announce the preliminary proration factor for this exchange offer at http://www.danaher.com/netscout and separately by press release promptly after the expiration of this exchange offer. Upon determining the number of shares of Danaher common stock validly tendered for exchange and not properly withdrawn, Danaher will announce the final results of the exchange offer, including the final proration factor for this exchange offer.

Beneficial holders (other than plan participants in the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan) of less than 100 shares of Danaher common stock who validly tender all of their shares may elect not to be subject to proration by completing the section in the applicable letter of transmittal entitled “Odd-Lot Shares.” If your odd-lot shares are held by a broker for your account, you can contact the broker and request this preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if Danaher completes this exchange offer.

Fractional Shares

Following the consummation of the Exchange Offer, Merger Sub will be merged with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and a wholly-owned subsidiary of NetScout. Each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger (other than Newco common units held by Danaher, Newco, NetScout or Merger Sub that are to be canceled). In this conversion of Newco common units into shares of NetScout common stock, no fractional shares of NetScout common stock will be delivered to holders of Newco common units. Instead, holders of Newco common units who would otherwise be entitled to receive a fractional share of NetScout common stock will receive in cash the dollar amount (rounded to the nearest whole cent) determined by multiplying such fraction by the closing price of NetScout common stock on NASDAQ on the last business day prior to the effective time of the First Merger. The amount received by such holders of Newco common units will be net of any required withholding taxes.

Procedures for Tendering

For you to validly tender your shares of Danaher common stock pursuant to this exchange offer, prior to the expiration of this exchange offer:

•	If you hold certificates representing shares of Danaher common stock, or if your shares of Danaher common stock are held in book-entry via the DRS, you must deliver to the exchange offer agent a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents. If you hold certificates representing shares of Danaher common stock, you must also deliver to the exchange offer agent the certificates representing the shares of Danaher common stock tendered. Since certificates are not issued for DRS shares, you do not need to deliver any certificates representing those shares to the exchange offer agent.

•	If you hold shares of Danaher common stock through a broker, you should receive instructions from your broker on how to participate in this exchange offer. In this situation, do not complete a letter of transmittal to tender your Danaher common stock. Please contact your broker directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company.

•	If you hold shares of Danaher common stock in your account under the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan, you should receive instructions from the applicable plan record keeper via letter or email informing you how to make an election. In this situation, do not complete a letter of transmittal to tender your shares of Danaher common stock. Please contact the phone number in the letter or email you receive from the applicable plan record keeper to speak with a customer service associate if you have not yet received instructions from such plan record keeper.

Delivery of Newco Common Units

Upon the consummation of this exchange offer, Danaher will deliver to the exchange offer agent, and the exchange offer agent will hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing (a) all of the Newco common units being exchanged in this exchange offer, with irrevocable instructions to hold the Newco common units in trust for the holders of shares of Danaher common stock validly tendered and not properly withdrawn in the exchange offer and, (b) in the case of a pro rata distribution, if any, Newco common units being issued to Danaher stockholders whose shares of Danaher common stock remain outstanding after the consummation of the exchange offer. Prior to the effective time of the First Merger, NetScout will deposit with the merger exchange agent for the benefit of persons who received Newco common units in this exchange offer evidence in book-entry form representing the shares of NetScout common stock issuable in the First Merger. Shares of NetScout common stock will be delivered immediately following the consummation of this exchange offer, the acceptance of Danaher common stock for exchange, and the effectiveness of the First Merger, pursuant to the procedures determined by the exchange offer agent and the merger exchange agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Danaher Common Stock.”

Withdrawal Rights

Shares of Danaher common stock validly tendered pursuant to this exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, on the expiration date by following the procedures described herein. If you change your mind again, you may re-tender your Danaher common stock by again following the exchange offer procedures prior to the expiration of this exchange offer.

No Appraisal Rights

No appraisal rights are available to holders of Danaher common stock in connection with this exchange offer or any pro rata spin-off distribution (in the event the exchange offer is not fully subscribed) of Newco common units.

Distribution of Newco Common Units Remaining After this Exchange Offer

In the event the exchange offer is not fully subscribed, all Newco common units owned by Danaher that are not exchanged in this exchange offer will be distributed as a pro rata spin-off distribution to holders of Danaher common stock as of the record date. The record date for the spin-off will be formally announced by press release by Danaher. Any Danaher stockholder who validly tenders (and does not properly withdraw) shares of Danaher common stock for Newco common units will waive their rights with respect to such shares to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the event the exchange offer is not fully subscribed.

If this exchange offer is consummated, the exchange offer agent will calculate the exact number of Newco common units not exchanged in this exchange offer to be distributed on a pro rata basis, and that number of Newco common units will be held in trust for holders of Danaher common stock entitled thereto.

If this exchange offer is terminated by Danaher without the exchange of shares, but the conditions for consummation of the Transactions have otherwise been satisfied, Danaher intends to distribute all Newco common units owned by Danaher on a pro rata basis to holders of Danaher common stock, with a record date to be announced by Danaher.

Risk Factors

In deciding whether to tender your shares of Danaher common stock in this exchange offer, you should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this prospectus and the other documents to which you have been referred.

Board of Directors and Management of NetScout Following the Transactions

Directors of NetScout serving on its board of directors immediately before the effective time of the First Merger are expected to continue to serve as directors of NetScout immediately following the closing of the Mergers. In addition, as of immediately following the effective time of the First Merger, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Danaher’s designated director: (i) is unwilling or unable to serve at the effective time of the First Merger; (ii) is unwilling or unable to serve when such new term starts; or (iii) is not nominated to serve such new term, then Danaher will designate a replacement, acceptable to NetScout in its sole discretion, for such director before the effective time of the First Merger or the start of such new term, as applicable.

Interests of Certain Persons in the Transactions

As of [—], 2015, Danaher’s directors and executive officers owned approximately [—]% of the outstanding shares of Danaher’s common stock and, as of such date, NetScout’s directors and executive officers owned approximately [—]% of the outstanding shares of NetScout common stock. None of NetScout’s or Newco’s executive officers will receive any severance or other compensation as a result of the Transactions. The directors and officers of Danaher, Newco and NetScout will receive no extra or special benefit that is not shared on a pro rata basis by all other Newco common unit holders and NetScout stockholders in connection with the Transactions. As with all holders of shares of Danaher common stock, if a director or officer of Danaher, Newco or NetScout owns shares of Danaher common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other holders of shares of Danaher common stock. As of [—], 2015, Danaher owned approximately 2.9% of the outstanding shares of NetScout common stock.

In connection with the execution of the Merger Agreement, Steven M. Rales, Chairman of the Board of Directors of Danaher, and Mitchell P. Rales, Chairman of the Executive Committee of Danaher, delivered separate letters to NetScout, in which they each agreed not to exchange more than the number of shares of Danaher common stock in an exchange offer for Newco common units that would result (after taking into consideration any Newco common units distributed in a pro-rata spin off to Danaher stockholders in the event the exchange offer is not fully subscribed) in his receiving more than 5% of the issued and outstanding shares of NetScout common stock after giving effect to the closing under the Merger Agreement.

NetScout’s Stockholders Vote

NetScout cannot complete the Transactions unless the proposal relating to the issuance of shares of NetScout common stock in the First Merger is approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy (assuming a quorum is present). Anil K. Singhal, NetScout’s Chief Executive Officer, has agreed with Danaher to vote the shares of NetScout common stock that he owns, representing approximately 5.5% of the outstanding shares of NetScout common stock as of October 10, 2014, in favor of the issuance of shares of NetScout common stock. In addition, Danaher intends to vote the shares of NetScout common stock that Danaher owns, representing approximately 2.9% of the outstanding shares of NetScout common stock as of October 10, 2014, in favor of the issuance of shares of NetScout common stock in the First Merger. No vote of Danaher stockholders is required or being sought in connection with the Transactions.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Mergers, the entity that issues the interests (NetScout in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of significant shareholders and the ability of any of those shareholders to exercise control over the consolidated entity after the Transactions. In this case, it was determined that the shareholder bases of both entities are dispersed such that no single shareholder or group of related shareholders would control the entity after the Transactions.

•	The composition of the governing body of NetScout after the Transactions. In this case, the board of directors of NetScout immediately following the Mergers will consist of the members of the board of directors of NetScout immediately prior to the consummation of the Mergers. In addition, as of the consummation of the Mergers, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term.

•	The composition of the senior management of NetScout after the Transactions. In this case, NetScout’s executive officers following the Mergers will consist of NetScout’s executive officers immediately prior to the Mergers.

NetScout’s management has determined that NetScout will be the accounting acquiror in the Mergers based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, NetScout will apply acquisition accounting to the assets acquired and liabilities assumed of Newco upon consummation of the Mergers. Upon consummation of the Mergers, the historical financial statements will reflect only the operations and financial condition of NetScout.

Material U.S. Federal Income Tax Consequences of the Transactions

Danaher will receive the Tax Opinion from Skadden to the effect that the Distribution offer will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that the Mergers will qualify as tax-free transactions under Section 368(a)(1)(A) of the Code. Assuming that the Distribution and the Mergers so qualify, for U.S. federal income tax purposes, no gain or loss will be recognized by a holder of Danaher common stock upon the receipt of Newco common units pursuant to the exchange offer or spin-off (in the event the exchange offer is not fully subscribed) or upon the exchange of Newco common units for NetScout common stock pursuant to the First Merger other than with respect to cash received in lieu of fractional shares, and Danaher will not recognize gain or loss with respect to the transfer of Newco common units pursuant to the Distribution. A holder of Newco common units generally will recognize capital gain or loss with respect to cash received in lieu of fractional shares of NetScout common stock in the First Merger.

Danaher also intends to seek a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes.

If the exchange offer were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each Danaher stockholder who receives Newco common units in the exchange offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the Newco common units received by the stockholder in the exchange offer and its tax basis in the shares of Danaher common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the Newco common units received by the stockholder in the exchange offer. If the spin-off (in the event the exchange offer is not fully subscribed) were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each Danaher stockholder who receives Newco common units in the spin-off would generally be treated as receiving a taxable distribution equal to the fair market value of the Newco common units received by the stockholder in the spin-off.

In addition, if the Distribution were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, Danaher would generally recognize gain with respect to the transfer of Newco common units in the Distribution.

The Distribution and certain aspects of the Separation could be taxable to Danaher if Newco, its unit holders, NetScout or NetScout’s stockholders were to engage in certain transactions after the distribution is completed (each, a “Disqualifying Action”). In such cases, Newco and/or NetScout would be required to indemnify Danaher for any resulting taxes and related expenses, which amount could be material.

If the Mergers were determined not to qualify for non-recognition of gain and loss under Section 368 of the Code, Newco common unit holders would be considered to have made a taxable sale of their Newco common units to NetScout, and Newco common unit holders would generally recognize taxable gain or loss on their receipt of NetScout common stock in the Mergers.

Please see “Risk Factors—Risks Related to the Transactions—The distribution could result in significant tax liability, and NetScout may be obligated to indemnify Danaher for any such tax liability imposed on Danaher,” “Risk Factors—Risks Related to the Transactions—If the Mergers do not qualify as a tax-free reorganization under Section 368 of the Code, the stockholders of Danaher may have significant tax liability,” and “Material U.S. Federal Income Tax Consequences of the Transactions” for more information regarding the IRS ruling, the Tax Opinion and the potential tax consequences of the Transactions. Holders of Danaher common stock should consult their tax advisor as to the particular tax consequences of the Transactions.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated under the HSR Act by the Federal Trade Commission, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and observe specified waiting period requirements before consummating the Mergers. NetScout and Danaher each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on October 24, 2014. NetScout withdrew its filing on November 24, 2014 and refiled on November 26, 2014 to provide the antitrust agencies more time to review the transaction.

On December 24, 2014, NetScout received a request for additional information (“second request”) from the U.S. Department of Justice. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after both NetScout and Danaher have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the U.S. Department of Justice.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary combined financial data of the Communications Business and summary consolidated financial data of Danaher and NetScout are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Communications Business,” “Information on the Communications Business,” “Information on Danaher,” “Information on NetScout,” and “Selected Historical and Pro Forma Financial Data.”

Summary Historical Combined Financial Data of the Communications Business

Newco is a newly-formed holding company organized for the purpose of holding the Communications Business and consummating the Transactions with NetScout. The following data, insofar as it relates to each of the years 2011 through 2013, has been derived from annual financial statements, including the combined balance sheets at December 31, 2013 and December 31, 2012 and the related combined statements of earnings for each of the three years in the period ended December 31, 2013 and notes thereto appearing elsewhere herein. The data as of December 31, 2011 and as of and for the years ended December 31, 2010 and December 31, 2009 has been derived from unaudited combined financial information not included or incorporated by reference into this document. The data as of and for the nine months ended September 26, 2014 and September 27, 2013 has been derived from unaudited combined condensed financial statements included herein and is not necessarily indicative of the results or financial condition for the remainder of the year or any future period. This information is only a summary and you should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Communications Business” and the financial statements of the Communications Business and the notes thereto included elsewhere in this document ($ in thousands).

	Nine Months Ended		Year Ended December 31
	September 26, 2014	September 27, 2013	2013	2012	2011	2010	2009
Sales
Product	$399,191	$457,285	$623,632	$594,770	$483,782	$367,141	$284,095
Service	167,625	154,237	211,259	190,968	185,497	121,204	92,584

Total sales	$566,816	$611,522	$834,891	$785,738	$669,279	$488,345	$376,679
Earnings before income taxes	51,170	112,313	116,598	157,881	106,722	43,707	8,506

Net earnings	35,194	80,128	83,806	103,798	74,371	28,028	5,571
Total assets	$1,189,415	$1,168,640	$1,235,903	$1,185,543	$998,760	$1,047,998	$774,961

Summary Historical Consolidated Financial Data of Danaher

The following summary historical consolidated financial data of Danaher as of and for each of the fiscal years in the three-year period ended December 31, 2013 has been derived from the audited consolidated financial statements of Danaher incorporated by reference into this prospectus. The following summary historical consolidated condensed financial data of Danaher as of and for each of the nine-month periods ended September 26, 2014 and September 27, 2013 has been derived from the unaudited consolidated condensed financial statements of Danaher incorporated by reference into this prospectus but is not necessarily indicative of the results or financial condition to be expected for the remainder of the year or any future period. Danaher’s management believes that the unaudited consolidated condensed financial statements reflect all normal and recurring adjustments necessary for the data for the interim periods presented to be fairly stated. This information is only a summary and should be read in conjunction with the financial statements of Danaher and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

section contained in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 26, 2014, each of which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

	As of and for the Nine Months Ended		As of and for the Year Ended December 31
	September 26, 2014	September 27, 2013	2013	2012	2011
	(In millions, except per share data and ratio data)
Statement of Earnings Data
Sales	$14,496.6	$13,851.3	$19,118.0	$18,260.4	$16,090.5
Operating profit (1)	2,544.0	2,386.9	3,274.9	3,165.1	2,617.2
Net earnings from continuing operations	1,936.7	1,905.7	2,695.0	2,299.3	1,935.3
Earnings from discontinued operations, net of income taxes	—	—	—	92.9	237.0

Net earnings	$1,936.7	$1,905.7	$2,695.0	$2,392.2	$2,172.3

Net earnings per share from continuing operations:
Basic	$2.76	$2.74	$3.87	$3.32	$2.86
Diluted	$2.71	$2.69	$3.80	$3.23	$2.77

Net earnings per share from discontinued operations:
Basic	$—	$—	$—	$0.13	$0.35
Diluted	$—	$—	$—	$0.13	$0.34

Net earnings per share:
Basic	$2.76	$2.74	$3.87	$3.45	$3.21	(2)
Diluted	$2.71	$2.69	$3.80	$3.36	$3.11

Dividends declared per share	$0.30	$0.08	$0.10	$0.10	$0.09
Total assets	$35,535.9	$33,721.2	$34,672.2	$32,941.0	$29,949.5
Total debt	$3,036.1	$3,502.0	$3,499.0	$5,343.1	$5,305.2
Ratio of Earnings to Fixed Charges	23.8	20.6	22.6	17.6	16.0	(3)

(1)	This term is distinct from the term “Operating Profit” as defined in the section of this prospectus entitled “Helpful Information” because the definition of “Operating Profit” in such section is specific to the Communications Business.
(2)	Net earnings per share amount does not add due to rounding.
(3)	These ratios include Danaher Corporation and its consolidated subsidiaries. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated, where “earnings” consist of (1) earnings (excluding earnings from equity investees) before income taxes plus distributed income of equity investees; plus (2) fixed charges, and “fixed charges” consist of (A) interest, whether expensed or capitalized, on all indebtedness, (B) amortization of premiums, discounts and capitalized expenses related to indebtedness, and (C) an interest component representing the estimated portion of rental expense that management believes is attributable to interest. Interest on unrecognized tax benefits is included in the tax provision in the Company’s Consolidated Condensed Statements of Earnings and is excluded from the computation of fixed charges.

Summary Historical Consolidated Financial Data of NetScout

The following summary historical consolidated financial data of NetScout for the years ended March 31, 2014, 2013 and 2012, and as of such dates, has been derived from NetScout’s audited consolidated financial statements as of and for the years ended March 31, 2014, 2013 and 2012. The following summary historical consolidated financial data as of and for the six-month periods ended September 30, 2014 and 2013 has been derived from the unaudited consolidated financial statements of NetScout and is not necessarily indicative of the results or financial condition to be expected for the remainder of the year or for any future period. NetScout’s management believes that the unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for the results and the financial condition as of and for the interim periods presented to be fairly stated. This information is only a summary and should be read in conjunction with the financial statements of NetScout and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in NetScout’s annual report on Form 10-K for the year ended March 31, 2014 and quarterly report on Form 10-Q for the period ended September 30, 2014, each of which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for the Six Months Ended September 30,		As of and for the Year Ended March 31,
	2014	2013	2014	2013	2012
	(In thousands, except per share data)
Results of Operations:
Revenue:
Product	$122,319	$95,334	$234,268	$198,749	$168,141
Service	89,132	78,568	162,379	151,801	140,538

Total revenue	211,451	173,902	396,647	350,550	308,679

Cost of revenue:
Product	26,705	21,583	51,219	45,752	39,271
Service	17,486	15,043	33,294	28,256	26,401

Total cost of revenue	44,191	36,626	84,513	74,008	65,672

Gross profit	167,260	137,276	312,134	276,542	243,007

Operating expenses:
Research and development	38,008	32,603	70,454	61,546	49,478
Sales and marketing	69,468	63,759	129,611	116,807	109,624
General and administrative	19,820	14,438	30,623	29,718	27,488
Amortization of acquired intangible assets	1,718	1,711	3,432	2,877	2,131
Restructuring charges	—	—	—	1,065	603

Total operating expenses	129,014	112,511	234,120	212,013	189,324

Income from operations	38,246	24,765	78,014	64,529	53,683
Interest and other expense, net	(674)	(132)	(158)	(793)	(2,765)

Income before income tax expense	37,572	24,633	77,856	63,736	50,918
Income tax expense	14,863	9,497	28,750	23,127	18,490

Net income	$22,709	$15,136	$49,106	$40,609	$32,428

Basic net income per share	$0.55	$0.37	$1.19	$0.97	$0.77
Diluted net income per share	$0.54	$0.36	$1.17	$0.96	$0.76

	As of and for the Six Months Ended September 30,		As of and for the Year Ended March 31,
	2014	2013	2014	2013	2012
	(In thousands, except per share data)

Financial Highlights:
Cash, cash equivalents and short and long-term marketable securities	$217,311	$159,449	$218,794	$154,091	$213,516
Total assets	$591,541	$541,401	$607,763	$552,176	$567,757
Debt	$—	$—	$—	$—	$62,000
Total stockholders’ equity	$412,622	$382,787	$409,161	$371,903	$342,369

Cash Flow Data:
Cash from operating activities	$28,990	$27,101	$110,946	$95,412	$68,307
Purchases of fixed assets	$(4,016)	$(6,355)	$(13,066)	$(11,671)	$(11,088)
Purchases of intangible assets	$(92)	$(153)	$(1,086)	$(277)	$(200)
Non-GAAP free cash flow	$24,882	$20,593	$96,794	$83,464	$57,019

Other Selected Data:
Weighted average common shares outstanding–basic	41,071	41,398	41,366	41,665	42,035
Weighted average common shares outstanding–diluted	41,732	42,004	41,955	42,322	42,750
Non-GAAP revenue(1)	$211,469	$174,181	$397,205	$351,765	$308,991
Non GAAP net income(1)	$31,839	$22,977	$64,218	$56,014	$46,970
Non-GAAP net income per share(1)	$0.76	$0.55	$1.53	$1.32	$1.10

(1)	For the reconciliation of GAAP to non-GAAP revenue, GAAP to non-GAAP net income, and GAAP to non-GAAP net income per share, see “Selected Historical Consolidated Financial Data of NetScout.”

Summary Unaudited Combined Pro Forma Financial Data of NetScout and the Communications Business

The following summary unaudited pro forma combined financial information of NetScout and the Communications Business is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. The following summary unaudited pro forma combined financial data assumes that the Communications Business had been owned by NetScout for all periods, and at the date presented. NetScout and the Communications Business may have performed differently had they actually been combined for all periods or on the date presented. You should also not rely on the following summary unaudited pro forma combined financial data as being indicative of the results or financial condition that would have been achieved had NetScout and the Communications Business been combined other than during the periods or on the date presented or of the actual future results or financial condition of NetScout to be achieved following the Transactions.

	As of and for the Six Months Ended September 30, 2014	As of and for the Year Ended March 31, 2014
	(In thousands, except per share data)

Results of Operations:

Revenue:
Product	$350,086	$843,658
Service	191,342	335,931

Total revenue	541,428	1,179,589

Cost of revenue
Product	129,001	282,293
Service	43,142	81,806

Total cost of revenue	172,143	364,099

Gross profit	369,285	815,490

Operating expenses:
Research and development	120,672	220,149
Sales and marketing	163,994	308,033
General and administrative	57,871	133,113
Amortization of acquired intangible assets	37,479	47,311
Restructuring charges	—	—
Impairment of intangible assets	—	31,063

Total operating expenses	380,016	739,669

Income from operations	(10,731)	75,821
Total other income (expense)	(674)	(158)

Income (loss) before income tax expense	(11,405)	75,663
Income tax expense	(4,362)	16,402

Net income (loss)	(7,043)	59,261

Per share information:
Basic net income per share:	$(0.07)	$0.57
Diluted net income per share:	$(0.07)	$0.57
Weighted average common shares outstanding used in computing
Net income per share - Basic	103,571	103,866
Net income per share - Diluted	103,571	104,497

September 30, 2014
(In thousands, except per share data)
Financial Highlights:
Cash and cash equivalents and short and long-term marketable securities	$222,828
Total Assets	$3,590,545
Debt	$—
Total stockholders’ equity	$2,786,213

Summary Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for NetScout. The NetScout historical data has been derived from and should be read together with NetScout’s audited consolidated financial statements and related notes thereto contained in NetScout’s annual report on Form 10-K for the fiscal year ended March 31, 2014, and NetScout’s unaudited consolidated financial statements and related notes thereto contained in NetScout’s quarterly report on Form 10-Q for the period ended September 30, 2014, each of which are incorporated by reference into this prospectus. The pro forma data has been derived from the unaudited pro forma combined financial statements of NetScout and the Communications Business included elsewhere in this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

This summary comparative historical and pro forma per share data is being presented for illustrative purposes only. NetScout and the Communications Business may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had NetScout and the Communications Business been combined during the periods or at the date presented or of the actual future results or financial condition of NetScout or the Communications Business to be achieved following the Transactions.

	As of and for the Six Months Ended September 30, 2014		As of and for the Year Ended March 31, 2014
(shares in thousands)	Historical	Pro Forma	Historical	Pro Forma
Basic earnings per share	$0.55	$(0.07)	$1.19	$0.57
Diluted earnings per share	$0.54	$(0.07)	$1.17	$0.57
Weighted average common shares outstanding—Basic	41,071	103,571	41,366	103,866
Weighted average common shares outstanding—Diluted	41,732	103,571	41,955	104,497
Book value per share of common stock	$10.02	$26.87	$9.94	Not available

Historical Common Stock Market Price and Dividend Data

Historical market price data for Newco has not been presented because the Communications Business is currently operated by Danaher and there is no established trading market in Newco common units. Newco common units do not currently trade separately from Danaher common stock.

Shares of Danaher common stock currently trade on the NYSE under the symbol “DHR.” On October 10, 2014, the last trading day before the announcement of the Transactions, the last sale price of Danaher’s common stock reported by the NYSE was $71.86. On [—], 2015, the last trading day prior to the date of this prospectus, the last sale price of Danaher common stock reported by the NYSE was $[—].

Shares of NetScout common stock currently trade on NASDAQ under the symbol “NTCT.” On October 10, 2014, the last trading day before the announcement of the Transactions, the last sale price of NetScout’s common stock reported by NASDAQ was $41.91. On [—], 2015, the last trading day prior to the date of this prospectus, the last sale price of NetScout common stock reported by NASDAQ was $ [—].

The following table sets forth, for the periods indicated, the high and low sales prices per share of Danaher common stock, as reported on the NYSE, and NetScout common stock, as reported on NASDAQ. In addition, the table also sets forth the quarterly cash dividends per share declared by Danaher with respect to Danaher common stock.

	Danaher Per Share Dividends			Danaher Common Stock		NetScout Common Stock
				High	Low	High	Low
Calendar Year Ending December 31, 2015
First Calendar Quarter (through January 6, 2015)	$	[—]		$86.29	$83.58	$37.12	$34.20
Calendar Year Ending December 31, 2014
First Calendar Quarter		$0.10		$78.80	$71.89	$39.10	$28.64
Second Calendar Quarter		$0.10		$81.14	$71.75	$44.54	$33.30
Third Calendar Quarter		$0.10		$80.00	$73.02	$48.13	$41.15
Fourth Calendar Quarter		$0.10		$87.49	$70.12	$46.17	$31.59
Calendar Year Ended December 31, 2013
First Calendar Quarter		$—	[1]	$62.90	$56.17	$28.28	$23.74
Second Calendar Quarter		$0.025		$64.80	$57.61	$24.92	$21.22
Third Calendar Quarter		$0.025		$70.94	$63.16	$27.55	$23.22
Fourth Calendar Quarter		$0.025		$77.39	$66.83	$30.76	$24.04
Calendar Year Ended December 31, 2012
First Calendar Quarter		$0.025		$55.92	$48.24	$22.49	$15.72
Second Calendar Quarter		$0.025		$55.99	$49.75	$21.85	$17.75
Third Calendar Quarter		$0.025		$55.61	$49.48	$26.59	$18.96
Fourth Calendar Quarter		$0.050		$56.80	$51.39	$26.31	$23.05

[1]	Danaher did not make cash payments for dividends during the first quarter of 2013 because Danaher’s board of directors had determined to accelerate the quarterly dividend payment that normally would have been paid in January 2013 and paid it in December 2012.

RISK FACTORS

You should carefully consider the following risks, together with the other information contained or incorporated by reference in this prospectus and the annexes hereto. Some of the risks described below relate principally to the business and the industry in which NetScout, including the Communications Business, will operate after the Transactions, while others relate principally to the Transactions and participation in the exchange offer. The remaining risks relate principally to the securities markets generally and ownership of shares of NetScout common stock. For a discussion of additional uncertainties associated with forward-looking statements in this prospectus, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with NetScout’s business that appear in NetScout’s Annual Report on Form 10-K for the year ended March 31, 2014 and NetScout’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, which are incorporated by reference into this prospectus.

Risks Related to the Transactions

The risk to Danaher stockholders that the calculation of the merger consideration will not be adjusted if the value of the business or assets of the Communications Business increases or if the value of NetScout decreases before the Mergers are completed and the risk to NetScout stockholders that the calculation of the merger consideration will not be adjusted if the value of the business or assets of the Communications Business declines or if the value of NetScout increases before the Mergers are completed.

The calculation of the number of shares of NetScout common stock to be distributed in the Mergers will not be adjusted (i) if the value of the business or assets of the Communications Business increases prior to the consummation of the Mergers or the value of NetScout decreases prior to the Mergers, or (ii) if the value of the business or assets of the Communications Business declines prior to the consummation of the Mergers or the value of NetScout increases prior to the Mergers. NetScout will not be required to consummate the Mergers if there has been any “material adverse effect” (as this term is described in the section of this prospectus entitled “The Merger Agreement—Representations and Warranties”) on the Communications Business. However, NetScout will not be permitted to terminate the Merger Agreement or resolicit the vote of NetScout stockholders because of any changes in the market prices of NetScout’s common stock or any changes in the value of the Communications Business that do not constitute a material adverse effect on the Communications Business.

The trading prices of NetScout common stock may not be an appropriate proxy for the prices of Newco common units.

The calculated per-unit value for Newco common units is based on the trading prices for NetScout common stock, which may not be an appropriate proxy for the prices of Newco common units. There is currently no trading market for Newco common units and no such market will be established in the future. Danaher believes, however, that the trading prices for NetScout common stock are an appropriate proxy for the trading prices of Newco common units because immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Newco, whereby Newco will continue as the surviving company in the First Merger, and immediately thereafter Newco, as the surviving company in the First Merger, will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In the First Merger, each outstanding Newco common unit will be cancelled and retired and will cease to exist and the holders of Newco common units (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will receive the right to receive a number of fully paid and nonassessable shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger. In addition, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units outstanding immediately prior to the First Merger will be that number that results in the exchange ratio in the

First Merger equaling one. As a result, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into one share of NetScout common stock in the First Merger. There can be no assurance, however, that common stock of NetScout after the issuance of Newco common units and the Mergers will trade on the same basis as NetScout common stock trades prior to the Transactions. In addition, it is possible that the trading prices of NetScout common stock prior to consummation of the Mergers will not fully reflect the anticipated value of common stock of NetScout after the Mergers. For example, trading prices of NetScout common stock on the Valuation Dates could reflect some uncertainty as to the timing or consummation of the Mergers or could reflect trading activity by investors seeking to profit from market arbitrage.

NetScout’s estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate.

Management will make significant accounting judgments and estimates for the application of acquisition accounting under US generally accepted accounting principles, and the underlying valuation models. NetScout’s business, operating results and financial condition could be materially and adversely impacted in future periods if NetScout’s accounting judgments and estimates related to these models prove to be inaccurate.

NetScout may be required to recognize impairment charges for goodwill and other intangible assets.

The proposed transaction will add approximately $2.7 billion of goodwill and other intangible assets to NetScout’s consolidated balance sheet. In accordance with US generally accepted accounting principles, management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to NetScout’s business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect results of operations in the periods recognized.

NetScout and Danaher may be unable to satisfy the conditions or obtain the approvals required to complete the Mergers or such approvals may contain material restrictions or conditions.

The consummation of the Mergers is subject to numerous conditions, as described in this prospectus, including (i) consummation of certain transactions contemplated by the Merger Agreement and the Distribution Agreement (such as the separation of the Communications Business from Danaher’s other business) and (ii) the receipt of certain regulatory approvals without imposing a condition (other than as specifically set forth in the Distribution Agreement or any Ancillary Agreement) on any of NetScout, Danaher, Merger Sub or Newco to divest or agree to divest (or cause any of its subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its subsidiaries to take or agree to take) any other material action or agree (or cause any of its subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets, except as would not, or as would not reasonably be expected to, involve the divestiture of assets that generated in the aggregate more than 10% of the combined gross revenues of the Newco and its subsidiaries and the NetScout Companies for the 12 months ending June 27, 2014 (a “Burdensome Condition”). Neither Danaher nor NetScout can make any assurances that the Mergers and related transactions will be consummated on the terms or timeline currently contemplated, or at all. Each of Danaher and NetScout has and will continue to expend time and resources and incur expenses related to the proposed Transactions.

Governmental agencies may not approve the Mergers or the related transactions necessary to complete the Mergers or may impose conditions to the approval of such transactions or require changes to the terms of such transactions. Any such conditions or changes could have the effect of delaying completion of the Mergers, imposing costs on or limiting the revenues of the combined company following the Mergers or otherwise reducing the anticipated benefits of the Mergers. Any condition or change which results in a Burdensome Condition on the Communications Business and/or NetScout under the Merger Agreement might cause Danaher and/or NetScout to restructure or terminate the Mergers or the related transactions.

If completed, the Mergers may not be successful or achieve their anticipated benefits.

If the Mergers are completed NetScout may not be able to successfully realize anticipated growth opportunities or integrate NetScout’s business and operations with the Communications Business’ business and operations. After the Mergers, NetScout will have significantly more revenue, expenses, assets and employees than NetScout did prior to the Mergers. In the Separation, NetScout will also be assuming certain liabilities of the Communications Business and taking on other obligations (including collective bargaining agreements and certain non-U.S. pension obligations with respect to transferred employees). NetScout may not successfully or cost-effectively integrate the Communications Business’ business and operations into NetScout’s existing business and operations. Even if the combined company is able to integrate the combined businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth and other opportunities that NetScout currently expects from the Mergers within the anticipated time frame, or at all.

NetScout is required to abide by potentially significant restrictions which could limit NetScout’s ability to undertake certain corporate actions (such as the issuance of NetScout common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous.

To preserve the tax-free treatment to Danaher and/or its stockholders of the Distribution and certain related transactions, under the Tax Matters Agreement, NetScout is restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit NetScout’s ability to pursue certain strategic transactions or engage in other transactions, including using NetScout common stock to make acquisitions and in connection with equity capital market transactions that might increase the value of NetScout’s business. See “Additional Material Agreements—Tax Matters Agreement” for a detailed description of these restrictions.

The distribution could result in significant tax liability, and NetScout may be obligated to indemnify Danaher for any such tax liability imposed on Danaher.

Danaher will receive the Tax Opinion from Skadden to the effect that the Distribution offer will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that the Mergers will qualify as a tax-free transaction under
Section 368(a)(1)(A) of the Code. Assuming that the Distribution and the Mergers so qualify, for U.S. federal income tax purposes, no gain or loss will be recognized by a holder of Danaher common stock upon the receipt of Newco common units pursuant to the exchange offer or spin-off (in the event the exchange offer is not fully subscribed) or upon the exchange of Newco common units for NetScout common stock pursuant to the First Merger other than with respect to cash received in lieu of fractional shares, and Danaher will not recognize gain or loss with respect to the transfer of Newco units pursuant to the Distribution. Danaher also intends to seek a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes.

Although the IRS ruling, if received, will generally be binding on the IRS, the continuing validity of such ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. Also, as part of the IRS’s general policy with respect to rulings on spin-off and split-off transactions (including the Distribution), the IRS will not rule on the overall qualification of the transaction for tax-free treatment, but instead only on certain significant issues related thereto. As a result of this IRS policy, Danaher will obtain the opinion of counsel described above. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Danaher and Newco. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Danaher and its stockholders could be materially unfavorable.

If the exchange offer were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each Danaher stockholder who receives Newco common units in the exchange offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the Newco common units received by the stockholder in the exchange offer and its tax basis in the shares of Danaher common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the Newco common units received by the stockholder in the exchange offer. If the spin-off (in the event the exchange offer is not fully subscribed) were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each Danaher stockholder who receives Newco common units in the spin-off would generally be treated as receiving a taxable distribution equal to the fair market value of the Newco common units received by the stockholder in the spin-off.

In addition, if the Distribution were determined not to qualify for non-recognition of gain and loss under Sections 355 and
368(a)(1)(D) of the Code, Danaher would generally recognize gain with respect to the transfer of Newco common units in the Distribution.

The Distribution and certain aspects of the Separation could be taxable to Danaher if Newco, its unit holders, NetScout or NetScout’s stockholders were to engage in a Disqualifying Action. In such cases, under the Tax Matters Agreement, Newco and NetScout will be required to indemnify Danaher against any taxes resulting from the Distribution or certain aspects of the Separation that arise as a result of a Disqualifying Action. If Danaher were to recognize gain on the Distribution or certain aspects of the Separation for reasons not related to a Disqualifying Action by Newco or NetScout, Danaher would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to Danaher could have a material adverse effect on Danaher. If Newco or NetScout were required to indemnify Danaher as a result of the Distribution or certain aspects of the Separation being taxable, this indemnification obligation would likely be substantial and could have a material adverse effect on NetScout, including with respect to its financial condition and results of operations.

If the Mergers do not qualify as a tax-free reorganization under Section 368 of the Code, the stockholders of Danaher may have significant tax liability.

The obligation of Danaher to consummate the First Merger is conditioned, among other things, on Danaher’s receipt of an opinion of Skadden, counsel to Danaher, to the effect that the Mergers will be treated as a tax-free reorganization in which no gain will be recognized for U.S. federal income tax purposes. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Danaher and Newco. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Mergers may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Newco and holders of Newco common units could be materially less favorable. If the Mergers were taxable, Newco common unit holders would be considered to have made a taxable sale of their Newco common units to NetScout, and Newco common unit holders would generally recognize taxable gain or loss on their receipt of NetScout common stock in the Mergers. See “Material U.S. Federal Income Tax Consequences of the Transactions.”

Upon completion of the Transactions, NetScout will incur significant expenses in connection with the integration of the Communications Business.

Upon completion of the Transactions, NetScout expects to incur significant expenses in connection with the integration of the Communications Business, including integrating products and technology, personnel, information technology systems, accounting systems, suppliers, and channel partners of each business and implementing consistent standards, policies, and procedures, and may possibly be subject to material write downs in assets and charges to earnings, which may include severance pay and other costs.

Risks Related to the Exchange Offer

Tendering Danaher stockholders may receive a reduced premium or may not receive any premium in this exchange offer.

This exchange offer is designed to permit you to exchange your shares of Danaher common stock for Newco common units at a [—]% discount to the per-unit value of Newco common units, calculated as set forth in this prospectus. Stated another way, for each $1.00 of your Danaher common stock accepted in this exchange offer, you will receive approximately $[—] of Newco common units (subject to the exception described below). The value of the Danaher common stock will be based on the calculated per-share value of Danaher common stock on the NYSE and the value of the Newco common units will be based on the calculated per-share value of NetScout common stock on NASDAQ, in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the Valuation Dates.

The number of shares you can receive is, however, subject to an upper limit of [—] Newco common units for each share of Danaher common stock accepted in this exchange offer. As a result, you may receive less than $[—] of Newco common units for each $1.00 of Danaher common stock, depending on the calculated per-share value of Danaher common stock and the calculated per-unit value of Newco common units at the expiration date. Because of the limit on the number of Newco common units you may receive in this exchange offer, if there is a drop of sufficient magnitude in the trading price of NetScout common stock relative to the trading price of Danaher common stock, and/or if there is an increase of sufficient magnitude in the trading price of Danaher common stock relative to the trading price of NetScout common stock, you may not receive $[—] of Newco common units for each $1.00 of Danaher common stock, and could receive much less.

For example, if the calculated per-share value of Danaher common stock was $[—] (the highest closing price for Danaher common stock on the NYSE during the three–month period prior to commencement of this exchange offer) and the calculated per-unit value of Newco common units was $[—] (the lowest closing price for NetScout common stock on NASDAQ during that three–month period), the value of Newco common units, based on the NetScout common stock price, received for Danaher common stock accepted for exchange would be approximately $[—] for each $1.00 of Danaher common stock accepted for exchange.

This exchange offer does not provide for a minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.” If the upper limit on the number of Newco common units that can be received for each share of Danaher common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date to permit stockholders to validly tender or properly withdraw their Danaher common stock during those days. Any changes in the prices of Danaher common stock or NetScout common stock on those additional days of this exchange offer will not, however, affect the exchange ratio.

For example, if the trading price of Danaher common stock were to increase during the last two trading days of the exchange offer, the average Danaher stock price used to calculate the exchange ratio would likely be lower than the closing price of shares of Danaher common stock on the expiration date of the exchange offer. As a result, you may receive fewer Newco common units, and therefore effectively fewer shares of NetScout common stock, for each $1.00 of shares of Danaher common stock than you would have if the average Danaher stock price was calculated on the basis of the closing price of shares of Danaher common stock on the expiration date of the exchange offer or on the basis of an averaging period that includes the last two trading days prior to the expiration of the exchange offer period. Similarly, if the trading price of NetScout common stock were to decrease during the last two trading days prior to the expiration of the exchange offer period, the average NetScout stock price used to calculate the exchange ratio would likely be higher than the closing price of NetScout common stock on the expiration date. This could also result in your receiving fewer Newco common units, and therefore effectively fewer shares of NetScout common stock, for each $1.00 of Danaher common stock than you would otherwise receive if the average NetScout common stock price were calculated on the basis of the closing price of NetScout common stock on the expiration date or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer period.

In addition, there is no assurance that holders of shares of Danaher common stock that are exchanged for Newco common units in this exchange offer will be able to sell the shares of NetScout common stock after receipt in the First Merger at prices comparable to the calculated per-unit value of Newco common units at the expiration date. For example, in the event the exchange offer is not fully subscribed, Danaher will distribute in the spin-off the remaining Newco common units that will convert into NetScout common stock in the First Merger. Danaher stockholders who receive NetScout common stock as a result of the spin-off (in the event the exchange offer is not fully subscribed) and the First Merger may not want to be NetScout common stock holders and may sell those shares immediately in the public market. Although Danaher has no actual knowledge of any plan or intention of any significant stockholder of Danaher to sell the NetScout common stock it receives as a result of the spin-off (in the event the exchange offer is not fully subscribed) and the First Merger, it is possible that some Danaher stockholders will sell the NetScout common stock they receive if, for reasons such as NetScout’s business profile or market capitalization, NetScout does not fit their investment objectives, or in the case of index funds, NetScout is not a participant in the index in which they are investing. The sales of significant amounts of NetScout common stock relating to the above events or the perception in the market that such sales will occur may decrease the market price of NetScout’s common stock.

Following the conversion of Newco common units into shares of NetScout common stock in the First Merger, the former holders of Newco common units may experience a delay prior to receiving their shares of NetScout common stock or their cash in lieu of fractional shares, if any.

Following the conversion of Newco common units into shares of NetScout common stock, the former holders of Newco common units will receive their shares of NetScout common stock or their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the exchange offer agent. Although NetScout has been informed by NASDAQ that it expects to create a “when issued” market for the new shares of NetScout common stock issuable to Danaher stockholders whose shares of Danaher common stock are accepted in the exchange offer, the creation of a “when issued” market is outside the control of NetScout, and there can be no assurance that such a market will develop. Until the distribution of the shares of NetScout common stock to the individual stockholder has been completed, the relevant holder of shares of NetScout common stock will not be able to sell its shares of NetScout common stock. Consequently, in case the market price for NetScout common stock should decrease during that period, the relevant stockholder would not be able to stop any losses by selling the shares of NetScout common stock. Similarly, the former holders of Newco common units who received cash in lieu of fractional shares will not be able to invest the cash until the distribution to the relevant stockholder has been completed, and they will not receive interest payments for this time period.

Danaher stockholders’ investment will be subject to different risks after the exchange offer regardless of whether they elect to participate in the exchange offer.

•	If Danaher stockholders exchange all of their shares of Danaher common stock and the exchange offer is not oversubscribed, then they will no longer have an interest in Danaher, but instead they will directly own an interest in NetScout. As a result, their investment will be subject exclusively to risks associated with NetScout and not risks associated solely with Danaher.

•	If Danaher stockholders exchange all of their shares of Danaher common stock and the exchange offer is oversubscribed, then the offer will be subject to the proration procedures described below and, unless their odd-lot tender is not subject to proration, such Danaher stockholders will own an interest in both Danaher and NetScout. As a result, their investment will be subject to risks associated with both Danaher and NetScout.

•	If Danaher stockholders exchange some, but not all, of their shares of Danaher common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of Danaher common stock they own will decrease (unless they otherwise acquire shares of Danaher common stock), while the number of Newco common units, and therefore effectively shares of NetScout common stock, they own will increase. As a result, their investment will be subject to risks associated with both Danaher and NetScout.

•	In addition to the consequences of the exchange offer described above, Danaher stockholders that remain stockholders of Danaher following the completion of the exchange offer will receive shares of NetScout common stock (although they may instead receive only cash in lieu of a fractional share) when Danaher completes the spin-off (in the event the exchange offer is not fully subscribed) described under “This Exchange Offer—Distribution of Newco Common Units Remaining After This Exchange Offer.” As a result, their investment may be subject to risks associated with both Danaher and NetScout.

Whether or not Danaher stockholders tender their shares of Danaher common stock, any Danaher shares they hold after the completion of the exchange offer will reflect a different investment from the investment they previously held as a result of the distribution of the Communications Business.

Risks Related to the Combined Company’s Business Following the Transactions

NetScout will assume certain non-U.S. pension benefit obligations associated with the Communications Business. Future funding obligations related to these liabilities could restrict cash available for NetScout’s operations, capital expenditures or other requirements, or require NetScout to borrow additional funds.

In the Transactions, NetScout will assume certain funded and unfunded non-U.S. pension obligations related to non-U.S. employees of the Communications Business who become employees of Newco to the extent the assumption is required by applicable law. In connection therewith, Danaher will transfer to NetScout all assets set aside by Danaher to fund such non-U.S. pension obligations related to the Communications Business. If the non-U.S. pension liabilities transferred by Danaher exceed the assets transferred by Danaher, Danaher is obligated to transfer an amount of cash to NetScout equal to the difference between the non-U.S. pension liabilities transferred and the assets transferred. The transfers of assets and non-U.S. pension liabilities will be governed by applicable law, provided that if the mechanism for the transfers is not mandated by applicable law, the assets and liabilities will be transferred on a projected benefit obligation basis in accordance with GAAP.

Funding obligations with respect to non-U.S. pension plans change due to, among other things, the actual investment return on plan assets. Continued volatility in the capital markets may have a further negative impact on the funded status of the non-U.S. pension plans, which may in turn increase attendant funding obligations. Changing economic conditions, poor pension investment returns or other factors may require NetScout to make substantial cash contributions to the pension plans in the future, preventing the use of increased cash contributions for other purposes and adversely affecting NetScout’s liquidity.

While NetScout intends to comply with any future funding obligations for its non-U.S. pension benefit plans through the use of cash from operations, there can be no assurance that NetScout will generate enough cash to do so and also meet its other required or intended cash uses. NetScout’s inability to fund these obligations through cash from operations could require it to seek funding from other sources, including through additional borrowings, which could materially increase NetScout’s outstanding debt or debt service requirements.

Sales of NetScout common stock after the Transactions may negatively affect the market price of NetScout common stock.

The shares of NetScout common stock to be issued in the Transactions to holders of Newco common units will generally be eligible for immediate resale. The market price of NetScout common stock could decline as a result of sales of a large number of shares of NetScout common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

It is expected that immediately after consummation of the First Merger, pre-First Merger holders of Newco common units will hold approximately 59.5% of NetScout’s common stock on a fully-diluted basis and NetScout’s existing stockholders will hold approximately 40.5% of NetScout’s common stock on a fully-diluted basis, subject to potential adjustment under limited circumstances as described in the section of this prospectus entitled “The

Merger Agreement—Merger Consideration.” Currently, Danaher stockholders may include index funds that have performance tied to certain stock indices, and institutional investors subject to various investing guidelines.

Because NetScout may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the NetScout common stock that they receive in the Transactions. In addition, the investment fiduciaries of Danaher’s defined contribution and defined benefit plans may decide to sell any NetScout common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the exchange offer, in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for NetScout to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The historical financial information of the Communications Business may not be representative of its results or financial condition if it had been operated independently of Danaher and, as a result, may not be a reliable indicator of its future results.

The Communications Business is currently operated by Danaher. Consequently, the financial information of the Communications Business included in this prospectus has been derived from the consolidated financial statements and accounting records of the Communications Business and reflects all direct costs as well as assumptions and allocations made by management of Danaher. The financial position, results of operations and cash flows of the Communications Business presented may be different from those that would have resulted had the Communications Business been operated independently of Danaher during the applicable periods or at the applicable dates. For example, in preparing the financial statements of the Communications Business, Danaher made allocations of costs and Danaher corporate expenses deemed to be attributable to the Communications Business. However, these costs and expenses reflect the costs and expenses attributable to the Communications Business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the Communications Business had it been operated independently. As a result, the historical financial information of the Communications Business may not be a reliable indicator of future results.

NetScout’s business, financial condition and results of operations may be adversely affected following the Transactions if NetScout cannot negotiate terms that are as favorable as those Danaher has received when NetScout replaces contracts after the closing of the Transactions.

Prior to consummation of the Transactions, certain functions (such as purchasing, information systems, sales, logistics and distribution) for the Communications Business are generally being performed under centralized systems that will not be transferred to NetScout and, in some cases, under contracts that are also used for Danaher’s other businesses and which are not intended to be assigned to NetScout with the Communications Business. In addition, some other contracts that Danaher or its subsidiaries are a party to on behalf of the Communications Business require consents of third parties to assign them to Newco. While Danaher, under the Transition Services Agreement, will agree to provide NetScout with certain services, there can be no assurance that NetScout will be able to obtain those consents or negotiate terms that are as favorable as those Danaher received when and if NetScout replaces these services with its own agreements for similar services. Although NetScout believes that it will be able to obtain any such consents or enter into new agreements for similar services, it is possible that the failure to obtain consents for or replace a significant number of these agreements for any of these services or to replace them on terms that as are as favorable as those Danaher has received could have a material adverse impact on NetScout’s business, financial condition and results of operations following the Transactions.

Following the exchange of shares of NetScout common stock for Newco common units in the Mergers, the former holders of Newco common units may experience a delay prior to receiving their shares of NetScout common stock or their cash in lieu of fractional shares, if any, if they fail to surrender all necessary documents, duly executed and on a timely basis, to the transfer agent.

Following the exchange of shares of NetScout common stock for Newco common units, the former holders of Newco common units will receive their shares of NetScout common stock or their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed and on a timely basis, to the transfer agent. Former holders of Newco common units who fail to surrender all necessary documents, duly executed and on a timely basis, to the transfer agent, may experience a delay prior to receiving their shares of NetScout common stock or their cash in lieu of fractional shares, if any. Until the distribution of the shares of NetScout common stock to the individual stockholder has been completed, the relevant holder of shares of NetScout common stock will not be able to sell its shares of NetScout common stock. Consequently, in case the market price for NetScout common stock should decrease during that period, the relevant stockholder would not be able to stop any losses by selling the shares of NetScout common stock. Similarly, the former holders of Newco common units who received cash in lieu of fractional shares will not be able to invest the cash until the distribution to the relevant stockholder has been completed, and they will not receive interest payments for this time period.

NetScout’s failure to successfully integrate the Communications Business into its business within its expected timetable could adversely affect the combined company’s future results and the market price of NetScout’s common stock following the completion of the Transactions.

The success of the Transactions will depend, in large part, on NetScout’s ability, as a combined company following the completion of the Transactions to realize the anticipated benefits and on the sales and profitability of the combined company. To realize these anticipated benefits, the combined company must successfully integrate its respective businesses. This integration will be complex and time-consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in NetScout’s failure to achieve some or all of the anticipated benefits of the Transactions.

Potential difficulties that may be encountered in the integration process include the following:

•	Lost sales and customers as a result of customers of NetScout’s or the Communications Business deciding not to do business with the combined company;

•	Complexities associated with managing the larger, more complex, combined business;

•	Integrating personnel of NetScout’s and the Communications Business while maintaining focus on providing consistent, high quality products and service to customers;

•	The loss of key employees; and

•	Potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Transactions.

If any of these events were to occur, NetScout’s ability to maintain relationships with customers, channel partners, suppliers and employees or NetScout’s ability to achieve the anticipated benefits of the Transactions could be adversely affected, or could reduce NetScout’s sales or earnings or otherwise adversely affect NetScout’s business and financial results after the Transactions and, as a result, adversely affect the market price of NetScout’s common stock.

The success of the combined company will also depend on relationships with third parties and pre-existing customers and channel partners of NetScout and the Communications Business, which relationships may be affected by customer, channel partner or third-party preferences or public attitudes about the Transactions. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will depend on NetScout’s ability to maintain and renew relationships with pre-existing customers, channel partners, suppliers, and other third-parties of both NetScout and the Communications Business and NetScout’s ability to establish new relationships. There can be no assurance that the business of the combined company will be able to maintain and renew pre-existing contracts and other business relationships, or enter into or maintain new contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on NetScout’s business, financial condition or results of operations as a combined company.

The growth of the combined company could suffer if the markets into which the combined company sells its products and services experience cyclicality.

The growth of the combined company will depend in part on the growth of the markets which the Communications Business serves. The Communications Business serves certain industries that have historically been cyclical and have experienced periodic downturns that have had a material adverse impact on demand for the products, software and services that the Communications Business offers. Any of these factors could adversely affect the business, financial condition and results of operations of the combined company in any given period.

Defects, quality issues, inadequate disclosure or misuse with respect to the products, software or services of the combined company could adversely affect the business, reputation and financial statements of the combined company.

Defects in, quality issues with respect to or inadequate disclosure of risks relating to the use of the combined company’s products, software and services, or the misuse of the combined company’s products, software and services, could lead to lost profits and other economic damage, property damage, violation of privacy rights, personal injury or other liability resulting in third party claims, criminal liability, significant costs, damage to its reputation and loss of business. Any of these factors could adversely affect the business, financial condition and results of operations of the combined company.

International economic, political, legal, compliance and business factors could negatively affect the financial statements and growth of the combined company.

The Communications Business derives significant sales from customers outside the U.S. and certain manufacturing operations, suppliers and employees of the Communications Business are located outside the U.S. The Communications Business expects to continue to increase its sales and presence outside the U.S., particularly in the high-growth markets. The Communications Business’ international business (and particularly its business in high-growth markets) is subject to risks that are customarily encountered in non-U.S. operations, any of which could negatively affect the business, financial condition and results of operations of the combined company.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus (including information included or incorporated by reference herein) contains certain statements relating to future events and each of Danaher’s, Newco’s and NetScout’s intentions, beliefs, expectations and predictions for the future, including, but not limited to, statements concerning future business conditions and prospects, growth opportunities and estimates of growth, the outlook for each of Danaher’s, Newco’s and NetScout’s business ,the expected benefits of the Transactions, integration plans and expected synergies therefrom and the expected timing of consummation of the Transactions described in this prospectus based upon information currently available. Any such statements, other than statements of historical fact, are forward-looking statements. Wherever possible, these “forward-looking” statements have been identified by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “targets,” “forecasts,” and similar phrases. These forward-looking statements are based upon current assumptions and expectations of each of Danaher’s, Newco’s and NetScout’s management. Such forward-looking statements are subject to risks and uncertainties that could cause each of Danaher’s, Newco’s and NetScout’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements included in this document. These risks and uncertainties include risks relating to:

•	NetScout’s ability to obtain requisite stockholder approval to complete the Transactions;

•	Danaher being unable to obtain the IRS Ruling and other regulatory approvals required to complete the Transactions, or such required approvals delaying the Transactions or resulting in the imposition of conditions that could have a material adverse effect on the combined company or causing the companies to abandon the Transactions;

•	other conditions to the closing of the Transactions not being satisfied;

•	a material adverse change, event or occurrence affecting NetScout or the Communications Business prior to the closing of the Transactions delaying the Transactions or causing the companies to abandon the Transactions;

•	problems arising in successfully integrating the Communications Business and NetScout, which may result in the combined company not operating as effectively and efficiently as expected;

•	the possibility that the Transactions may involve other unexpected costs, liabilities or delays;

•	the possibility that there may be delays in consummating the Transactions, or the Transactions may not be consummated at all;

•	the possibility that the failure to complete the Transactions could adversely affect the market price of Danaher or NetScout common stock as well as each of Danaher’s, Newco’s and NetScout’s business, financial condition and results of operations;

•	the possibility that if completed, the Transactions may not be successful or achieve their anticipated benefits;

•	the businesses of each respective company being negatively impacted as a result of uncertainty surrounding the Transactions;

•	disruptions from the Transactions harming relationships with customers, employees or suppliers;

•	dependence upon broad-based acceptance of the combined company’s products and services;

•	the presence of competitors with greater financial resources than the combined company and their strategic response to the combined company’s products;

•	the possibility that conditions of the capital markets during the periods covered by the forward-looking statements may have an adverse effect on each company’s businesses, financial condition, results of operations and cash flows; and

•	other risk factors discussed herein and listed from time to time in Danaher’s and NetScout’s public filings with the SEC.

In addition, other factors besides those listed here could adversely affect each of Danaher’s, Newco’s and NetScout’s business and results of operations.

Because forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond each of Danaher’s, Newco’s and NetScout’s control or are subject to change, actual results could be materially different and any or all of these forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions each of Danaher, Newco and NetScout might make or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus and in Danaher’s and NetScout’s annual and quarterly reports will be important in determining future results. Consequently, none of Danaher, Newco or NetScout can assure you that expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, none of Danaher, Newco or NetScout undertakes, and each expressly disclaims, any obligation to update any forward-looking or other statements, whether as a result of new information, future events, or otherwise.

THIS EXCHANGE OFFER

Terms of this Exchange Offer

General

Danaher is offering to exchange all Newco common units that are owned by Danaher for shares of Danaher common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto) filed as an exhibit to the registration statement of which this prospectus forms a part, by 12:00 midnight, New York City time, on [—], 2015, unless this exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on [—], 2015 or any later date to which this exchange offer is extended, is referred to in this prospectus as the “expiration date.” You may tender all, some or none of your shares of Danaher common stock.

Approximately 62,500,000 Newco common units will be held by Danaher upon completion of the Separation, subject to adjustment under certain circumstances. The number of shares of Danaher common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio, the number of Newco common units offered and the number of shares of Danaher common stock tendered.

Danaher’s obligation to complete this exchange offer is subject to important conditions that are described in the section entitled “—Conditions for Consummation of this Exchange Offer.”

For each share of Danaher common stock that you validly tender in this exchange offer and do not properly withdraw and that is accepted, you will receive a number of Newco common units at a [—]% discount to the per-share value of NetScout common stock, calculated as set forth below, subject to an upper limit of [—] Newco common units per share of Danaher common stock. Stated another way, subject to the upper limit described below, for each $1.00 of Danaher common stock accepted in this exchange offer, you will receive approximately $[—] of Newco common units.

The final calculated per-share value and per-unit value, as applicable, will be equal to:

1.	with respect to Danaher common stock, the simple arithmetic average of the daily VWAP of Danaher common stock on the NYSE for each of the Valuation Dates, as reported by Bloomberg L.P. displayed under the heading Bloomberg VWAP on the Bloomberg page “DHR UN<Equity>AQR” (or its equivalent successor page if such page is not available); and

2.	with respect to Newco common units, the simple arithmetic average of the daily VWAP of NetScout common stock on NASDAQ for each of the Valuation Dates, as reported by Bloomberg L.P. displayed under the heading Bloomberg VWAP on the Bloomberg page “NTCT UN<Equity>AQR”(or its equivalent successor page if such page is not available).

The daily VWAP provided by Bloomberg L.P. may be different from other sources of volume–weighted average prices or investors’ or security holders’ own calculations of volume–weighted average prices. Danaher will determine such calculations of the per-share value of Danaher common stock and the per-unit value of Newco common units, and such determination will be final.

If the upper limit on the number of Newco common units that can be received for each share of Danaher common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit and a Mandatory Extension of this exchange offer will be made until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date. See “—Extension; Termination; Amendment—Mandatory Extension.”

Upper Limit

The number of units you can receive is subject to an upper limit of [—] Newco common units for each share of Danaher common stock accepted in this exchange offer. If the upper limit is in effect, a stockholder will receive less than $[—] of Newco common units for each $1.00 of Danaher common stock that the stockholder validly tenders, that is not properly withdrawn and that is accepted in the exchange offer, and the stockholder could receive much less. This limit was calculated based on a [—]% discount for Newco common units based on the average of the daily VWAPs of Danaher common stock and NetScout common stock on [—], 2015, [—], 2015 and [—], 2015 (the last three trading days before the commencement of this exchange offer). Danaher set this limit to ensure that an unusual or unexpected drop in the trading price of NetScout common stock, relative to the trading price of Danaher common stock, would not result in an unduly high number of Newco common units being exchanged for each share of Danaher common stock accepted in this exchange offer.

Pricing Mechanism

The terms of this exchange offer are designed to result in your receiving $[—] of Newco common units for each $1.00 of Danaher common stock validly tendered, not properly withdrawn and accepted in this exchange offer based on the calculated per-share and per-unit values described above. This exchange offer does not provide for a minimum exchange ratio because a minimum exchange ratio could result in the Newco common units exchanged for each $1.00 of Danaher common stock being valued higher than approximately $[—]. Regardless of the final exchange ratio, the terms of this exchange offer would always result in you receiving approximately $[—] of Newco common units for each $1.00 of Danaher common stock, so long as the upper limit is not in effect. See the table on page 62 for purposes of illustration.

Subject to the upper limit described above, for each $1.00 of Danaher common stock accepted in this exchange offer, you will receive approximately $[—] of Newco common units. The following formula will be used to calculate the number of Newco common units you will receive for shares of Danaher common stock accepted in this exchange offer:

Number of Newco common units	=	Number of shares of Danaher common stock tendered and accepted, multiplied by the lesser of:	(a) [—] and	(b)	100% of the calculated per– share value of Danaher common stock divided by [—]% of the calculated per– unit value of Newco common units (calculated as described below)

The calculated per-share value of a share of Danaher common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Danaher common stock on the NYSE on each of the Valuation Dates. The calculated per–unit value of a Newco common unit for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of NetScout common stock on NASDAQ on each of the Valuation Dates.

To help illustrate the way this calculation works, below are two examples:

Example 1: Assuming that the average of the daily VWAP on the Valuation Dates is $[—] per share of Danaher common stock and $[—] per share of NetScout common stock, you would receive [—] ($[—] divided by [—]% of $[—]) Newco common units for each share of Danaher common stock accepted in this exchange offer. In this example, the upper limit of [—] Newco common units for each share of Danaher common stock would not apply.

Example 2: Assuming that the average of the daily VWAP on the Valuation Dates is $[—] per share of Danaher common stock and $[—] per share of NetScout common stock, the upper limit would apply and you would only receive [—] Newco common units for each share of Danaher common stock accepted in this exchange offer because the limit is less than [—] ($[—] divided by [—]% of $[—]) Newco common units for each share of Danaher common stock. Because the upper limit would apply, this exchange offer would be automatically extended until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date, and the exchange ratio would be fixed at the upper limit.

Indicative Per-Share and Per-Unit Values

Indicative exchange ratios, calculated per-share values of Danaher common stock, calculated per-unit values of Newco common units and the final exchange ratio used to determine the number of Newco common units to be exchanged per share of Danaher common stock will be available commencing after the close of trading on the third trading day of the exchange offer by contacting the information agent at the toll-free number provided on the back cover of this prospectus on each day of the exchange offer period prior to the announcement of the final exchange ratio. In addition, a website will be maintained at http://www.danaher.com/netscout that provides indicative exchange ratios, calculated per-share values of Danaher common stock and calculated per-unit values of Newco common units.

From the commencement of this exchange offer until the first Valuation Date, the website will show the indicative calculated per-share and per-unit values, as applicable, calculated as though that day were the expiration date of this exchange offer, of (i) Danaher common stock, which will equal the simple arithmetic average of the daily VWAP of Danaher common stock, as calculated by Danaher, on each of the three prior trading days and (ii) Newco common units, which will equal the simple arithmetic average of the daily VWAP of NetScout common stock, as calculated by Danaher, on each of the three prior trading days.

On each of the Valuation Dates, when the values of Danaher common stock and Newco common units are calculated for the purposes of this exchange offer, the indicative calculated per-share values of Danaher common stock and the indicative calculated per-unit values of Newco common units, as calculated by Danaher, will each equal (i) on the first Valuation Date, the intra–day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra–day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra–day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date. “Intra–day VWAP” means VWAP for the period beginning at the official open of trading on the NYSE and ending as of the specific time on such day. On each of the Valuation Dates, the indicative calculated per-share and per-unit values and indicative exchange ratio calculated using such values will be updated at 10:30 a.m., 1:30 p.m. and 4:30 p.m. New York City time.

Final Exchange Ratio

The final exchange ratio that shows the number of Newco common units that you will receive for each share of Danaher common stock accepted in this exchange offer will be available at http://www.danaher.com/netscout and announced by press release by 4:30 p.m., New York City time, on [—], 2015, the expiration date, unless this exchange offer is extended or terminated.

After that time, you may also contact the information agent to obtain the final exchange ratio at its toll–free number provided on the back cover of this prospectus.

Each of the daily VWAPs, intra–day VWAPs, calculated per-share and per-unit values and the final exchange ratio will be rounded to four decimal places.

If Danaher common stock or NetScout common stock does not trade on any of the Valuation Dates, the calculated per-share value of Danaher common stock and the calculated per-unit value of Newco common units will be determined using the daily VWAP of Danaher common stock and NetScout common stock on the preceding trading day or days, as the case may be, on which both Danaher common stock and NetScout common stock did trade.

Since this exchange offer is scheduled to expire at 12:00 midnight, New York City time, on the expiration date, and the final exchange ratio will be announced by 4:30 p.m., New York City time, on the expiration date of this exchange offer, you will be able to tender or withdraw your shares of Danaher common stock after the final exchange ratio is determined. For more information on validly tendering and properly withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of Newco common units that you would receive per share of Danaher common stock, calculated on the basis described above and taking into account the limit described above, assuming a range of averages of the daily VWAP of Danaher common stock and NetScout common stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share value of Danaher common stock, the indicative calculated per-unit value of Newco common units and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [—], 2015, based on the daily VWAPs of Danaher common stock and NetScout common stock on [—], 2015, [—], 2015 and [—], 2015. The table also shows the effects of a 10% increase or decrease in either or both the calculated per-share value of Danaher common stock and the calculated per-unit value of Newco common units based on changes relative to the values of [—], 2015.

Danaher common stock	NetScout common stock	Calculated per-share value of Danaher common stock			Calculated per-unit value of Newco common units			Newco common units to be received per share of Danaher common stock tendered		Calculated Value Ratio(1)
As of [—], 2015	As of [—], 2015	$	[	—]	$	[	—]	[	—] x	$	[	—]
(9) Down 10%	Up 10%		[	—]		[	—]	[	—] x		[	—]
(10) Down 10%	Unchanged		[	—]		[	—]	[	—] x		[	—]
(11) Down 10%	Down 10%		[	—]		[	—]	[	—] x		[	—]
(12) Unchanged	Up 10%		[	—]		[	—]	[	—] x		[	—]
(13) Unchanged	Down 10%		[	—]		[	—]	[	—] x		[	—]
(14) Up 10%	Up 10%		[	—]		[	—]	[	—] x		[	—]
(15) Up 10%	Unchanged		[	—]		[	—]	[	—] x		[	—]
(16) Up 10%	Down 10%(2)		[	—]		[	—]	[	—] x		[	—]

(1)	The Calculated Value Ratio equals (i) the calculated per-unit value of Newco common units multiplied by the exchange ratio, divided by (ii) the calculated per-share value of Danaher common stock.
(2)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been [—] Newco common units per share of Danaher common stock validly tendered and accepted in this exchange offer. In this scenario, Danaher would announce that the upper limit on the number of Newco common units that can be received for each share of Danaher common stock tendered is in effect at the expiration of the exchange offer period no later than 4:30 p.m., New York City time, on the expiration date, the exchange ratio would be fixed at the upper limit and this exchange offer would be extended until 12:00 midnight, New York City time, on the second trading day following the originally scheduled expiration date.

During the three–month period of [—], 2015 through [—], 2015, the highest closing price of Danaher common stock on the NYSE was $[—] and the lowest closing price of NetScout common stock on NASDAQ was $[—]. If the calculated per-share value of Danaher common stock and the calculated per-unit value of Newco common units equaled these closing prices, you would receive only the limit of [—] Newco common units for each share of Danaher common stock tendered, and the value of such Newco common units, based on the NetScout common stock price, would have been approximately $[—] of Newco common units for each $1.00 of Danaher common stock accepted for exchange.

If the trading price of Danaher common stock were to increase during the last two trading days prior to the expiration of this exchange offer, the average per-share value of Danaher common stock used to calculate the exchange ratio would likely be lower than the closing price of Danaher common stock on the expiration date of this exchange offer. As a result, you may receive fewer Newco common units and, therefore, effectively fewer shares of NetScout common stock, for each $1.00 of Danaher common stock than you would have if that per-share value were calculated on the basis of the closing price of Danaher common stock on the expiration date of this exchange offer. Similarly, if the trading price of NetScout common stock were to decrease during the last two trading days prior to the expiration of this exchange offer, the average per-unit value of Newco common units used to calculate the exchange ratio would likely be higher than the closing price of NetScout common stock on the expiration date of this exchange offer. This could also result in your receiving fewer Newco common units and, therefore, effectively fewer shares of NetScout common stock, for each $1.00 of Danaher common stock than you would otherwise receive if that per–unit value were calculated on the basis of the closing price of NetScout common stock on the expiration date of this exchange offer.

The number of shares of Danaher common stock that may be accepted in this exchange offer may be subject to proration. Depending on the number of shares of Danaher common stock validly tendered, and not properly withdrawn in this exchange offer, and the final exchange ratio, determined as described above, Danaher may have to limit the number of shares of Danaher common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Odd-Lots.”

This prospectus and related documents are being sent to persons who directly held shares of Danaher common stock on [—], 2015 and brokers, banks and similar persons whose names or the names of whose nominees appear on Danaher’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Danaher’s common stock.

Proration; Odd-Lots

If, upon the expiration of this exchange offer, Danaher stockholders have validly tendered and not properly withdrawn more shares of Danaher common stock than Danaher is able to accept for exchange (taking into account the exchange ratio and the total number of Newco common units owned by Danaher), Danaher will accept for exchange the Danaher common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of Danaher common stock to be accepted bears to the total number of shares of Danaher common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of Danaher common stock), and subject to any adjustment necessary to ensure the exchange of all Newco common units being offered by Danaher in this exchange offer, except for tenders of odd–lots, as described below.

Except as otherwise provided in this section, beneficial holders (other than plan participants in the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan) of fewer than 100 shares of Danaher common stock who validly tender all of their shares will not be subject to proration if this exchange offer is oversubscribed. Beneficial holders of 100 or more shares of Danaher common stock are not eligible for this preference.

Any beneficial holder (other than plan participants in the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan) of fewer than 100 shares of Danaher common stock who wishes to tender all of the shares must complete the section entitled “Odd–Lot Shares” on the letter of transmittal. If your odd–lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

Danaher will announce the preliminary proration factor for this exchange offer at http://www.danaher.com/netscout and separately by press release promptly after the expiration of the exchange offer. Upon determining the number of shares of Danaher common stock validly tendered for exchange, Danaher will announce the final results, including the final proration factor for this exchange offer.

Any shares of Danaher common stock not accepted for exchange in this exchange offer as a result of proration or otherwise will be returned to the tendering stockholder promptly after the final proration factor for this exchange offer is determined.

For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Following the consummation of the exchange offer, Merger Sub will be merged with and into Newco, whereby Newco will continue as the surviving company and a wholly-owned subsidiary of NetScout. Each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of fully paid and nonassessable shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger. In this conversion of Newco common units into shares of NetScout common stock, no fractional shares of NetScout common stock will be delivered to holders of Newco common units. Instead, holders of Newco common units who would otherwise be entitled to receive a fractional share of NetScout common stock will receive in cash the dollar amount (rounded to the nearest whole cent) determined by multiplying such fraction by the closing price of NetScout common stock on NASDAQ on the last business day prior to the effective time of the First Merger. The amount received by such holders of Newco common units will be net of any required withholding taxes.

Exchange of Shares of Danaher Common Stock

Upon the terms and subject to the conditions of this exchange offer (including, if this exchange offer is extended or amended, the terms and conditions of the extension or amendment), Danaher will accept for exchange and will exchange, for Newco common units owned by Danaher, the Danaher common stock validly tendered, and not properly withdrawn, prior to the expiration of this exchange offer, promptly after the expiration date.

The exchange of Danaher common stock tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange offer agent of (a) (i) certificates representing all physically tendered shares of Danaher common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Danaher common stock in the exchange offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering,” (b) the letter of transmittal for shares of Danaher common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book–entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

For purposes of this exchange offer, Danaher will be deemed to have accepted for exchange, and thereby exchanged, Danaher common stock validly tendered and not properly withdrawn if and when Danaher notifies the exchange offer agent of its acceptance of the tenders of those shares of Danaher common stock pursuant to this exchange offer.

Upon the consummation of this exchange offer, Danaher will irrevocably deliver to the exchange offer agent a global certificate representing all of the Newco common units being exchanged in this exchange offer, with irrevocable instructions to hold the Newco common units in trust for holders of shares of Danaher common stock validly tendered and not properly withdrawn in the exchange offer and, in the case of a pro rata distribution, if any, Danaher stockholders whose shares of Danaher common stock remain outstanding after the consummation of the exchange offer (as described below under “—Distribution of Newco Common Units Remaining After this Exchange Offer”). NetScout will deposit with the transfer agent for the benefit of persons who received Newco common units in this exchange offer (or in the pro rata distribution, if applicable) certificates or book-entry authorizations representing shares of NetScout common stock, with irrevocable instructions to hold the shares of NetScout common stock in trust for the holders of Newco common units.

Upon surrender of the documents required by the exchange offer agent, duly executed, each former holder of Newco common units will receive from the merger exchange agent in exchange therefor shares of NetScout common stock and/or cash in lieu of fractional shares of NetScout common stock, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

If Danaher does not accept for exchange any tendered shares of Danaher common stock for any reason pursuant to the terms and conditions of this exchange offer, the exchange offer agent (a) in the case of shares of Danaher common stock held in certificated form, will return certificates representing such shares without expense to the tendering stockholder and (b) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “—Procedures for Tendering,” such shares will be credited to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of this exchange offer.

Procedures for Tendering

Shares Held in Certificated Form/Book-Entry DRS

If you hold certificates representing shares of Danaher common stock, or if your shares of Danaher common stock are held in book-entry via the DRS, you must deliver to the exchange offer agent a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents. If you hold certificates representing shares of Danaher common stock, you must also deliver to the exchange offer agent the certificates representing the shares of Danaher common stock tendered. The exchange offer agent’s address is listed on the letter of transmittal. Since certificates are not issued for DRS shares, you do not need to deliver any certificates representing those shares to the exchange offer agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of Danaher common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of Danaher common stock in this exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your Danaher common stock. If that institution holds shares of Danaher common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange offer agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange offer agent receives an agent’s message from The Depository Trust Company confirming the book–entry transfer of your Danaher common stock. A tender by book–entry transfer will be completed upon receipt by the exchange offer agent of an agent’s message, book–entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange offer agent and forming a part of a book–entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of Danaher common stock which are the subject of the book–entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that Danaher may enforce that agreement against the participant.

The exchange offer agent will establish an account with respect to the shares of Danaher common stock at The Depository Trust Company for purposes of this exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book–entry delivery of shares of Danaher common stock by causing The Depository Trust Company to transfer such shares into the exchange offer agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange offer agent.

Shares Held in the Danaher Stock Fund through the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan

If you hold shares of Danaher common stock in your account under the Danaher Corporation & Subsidiaries Savings Plan or the Danaher Corporation & Subsidiaries Retirement & Savings Plan, you can elect to either keep your shares of Danaher common stock or exchange some or all of your shares of Danaher common stock for Newco common units. You will receive instructions from the applicable plan record keeper via letter or email informing you how to make an election and the deadline for making an election. If you do not make an active election prior to the applicable deadline, none of the shares of NetScout common stock in your account will be exchanged for Newco common units.

If the offer to exchange shares of Danaher common stock for NetScout common stock is oversubscribed, the number of shares of Danaher common stock that you elect to exchange will be reduced on a pro rata basis. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described under “Terms of this Exchange Offer—Proration.” Please contact the phone number in the letter or email you receive from the applicable plan record keeper to speak with a customer service associate if you have not yet received instructions from the plan record keeper.

General Instructions

Do not send letters of transmittal and certificates representing Danaher common stock to Danaher, NetScout, Newco or the information agent. Letters of transmittal for Danaher common stock and certificates representing Danaher common stock should be sent to the exchange offer agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys–in–fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by Danaher.

Whether you tender your Danaher common stock by delivery of certificates or through your broker, the exchange offer agent must receive the letter of transmittal for Danaher common stock and the certificates representing your Danaher common stock at the address set forth on the back cover of this prospectus prior to the expiration of this exchange offer. Alternatively, in case of a book–entry transfer of Danaher common stock through The Depository Trust Company, the exchange offer agent must receive the agent’s message and a book–entry confirmation prior to such time and date.

Letters of transmittal for Danaher common stock and certificates representing Danaher common stock must be received by the exchange offer agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your Danaher common stock.

Signature Guarantees

Signatures on all letters of transmittal for Danaher common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of Danaher common stock are tendered either (1) by a registered stockholder who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of Danaher common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures

If you wish to tender shares of Danaher common stock pursuant to this exchange offer but (i) your certificates are not immediately available, (ii) you cannot deliver the shares or other required documents to the exchange offer agent on or before the expiration date of this exchange offer or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your Danaher common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•	on or before the expiration date, the exchange offer agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Danaher, in the manner provided below; and

•	within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the exchange offer agent must receive (i) (A) certificates representing all physically tendered shares of Danaher common stock and (B) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Danaher common stock in the exchange offer agent’s account at The Depository Trust Company; (ii) a letter of transmittal for shares of Danaher common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (iii) any other required documents.

Registered stockholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of Danaher common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange offer agent. If you hold Danaher common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Tendering Your Shares After the Final Exchange Ratio Has Been Determined

Subject to a Mandatory Extension, the final exchange ratio will be available no later than 4:30 p.m., New York City time, on the expiration date of this exchange offer. If you are a registered stockholder of Danaher common stock, then it is unlikely that you will be able to deliver an original executed letter of transmittal (and, in the case of certificated shares, your share certificates) to the exchange offer agent prior to the expiration of this exchange offer at 12:00 midnight, New York City time, on the expiration date. Accordingly, in such a case, if you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described above. If you hold Danaher common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process tenders for Danaher common stock through The Depository Trust Company during that time (although there is no assurance that this will be the case). Once The Depository Trust Company has closed, participants in The Depository Trust Company whose name appears on a Depository Trust Company security position listing as the owner of Danaher common stock will still be able to tender their Danaher common stock by delivering a notice of guaranteed delivery to the exchange offer agent via facsimile.

If you hold Danaher common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf. It will generally not be possible to direct such an institution to submit a notice of guaranteed delivery once that institution has closed for the day. Stockholders should consult with the institution through which they hold shares on the procedures that must be complied with and the time by which such procedures must be completed in order for that institution to provide a notice of guaranteed delivery on such holder’s behalf prior to 12:00 midnight, New York City time, on the expiration date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable notice of guaranteed delivery in connection with the delivery of those shares.

If the upper limit on the number of shares that can be received for each share of Danaher common stock validly tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit and a Mandatory Extension of this exchange offer will be made until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date to permit stockholders to tender their Danaher common stock during those days. Any changes in the prices of Danaher common stock or NetScout common stock on those additional days of this exchange offer will not, however, affect the exchange ratio.

Effect of Tenders

A tender of Danaher common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of this exchange offer as well as your representation and warranty to Danaher that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of Danaher common stock or other securities issued or issuable in respect of such shares), (2) when the same are accepted for exchange, Danaher will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, and (3) you own the shares being tendered within the meaning of Rule 14e–4 promulgated under the Exchange Act.

It is a violation of Rule 14e–4 under the Exchange Act for a person, directly or indirectly, to tender shares of Danaher common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of Danaher common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of Danaher common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (2) will cause such shares to be delivered in accordance with the terms of this prospectus. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The exchange of Danaher common stock validly tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange offer agent of (a) (i) certificates representing all physically tendered shares of Danaher common stock or (ii) in the case of shares delivered by book–entry transfer through The Depository Trust Company, confirmation of a book–entry transfer of those shares of Danaher common stock in the exchange offer agent’s account at The Depository Trust Company, (b) the letter of transmittal for shares of Danaher common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book–entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Appointment of Attorneys–in–Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint Danaher’s designees as your attorneys–in–fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Danaher common stock tendered and accepted for exchange by Danaher and with respect to any and all other Danaher common stock and other securities issued or issuable in respect of the Danaher common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that Danaher deposits the Newco common units for the shares of Danaher common stock that you have tendered with the exchange offer agent. All such proxies will be considered coupled with an interest in the tendered shares of Danaher common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Danaher’s designees will, with respect to the shares of Danaher common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. Danaher reserves the right to require that, in order for shares of Danaher common stock to be deemed validly tendered, immediately upon Danaher’s acceptance for exchange of those shares of Danaher common stock, Danaher must be able to exercise full voting rights with respect to such shares.

Determination of Validity

Danaher will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Danaher common stock, in Danaher’s sole discretion, and its determination will be final and binding. Danaher reserves the absolute right to reject any and all tenders of Danaher common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. In the event a stockholder disagrees with such determination, he or she may seek to challenge such determination in a court of competent jurisdiction. Danaher also reserves the absolute right to waive any of the conditions of this exchange offer, or any defect or irregularity in the tender of any shares of Danaher common stock. No tender of shares of Danaher common stock is valid until all defects and irregularities in tenders of shares of Danaher common stock have been cured or waived. Neither Danaher nor the exchange offer agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of Danaher common stock or will incur any liability for failure to give any such notification. Danaher’s interpretation of the terms and conditions of this exchange offer (including the letter of transmittal and instructions thereto) will be final and binding. Notwithstanding the foregoing, Danaher stockholders may challenge any such determination in a court of competent jurisdiction.

Binding Agreement

The tender of Danaher common stock pursuant to any of the procedures described above, together with Danaher’s acceptance for exchange of such shares pursuant to the procedures described above, will constitute a binding agreement between Danaher and you upon the terms of, and subject to, the conditions to this exchange offer.

The method of delivery of share certificates of Danaher common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange offer agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of Danaher common stock evidenced by any share certificate you deliver to the exchange offer agent, then you will need to fill in the number of shares that you are tendering under the column entitled “Shares Tendered” under the heading “Description of Tendered Shares” in the table on the second page of the letter of transmittal. In those cases, as soon as practicable after the expiration of the exchange offer, the exchange offer agent will credit the remainder of the shares of common stock that were evidenced by the certificate(s) but not tendered to a DRS account in the name of the registered holder maintained by Danaher’s transfer agent, unless otherwise provided in “Special Delivery Instructions” in the letter of transmittal. Unless you indicate otherwise in your letter of transmittal, all of the shares of Danaher common stock represented by share certificates you deliver to the exchange offer agent will be deemed to have been validly tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange offer agent that were previously in certificated form, except for share certificates representing shares not accepted in this exchange offer.

Lost, Stolen or Destroyed Certificates

If your certificate(s) representing shares of Danaher common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you may request assistance with the replacement of the certificate(s) by calling the Corporate Secretary of Danaher at (202) 828-0850. You may also need to complete an affidavit of lost, stolen or destroyed certificate(s) (that you may request by calling the Corporate Secretary of Danaher at (202) 828-0850), post a surety bond for your lost, stolen or destroyed shares of Danaher common stock and pay a service fee. Upon completion of the requirements for replacement of your certificate(s) and upon receipt of the completed applicable letter of transmittal your shares of Danaher common stock will be considered tendered in this exchange offer.

Withdrawal Rights

Shares of Danaher common stock validly tendered pursuant to this exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, on the expiration date and, unless Danaher has previously accepted such shares pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer. Once Danaher accepts Danaher common stock pursuant to this exchange offer, your tender is irrevocable.

For a withdrawal of shares of Danaher common stock to be effective, the exchange offer agent must receive from you a written notice of withdrawal, in the form made available to you, at one of its addresses or the fax number set forth on the back cover of this prospectus, and your notice must include your name and the number of shares of Danaher common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange offer agent, the name of the registered holder and the certificate numbers of the particular certificates evidencing the shares of Danaher common stock must also be furnished to the exchange offer agent, as stated above, prior to the physical release of the certificates. If shares of Danaher common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

Danaher will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding, subject to the rights of the tendering stockholders to challenge Danaher’s determination in a court of competent jurisdiction. Neither Danaher nor the exchange offer agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of Danaher common stock properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, you may re–tender withdrawn Danaher common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of this exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under this exchange offer is irrevocable.

Withdrawing Your Shares After the Close of Business on the Expiration Date

Subject to a Mandatory Extension, the final exchange ratio will be available no later than 4:30 p.m., New York City time, on the expiration date of this exchange offer. If you are a registered stockholder of Danaher common stock (which includes persons holding certificated shares) and you wish to withdraw your shares after the final exchange ratio has been determined, you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange offer agent prior to 12:00 midnight, New York City time, on the expiration date. Medallion guarantees will not be required for such withdrawal notices. If you hold Danaher common stock through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. Stockholders should consult with the institution through which they hold shares on the procedures that must be complied with and the time by which such procedures must be completed in order for that institution to provide a notice of withdrawal on such holder’s behalf prior to 12:00 midnight, New York City time, on the expiration date.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals of Danaher common stock through The Depository Trust Company during that time (although there can be no assurance that this will be the case). Once The Depository Trust Company has closed, if you beneficially own shares of Danaher common stock that were previously delivered through The Depository Trust Company, then in order to properly withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange offer agent prior to 12:00 midnight, New York City time, on the expiration date. Such notice of withdrawal must be in the form of The Depository Trust Company’s notice of withdrawal, must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be properly withdrawn only if the exchange offer agent receives a withdrawal notice directly from the relevant institution that tendered the shares through The Depository Trust Company.

If the upper limit on the number of Newco common units that can be exchanged for each share of Danaher common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit and a Mandatory Extension of this exchange offer will be made until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date, which will permit stockholders to properly withdraw their shares of Danaher common stock during those days.

Book–Entry Accounts

Certificates representing Newco common units will not be issued to holders of shares of Danaher common stock pursuant to this exchange offer. Rather than issuing certificates representing such Newco common units to tendering holders of shares of Danaher common stock, the exchange offer agent will cause Newco common units to be credited to records maintained by the exchange offer agent for the benefit of the respective holders. Following the consummation of the exchange offer, Merger Sub will be merged with and into Newco in the First Merger and each Newco common unit will be converted into the right to receive NetScout common stock and cash in lieu of fractional shares of NetScout common stock. In connection with the exchange offer, you will receive a letter of transmittal and instructions for use in obtaining the NetScout common stock and cash in lieu of fractional shares of NetScout into which your Newco common units held in book-entry accounts are converted. As promptly as practicable following the First Merger and Danaher’s notice and determination of the final proration factor, if any, the merger exchange agent will credit the shares of NetScout common stock into which the Newco common units have been converted to book-entry accounts maintained for the benefit of the Danaher stockholders who received Newco common units in the exchange offer or as a pro rata spin-off distribution (in the event the exchange offer is not fully subscribed) and will send these holders a statement evidencing their holdings of shares of NetScout common stock.

Extension; Termination; Amendment

Extension, Termination or Amendment by Danaher

Subject to its compliance with the Merger Agreement, Danaher expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which this exchange offer is open and thereby delay acceptance for payment of, and the payment for, any shares of Danaher common stock validly tendered and not properly withdrawn in this exchange offer. For example, this exchange offer can be extended if any of the conditions for consummation of this exchange offer described in the next section entitled

“—Conditions for Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer.

Subject to its compliance with the Merger Agreement, Danaher expressly reserves the right, in its sole discretion, to amend the terms of this exchange offer in any respect prior to the expiration of the exchange offer, except that Danaher does not intend to extend this exchange offer other than in the circumstances described above.

If Danaher materially changes the terms of or information concerning this exchange offer or if Danaher waives a material condition of this exchange offer, it will extend this exchange offer if required by law. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given or in the event there is a waiver of a material condition to the exchange offer. The length of time will depend on the particular facts and circumstances.

As required by law, this exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	Danaher changes the method for calculating the number of Newco common units offered in exchange for each share of Danaher common stock; and

•	this exchange offer is scheduled to expire within ten business days of announcing any such change.

If Danaher extends this exchange offer, is delayed in accepting for exchange any shares of Danaher common stock or is unable to accept for exchange any shares of Danaher common stock under this exchange offer for any reason, then, without affecting Danaher’s rights under this exchange offer, the exchange offer agent may retain all shares of Danaher common stock tendered on Danaher’s behalf. These shares of Danaher common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

Danaher’s reservation of the right to delay acceptance of any shares of Danaher common stock is subject to applicable law, which requires that Danaher pay the consideration offered or return the shares of Danaher common stock deposited promptly after the termination or withdrawal of this exchange offer.

Danaher will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non–acceptance or termination of the previously scheduled expiration date.

Mandatory Extension

Danaher will announce whether the limit on the number of shares that can be received for each share of Danaher common stock tendered is in effect at the last trading day prior to the expiration of the exchange offer period, at http://www.danaher.com/netscout and by press release, no later than 4:30 p.m., New York City time, on the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the limit and a Mandatory Extension will be made until 12:00 midnight, New York City time, on the second trading day following the originally contemplated expiration date to permit stockholders to tender or withdraw their Danaher common stock during those days. Danaher will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such Mandatory Extension.

Method of Public Announcement

Subject to applicable law (including Rules 13e–4(d), 13e–4(e)(3) and 14e–1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with this exchange offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which Danaher may choose to make any public announcement,

Danaher assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire.

Conditions for Consummation of this Exchange Offer

Danaher will not be required to complete and consummate this exchange offer and may extend or terminate this exchange offer, if, at the scheduled expiration of the exchange offer:

•	the registration statements on Forms S-4 and S-1 of which this prospectus is a part will not have become effective under the Securities Act of 1933 or any stop order suspending the effectiveness of such registration statement has been issued and is in effect;

•	the shares of NetScout common stock to be issued in the Mergers will not have been authorized for listing on NASDAQ;

•	Danaher stockholders have validly tendered and not properly withdrawn shares of Danaher common stock such that less than [—]% of the outstanding Newco common units are to be distributed in this exchange offer (this condition is referred to in this prospectus as the minimum amount condition);

•	any condition precedent to the consummation of the Transactions (other than this exchange offer) pursuant to the Merger Agreement has not been fulfilled or waived (except for the conditions precedent that will be fulfilled at the time of the consummation of the Transactions) or for any reason the Transactions (other than this exchange offer) cannot be consummated promptly after consummation of this exchange offer (see “The Merger Agreement—Conditions to the Merger”);

•	the Merger Agreement or the Distribution Agreement has been terminated;

•	Danaher has not received the IRS Ruling, unless Danaher has not obtained the IRS Ruling by June 30, 2015, in which case the condition will be considered waived;

•	Danaher and Newco have not received the Tax Opinion from Danaher’s counsel, dated as of the closing date of the First Merger; or

•	any of the following conditions or events have occurred, or Danaher reasonably expects any of the following conditions or events to occur:

•	any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay the consummation of the exchange offer;

•	any injunction, order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority having jurisdiction over Danaher, Newco or NetScout and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction will have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay consummation of this exchange offer;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index within a period of 60 consecutive days or less occurring after [—], 2015;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity or act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the consummation of this exchange offer;

•	if any of the situations above exist as of the commencement of this exchange offer, any material deterioration of the situation; or

•	a “market disruption event” (as defined below) occurs with respect to shares of Danaher common stock or NetScout common stock on any of the Valuation Dates and such market disruption event has, in Danaher’s reasonable judgment, impaired the benefits of this exchange offer to Danaher.

If the minimum amount condition is not satisfied due to a low subscription rate in the exchange offer and is not otherwise waived by Danaher, Danaher would instead proceed with a spin-off distribution of the Newco common units to the holders of its common stock. If the upper limit described above is in effect at the expiration of the exchange offer and the minimum amount condition is not satisfied or waived as a result of the low number of tenders of Danaher stockholders, the minimum amount condition would allow Danaher to not consummate the exchange offer, thereby prevent the exchange of Danaher shares by tendering holders who may not have recognized or acted upon the underlying change in the economic benefits of the exchange offer resulting from the upper limit being in effect.

Each of the foregoing conditions to the consummation of the exchange offer is independent of any other condition; the exclusion of any event from a particular condition above does not mean that such event may not be included in another condition.

If any of the above events occurs, Danaher may:

•	terminate this exchange offer and promptly return all tendered shares of Danaher common stock to tendering stockholders;

•	extend this exchange offer and, subject to the withdrawal rights described in the section entitled “—Withdrawal Rights,” retain all tendered shares of Danaher common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which this exchange offer is open, complete this exchange offer.

These conditions are for the sole benefit of Danaher. Danaher may assert these conditions with respect to all or any portion of this exchange offer regardless of the circumstances giving rise to them (except any action or inaction by Danaher). Danaher expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time prior to the expiration of this exchange offer. Danaher’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights (provided that the right has not otherwise become exercisable). Each right is an ongoing right which may be asserted at any time prior to the expiration of this exchange offer. All conditions for consummation of this exchange offer must be satisfied or waived by Danaher prior to the expiration of this exchange offer.

A market disruption event with respect to either Danaher common stock or NetScout common stock means a suspension, absence or material limitation of trading of Danaher common stock on the NYSE or NetScout common stock on NASDAQ for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE or NASDAQ, as applicable, as a result of which the reported trading prices for Danaher common stock on the NYSE or NetScout common stock on NASDAQ during any half-hour trading period during the principal trading session in the NYSE or NASDAQ, as applicable, are materially inaccurate, as determined by Danaher or the exchange offer agent in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE or NASDAQ.

Fees and Expenses

Danaher has retained Georgeson Inc. to act as the information agent and Computershare Trust Company, N.A. to act as the exchange offer agent in connection with this exchange offer. The information agent may contact holders of Danaher common stock by mail, e–mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to this exchange offer to beneficial owners. The information agent and the exchange offer agent each will receive reasonable compensation for its respective services, will be reimbursed for reasonable out–of–pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

None of the information agent or the exchange offer agent has been retained to make solicitations or recommendations with respect to this exchange offer. The fees they receive will not be based on the number of shares of Danaher common stock tendered under this exchange offer.

Danaher will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Danaher common stock under this exchange offer. Danaher will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No broker, dealer, bank, trust company or fiduciary will be deemed to be Danaher’s agent or the agent of Newco, the information agent or the exchange offer agent for purposes of this exchange offer.

Legal Limitations

This prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any Newco common units, shares of Danaher common stock or shares of NetScout common stock in any jurisdiction in which the offer, sale or exchange is not permitted. After the consummation of this exchange offer and prior to the First Merger, it will not be possible to trade the Newco common units.

Certain Matters Relating to Non-U.S. Jurisdictions

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Danaher, NetScout or Newco has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Danaher common stock, NetScout common stock or Newco common units outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of Danaher common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Danaher, NetScout or Newco to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Danaher common stock, NetScout common stock or Newco common units that may apply in their home countries. None of Danaher, NetScout or Newco can provide any assurance about whether such limitations may exist.

Distribution of Newco Common Units Remaining After This Exchange Offer

All Newco common units owned by Danaher that are not exchanged in this exchange offer will be distributed as a pro rata distribution to holders of Danaher common stock as of the record date. The record date for the spin-off will be formally announced by press release by Danaher. Any Danaher stockholder who validly tenders (and does not properly withdraw) shares of Danaher common stock for Newco common units in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the event the exchange offer is not fully subscribed.

Upon consummation of this exchange offer, Danaher will irrevocably deliver to the exchange offer agent a global certificate representing all of the Newco common units being exchanged in this exchange offer, with irrevocable instructions to hold the Newco common units in trust for the holders of shares of Danaher common stock validly tendered and not properly withdrawn in the exchange offer and, in the case of a pro rata distribution, if any, Danaher stockholders whose shares of Danaher common stock remain outstanding after the consummation of the exchange offer. Shares of NetScout common stock will be delivered following the effectiveness of the First Merger, pursuant to the procedures determined by the exchange offer agent and merger exchange agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Danaher Common Stock.”

If this exchange offer is terminated by Danaher without the exchange of shares, but the conditions for consummation of the Transactions have otherwise been satisfied, Danaher intends to distribute all Newco common units owned by Danaher on a pro rata basis to holders of Danaher common stock, with a record date to be announced by Danaher.

INFORMATION ON NETSCOUT

Overview

NetScout was founded in 1984 and is headquartered in Westford, Massachusetts. NetScout is an industry leader for advanced network, application and service assurance solutions, providing high-quality performance analytics and operational intelligence solutions that facilitate the evolution toward new computing paradigms, such as virtualization, mobility and cloud. NetScout designs, develops, manufactures, markets, licenses, sells and supports these products focused on assuring service delivery quality, performance and availability for some of the world’s largest, most demanding and complex internet protocol (IP) based service delivery environments. NetScout manufactures and markets these products in integrated hardware and software solutions that are used by commercial enterprises, large governmental agencies and telecommunication service providers worldwide. NetScout has a single operating segment and substantially all of its identifiable assets are located in the United States.

NetScout’s Business After the Transactions

NetScout believes that the Transactions will help support the following key elements of its growth strategy:

•	Drive technology innovation. NetScout will continue to invest in research and development, and leverage the strong technical and domain expertise across its organization. As a result of the acquisition of Danaher’s Communications business, NetScout’s base of research and development professionals will more than quadruple from its current level of over 350 people and the combined company’s engineering teams will be focused on advancing technical innovation across its broad product portfolio. By capitalizing on NetScout’s extensive experience with global enterprise, service provider and government organizations with IP-based networks, NetScout will be well positioned to cross-leverage its technology development across all major platforms and relevant technologies to address the evolving demands of current and prospective customers. NetScout works closely with its largest enterprise and service provider customers to better understand and address their near-term and longer-term requirements. By better understanding the key, time-sensitive needs of NetScout’s global customer base, NetScout will continue to enhance and extend its product line to meet the increasing challenges of managing a diverse range of services over an increasingly global network environment.

•	Enable pervasive visibility. NetScout intends to continue to expand its intelligent data source family to enable its customers to achieve greater visibility into more places across their end-to-end network environment. NetScout plans to integrate various capabilities, including its Adaptive Session Intelligence software, across the combined company’s product portfolio to enable wider deployment of NetScout’s technology within virtual computing environments, network devices and computing platforms and to support a broader range of network and application performance management, security and business intelligence requirements. This includes fortifying and enhancing NetScout’s capabilities and technologies by supporting new and innovative ways to address the ongoing challenges associated with the increasing volume of data traffic and enable scalable support for 40 Gigabit, 100 Gigabit topologies and increasing global deployments of IPv6. Advancing these capabilities will enable NetScout to cross-sell a wider range of solutions into NetScout’s existing base of customers using solutions from Danaher’s Communications business, as well as increase business with the current base of Danaher Communications customers by cross-selling NetScout solutions.

•

Continued portfolio enhancements. NetScout plans to continue to enhance its products and solutions to address the management challenges associated with virtualization, cloud computing, service-oriented architectures, VoIP, video, and telepresence technologies. In addition, NetScout will continue to drive its solutions to help IT organizations address the challenges of complex service delivery, datacenter consolidation, branch office consolidation and optimization, increasing mobility and the move to a more process-oriented operating environment. The acquisition will add Tektronix Communications’ high-value troubleshooting capabilities, which targets service providers, with Fluke Networks’

troubleshooting capabilities, which targets small to mid-sized enterprises. These capabilities are expected to complement NetScout’s traditional strengths in monitoring large, complex IP-based networks and the mission-critical services that run across them. Over the longer term, NetScout anticipates that the post-acquisition product roadmap integration would support migrating key features and functionalities from various product platforms into new, higher value solutions at more attractive price points that will appeal to a broader range of customers globally.

•	Extension into Adjacent Markets: By enhancing and expanding NetScout’s product portfolio, NetScout can also enter complementary adjacent markets that will help it further expand its customer relationships and increase its total addressable market. For example, the acquisition of the Arbor Networks business will bring new security offerings that complement NetScout’s core range of solutions by helping customers identify, mitigate and remediate complex technical threats and unauthorized intrusions into their network and IT infrastructures. The Arbor business will accelerate NetScout’s entry into cyber security with market-leading solutions used by leading service providers and enterprises to prevent and mitigate distributed denial of service (DDoS) attacks. In addition, the acquisition will bring new solutions for optimizing the radio access networks (RANs) of service providers and sophisticated business intelligence analytics that are used by service providers to increase customer satisfaction, reduce churn, and increase profits.

•	Leverage NetScout’s direct sales force and pursue cross-selling opportunities. As a result of the acquisition, NetScout will have a larger direct sales force with specialized expertise in targeting the enterprise, service provider and government markets. Each of these markets has different technology issues, challenges and sales cycles. To augment NetScout’s direct sales resources, particularly in key international markets, NetScout plans to leverage relationships with a range of value-added resellers and systems integrators that have historically supported Tektronix Communications, Arbor Networks and the acquired portions of the Fluke Networks Enterprise businesses. These firms possess specialized technical capabilities and local market knowledge, and NetScout believes that they will be important partners to support NetScout following the Transactions. Consequently, NetScout will be very well positioned to better meet the needs of these diverse markets. Additionally, NetScout believes that the Transactions will help create a range of attractive opportunities for the direct sales force to cross-sell various products into NetScout’s customer base. For example, NetScout will seek to leverage its strong relationships with its enterprise customers to accelerate adoption of Arbor Networks’ cyber security solutions and bring additional cyber security solutions to the marketplace that can take advantage of Arbor’s established customer relationships; NetScout also will focus on broadening its relationships with its existing service provider customers by driving sales of the Tektronix Communications’ RAN solutions and cross-selling Tektronix Communications’ business intelligence analytics into new departments.

•	Increase market relevance and awareness. The acquisition will substantially expand NetScout’s customer base around the world. To generate increased demand for NetScout’s products, NetScout will implement marketing campaigns aimed at promoting its thought leadership and driving lead generation for its technology, products and solutions among both enterprise and service provider customers. In addition, NetScout will continue to drive industry initiatives around managing service delivery.

•	Extend NetScout’s technology partner alliance ecosystem. Supporting a larger, more global customer base as a result of the acquisition will require alliances with complementary solutions providers. NetScout plans to continue to enhance its technology value, product capabilities and customer relevance through the continued integration of NetScout’s products into technology partner products. This includes both interoperability integration efforts, as well as embedding NetScout’s technology into alliance partner products to gain a more pervasive footprint across both enterprise and service provider networks.

•	Pursue strategic acquisitions. Prior to the Transactions, NetScout completed five acquisitions in recent years that helped broaden the Company’s capabilities, products and technologies, and better position the Company to meet the needs of its customers and prospects. Following the Transactions, NetScout plans to be opportunistic in pursuing strategic acquisitions in order to achieve key business and technology objectives.

•	Improve cost structure and drive efficiencies. NetScout believes that the Transactions will create a range of opportunities to further improve the Company’s operating profitability by pursuing cost synergies. NetScout will seek to leverage its purchasing power and extend its proven manufacturing techniques in ways that can improve product gross margin. In addition, NetScout plans to integrate certain operations that have previously been managed separately across various business and product lines. NetScout also expects to achieve synergies by using common infrastructure platforms, and by eliminating or reducing redundancies associated with pre-existing resources, programs and capabilities.

NetScout’s Liquidity and Capital Resources After the Transactions

Overview

NetScout’s principal use of its liquidity and capital for six months ended September 30, 2014 was to support its operations, including the payment of routine liabilities, to maintain and improve NetScout’s facilities and systems and to pay variable and incentive compensation to its employees. NetScout’s capital deployment priorities included investments in product development as well as a share repurchase program focusing on the repurchase of incremental shares issued in relation to NetScout’s employee stock compensation programs. For the six months ended September 30, 2014, cash provided by operating activities was approximately $29 million, capital expenditures were approximately $4 million and free cash flow, a non-GAAP measure defined as net cash provided by operating activities less capital expenditures and the purchase of intangible assets, was $25 million. Net cash used in investing activities was approximately $25.6 million, net cash used in financing activities was approximately $27 million primarily because of share repurchases of approximately $31 million. NetScout’s cash, cash equivalents and marketable securities were approximately $217 million as of September 30, 2014.

For the nine month period ended September 26, 2014, cash provided by the operating activities of the Communications Business was approximately $62 million, capital expenditures were approximately $12 million, and free cash flow (as defined above) was approximately $50 million. Net cash used in investing activities was approximately $12 million and net cash paid for financing activities was approximately $50 million, including payments to its parent of approximately $47 million. Danaher has historically provided various services to the Communications Business including cash management and other treasury services. As such, the cash and liquidity is maintained at the Danaher corporate level.

Following the consummation of the Transactions, NetScout expects cash from operating activities to be in the range of $200.0 million to $250.0 million during the first year of the combined operations. Due to the low capital intensive nature of the combined business, NetScout expects that capital expenditures will continue to be less than 5 percent of total combined revenue following the consummation of the Transactions. NetScout expects to incur approximately $11 million of investment banking fees. Since the integration planning is in the beginning phases, there is no estimate of costs associated with achieving any of the projected synergies or the consolidation of any operations and systems as well as professional fees associated with these activities. Additionally, as part of the Merger Agreement, the Communications Business will enter into a Transition Services Agreement with Danaher, under which Danaher will provide the Communications Business specified support services and other assistance for a limited time following the closing of the Transactions. Certain of the services covered under the Transition Services Agreement are costs that are currently included as operating costs in the Communications Business Combined Statements of Earnings, however, there is no guarantee that the Communications Business will not incur higher operating costs than those reflected in those financial statements and NetScout may incur certain costs to replace services at the end of the Transition Services Agreement.

NetScout anticipates that its primary sources of liquidity for working capital and operating activities will be cash provided by operations as well as a financing arrangement which is being reviewed. While NetScout has an existing Revolving Credit Agreement for $250 million that is fully available, NetScout is reviewing alternative financing arrangements including amending the existing facility to cover the requirements of the combined entity. NetScout expects these sources of liquidity will be sufficient to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above.

For more information on the Communications Business and NetScout’s existing sources of liquidity, see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Communications Business” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in NetScout’s annual report on Form 10-K for the year ended March 31, 2014 and quarterly report on Form 10-Q for the quarter ended September 30, 2014, each filed with the SEC and incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of NetScout Before and After the Transactions

Board of Directors

The Merger Agreement provides that the NetScout board of directors will take all actions necessary such that, effective as of the effective time of the First Merger, one person selected by Danaher and approved by NetScout will be elected to the NetScout board of directors. NetScout and Danaher currently anticipate that such individual will be James A. Lico, age 48, Danaher’s Executive Vice President. In accordance with the Merger Agreement, this individual will also, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election to the board of directors of NetScout at NetScout’s 2015 annual meeting of stockholders. Listed below is the biographical information for each person who is currently a member of the board of directors of NetScout.

Anil Singhal, age 61, co-founded NetScout in June 1984 and has served as NetScout’s Chief Executive Officer and as a director on the Company’s Board since inception. In January 2007, Mr. Singhal was appointed Chairman of the Board, and has been serving as NetScout’s President, CEO and Chairman since that time. In his current role, Mr. Singhal is focused on providing strategic leadership and vision, as well as setting operational priorities for the Company’s management team. Mr. Singhal’s vision of “traffic-based instrumentation” has guided NetScout’s product direction and focus for the past three decades, helping to shape the evolution for the industry in the process. Under Mr. Singhal’s leadership, NetScout has grown substantially during the past three decades, completing its initial public offering in 1999 and reaching nearly $400 million in revenue in fiscal year 2014. He is credited with numerous innovations in the field of network traffic monitoring and analysis that have helped NetScout gain several of industry accolades. During the past decade, Mr. Singhal has also been an instrumental part of a number of strategic acquisitions that have fortified and enhanced NetScout’s technology, customer base and go-to-market capabilities. Mr. Singhal has earned notable recognition for his entrepreneurial success, including the TiE (The Indus Entrepreneur) Boston Lifetime Achievement in 2013, Enterprise Bank’s 2013 George L. Duncan Award of Excellence and Ernst & Young’s New England Entrepreneur of the Year in 1997. Mr. Singhal holds a BSEE from BITS, Pilani, India and an MS in Computer Science from the University of Illinois, Urbana-Champaign.

Victor A. DeMarines, age 77, has been a NetScout director since June 2004. Mr. DeMarines was the President and Chief Executive Officer of MITRE from 1994 until his retirement in 2000. He continued to serve as a member of the Board of Trustees and as Chairman of the Technology Committee of MITRE until his retirement from the Board in 2010. He continues his relationship as a consultant to MITRE Corporation on its Department of Defense, Homeland Security, and cyber activity initiatives. Since February 2013, he has served as the Chairman of the Board of Directors of Verint Systems Inc., a publicly-held provider of systems to the internet security marketplace. He has been a member of the Board of Directors of Verint Systems since 2002 and is also currently a member of its Corporate Governance and Nominating Committee and its Audit Committee.

Robert E. Donahue, age 66, has been a NetScout director since March 2013. He currently serves on the board of directors of Sycamore Networks, Inc., an intelligent optical networking and multiservice access provider, where he has served since July 2007. Mr. Donahue served on the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions, from November 2007 to August 2010. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize.Net Holdings, Inc. (formerly Lightbridge Inc.), a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize.

John R. Egan, age 57, has been a NetScout director since October 2000. Mr. Egan is a founding managing partner of Egan-Managed Capital, L.P., a Boston-based venture capital fund specializing in New England, information technology, and early-stage investments, which began in the fall of 1996, and is a managing partner of Carruth Associates. Since 1992, he has been a member of the Board of Directors and is currently the Chairman of the Mergers and Acquisitions Committee and member of the Finance Committee at EMC Corporation, a publicly-held provider of computer storage systems and software. Since 2007, Mr. Egan has served as a member of the Board of Directors and is currently the Chairman of the Mergers and Acquisitions Committee at VMWare, a publicly-held leader in virtualization and cloud infrastructure. Since 2011, Mr. Egan has served as a member of the Board of Directors and currently serves as Non-Executive Chairman of the Board of Directors and serves on the Compensation Committee at Progress Software Corp., a global software company. Since 2012, Mr. Egan has served as a member of the Board of Directors and is currently the Chairman of the Corporate Governance and Nominating Committee at Verint Systems, Inc., a publicly-held provider of systems to the internet security market. Mr. Egan also serves on the Board of Trustees at Boston College and as a director for two other privately held companies.

Joseph G. Hadzima, Jr., age 63, has been a NetScout director since July 1998. Mr. Hadzima has been a Managing Director of Main Street Partners, LLC, a venture capital investing and technology commercialization company, since April 1998. Since 2000, he has also been President of IPVision, Inc., a Main Street Partners portfolio company that provides intellectual property analysis systems and services. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management, of counsel at a law firm, and serves as a director on two private company boards.

Vincent J. Mullarkey, age 66, has been a NetScout director since November 2000. From May 2005 to June 2007, he was a member of the Board of Directors and the Chairman of the Audit Committee of webMethods, Inc., a then publicly-held business process integration software company that was acquired by Software AG in June 2007. Mr. Mullarkey was the Senior Vice President, Finance and Chief Financial Officer of Digital Equipment Corporation from 1994 until his retirement in September 1998.

Christopher Perretta, age 57, has been a NetScout director since September 2014. Mr. Perretta served as Executive Vice President and Chief Information Officer at State Street Corporation since September 2007 and as a member of State Street Corporation’s Management Committee since February 2013. From December 1996 to September 2007, Mr. Perretta served in various roles at General Electric Corporation, including as Chief Information Officer for the North American Consumer Financial Services unit, Chief Technology Officer for General Electric Capital, and most recently, from January 2003 to September 2007, as Chief Information Officer of General Electric Commercial Finance. Mr. Perretta also serves as a member of the board of directors of a privately-held company.

Executive Officers

Anil Singhal, age 61, co-founded NetScout in June 1984 and has served as NetScout’s Chief Executive Officer and as a director on the Company’s Board since inception. In January 2007, Mr. Singhal was appointed Chairman of the Board, and has been serving as NetScout’s President, CEO and Chairman since that time. In his current role, Mr. Singhal is focused on providing strategic leadership and vision, as well as setting operational priorities for the Company’s management team. Mr. Singhal’s vision of “traffic-based instrumentation” has guided NetScout’s product direction and focus for the past three decades, helping to shape the evolution for the industry in the process. Under Mr. Singhal’s leadership, NetScout has grown substantially during the past three decades, completing its initial public offering in 1999 and reaching nearly $400 million in revenue in fiscal year 2014. He is credited with numerous innovations in the field of network traffic monitoring and analysis that have helped NetScout gain several of industry accolades. During the past decade, Mr. Singhal has also been an instrumental part of a number of strategic acquisitions that have fortified and enhanced NetScout’s technology, customer base and go-to-market capabilities. Mr. Singhal has earned notable recognition for his entrepreneurial success, including the TiE (The Indus Entrepreneur) Boston Lifetime Achievement in 2013, Enterprise Bank’s 2013 George L. Duncan Award of Excellence and Ernst & Young’s New England Entrepreneur of the Year in 1997. Mr. Singhal holds a BSEE from BITS, Pilani, India and an MS in Computer Science from the University of Illinois, Urbana-Champaign.

Michael Szabados, age 62, has served as NetScout’s Chief Operating Officer since April 2007. In this role, Mr. Szabados is focused on executing NetScout’s vision and strategy. During his tenure, he has been critical in helping lead the Company’s key functional areas as the Company more than doubled in size. Mr. Szabados has also helped lead the integration of Network General and five other companies that NetScout has acquired. His career at NetScout began in 1997 when he joined the Company as vice president, marketing, charged with increasing the Company’s overall visibility and market awareness. His responsibilities expanded in 2001 to encompass product development, manufacturing and customer support when he was promoted to Senior Vice President, Product Operations. A veteran of the enterprise networking industry, Mr. Szabados held senior leadership roles with companies including UB Networks, SynOptics/Bay Networks and MIPS Corporation following engineering and product management roles at Intel Corporation and later at Apple. Mr. Szabados holds a BSEE from UC Irvine and an MBA from UC Santa Clara.

Jean Bua, age 56, has served as NetScout’s Chief Financial Officer and Treasurer since November 2011. She joined the company in September 2010 as Vice President, Finance, in conjunction with the Company’s succession planning. In her current role, Ms. Bua is responsible for investor relations, treasury, financial planning and analysis, real estate development, accounting and compliance. Ms. Bua has played a key role in executing on the financial aspects of the Company’s strategy during a period in which the Company’s market capitalization grew by 300%. During her tenure, the Company has successfully completed and integrated five acquisitions. Before joining NetScout, Ms. Bua served as Executive Vice President, Finance & Treasurer of American Tower Corporation, a leading provider of infrastructure for the wireless telecommunications industry. While at American Tower, she was a critical contributor to multiple equity and debt financings, and numerous acquisitions that enabled the company to more than double in revenue through both acquisition and organic growth. Prior to American Tower, Ms. Bua spent nine years at Iron Mountain, Inc., concluding as Senior Vice President, Chief Accounting Officer and Worldwide Controller. During her tenure, Iron Mountain successfully consolidated the records management industry and grew from annual revenue of $100 million to over $2 billion through more than 100 domestic and international acquisitions. Previously, she held senior positions at Duracraft Corp. and Keithley Instruments. She was a management consultant at Ernst & Young and an auditor at KPMG. Ms. Bua earned her Bachelor of Science in Business Administration, summa cum laude, from Bryant College and her Masters of Business Administration from the University of Rhode Island.

John W. Downing, age 56, has served as NetScout’s Senior Vice President, Worldwide Sales Operations, since 2007. In this role, Mr. Downing is responsible for directing the Company’s sales leadership in both the service provider and enterprise markets. Under Mr. Downing’s direction, NetScout has reported strong revenue growth and built vibrant, long-term relationships with leading telecommunications service providers, government agencies and many of the world’s largest corporations. He joined NetScout in 2000 as Vice President, Sales Operations, instituting and refining key go-to-market programs and sales processes that have underpinned the Company’s four-fold revenue growth during the past fourteen years. Prior to NetScout, from April 1998 until September 2000, Mr. Downing served as Vice President of Sales at Genrad Corporation, a $300 million manufacturer of electronic testing equipment and production solutions, and was Vice President of North American Sales from January 1996 until March 1998. Mr. Downing earned a Bachelor of Science in Engineering (BSE) in Computer Science and Applied Mathematics from Tufts University and a Master’s in Business Administration from Suffolk University.

INFORMATION ON DANAHER

Danaher, a Delaware corporation, designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. Danaher’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 50 countries.

For the 2013 fiscal year, Danaher had net earnings of over $2.69 billion and approximately 66,000 employees employed globally. Danaher’s principal executive offices are located at 2200 Pennsylvania Ave., NW—Suite 800W, Washington, DC 20037 and its telephone number is (202) 828-0850. Danaher’s internet address is http://www.danaher.com. The information on Danaher’s website is not incorporated by reference into or part of this prospectus.

Danaher’s business consists of five segments: Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental and Industrial Technologies.

•	The Test & Measurement segment is a provider of electronic measurement instruments, professional test tools, thermal imaging and calibration equipment used in electrical, industrial, electronic and calibration applications. The test, measurement and monitoring products are used in electronic design, manufacturing and advanced technology development, network monitoring, management and optimization tools and security solutions for communications and enterprise networks. As discussed in more detail in this prospectus, in October 2014, Danaher entered into an agreement to separate its Communications Business and merge it with a subsidiary of NetScout Systems, Inc.

•	In the Environmental segment, Danaher’s water quality business is a global leader in water quality analysis and treatment, providing instrumentation and disinfection systems to help analyze and manage the quality of ultra pure water, potable water, wastewater, groundwater and ocean water in residential, commercial, industrial and natural resource applications. Danaher’s retail/commercial petroleum business is a leading worldwide provider of solutions and services focused on fuel dispensing, remote fuel management, point-of-sale systems, payment systems, environmental compliance, vehicle tracking and fleet management.

•	In the Life Sciences & Diagnostics segment, Danaher’s diagnostics business offers a range of analytical instruments, reagents, consumables, software and services that hospitals, physician’s offices, reference laboratories and other critical care settings use to diagnose disease and make treatment decisions. Danaher’s life sciences business offers a range of research and clinical tools that scientists use to study cells and cell components to understand the causes of disease, identify new therapies and test new drugs and vaccines.

•	Danaher’s Dental segment provides a range of dental consumables, equipment and services that are used to diagnose, treat and prevent disease and ailments of the teeth, gums and supporting bone, and to improve the aesthetics of the human smile.

•	Danaher’s Industrial Technologies segment is a provider of equipment, consumables and software for various printing, marking, coding, design and color management applications on consumer and industrial products. The segment is also a global provider of electromechanical motion control solutions for the industrial automation and packaging markets.

For a more detailed description of Danaher’s business, see Danaher’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the SEC and is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

INFORMATION ON THE COMMUNICATIONS BUSINESS

The Company

The Communications Business (also referred to as “we,” “us” or “our” solely for purposes of this section) has been operated as Danaher Corporation’s Communications platform since 2008. Danaher created the Communications platform from the enterprise network performance management and diagnostics business of Fluke Networks Enterprise, which Danaher acquired in 1998, the telecommunications network monitoring, subscriber troubleshooting and diagnostics business of Tektronix, Inc., which Danaher acquired in 2007, the network security solutions business of Arbor Networks, Inc., which Danaher acquired in 2010, as well as from the acquisitions of AirMagnet and Aran Technologies in 2009, VSS Monitoring in 2012 and Newfield Wireless and PacketLoop in 2013. Danaher established its Communications platform primarily to address the market opportunities arising from the convergence of telecommunication and enterprise technologies, which historically had been relatively distinct but have converged as a result of the emergence of internet protocol as the predominant underlying technology for both applications.

Today, the Communications Business is a leading provider of products and solutions used in the design, deployment, monitoring and security of traditional, virtualized, mobile and cloud-based networks operated by communications service providers, hosting service providers, enterprises and government agencies worldwide. We derive revenue principally by developing, manufacturing, and selling a broad range of hardware, software and support services. We maintain operations and conduct business in all major geographies, including North America, Europe, Asia Pacific and Latin America.

Our headquarters is located at 3033 W. President George Bush Highway in Plano, Texas and our telephone number is (469) 330-4000.

Markets, Customers and Products

We design, manufacture, market, license, sell and support innovative hardware and software solutions that help our customers deploy, manage and secure their communication network technologies and services. Communication networks include telecommunication and other service provider networks as well as enterprise networks. Our solutions collect and analyze massive volumes of voice, video and data traffic that traverse communication networks. The data we collect is in the form of “packets” (also known as network data) and “flows” (also known as machine data). These forms of data provide granular detail regarding what is occurring within communication networks, both in real-time and historically. Our solutions allow our customers to analyze the large amount of packets and flows on their communication networks. From these packets and flows our analytics solutions derive contextual and correlated insights about what is occurring at different physical points and times in a network. These insights help our customers to:

•	improve the quality of their end users’ experience;

•	monitor the performance of their network infrastructure and the services it delivers;

•	troubleshoot customer service and operational problems across vast, complex networks;

•	enable and deliver location-based services for their mobile subscribers; and

•	detect and mitigate cyber security events in their network, including distributed denial-of-service (“DDoS”) attacks and advanced persistent threats (“APT”).

Our product offerings include the following:

•	telecommunications network monitoring systems for performance management and troubleshooting;

•	cyber security detection and mitigation systems for service provider and enterprise networks;

•	portable enterprise network analysis and optimization tools;

•	network packet brokering tools;

•	enterprise network performance management systems; and

•	geolocation systems for mobile telecommunications networks.

Our products are configured either as stationary solutions that continuously monitor packet and flow traffic, typically in a live network environment, or as handheld or portable tools used in laboratories and/or live networks to design, deploy or test specific types of equipment, services or points in a network.

Businesses in multiple industry verticals (including wireless and fixed-line communications service providers, hosting service providers, enterprises and governmental agencies) use our solutions to reduce operating expenses and improve the performance and availability of their communication networks. Our broad portfolio of solutions addresses the “end-to-end” needs of large, physically diversified networks: from centralized information technology data centers and network operations centers to the remote access points of networks such as enterprise branch offices and mobile telecommunications “cell towers.”

Sales to the Communications Business’ two largest customers, AT&T and Verizon, were 25% and 11%, respectively, of total sales in 2013, 23% and 10%, respectively, of total sales in 2012 and 31% and 2%, respectively, of total sales in 2011. No other customer accounted for more than 10% of consolidated sales in 2013, 2012 or 2011.

Our products and solutions are marketed under the AIRMAGNET, ARBOR NETWORKS, FLUKE NETWORKS, TEKTRONIX COMMUNICATIONS and VSS MONITORING brands.

Strategy

We believe there are several key trends driving growth in our served markets, including the:

•	proliferation of “smart” devices, including mobile phones and machine-to-machine and “Internet of Things” communications;

•	increasing sophistication of “real-time” communications services requiring superior network performance and availability;

•	growing prevalence of cyber security attacks (such as DDoS and APT) on network integrity and availability;

•	new investments in network function virtualization (“NFV”) and software defined networks (“SDN”);

•	continuing transition of “premise-based” infrastructures and services to “cloud-based” infrastructure and services; and

•	increasing demand for the extraction of insights from “Big Data” such as the traffic traversing communication networks.

We believe communications service providers, enterprises and government agency network operators worldwide will continue to invest in solutions like ours to address the increasing complexities associated with these trends.

Our strategy is to focus on facilitating the deployment, management and security of our customers’ communication network technologies and services. As our customers migrate to new technologies and services we seek to adapt and enhance our solutions accordingly with the objective of offering a broad, complementary and best-in-class portfolio that addresses our customers’ needs. The initiatives we are pursuing to accomplish this strategy include:

•	improving the cost-effective, technical scalability of our solutions to address the ever-increasing volumes of traffic customers need to monitor and analyze in real-time;

•	migrating our hardware solutions to virtualized formats in a manner that preserves technical performance and financial attractiveness for our customers;

•	embracing the opportunities presented by the “cloud,” to improve our competitive positioning and expand the size of our addressable market;

•	re-purposing the contextual and correlated insights we derive from network traffic to serve not only the technical functions of our customers but also the business and marketing functions; and

•	leveraging our broad footprint in monitoring internet traffic to help our security solutions deployed in customer networks around the world better identify cyber security threats and fortify network defenses.

To accomplish this strategy, we are investing in internal product development, pursuing strategic acquisitions as appropriate to gain access to technology, products, or markets and leveraging our strong industry brands, customer relationships and global distribution channels.

Manufacturing and Materials

Our primary manufacturing activities occur at facilities located in North America. We perform installation and integration activities at customer sites using internal direct labor and third-party integration providers. These installation and integration activities occur primarily at network operator sites located in all of the major geographic regions that we serve.

Our manufacturing operations employ a variety of raw materials that we purchase from independent sources around the world. No single supplier is material, although for some components that require particular specifications or qualifications there may be a single supplier or a limited number of suppliers that can readily provide such components. We utilize a number of techniques to address potential disruption in and other risks relating to our supply chain, including in certain cases the use of safety stock, alternative materials and qualification of multiple supply sources. During 2013, we had no raw material shortages that had a material effect on our business.

Sales, Distribution and Backlog

We maintain a direct sales and field maintenance organization, staffed with technically trained personnel throughout the world. Sales to end-customers are made through our direct sales organization and to a lesser extent through independent distributors and resellers located in principal market areas. Our distribution strategy is to align the sales channel with our customer base, concentrating direct selling efforts in large or strategic geographies and markets, and utilizing distributors or other partners to expand geographic and customer reach.

Our unfilled product and service orders were $357,334,000 as of December 31, 2013 and $398,404,000 as of December 31, 2012. A large majority of the unfilled orders will be delivered to customers within one year.

Research and Development

We conduct research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of our existing products and expanding the applications for which uses of our products are appropriate. Our research and development efforts include internal initiatives and those that use licensed or acquired technology. Research and development activities occur in North America, Asia and Europe. We anticipate that we will continue to make significant expenditures for research and development as we seek to provide a continuing flow of innovative products to maintain and improve our competitive position. Expenditures for research and development during fiscal years 2013, 2012 and 2011 were $147,553,000, $130,872,000 and $111,898,000, respectively. Customer-sponsored research and development was not significant in 2013, 2012 or 2011.

Seasonality

General economic conditions impact our business and financial results, but we are not subject to material seasonality.

Competition

Our primary competitors include Astellia SA, Empirix Inc., FireEye Inc., Gigamon, Inc., International Business Machines Corporation, Ixia, JDS Uniphase Corporation, NetScout, Polystar, Riverbed Technology, Inc., network equipment manufacturers (“NEMs”) and various in-house solutions. We encounter a variety of competitors, including well-established regional competitors, competitors who are more specialized than we are in particular markets, as well as larger companies or divisions of larger companies with substantial sales, marketing, research, and financial capabilities. We are facing increased competition in a number of our served markets as a result of the entry of new, large companies into certain markets, the entry of competitors based in low-cost manufacturing locations, and increasing consolidation in particular markets. Our management believes that we have a market leadership position in many of the markets we serve. Key competitive factors vary among our product and service lines, but include product scalability and performance, technology and product availability, price, quality, delivery speed, service and support, innovation, distribution network and brand name recognition.

Intellectual Property

We own numerous patents along with trademarks, copyrights, trade secrets and licenses to intellectual property owned by others. Although in aggregate our intellectual property is important to our operations, we do not consider any single patent, trademark, copyright, trade secret or license to be of material importance to our business. From time to time we engage in litigation to protect our intellectual property rights.

Working Capital

We maintain an adequate level of working capital to support our business needs. There are no unusual industry practices or requirements relating to working capital items. In addition, our sales and payment terms are generally similar to those of our competitors.

Employee Relations

As of September 26, 2014, we employed approximately 2,570 persons, of whom approximately 1,560 were employed in the United States and approximately 1,010 were employed outside of the United States. In the United States we do not have any hourly-rated, unionized employees. Outside the United States, we have government-mandated collective bargaining arrangements and union contracts in certain countries.

Regulatory Matters

We face government regulation both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of our products, software and services. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with.

Environmental, Health and Safety Laws and Regulations

Our operations, products and services are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the environment and establish standards for the generation, use, treatment, storage and disposal of hazardous and non-hazardous wastes. We must also comply with various health and safety regulations in both the United States and abroad in connection with our operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on our capital expenditures, earnings or competitive position, and we do not anticipate material capital expenditures for environmental control facilities.

Export/Import Compliance

We are required to comply with various U.S. export/import control and economic sanctions laws, including: (1) the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, which, among other things, impose licensing requirements on the export or re-export of certain dual-use goods, technology and software (which are items that potentially have both commercial and military applications); (2) the regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, which implement economic sanctions imposed against designated countries, governments and persons based on United States foreign policy and national security considerations; and (3) the import regulatory activities of the U.S. Customs and Border Protection. Other nations’ governments have implemented similar export and import control regulations, which may affect our operations or transactions subject to their jurisdictions.

International Operations

Our products, software and services are available worldwide, and our principal markets outside the United States are in Europe, Asia and Latin America. We believe that our future growth depends in part on our ability to continue developing products and sales models that successfully target emerging markets. Annual revenue derived from customers outside the United States (based on geographic destination) as a percentage of total annual revenue was 41% in 2013, 42% in 2012 and 44% in 2011. Long-lived assets located outside the United States as a percentage of total long-lived assets as of December 31, 2013, 2012 and 2011 were 8%, 8% and 10%, respectively.

The manner in which our products and services are sold outside the United States differs by product and by region. Most of our sales in non-U.S. markets are made directly from the U.S., but we also sell products through various representatives and distributors. In countries with low sales volumes, we often sell through representatives and distributors as well as other partners such as third party system integrators. Financial information about our international operations is contained in Note 15 of the Communications Business’ Combined Financial Statements for the year ended December 31, 2013.

Properties

Our headquarters is located in Plano, Texas. The following is a summary of our significant operating locations.

Location	Own/Lease	Functional Use
Plano, Texas	Own[1]	R&D, service, manufacturing and administrative
Ann Arbor, Michigan	Lease	R&D and service
Burlington, Massachusetts	Lease	R&D, service, manufacturing and administrative
Atlanta, Georgia	Lease	R&D
Berlin, Germany	Lease	R&D and manufacturing
Frankfurt, Germany	Lease	Service and administrative
Dublin, Ireland	Lease	R&D, manufacturing and administrative
Padova, Italy	Lease	R&D
Shanghai, China	Lease	R&D
Sunnyvale, California	Lease	R&D, manufacturing and administrative
Berkeley, California	Lease	R&D and administrative
Colorado Springs, Colorado	Lease	R&D and administrative
Santa Clara, California	Lease	R&D and administrative
Beijing, China	Lease	R&D
Rockville, Maryland	Lease	Sales and service

[1]	As of the closing of the distribution of the Communications Business, the ownership of this facility will be transferred to Danaher or a subsidiary of Danaher and leased to NetScout or a subsidiary of NetScout.

Legal Proceedings

We are, from time to time, subject to a variety of litigation and other legal and regulatory proceedings incidental to its business. Based upon our experience, current information and applicable law, we do not believe it is reasonably possible that these proceedings and claims will have a material effect on our financial statements.

HISTORICAL MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for NetScout. The NetScout historical data has been derived from and should be read together with NetScout’s audited consolidated financial statements and related notes thereto contained in NetScout’s annual report on Form 10-K for the fiscal year ended March 31, 2014, and NetScout’s unaudited consolidated financial statements and related notes thereto contained in NetScout’s quarterly report on Form 10-Q for the period ended September 30, 2014, each of which are incorporated by reference into this prospectus. The pro forma data has been derived from the unaudited pro forma combined financial statements of NetScout and the Communications Business included elsewhere in this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

This comparative historical and pro forma per share data is being provided for illustrative purposes only. NetScout may have performed differently had the Transactions occurred prior to the periods presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had NetScout and the Communications Business been combined during the periods presented or of the future results or financial condition of NetScout to be achieved following the Transactions.

	As of and for the Six Months Ended September 30, 2014		As of and for the Year Ended March 31, 2014
(shares in thousands)	Historical	Pro Forma	Historical	Pro Forma
Basic earnings per share	$0.55	$(0.07)	$1.19	$0.57
Diluted earnings per share	$0.54	$(0.07)	$1.17	$0.57
Weighted average common shares outstanding—Basic	41,071	103,571	41,366	103,866
Weighted average common shares outstanding—Diluted	41,732	103,571	41,955	104,497
Book value per share of common stock	$10.02	$26.87	$9.94	Not available

Historical Common Stock Market Price and Dividend Data

Historical market price data for Newco has not been presented because the Communications Business is currently operated by Danaher and there is no established trading market in Newco common units. Shares of Newco common units do not currently trade separately from Danaher common stock.

Shares of Danaher common stock currently trade on the NYSE under the symbol “DHR.” On October 10, 2014, the last trading day before the announcement of the Transactions, the last sale price of Danaher’s common stock reported by the NYSE was $71.86. On [—], 2015, the last trading day prior to the date of this prospectus, the last sale price of Danaher common stock reported by the NYSE was $[—].

Shares of NetScout common stock currently trade on NASDAQ under the symbol “NTCT.” On October 10, 2014, the last trading day before the announcement of the Transactions, the last sale price of NetScout’s common stock reported by NASDAQ was $41.91. On [—], 2015, the last trading day prior to the daet of this prospectus, the last sale price of NetScout common stock reported by NASDAQ was $[—].

The following table sets forth, for the periods indicated, the high and low sales prices per share of Danaher common stock, as reported on the NYSE, and NetScout common stock, as reported on NASDAQ. In addition, the table also sets forth the quarterly cash dividends per share declared by Danaher with respect to Danaher common stock.

	Danaher Per Share Dividends			Danaher Common Stock		NetScout Common Stock
				High	Low	High	Low
Calendar Year Ending December 31, 2015
First Calendar Quarter (through January 6, 2015)	$	[—]		$86.29	$83.58	$37.12	$34.20
Calendar Year Ending December 31, 2014
First Calendar Quarter		$0.10		$78.80	$71.89	$39.10	$28.64
Second Calendar Quarter		$0.10		$81.14	$71.75	$44.54	$33.30
Third Calendar Quarter		$0.10		$80.00	$73.02	$48.13	$41.15
Fourth Calendar Quarter		$0.10		$87.49	$70.12	$46.17	$31.59
Calendar Year Ended December 31, 2013
First Calendar Quarter		$—	[1]	$62.90	$56.17	$28.28	$23.74
Second Calendar Quarter		$0.025		$64.80	$57.61	$24.92	$21.22
Third Calendar Quarter		$0.025		$70.94	$63.16	$27.55	$23.22
Fourth Calendar Quarter		$0.025		$77.39	$66.83	$30.76	$24.04
Calendar Year Ended December 31, 2012
First Calendar Quarter		$0.025		$55.92	$48.24	$22.49	$15.72
Second Calendar Quarter		$0.025		$55.99	$49.75	$21.85	$17.75
Third Calendar Quarter		$0.025		$55.61	$49.48	$26.59	$18.96
Fourth Calendar Quarter		$0.050		$56.80	$51.39	$26.31	$23.05

[1]	Danaher did not make cash payments for dividends during the first quarter of 2013 because Danaher’s board of directors had determined to accelerate the quarterly dividend payment that normally would have been paid in January 2013 and paid it in December 2012.

NetScout Dividend Policy

NetScout currently intends to retain its future earnings, if any, to finance the development and expansion of its business and is limited in its ability to pay cash dividends under the terms of its current credit facility. Therefore, NetScout does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of NetScout’s board of directors and will depend on NetScout’s financial condition, results of operations and capital requirements, restrictions contained in any financing instruments and such other factors as the NetScout board of directors deems relevant.

Danaher Dividend Policy

Declarations of dividends on Danaher’s common stock are made at the discretion of Danaher’s board of directors. Among other things, Danaher’s board of directors evaluates business conditions and earnings. In February 2014, Danaher’s board of directors increased Danaher’s quarterly dividend by declaring a dividend of $0.10 per share. In the second, third and fourth quarters of 2014, Danaher declared a regular quarterly dividend of $0.10 per share. Aggregate cash payments for dividends during the first nine months of 2014 were $157.4 million. Danaher paid $52.1 million in 2013, $86.4 million in 2012 and $61.3 million in 2011 in cash dividends on its common stock.

SELECTED FINANCIAL STATEMENT DATA

Selected Historical Combined Financial Data of the Communications Business

Newco is a newly-formed holding company organized for the purpose of holding the Communications Business and consummating the Transactions with NetScout. The following data, insofar as it relates to each of the years 2011 through 2013, has been derived from annual financial statements, including the combined balance sheets at December 31, 2013 and December 31, 2012 and the related combined statements of earnings for each of the three years in the period ended December 31, 2013 and notes thereto appearing elsewhere herein. The data as of December 31, 2011 and as of and for the years ended December 31, 2010 and December 31, 2009 has been derived from unaudited combined financial information not included or incorporated by reference into this document. The data as of and for the nine months ended September 26, 2014 and September 27, 2013 has been derived from unaudited combined condensed financial statements included herein and is not necessarily indicative of the results or financial condition for the remainder of the year or any future period. This information is only a summary and you should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Communications Business” and the financial statements of the Communications Business and the notes thereto included elsewhere in this document ($ in thousands).

	Nine Months Ended		Year Ended December 31
	September 26, 2014	September 27, 2013	2013	2012	2011	2010	2009
Sales
Product	$399,191	$457,285	$623,632	$594,770	$483,782	$367,141	$284,095
Service	167,625	154,237	211,259	190,968	185,497	121,204	92,584

Total sales	$566,816	$611,522	$834,891	$785,738	$669,279	$488,345	$376,679
Earnings before income taxes	51,170	112,313	116,598	157,881	106,722	43,707	8,506

Net earnings	35,194	80,128	83,806	103,798	74,371	28,028	5,571
Total assets	$1,189,415	$1,168,640	$1,235,903	$1,185,543	$998,760	$1,047,998	$774,961

Selected Consolidated Historical Financial Data of Danaher

The following selected consolidated historical financial data of Danaher as of and for each of the years in the five-year period ended December 31, 2013 has been derived from the audited consolidated financial statements of Danaher. The following selected consolidated historical financial data of Danaher as of and for each of the nine-month periods ended September 26, 2014 and September 27, 2013 has been derived from the unaudited consolidated condensed financial statements of Danaher, incorporated by reference herein, and is not necessarily indicative of the results or financial condition for the remainder of the year or any future period. This information is only a summary and should be read in conjunction with the financial statements of Danaher and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended September 26, 2014, each of which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

	As of and for the Nine Months Ended		As of and for the Year Ended December 31,
	September 26, 2014	September 27, 2013	2013	2012	2011	2010	2009
	(In millions, except per share data and ratio data)
Statement of Earnings Data
Sales	$14,496.6	$13,851.3	$19,118.0	$18,260.4	$16,090.5	$12,550.0	$10,516.7
Operating profit (1)	2,544.0	2,386.9	3,274.9	3,165.1	2,617.2	2,049.6	1,439.7
Net earnings from continuing operations	1,936.7	1,905.7	2,695.0	2,299.3	1,935.3	1,718.2	1,087.0
Earnings from discontinued operations, net of income taxes	—	—	—	92.9	237.0	74.8	64.7

Net earnings	$1,936.7	$1,905.7	$2,695.0	$2,392.2	$2,172.3	$1,793.0	$1,151.7

Net earnings per share from continuing operations:
Basic	$2.76	$2.74	$3.87	$3.32	$2.86	$2.63	$1.69
Diluted	$2.71	$2.69	$3.80	$3.23	$2.77	$2.53	$1.63

Net earnings per share from discontinued operations:
Basic	$—	$—	$—	$0.13	$0.35	$0.11	$0.10
Diluted	$—	$—	$—	$0.13	$0.34	$0.11	$0.10

Net earnings per share:
Basic	$2.76	$2.74	$3.87	$3.45	$3.21	$2.74	$1.80	(2)
Diluted	$2.71	$2.69	$3.80	$3.36	$3.11	$2.64	$1.73

Dividends declared per share	$0.30	$0.08	$0.10	$0.10	$0.09	$0.08	$0.06
Total assets	$35,535.9	$33,721.2	$34,672.2	$32,941.0	$29,949.5	$22,217.1	$19,595.4
Total debt	$3,036.1	$3,502.0	$3,499.0	$5,343.1	$5,305.2	$2,824.7	$2,933.2
Ratio of Earnings to Fixed Charges	23.8	20.6	22.6	17.6	16.0	15.5	11.1	(3)

(1)	This term is distinct from the term “Operating Profit” as defined in the section of this prospectus entitled “Helpful Information” because the definition of “Operating Profit” in such section is specific to the Communications Business.
(2)	Net earnings per share amount does not add due to rounding.
(3)	These ratios include Danaher Corporation and its consolidated subsidiaries. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated, where “earnings” consist of (1) earnings (excluding earnings from equity investees) before income taxes plus distributed income of equity investees; plus (2) fixed charges, and “fixed charges” consist of (A) interest, whether expensed or capitalized, on all indebtedness, (B) amortization of premiums, discounts and capitalized expenses related to indebtedness, and (C) an interest component representing the estimated portion of rental expense that management believes is attributable to interest. Interest on unrecognized tax benefits is included in the tax provision in the Company’s Consolidated Condensed Statements of Earnings and is excluded from the computation of fixed charges.

Selected Consolidated Historical Financial Data of NetScout

The following selected historical consolidated financial data of NetScout for the years ended March 31, 2014, 2013 and 2012, and as of March 31, 2014 and 2013, has been derived from NetScout’s audited consolidated financial statements, which are incorporated by reference into this prospectus. The following selected financial data as of and for the years ended March 31, 2011 and 2010 has been derived from NetScout’s audited historical consolidated financial statements, which are not included or incorporated by reference into this prospectus. The following selected historical consolidated financial data as of and for the six-month periods ended September 30, 2014 and 2013 has been derived from the unaudited consolidated financial statements of NetScout, which are incorporated by reference in this prospectus. The selected historical combined financial data presented below is not necessarily indicative of the results or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of NetScout and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in NetScout’s annual report on Form 10-K for the year ended March 31, 2014 and quarterly report on Form 10-Q for the period ended September 30, 2014, each of which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for the Six Months Ended September 30,		As of and for the Year Ended March 31,
	2014	2013	2014	2013	2012	2011	2010
	(In thousands, except for share data)
Results of Operations:
Revenue:
Product	$122,319	$95,334	$234,268	$198,749	$168,141	$159,948	$142,113
Service	89,132	78,568	162,379	151,801	140,538	130,592	118,229

Total revenue	211,451	173,902	396,647	350,550	308,679	290,540	260,342

Cost of revenue:
Product	26,705	21,583	51,219	45,752	39,271	38,175	35,564
Service	17,486	15,043	33,294	28,256	26,401	23,186	20,500

Total cost of revenue	44,191	36,626	84,513	74,008	65,672	61,361	56,064

Gross profit	167,260	137,276	312,134	276,542	243,007	229,179	204,278

Operating expenses:
Research and development	38,008	32,603	70,454	61,546	49,478	40,628	36,650
Sales and marketing	69,468	63,759	129,611	116,807	109,624	105,271	99,059
General and administrative	19,820	14,438	30,623	29,718	27,488	23,308	20,609
Amortization of acquired intangible assets	1,718	1,711	3,432	2,877	2,131	1,907	2,057
Restructuring charges	—	—	—	1,065	603	—	—

Total operating expenses	129,014	112,511	234,120	212,013	189,324	171,114	158,375

Income from operations	38,246	24,765	78,014	64,529	53,683	58,065	45,903
Interest and other expense, net	(674)	(132)	(158)	(793)	(2,765)	(1,772)	(2,832)

Income before income tax expense	37,572	24,633	77,856	63,736	50,918	56,293	43,071
Income tax expense	14,863	9,497	28,750	23,127	18,490	19,028	15,154

Net income	$22,709	$15,136	$49,106	$40,609	$32,428	$37,265	$27,917

Basic net income per share	$0.55	$0.37	$1.19	$0.97	$0.77	$0.89	$0.69
Diluted net income per share	$0.54	$0.36	$1.17	$0.96	$0.76	$0.87	$0.67

Financial highlights:
Cash, cash equivalents and short and long-term marketable securities	$217,311	$159,449	$218,794	$154,091	$213,516	$228,478	$170,551
Total assets	$591,541	$541,401	$607,763	$552,176	$567,757	$527,570	$482,601
Debt	$—	$—	$—	$—	$62,000	$68,106	$79,356
Total stockholder’s equity	$412,622	$382,787	$409,161	$371,903	$342,369	$319,559	$266,843

	As of and for the Six Months Ended September 30,		As of and for the Year Ended March 31,
	2014	2013	2014	2013	2012	2011	2010
	(In thousands, except for share data)
Cash flow data:
Cash from operating activities	$28,990	$27,101	$110,946	$95,412	$68,307	$67,189	$45,654
Purchases of fixed assets	$(4,016)	$(6,355)	$(13,066)	$(11,671)	$(11,088)	$(7,491)	$(5,242)
Purchases of intangible assets	$(92)	$(153)	$(1,086)	$(277)	$(200)	—	—
Non-GAAP free cash flow(1)	$24,882	$20,593	$96,794	$83,464	$57,019	$59,698	$40,412

Other Selected Data:
Weighted average common shares outstanding-basic	41,071	41,398	41,366	41,665	42,035	42,059	40,691
Weighted average common shares outstanding-diluted	41,732	42,004	41,955	42,322	42,750	42,973	41,915
Non-GAAP revenue(1)	$211,469	$174,181	$397,205	$351,765	$308,991	$289,743	$261,659
Non-GAAP net income(1)	$31,839	$22,977	$64,218	$56,014	$46,970	$44,881	$35,859
Non-GAAP net income per share(1)	$0.76	$0.55	$1.53	$1.32	$1.10	$1.04	$0.86

(1)	NetScout supplements the generally accepted accounting principles (GAAP) financial measures NetScout reports in quarterly and annual earnings announcements, investor presentations and other investor communications by reporting the following non-GAAP measures: non-GAAP revenue, non-GAAP net income, non-GAAP free cash flow and non-GAAP net income per diluted share. Non-GAAP revenue eliminates the GAAP effects of acquisitions by adding back revenue related to deferred revenue revaluation, and, for the fiscal year ended March 31, 2011, eliminates the revenue impact of recently adopted accounting guidance. Non-GAAP net income includes the foregoing adjustment and also removes expenses related to the amortization of acquired intangible assets, share-based compensation, restructuring, certain expenses relating to acquisitions including compensation for post-combination services, business development charges and loss on early extinguishment of debt, net of related income tax effects. Non-GAAP diluted net income per share also excludes these expenses as well as the related impact of all these adjustments on the provision for income taxes. Non-GAAP free cash flow is operating cash flow less cash outflows for PP&E and intangibles.

These non-GAAP measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP (revenue, net income and diluted net income per share), and may have limitations in that they do not reflect all our results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from, or as a substitute for results prepared in accordance with GAAP.

NetScout management believes these non-GAAP financial measures enhance the reader’s overall understanding of NetScout’s current financial performance and its prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how NetScout plans and measures its business. NetScout believes that providing these non-GAAP measures affords investors a view of NetScout’s operating results that may be more easily compared to its peer companies and also enables investors to consider NetScout’s operating results on both a GAAP and non-GAAP basis during and following the integration period of NetScout’s acquisitions. Presenting the GAAP measures on their own may not be indicative of our core operating results. Furthermore, management believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures provide useful information to management and investors regarding present and future business trends relating to NetScout’s financial condition and results of operations.

The following table reconciles revenue, net income and net income per share on a GAAP and non-GAAP basis (in thousands, except for per share amounts):

	Six Months Ended September 30,		Year ended March 31,
	2014	2013	2014	2013	2012	2011	2010
GAAP revenue	$211,451	$173,902	$396,647	$350,550	$308,679	$290,540	$260,342
Revenue adjustments	18	279	558	1,215	312	(797)	1,317

Non-GAAP revenue	$211,469	$174,181	$397,205	$351,765	$308,991	$289,743	$261,659

GAAP net income	$22,709	$15,136	$49,106	$40,609	$32,428	$37,265	$27,917
Revenue adjustments	18	279	558	1,215	312	(797)	1,317
Inventory fair value amortization	—	—	—	453	—	—	—
Share based compensation expense	7,797	6,742	12,930	9,580	8,702	6,439	5,456
Amortization of acquired intangible assets	3,575	3,354	6,765	7,424	6,782	5,887	6,037
Business development and integration expense	1,477	404	523	1,618	4,715	755	—
Compensation for post combination services	1,081	1,155	2,215	2,721	438	—	—
Restructuring charges	—	—	—	1,065	603	—	—
Loss on extinguishment of debt	—	—	—	—	690	—	—
Income tax adjustments	(4,818)	(4,093)	(7,879)	(8,671)	(7,700)	(4,668)	(4,868)

Non-GAAP net income	$31,839	$22,977	$64,218	$56,014	$46,970	$44,881	$35,859

GAAP diluted net income per share	$0.54	$0.36	$1.17	$0.96	$0.76	$0.87	$0.67
Per share impact of non-GAAP adjustments identified above	0.22	0.19	0.36	0.36	0.34	0.17	0.19
Non-GAAP diluted net income per share	$0.76	$0.55	$1.53	$1.32	$1.10	$1.04	$0.86

Unaudited Pro Forma Combined Consolidated Information of NetScout and the Communications Business

The following unaudited pro forma combined financial information was prepared using the historical consolidated financial statements of NetScout and the combined financial statements of the Communications Business. The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the following historical financial statements and accompanying notes for the applicable periods, which are incorporated by reference or included in this prospectus:

•	NetScout’s audited consolidated financial statements for the fiscal year ended March 31, 2014 (fiscal year 2014) included in NetScout’s Annual Report on Form 10-K which was filed with the SEC on May 20, 2014 (incorporated by reference);

•	NetScout’s unaudited consolidated financial statements for the six month period ended September 30, 2014 included in NetScout’s Quarterly Report on Form 10-Q which was filed with the SEC on October 28, 2014 (incorporated by reference);

•	The Communications Business’ audited combined financial statements for the year ended December 31, 2013 included in this prospectus; and

•	The Communications Business’ unaudited condensed combined financial statements for the nine month period ended September 26, 2014 included in this prospectus.

The accompanying unaudited pro forma combined financial statements give pro forma effect to the acquisition of all of the outstanding common units of the Communications Business by NetScout assuming an equity consideration of $2,380.6 million, paid in NetScout Systems, Inc. common stock based on the closing price of NetScout common stock as of November 21, 2014 (the “Communications Business Acquisition”).

NetScout’s fiscal year 2014 ended on March 31, 2014. The Communications Business’ corresponding fiscal year ended on December 31, 2013. The unaudited interim pro forma combined balance sheet assumes that the Communications Business Acquisition took place on September 30, 2014 and combines NetScout’s historical consolidated balance sheet as of September 30, 2014 with the Communications Business’ historical unaudited combined condensed balance sheet as of September 26, 2014 (Communications Business’ interim period end) and applies pro forma adjustments to the resulting amounts.

The unaudited pro forma combined statements of operations for the fiscal year ended March 31, 2014, and the six-month period ended September 30, 2014 assume that the Communications Business Acquisition took place on the first day of fiscal year 2014 (April 1, 2013). The unaudited pro forma combined statement of operations for the year ended March 31, 2014 combines NetScout’s historical consolidated statement of operations for the fiscal year 2014 with the Communications Business’ historical combined statement of operations for the fiscal year ended December 31, 2013 and applies pro forma adjustments to the resulting amounts. The unaudited pro forma combined statement of operations for the six months ended September 30, 2014 combines NetScout’s historical consolidated statement of operations for the six months ended September 30, 2014 with the Communications Business’ historical unaudited combined condensed statement of operations for the six-month fiscal period ended September 26, 2014 and applies pro forma adjustments to the resulting amounts.

The unaudited pro forma combined financial information has been prepared by NetScout management and is based on the estimates and assumptions set forth in the notes to such information. The unaudited pro forma combined financial information is being presented for illustrative purposes only and, therefore, is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved by the combined company for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of the combined company that may occur in the future.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. The unaudited pro forma adjustments related to the Communications Business Acquisition are preliminary and do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the net assets of the Communications Business. The final purchase price and allocation of the purchase price will be based on the fair value of assets and liabilities that exist at the closing date of the Communications Business Acquisition. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and additional analysis is performed. Upon closing of the acquisition, final valuations will be performed. The completion of the valuation, accounting for the Communications Business Acquisition and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the combined statements of operations. There can be no assurance that NetScout will not alter the financing structure of the Communications Business Acquisition described herein.

The unaudited pro forma combined financial information contains only adjustments that are factually supportable, directly attributable to the Transactions and with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined business. The unaudited pro forma combined financial information does not reflect any cost savings or synergies that NetScout may realize after the completion of the Communications Business Acquisition.

NETSCOUT SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(Dollar information in thousands)

	NetScout Systems, Inc. As of September 30, 2014	Communications Business As of September 26, 2014	Transaction Adjustments		Pro Forma Adjustments		Pro Forma As of September 30, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78,986	$—	$5,517	(B)	$—		$84,503
Marketable Securities	90,783	—	—		—		90,783
Accounts receivable, net	49,786	150,486	13,592	(D)	—		213,864
Inventories	14,505	41,152	—		22,318	(F)	77,975
Prepaid income taxes	6,742	—	—		2,549	(L)	9,291
Deferred income taxes	14,372	—	19,125	(A)	(10,282	)(K)	23,215
Prepaid expenses and other current assets	9,052	25,443	(19,125	)(A)	21,625	(H)	36,995

Total current assets	264,226	217,081	19,109		36,210		536,626

NONCURRENT ASSETS:
Fixed assets, net	21,721	46,241	(15,815	)(C)	1,617	(G)	53,764
Goodwill	201,457	708,999	—		919,696	(H)	1,830,152
Intangible assets, net	54,465	211,372	—		841,928	(I)	1,107,765
Deferred income taxes	—	—	4,634	(A)	—		4,634
Long-term marketable securities	47,542	—	—		—		47,542
Other assets	2,130	5,722	2,210	(A)(E)	—		10,062

Total assets	$591,541	$1,189,415	$10,138		$1,799,451		$3,590,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,193	$40,012	$—		$—		$50,205
Accrued compensation	30,891	—	35,484	(A)	—		66,375
Accrued other	9,349	68,192	(35,594	)(A)	9,584	(L)	51,531
Income taxes payable	—	—	—		—		—
Deferred income taxes	—	—	110	(A)	—		110
Deferred revenue	95,022	143,039	—		(57,112	)(J)	180,949

Total current liabilities	145,455	251,243	—		(47,528)		349,170

NONCURRENT LIABILITIES:
Other long-term liabilities	2,225	86,395	(70,785	)(A)	—		17,835
Deferred tax liability - noncurrent	2,708	—	65,268	(A)	318,795	(K)	386,771
Accrued long-term retirement benefits	1,584	—	5,517	(A)	—		7,101
Long-term deferred revenue	22,540	32,281	—		(15,773	)(J)	39,048
Contingent liabilities, net of current portion	4,407	—	—		—		4,407

Total liabilities	178,919	369,919	—		255,494		804,332
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—		—		—
Parent’s investment	—	829,644	10,138	(B)(C)(D)(E)	(839,782	)(L)	—
Common stock	51	—	—		63	(L)	114
Additional paid-in capital	287,795	—	—		2,380,563	(L)(H)	2,668,358
Treasury stock	(148,696)	—	—		—		(148,696)
Retained earnings	273,276	—	—		(7,035	)(L)	266,241
Accumulated other comprehensive income (loss)	196	(10,148)	—		10,148	(L)	196

Total stockholders’ equity	412,622	819,496	10,138		1,543,957		2,786,213

Total liabilities and stockholders’ equity	$591,541	$1,189,415	$10,138		$1,799,451		$3,590,545

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

NETSCOUT SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Dollar and share information in thousands except per share data)

	NetScout Systems, Inc. Fiscal Year ended March 31, 2014	Communications Business Fiscal Year ended December 31, 2013	Pro Forma Adjustments		Pro Forma Fiscal Year ended March 31, 2014
Revenue:
Product	$234,268	$623,632	$(14,242	)(P)	$843,658
Service	162,379	211,259	(37,707	)(M)	335,931

Total revenue	396,647	834,891	(51,949)		1,179,589
Cost of revenue
Product	51,219	195,077	35,997	(O)(P)(S)	282,293
Service	33,294	48,043	469	(S)	81,806

Total cost of revenue	84,513	243,120	36,466		364,099
Gross profit	312,134	591,771	(88,415)		815,490

Operating expenses:
Research and development	70,454	147,553	2,142	(S)	220,149
Sales and marketing	129,611	276,896	(98,474	)(A)(S)	308,033
General and administrative	30,623	—	102,490	(A)(S)	133,113
Amortization of acquired intangible assets	3,432	19,661	24,218	(P)	47,311
Impairment of intangible assets	—	31,063	—		31,063

Total operating expenses	234,120	475,173	30,376		739,669

Income from operations	78,014	116,598	(118,791)		75,821

Interest and other expense, net:
Interest income	309	—	—		309
Interest expense	(768)	—	—		(768)
Other income/(expense), net	301	—	—		301

Total other income (expense)	(158)	—	—		(158)

Income (loss) before income tax expense	77,856	116,598	(118,791)		75,663

Income tax expense	28,750	32,792	(45,140	)(Q)	16,402

Net income (loss)	$49,106	$83,806	$(73,651)		$59,261

Per share information:
Earnings per share:
Basic	$1.19	—	—		$0.57
Diluted	$1.17	—	—		$0.57
Weighted average shares outstanding:
Basic	41,366	—	62,500	(R)	103,866
Diluted	41,955	—	62,542	(R)	104,497

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

NETSCOUT SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Dollar and share information in thousands except per share data)

	NetScout Systems, Inc. Six months ended September 30, 2014	Communications Business Six months ended September 26, 2014	Pro Forma Adjustments		Pro Forma Six months ended September 30, 2014
Revenue:
Product	$122,319	$230,271	$(2,504	)(P)	$350,086
Service	89,132	113,032	(10,822	)(M)	191,342

Total revenue	211,451	343,303	(13,326)		541,428
Cost of revenue
Product	26,705	86,502	15,794	(O)(P)(S)	129,001
Service	17,486	25,551	105	(S)	43,142

Total cost of revenue	44,191	112,053	15,899		172,143
Gross profit	167,260	231,250	(29,225)		369,285

Operating expenses:
Research and development	38,008	82,185	479	(S)	120,672
Sales and marketing	69,468	133,095	(38,569	)(A)(S)	163,994
General and administrative	19,820	—	38,051	(A)(N)(S)	57,871
Amortization of acquired intangible assets	1,718	8,274	27,487	(P)	37,479

Total operating expenses	129,014	223,554	27,448		380,016

Income (loss) from operations	38,246	7,696	(56,673)		(10,731)

Interest and other expense, net:
Interest income	202	—	—		202
Interest expense	(390)	—	—		(390)
Other income/(expense), net	(486)	—	—		(486)

Total other income (expense)	(674)	—	—		(674)

Income (loss) before income tax expense	37,572	7,696	(56,673)		(11,405)

Income tax expense	14,863	2,311	(21,536	)(Q)	(4,362)

Net income (loss)	$22,709	$5,385	$(35,137)		$(7,043)

Per share information:
Earnings (loss) per share:
Basic	$0.55	—	—		$(0.07)
Diluted	$0.54	—	—		$(0.07)
Weighted average shares outstanding:
Basic	41,071	—	62,500	(R)	103,571
Diluted	41,732	—	62,500	(R)	103,571

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

On October 13, 2014, Danaher announced a definitive agreement with NetScout to combine the Communications Business with NetScout (the “Transaction” solely for purposes of this section). The Transaction will be structured as a distribution of the Communications Business to Danaher stockholders in either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its stockholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher stockholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its stockholders will elect whether to exchange Danaher shares for common units of Newco. If the split-off exchange offer is not fully subscribed, the additional Newco common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher stockholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher stockholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. NetScout will be the legal and accounting acquirer. The Transaction is expected to be completed in 2015.

In connection with the Merger Acquisition Agreements, it is currently expected that Newco common unit holders will receive, in aggregate, 62.5 million shares of NetScout, or a ratio of one NetScout share for each Newco common unit.

The pro forma combined financial information has been prepared for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by NetScout if the Communications Business Acquisition had already occurred for the periods presented or that will be achieved in the future.

The accompanying unaudited pro forma combined balance sheet assumes the Communications Business Acquisition took place on September 30, 2014 and combines NetScout’s historical consolidated balance sheet as of September 30, 2014 with the Communications Business’ historical unaudited combined condensed balance sheet as of September 26, 2014 and applies pro forma adjustments to the resulting amounts.

The unaudited pro forma combined statements of operations for the fiscal year ended March 31, 2014 and the six months ended September 30, 2014 assume that the Communications Business Acquisition took place on the first day of the earliest period presented (April 1, 2013). The unaudited pro forma combined statement of operations for the year ended March 31, 2014 combines NetScout’s historical consolidated statement of operations for the fiscal year 2014 with the Communications Business’ historical combined condensed statement of operations for the fiscal year ended December 31, 2013 and applies pro forma adjustments to the resulting amounts. The unaudited pro forma combined statement of operations for the six months ended September 30, 2014 combines NetScout’s historical consolidated statement of operations for the six months ended September 30, 2014 with the Communication Business’ historical combined condensed statement of operations for the six months ended September 26, 2014 and applies pro forma adjustments to the resulting amounts.

The unaudited pro forma combined statement of operations for the year ended March 31, 2014 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Regulation S-X. Omitted from the unaudited pro forma combined statement of operations for the year ended March 31, 2014 are the results of operations of the Communications Business for the three months ended March 28, 2014 (“Communications Business’ Fiscal Q1 2014”). The results of operations of the Communications Business for the three months ended March 29, 2013 (“Communications Business’ Fiscal Q1 2013”) have been included in lieu of the omitted period. The Communications Business’ Fiscal Q1 2014 reflected product revenue, service revenue, gross profit and income from operations of $168.9 million, $54.6 million, $159.8 million, and $43.5 million,

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

respectively. The Communications Business’ Fiscal Q1 2013 reflected product revenue, service revenue, gross profit and income from operations of $171.0 million, $48.1 million, $156.4 million, and $51.6 million, respectively.

Certain reclassifications have been included within the pro forma adjustments to conform the Communications Business’ historical financial statements to NetScout’s financial statement classifications. Upon completion of the Communications Business Acquisition, NetScout will perform a further review of the Communication Business’ accounting policies. As a result of that review, NetScout may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 2—Unaudited Pro Forma Adjustments

The pro forma adjustments included in the accompanying information do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the net assets of the Communications Business. The fair value assigned to the various tangible and intangible assets acquired, including goodwill, is preliminary and subject to change. Final adjustments may result in a materially different purchase price and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and the depreciation and amortization expense recorded in the consolidated statements of operations.

Unaudited Pro Forma Combined Balance Sheet

Transaction Adjustments

(A)	Represents reclassifications within the balance sheet and statements of operations of the Communications Business to conform them to the classifications of the financial statements of NetScout. The reclassifications relate to breaking out financial statement captions not separately disclosed in the financial statements of the Communications Business.

(B)	Represents the funding by Danaher of certain pension and post-retirement plans that are being assumed by NetScout such that the cash to be received from Danaher is equivalent to the projected benefit obligation as of September 30, 2014.

(C)	Represents the elimination of the carrying value of certain property from the historic balance sheet of the Communications Business, which will be retained by Danaher after the Transactions.

(D)	Represents a receivable related to the pre-closing liabilities of the Communications Business that are to be paid by NetScout and fully reimbursed by Danaher pursuant to the Merger Agreement.

(E)	Represents a contingent receivable of $6.8 million related to income tax matters for which NetScout has been indemnified by Danaher pursuant to the Merger Agreement. The actual amounts that NetScout may be obligated to pay and ultimately reimbursed by Danaher could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

Pro Forma Adjustments

(F)	Represents the adjustment to the inventory at Communications Business, in order to record the inventory of Communications Business at its estimated fair value. The related inventory is expected to be sold within the next three months; therefore the adjustment has not been reflected in the accompanying pro forma combined statements of operations, as it will not have a continuing impact on the combined entity.

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

(G)	Represents the adjustment to the net book value of the plant, property and equipment of the Communications Business, in order to record it at its fair value as of the assumed acquisition date.

(H)	Represents the elimination of the historical goodwill of the Communications Business of $709.0 million and the addition of goodwill of $1,628.7 million related to the Communications Business Acquisition. A preliminary calculation of the goodwill based on the excess of estimated purchase price over the fair values of the assets acquired and liabilities assumed resulting from the Communications Business Acquisition is shown below (in thousands):

Purchase Price Allocation:
Total equity consideration	2,380,625	(1)
Less: Equity consideration for replacement awards	(21,625	)(2)

Estimated purchase price	2,359,000

Estimated fair value of assets acquired and liabilities assumed:
Cash	5,517
Accounts Receivable	164,078
Inventories	63,470
Prepaid Expenses and Other Assets	14,250
Property, Plant and Equipment	32,043
Trademarks	47,200
Customer Relationships	751,400
Developed Technology	228,800
Other Intangible Assets	25,900
Accounts Payable	(40,012)
Accrued Compensation	(35,484)
Accrued Other	(48,209)
Deferred Revenue	(102,435)
Accrued Retirement Benefits	(5,517)
Deferred tax liabilities, net	(370,696)

Goodwill	1,628,695

(1)	Represents 62.5 million new shares of common stock of NetScout, expected to be issued to the existing common unit holders of Newco based on the November 21, 2014 NetScout common stock closing share price of $38.09 per share. The final consideration could significantly differ from the amounts presented in the unaudited pro forma financial information due to movement in the price of NetScout common stock as of the closing of the Merger.

(2)	Represents the value of certain outstanding Danaher equity awards held by Newco employees for which continuing employees will receive value after the closing date. A portion of this amount relates to awards that have been modified such that the awards are expected to be vested in Danaher shares after the anticipated closing date of the Merger. These future compensation amounts will be settled in shares other than shares of the acquired business. The balance of this amount also represents future compensation expense and relates to a cash award to be paid by NetScout to acquired Newco employees on the later of the first anniversary of the transaction closing date or August 4, 2016 . The cash payment by NetScout will be reimbursed by Danaher. These items are further described in the Separation and Distribution Agreement and have been accounted for separately from the Communications Business Acquisition.

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

The final purchase price will vary based on the trading price of NetScout common stock on the date that the Transactions close. For purposes of this unaudited pro forma combined financial information, it has been assumed to be the closing share price as of November 21, 2014. For each $1 change in the price of NetScout common stock, the estimated purchase price will increase or decrease by approximately $62.5 million. Such an increase or decrease would result in an increase or decrease to goodwill from that shown in the unaudited pro forma combined balance sheet as of September 30, 2014. The final allocation of the purchase price may have a material impact on the pro forma combined balance sheet and therefore final goodwill recorded could be materially different than the amount calculated.

The proposed transaction results in the recognition of significant intangible assets which requires management to make assumptions and estimates to determine the fair value of these assets. The following discussion sets forth the methodologies, assumptions and estimates used in the preliminary determination set forth in these pro forma financial statements:

Trademarks have been valued using the relief from royalty method for each significant portfolio of trademarks to be acquired. This method requires management to estimate the future revenues associated with trademarks, estimate a market royalty rate for the use of the trademarks, estimate an effective tax rate, and estimate a discount rate used to calculate the present value of the savings generated by purchasing the trademarks versus paying projected royalty payments to third parties.

Customer relationships have been valued using an excess earnings approach. This method requires management to estimate the future revenues associated with each existing customer base, estimate a customer attrition rate, estimate contributory asset charges, estimate operating expenses associated with obtaining new customers and developing new products, estimate an effective tax rate, and estimate a discount rate used to calculate the present value of the future expected cash inflows from the existing customer base.

Developed technology assets have been valued using the relief from royalty method. This method requires management to estimate the future revenues associated with the technologies to be acquired, estimate technology migration curves for the identified technologies, estimate a market royalty rate for the use of the technologies being acquired, estimate an effective tax rate, and estimate a discount rate used to calculate the present value of the savings generated by purchasing the technology versus paying projected royalty payments to third parties.

Other intangibles primarily relate to projected backlog. Valuing the backlog intangibles required management to estimate the revenues associated with in-process orders and the costs associated with fulfilling those orders.

Future revenues were estimated using both projections provided by the Communications Business and NetScout’s own assumptions and projections. Royalty rates were estimated by calculating an average of selected market observable royalty rates for similar trademarks and technologies. Discount rates were estimated by adjusting the implied discount rate from NetScout’s deal model for risks associated with individual assets based on the characteristics of each asset. Management estimated the tax rate at 38% which approximates a blended effective rate for the tax jurisdictions where these assets reside. Customer attrition and technology migration curves were calculated using historical information of the Communications Business about changes in the customer base and in technology source code. Finally, costs to fulfill orders were estimated based on existing financial metrics and costs associated with the intangible assets being acquired. These assumptions are considered reasonable by management and are Level Three fair value measures under US generally accepted accounting principles.

(I)	Represents the elimination of $211.4 million of the historical Communications Business’ intangible assets and the allocation of $1,053.3 million of the estimated purchase price of the Communications Business Acquisition to intangible assets comprising of the asset classes shown in Note (H) above.

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

(J)	Represents the adjustment necessary to recognize the fair value of the performance obligations assumed by NetScout for deferred revenue of the Communications Businesses.

(K)	Represents a net increase to deferred tax liabilities resulting from the assignment of a portion of the estimated purchase price allocation to identifiable tangible and intangible assets which are not expected to be deductible for tax purposes ($323.1 million), as well as the valuation of historical deferred tax assets of the Communications Business ($6.0 million).

(L)	Reflects the (i) elimination of the historical equity of the Communications Business (which results in a reduction to pro forma equity of $829.6 million after consideration of funding of certain liabilities by Danaher as noted in notes (B)(D) and (E) as well as other transaction adjustments noted in note (C)); (ii) addition of equity recorded for the issuance of 62.5 million shares of NetScout common stock issued as Equity Consideration at the November 21, 2014 price of $38.09 per share (which results in an increase in pro forma equity of $2,380.6 million); and (iii) a $7.0 million (after tax) impact to retained earnings of transaction costs associated with the Communication Business Acquisition. As these transaction costs are not expected to have a continuing impact on the combined entity, they were not included in the pro forma combined statements of operations for any period presented; however, pro forma effect has been given to the incurrence of all expected transaction costs in the pro forma combined balance sheet as of September 30, 2014. The net effect of these adjustments to pro forma equity is an increase of $1,544.0 million.

Unaudited Pro Forma Combined Statements of Operations

(M)	Represents the adjustment to revenues to reflect the measurement of deferred revenue based upon the fair value of the performance obligation assumed.

(N)	Represents the elimination of non-recurring transaction costs incurred during the six-month period ended September 30, 2014 of $1.4 million that are directly related to the Transactions. No transaction costs were incurred during the fiscal year ended March 31, 2014.

(O)	Represents the net adjustment necessary to reflect the elimination of depreciation of certain property that is being retained by Danaher as part of the transactions and the additional lease expense that will be incurred in relation to such buildings pursuant to the Merger Agreements. Depreciation expense recorded in the Communications Businesses for this property not acquired was $1.0 million and $0.5 million for the year ended December 31, 2013 and the six months ended September 26, respectively. Total rent expense to be recorded for the year ended March 31, 2014 and the six months ended September 30, 2014 is $2.3 million and $1.2 million, respectively.

(P)	Reflects the pro forma adjustments for the amortization expense resulting from the allocation of a portion of the estimated purchase price of the Communications Business Acquisition to intangible assets.

NetScout has estimated the pro forma amortization expense of acquired intangibles for the following periods based upon the estimated fair value and expected remaining useful lives (in thousands):

Acquired Intangible Asset Amortization:	Classification of Expense	Six Months Ended September 30, 2014	Year Ended March 31, 2014
Leasehold Interest	Amortization of intangible assets	$1,004	$2,008
Customer Relationships	Amortization of intangible assets	30,500	33,741
Backlog	Revenue	2,504	14,242
Trademarks	Amortization of intangible assets	4,257	8,130
Developed Technology	Cost of sales	20,121	43,916

Total Acquired Intangible Amortization		$58,386	$102,037

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

In addition, this adjustment reflects the elimination of the Communications Business’ historical intangible amortization as follows (in thousands):

Historical Intangible Asset Amortization:	Classification of Expense	Six Months Ended September 30, 2014	Year Ended March 31, 2014
Technology	Cost of sales	$5,021	$9,344
Customer relationships and Other Intangible Assets	Amortization of intangible assets	8,274	19,661

Total Historical Intangible Asset Amortization		$13,295	$29,005

(Q)	Reflects the estimated tax effect of pro forma adjustments to income before provision for income taxes using an estimated blended statutory rate of 38.0% for the periods presented based on the impact of the Communications Business Acquisition on the combined company, as the effective rate approximates the statutory rate for the periods presented.

(R)	Reflects the pro forma total number of shares outstanding giving effect to the common stock issued as consideration for the Communications Business Acquisition and the Retention Awards. The pro forma weighted average number of shares of NetScout common stock outstanding for the fiscal year ended March 31, 2014 and the six months ended September 30, 2014 have been calculated as if the common stock issued as part of the Communications Business Acquisition and the replacement equity awards had been issued or purchased as of April 1, 2014. The following table sets forth the computation of pro forma adjustment to basic and diluted shares for the following periods (in thousands):

	Six Months Ended September 30, 2014		Year Ended March 31, 2014
	Basic	Diluted	Basic	Diluted
NetScout, Inc. common shares outstanding*	41,071	41,071	41,366	41,955
Record new equity issued to Danaher Shareholders	62,500	62,500	62,500	62,500
Dilutive impact of replacement awards	—	—	—	42

Pro Forma Common Shares Outstanding	103,571	103,571	103,866	104,497

*	For the six months ended September 30, 2014 employee stock awards to purchase approximately 0.7 million shares of NetScout common stock were excluded from the computation of diluted net loss per share as their effect would be anti-dilutive.

(S)	Reflects the incremental expense related to compensation arrangements entered into pursuant to the Communications Business Acquisition Agreements of $6.7 million for the year ended March 31, 2014 and $1.5 million for the six months ended September 30, 2014. The incremental expense for each period is classified within the unaudited pro forma combined statement of operations as follows:

	Six Months Ended September 30, 2014	Year Ended March 31, 2014
Cost of product	$15	$67
Cost of service	105	469
Research & development	479	2,142
Sales & marketing	419	1,874
General & administrative	479	2,142

Total Incremental Expense	$1,497	$6,694

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR THE COMMUNICATIONS BUSINESS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of the financial statements with a narrative from the perspective of the management of the Communications Business. The MD&A should be read in conjunction with the communications Business’ Combined Financial Statements for the nine months ended September 26, 2014 and the year ended December 31, 2013. The MD&A is divided into five sections:

•	Basis of Presentation and Overview

•	Results of Operations

•	Risk Management

•	Liquidity and Capital Resources

•	Critical Accounting Estimates

BASIS OF PRESENTATION

The Communications Business consists of Tektronix Communications and Arbor Networks businesses and certain parts of the Fluke Networks Enterprise business of Danaher and is a leading provider of products and solutions used in the design, deployment, monitoring and security of traditional, virtualized, mobile and cloud-based networks operated by communications service providers, hosting service providers, enterprises and government agencies worldwide. The Communications Business derives revenue principally by developing, manufacturing, and selling a broad range of hardware, software and support services.

On October 13, 2014, Danaher announced a definitive agreement with NetScout to combine the Communications Business with NetScout whereby Danaher will distribute to its stockholders all of the common units of Newco, a wholly owned subsidiary. Prior to the closing of the distribution, Danaher will cause specified assets used in, and liabilities of, the Communications Business to be conveyed to Newco (the “Transaction” solely for purposes of this section). The distribution of Newco common units to Danaher stockholders will be effected as either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its stockholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher stockholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its stockholders will elect whether to exchange Danaher shares for common units of Newco. If the split-off exchange offer is not fully subscribed, the additional Newco common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher stockholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher stockholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. The Transaction is expected to be completed in 2015.

The accompanying combined financial statements present the historical financial position, results of operations, changes in Parent’s equity and cash flows of the Communications Business of Danaher in accordance with GAAP for the preparation of carved-out combined financial statements.

The Communications Business has historically operated as part of Danaher and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Communications Business are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to the Communications Business and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Communications Business been an entity that operated independently of Danaher. Related party allocations are discussed further in Note 16 of the Notes to the Combined Financial Statements for the year ended December 31, 2013.

As part of Danaher, the Communications Business is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Communications Business are accounted for through the Parent investment account of the Communications Business. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Communications Business in the financial statements.

Net parent investment, which includes retained earnings, represents Danaher’s interest in the recorded net assets of the Communications Business. All significant transactions between the Communications Business and Danaher have been included in the accompanying Combined Financial Statements for the year ended December 31, 2013. Transactions with Danaher are reflected in the accompanying Combined Statements of Changes in Parent’s Equity as “Net transfers from (to) parent” and in the accompanying Combined Balance Sheets within “Net parent investment”.

All significant intercompany accounts and transactions between the operations comprising the Communications Business have been eliminated in the accompanying Combined Financial Statements for the year ended December 31, 2013.

OVERVIEW

General

Please see “—Information on the Communications Business” for a discussion of the Communications Business’ products and services, customer base, and the strategy of the business. The Communications Business is a multinational corporation that serves communication service providers and enterprise networks in all major geographic regions. During 2013, approximately 41% of the Communications Business’ sales were derived from customers outside the United States. As a global business, the Communications Business’ operations are affected by worldwide, regional and industry-specific economic and political factors, as well as technology trends in the markets served. As a result of the Communications Business’ geographic diversity, as well as the breadth of product offerings across a broad segment of communication industry customers, the Communications Business faces a variety of opportunities and challenges, including rapid technological development, the increasing bandwidth requirement of networks, a concentration of customers in North America, the expansion and evolution of opportunities in high-growth markets, trends and costs associated with a global labor force, and competition from local competitors as well as new market entrants. The Communications Business operates in a highly competitive business environment, and the Communications Business’ long-term growth and profitability will depend in particular on its ability to maintain and expand business with existing customers in both North America and on a global basis and to provide continually enhanced technology solutions that address customer needs.

Restructuring Activities

In light of shifts in demand and consistent with the Communications Business’ approach of positioning itself to provide superior products and services to its customers in a cost efficient manner, the Communications Business will, from time to time, initiate actions to improve productivity and reduce cost, incurring severance and other reorganization costs to do so. As a result of these actions, the Communications Business recorded restructuring and other related charges of $5,529,000, $2,340,000 and $3,421,000, in 2013, 2012 and 2011, respectively; of which approximately 91%, 55% and 89%, in each respective year was included in selling general and administrative expenses in the accompanying Combined Statements of Earnings, with the remaining amount charged to cost of sales. In each year, the amounts are predominantly cash charges.

Acquisitions

During 2013, the Communications Business acquired two businesses for total consideration of $74,719,000 in cash, net of cash acquired. The businesses acquired enhanced the technology platforms and research and development capabilities of the Communications Business. The aggregate annual sales of these two businesses at the time of their respective acquisitions, in each case based on the business’ revenues for its last completed fiscal year prior to the acquisition, were approximately $13,100,000.

There were no business acquisitions during the nine months ended September 26, 2014. For a discussion of the Communications Business’ 2012 and 2011 acquisition activity, refer to “Liquidity and Capital Resources—Investing Activities.”

RESULTS OF OPERATIONS

Comparison of Results of Operations for the Nine Months Ended September 26, 2014 and September 27, 2013

	Nine Months Ended
($ in thousands)	September 26, 2014	September 27, 2013
Sales:
Products	$399,191	$457,285
Services	167,625	154,237

Total sales	566,816	611,522
Cost of sales:
Products	(136,304)	(143,248)
Services	(39,415)	(35,035)

Total cost of sales	(175,719)	(178,283)
Gross profit:
Products	262,887	314,037
Services	128,210	119,202

Total gross profit	391,097	433,239

Operating costs and other
Selling, general and administrative expenses	(204,083)	(197,279)
Research and development expenses	(123,454)	(108,923)
Amortization of intangible assets	(12,390)	(14,724)

Earnings before income taxes	51,170	112,313
Income Taxes	(15,976)	(32,185)

Net Earnings	$35,194	$80,128

Product gross profit as a % of product sales	65.9%	68.7%
Service gross profit as a % of service sales	76.5%	77.3%
Total gross profit as a % of sales	69.0%	70.8%
Selling, general and administrative expenses as a % of sales	36.0%	32.3%
Research and development expenses as a % of sales	21.8%	17.8%
Earnings before income taxes as a % of sales	9.0%	18.4%

Sales and Backlog

The Communications Business’ total sales decreased $44,706,000, or 7.3%, during the nine months ended September 26, 2014 as compared to the comparable period in 2013. Price increases contributed approximately 1.0% to sales growth during the nine months ended September 26, 2014 as compared to the comparable period in 2013.

Product sales decreased $58,094,000, or 12.7%, during the nine months ended September 26, 2014 as compared to the comparable period in 2013, due primarily to lower product sales of telecommunications network monitoring systems in North America. Certain of the Communications Business’ large customers are in the process of migrating to a next-generation communication network technology infrastructure, and as a result have delayed capital spending on their networks. The Communications Business is actively working with these customers to support this transition, including by increasing research and development investments to bring to market solutions for these customers’ next generation technology requirements. The Communications Business anticipates this technology migration will continue to adversely impact product shipments for the remainder of 2014 and into the first half of 2015. This revenue decline was partially offset by increased product sales from recently acquired businesses which contributed $14,155,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013 as well as mid-single digit sales growth from existing businesses in enterprise performance management and cyber security products.

Sales of services increased $13,388,000, or 8.7%, during the nine months ended September 26, 2014 as compared to the comparable period in 2013. This sales growth was primarily as a result of continued strong demand for maintenance and service for the Communications Business’ growing installed base of communications network monitoring systems, cyber security systems and growth in new service offerings, including those from recently acquired businesses.

Geographically, sales decreased significantly in North America and grew moderately in Europe, Latin America, the Middle East and Africa during the nine months ended September 26, 2014 as compared to the comparable period in 2013.

Backlog at September 26, 2014 was $299,060,000, a decrease of $58,274,000 as compared to the balance at December 31, 2013. Orders booked during the nine months ended September 26, 2014 decreased $21,190,000 as compared to the comparable period in 2013. These decreases are due primarily to the North American customer capital spending delays described above.

Cost of Sales

Cost of products sales decreased $6,944,000, or 4.8%, during the nine months ended September 26, 2014 as compared to the comparable period in 2013, due primarily to the decrease in demand for communications network monitoring systems, partially offset by increased cost of sales from recent acquisitions of approximately $6,574,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013.

Cost of services sales increased $4,380,000 or 12.5% during the nine months ended September 26, 2014 and grew faster than service sales due primarily to higher service costs associated with recently acquired businesses which contributed $3,080,000. Cost of sales related to service sales from existing businesses grew at a rate comparable to revenues for the nine months ended September 26, 2014.

Gross Profit

Gross profit declined $42,142,000 or 180 basis points as a percent of sales during the nine months ended September 26, 2014 as compared to the comparable period in 2013.

Products gross profit as a percent of products sales decreased 280 basis points during the nine months ended September 26, 2014 as compared to the comparable period in 2013 primarily as a result of North American sales (where margins are typically higher than in other geographies) comprising a lower percentage of total products sales as well as the dilutive impact of recent acquisitions.

Services gross profit as a percent of service sales decreased 80 basis points during the nine months ended September 26, 2014 as compared to the comparable period in 2013 as a result of the dilutive impact of recent acquisitions.

Operating Costs and Other Expenses

Selling, general and administrative expenses increased $6,804,000, or 370 basis points as a percent of sales, during the nine months ended September 26, 2014 as compared to the comparable period in 2013. This increase was due primarily to the following factors:

•	Growth investments to expand the reach of the Communications Business’ direct sales force in developed and emerging markets increased selling, general and administrative expenses by 270 basis points as a percent of sales.

•	Recent acquisitions increased selling, general and administrative expenses by 100 basis points as a percent of sales.

Research and development expenses increased $14,531,000, or 400 basis points as a percent of sales, during the nine months ended September 26, 2014 as compared to the comparable period in 2013. The Communications Business’ investments in new product development, including the next-generation telecommunications monitoring platform that management anticipates will support the customer technology migration described above and expansion of the Communications Business’ cyber security product offerings into advanced persistent threat (“APT”), increased research and development expenses as a percent of sales by 240 basis points during the nine months ended September 26, 2014 as compared to the comparable period of 2013. In addition, recent acquisitions increased research and development expenses as a percent of sales by 160 basis points during the nine months ended September 26, 2014 as compared to the comparable period of 2013.

Amortization of intangible assets decreased $2,334,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013. Increased amortization associated with intangible assets recorded in connection with the 2013 acquisitions were more than offset by a decrease in amortization driven by the impairment of certain finite-lived intangible assets in the fourth quarter of 2013 that reduced the amortizable asset base by $31,063,000 as well as certain intangible assets associated with the acquisition of Tektronix in 2007 becoming fully amortized during 2013. For more information regarding this impairment charge see “—Results of Operations - Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012.”

Earnings Before Income Taxes

The Communications Business’ earnings before income taxes declined $61,143,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013, or 940 basis points as a percent of sales. The reduction in earnings before income taxes as a percent of sales is due to the following factors:

•	The year-over-year decline in sales and incremental year-over-year costs associated with new product development, sales and marketing growth investments, net of incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2014 and 2013, negatively impacted earnings before income taxes as a percent of sales by 770 basis points

•	The dilutive impact of recent acquisitions, due primarily to higher research and development costs, negatively impacted earnings before income taxes as a percent of sales by 170 basis points.

Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

	Year Ended December 31
($ in thousands)	2013	2012
Sales:
Products	$623,632	$594,770
Services	211,259	190,968

Total sales	834,891	785,738
Cost of sales:
Products	(195,077)	(189,711)
Services	(48,043)	(44,544)

Total cost of sales	(243,120)	(234,255)
Gross profit:
Products	428,555	405,059
Services	163,216	146,424

Total gross profit	591,771	551,483

Operating costs and other
Selling, general and administrative expenses	(276,896)	(245,403)
Research and development expenses	(147,553)	(130,872)
Amortization of intangible assets	(19,661)	(17,327)
Impairment of intangible assets	(31,063)	—

Earnings before income taxes	116,598	157,881
Income Taxes	(32,792)	(54,083)

Net Earnings	$83,806	$103,798

Product gross profit as a % of product sales	68.7%	68.1%
Service gross profit as a % of service sales	77.3%	76.7%
Gross profit as a % of sales	70.9%	70.2%
Selling, general and administrative expenses as a % of sales	33.2%	31.2%
Research and development expenses as a % of sales	17.7%	16.7%
Earnings before income taxes as a % of sales	14.0%	20.1%

Sales and Backlog

The Communications Business’ total sales increased 49,153,000, or 6.3%, during 2013 as compared to 2012. Price increases contributed approximately 1.0% to sales growth during 2013 as compared to 2012.

Product sales grew $28,862,000, or 4.9%, in 2013 as compared to 2012 due to strong demand for telecommunications network monitoring systems, primarily in North America, as carriers continued to expand wireless telecommunication service offerings and increase the capacity of their networks. Increased demand for enterprise network performance management products and enterprise cyber security systems also contributed to growth. Recent acquisitions contributed slightly to product sales growth.

The Communications Business’ service sales increased by $20,291,000, or 10.6%, in 2013 as compared to 2012. This sales growth was primarily a result of continued strong demand for maintenance and service for the Communications Business’ growing installed base (which installed base increased significantly in 2012 as a result of strong year-over-year product sales growth) of communications network monitoring systems, cyber security systems and growth in new service offerings, including those from recently acquired businesses.

Geographically, the Communications Business sales for products and services increased significantly in North America and Latin America during 2013 as compared to 2012, which was offset somewhat by declines in Europe and Asia.

Backlog at December 31, 2013 was $357,334,000, a decrease of $41,070,000 as compared to the balance at December 31, 2012. However, orders booked during 2013 increased $103,494,000 compared to 2012 bookings. Order growth rates can vary significantly due to the size and timing of receipt of customer orders.

Cost of Sales

Cost of products sales increased $5,366,000, or 2.8%, during 2013 as compared to 2012, due primarily to the increase in demand for communications network monitoring systems. Cost of products sales increased at a lower rate than product sales for the period due to the leveraging of certain fixed costs on higher sales levels.

Cost of services sales increased $3,499,000, or 7.9%, during 2013 as compared to 2012 consistent with increased demand for the Communications Business’ service offerings. Cost of services sales increased at a lower rate than services sales for the period due to the leveraging of certain fixed costs on higher sales levels.

Gross Profit

Gross profit increased $40,288,000 or 70 basis points as a percent of sales during 2013 as compared to 2012.

Product gross profit as a percent of product sales increased 60 basis points during 2013 as compared to 2012 primarily as a result of strong demand in North America for communications network management products and resulting fixed cost leverage, offset slightly by the dilutive impact of product sales from recently acquired businesses.

Service gross profit as a percent of service sales increased 60 basis points during 2013 as compared to 2012 primarily as result of strong demand for the Communications Business’ service offerings as discussed above.

Operating Costs and Other Expenses

Selling, general and administrative expenses increased $31,493,000, or 200 basis points as a percent of sales, during 2013 as compared to 2012, due to sales and marketing growth investments to expand the reach of the Communications Business’ direct sales force in developed and emerging markets and the acquisition of VSS Monitoring, Inc. (“VSS”), which contributed 100 basis points to selling, general and administrative expenses as a percent of sales during 2013 as compared to 2012.

Research and development expenses increased $16,681,000, or 100 basis points as a percent of sales, during 2013 as compared to 2012. This increase was due primarily to investments in new product development, including the next-generation telecommunications monitoring platform that management anticipates will support the customer technology migration described above and expansion of the Communications Business’ cyber security offering into APT as well as continued product development for recently acquired businesses.

Amortization of intangibles increased $2,334,000 during 2013 as compared to 2012 primarily due to the amortization of intangible assets from the acquisition of VSS in the second quarter 2012 and to a lesser extent from business acquisitions in 2013.

The Communications Business recorded an impairment charge of $31,063,000 in 2013 to reduce certain customer relationship assets associated with an acquisition to their fair value. These customer relationship assets were deemed to be impaired because, as of December 31, 2013, orders and financial results of the business had not materialized according to the original expectations of the Communications Business as of the date of acquisition. For additional information regarding the impairment charge see Note 6 to the Combined Financial Statements for the year ended December 31, 2013.

Earnings Before Income Taxes

The Communications Business’ earnings before income taxes declined $41,283,000 during 2013 as compared to 2012, and as a percent of sales, declined from 20.1% of sales in 2012 to 14.0% of sales in 2013. The reduction in earnings before income taxes as a percent of sales is due to the following factors:

•	The dilutive impact of recent acquisitions negatively impacted earnings before income taxes by 220 basis points.

•	Intangible asset impairment negatively impacted earnings before income taxes by 370 basis points.

•	The year-over-year increase in sales, and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2013 and 2012, offset by incremental year-over-year costs associated with new product development, sales and marketing growth investments negatively impacted earnings before income taxes as a percent of sales by 20 basis points.

Comparison of Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

	Year Ended December 31
($ in thousands)	2012	2011
Sales:
Products	$594,770	$483,782
Services	190,968	185,497

Total sales	785,738	669,279
Cost of sales:
Products	(189,711)	(168,349)
Services	(44,544)	(44,543)

Total cost of sales	(234,255)	(212,892)
Gross profit:
Products	405,059	315,433
Services	146,424	140,954

Total gross profit	551,483	456,387

Operating costs and other
Selling, general and administrative expenses	(245,403)	(217,196)
Research and development expenses	(130,872)	(111,898)
Amortization of intangible assets	(17,327)	(15,624)
Impairment of intangible assets	—	(4,947)

Earnings before income taxes	157,881	106,722
Income Taxes	(54,083)	(32,351)

Net Earnings	$103,798	$74,371

Product gross profit as a % of product sales	68.1%	65.2%
Service gross profit as a % of service sales	76.7%	76.0%
Total gross profit as a % of sales	70.2%	68.2%
Selling, general and administrative expenses as a % of sales	31.2%	32.5%
Research and development expenses as a % of sales	16.7%	16.7%
Earnings before income taxes as a % of sales	20.1%	15.9%

Sales and Backlog

The Communications Business’ total sales increased $116,459,000, or 17.4%, during 2012 as compared to 2011. Price increases contributed approximately 1.0% to sales growth during 2012 as compared to 2011.

Product sales increased $110,988,000, or 22.9%, during 2012 as compared to 2011 due to robust demand for the Communications Business’ telecommunications network monitoring systems, primarily in North America, as well as increased demand for cyber security systems. The acquisition of VSS during the second quarter of 2012 also contributed $29,143,000 to product sales.

Sales of the Communications Business’ services increased by $5,471,000, or 2.9%, in 2012 as compared to 2011. This sales growth was primarily a result of continued demand for maintenance and service for the Communications Business’ growing installed base of communications network monitoring systems, cyber security systems and growth in new service offerings, including from the acquisition of VSS which contributed $1,020,000 to service sales in 2012.

Geographically, the Communications Business sales for products and services increased significantly in North America, Europe and Asia during 2012 as compared to 2011. Growth was moderate in Latin America during 2012 as compared to 2011.

Backlog at December 31, 2012 was approximately $398,404,000, a decrease of $95,411,000 as compared to the balance at December 31, 2011. Orders booked during 2012 decreased $66,034,000 as compared to 2011. This decrease is due primarily to the timing of orders received from large telecommunications network providers in 2011.

Cost of Sales

Cost of products sales increased $21,362,000, or 12.7%, during 2012 as compared to 2011, due primarily to the increase in sales volume as a result of higher demand for communications network monitoring systems. Cost of products sales increased at a lower rate than product sales for the period due to the leveraging of certain fixed costs on higher sales levels.

Cost of services sales were flat during 2012 as compared to 2011. Cost of services sales did not increase at the same rate as services sales for the period due to the leveraging of certain fixed costs on higher sales levels.

Gross Profit

Gross profit increased $95,096,000 or 200 basis points as a percent of sales in 2012 as compared to 2011.

Product gross profit as a percent of product sales increased 290 basis points during 2012 as compared to 2011 as a result of increased leverage due to strong demand for communications network management products in North America and the impact of acquisitions in 2012, which had higher overall gross profit margins than the existing businesses.

Service gross profit as a percent of service sales increased 70 basis points during 2012 as compared to 2011 primarily as result of increased leverage due to strong demand for the Communications Business’ service offerings as discussed above.

Operating Costs and Other Expenses

Selling, general and administrative expenses increased $28,207,000 during 2012 as compared to 2011, due to sales and marketing growth investments to expand the reach of the Communications Business’ direct sales force in developed and emerging markets and the acquisition of VSS, which added approximately $14,022,000 to selling, general and administrative expenses during 2012. Selling, general and administrative expenses decreased 130 basis points as a percent of sales during 2012 as compared to 2011 due to improved leverage of expenses over a growing sales base.

Research and development expenses increased $18,974,000 during 2012 as compared to 2011. This increase was due primarily to investments in new product development, and the acquisition of VSS, which added approximately $6,451,000 to research and development expenses during 2012. Research and development expenses were essentially flat as a percent of sales during 2012 as compared to 2011.

Amortization of intangibles increased $1,703,000 during 2012 as compared to 2011 primarily due to the amortization of intangible assets from the acquisition of VSS in the second quarter 2012.

The Communications Business recorded an impairment charge of $4,947,000 in 2011 to reduce the value of certain customer relationship and technology assets arising from a prior business acquisition to their estimated fair value. These intangible assets were deemed to be impaired because as of December 31, 2011, financial results of the acquired business to which these assets relate had lagged behind the original expectations of the Communications Business as of the date of acquisition. For additional information regarding the impairment charge see Note 6 to the Combined Financial Statements for the year ended December 31, 2013.

Earnings Before Income Taxes

The Communications Business’ earnings before income taxes increased $51,159,000 during 2012 as compared to 2011, and as a percent of sales increased from 15.9% of sales in 2011 to 20.1% of sales in 2012. The increase in earnings before income taxes as a percent of sales is due to the following factors:

•	The year-over-year increase in sales and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2012 and 2011, partially offset by incremental year-over-year costs associated with new product development and sales and marketing growth investments positively impacted earnings before income taxes as a percent of sales by 340 basis points.

•	The impact of recent acquisitions positively impacted earnings before income taxes by 10 basis points.

•	The intangible asset impairment recorded in 2011 positively impacted earnings before income taxes by 70 basis points.

INCOME TAXES

General

The Communications Business’ domestic and international earnings are included in tax returns filed by Danaher. The Communications Business accounts for income taxes under the separate returns method. Under this approach, income tax expense and deferred tax assets and liabilities are determined as if the Communication Business were filing separate returns. The Communications Business records the tax effect of discrete items in the period in which they occur.

The Communications Business’ effective tax rate can be affected by changes in the mix of earnings in countries with differing statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, accruals related to contingent tax liabilities and period-to-period changes in such accruals, the results of audits and examinations of previously filed tax returns (as discussed below), the expiration of statutes of limitations, the implementation of tax planning strategies, tax rulings, court decisions, settlements with tax authorities and changes in tax laws.

As part of Danaher, the amount of income taxes the Communications Business pays is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of its global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions, and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted as necessary.

Comparison of the Nine Months Ended September 26, 2014 and September 27, 2013

The Communications Business’ effective tax rate for the nine months ended September 26, 2014 and September 27, 2013, was 31.2% and 28.7%, respectively. The effective tax rate for 2014 and 2013 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction, partially offset by state income taxes. In addition, the effective tax rate in 2013 is also lower due to the research and experimentation credit, which includes the benefit from the retroactive reinstatement of the credit for the year-ended December 31, 2012 by the American Tax Relief Act of 2012.

Comparison of the Years Ended December 31, 2013 and December 31, 2012

The Communications Business’ effective tax rate for 2013 and 2012 , was 28.1% and 34.3%, respectively. The Communications Business’ effective tax rate for each of 2013 and 2012 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction and the lapse of certain statutes of limitation with respect to uncertain tax positions, partially offset by state income taxes. For the year ended December 31, 2013, the effective tax rate is also lower due to the research and experimentation credit, which includes the 2013 benefit from the retroactive reinstatement of the credit for the year ended December 31, 2012 by the American Tax Relief Act of 2012.

Comparison of the Years Ended December 31, 2012 and December 31, 2011

The Communications Business’ effective tax rate for 2012 and 2011, was 34.3% and 30.3%, respectively. The Communications Business’ effective tax rate for each of 2012 and 2011 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction and the lapse of certain statutes of limitation with respect to uncertain tax positions, partially offset by state income taxes. For the year ended December 31, 2011 the effective tax rate is also lower due to the research and experimentation credit which was effective for 2011 but lapsed in 2012. This credit was reinstated in 2013 by the American Tax Relief Act of 2012.

INFLATION

The effect of inflation on the Communications Business’ revenues and net earnings was not significant in the years ended December 31, 2013, 2012 or 2011 nor in the nine months ended September 26, 2014 and September 27, 2013.

RISK MANAGEMENT

The Communications Business is exposed to market risk from changes in foreign currency exchange rates, credit risk, and commodity prices, each of which could impact its financial statements. The Communications Business generally addresses its exposure to these risks through its normal operating and financing activities.

Currency Exchange Rate Risk

The Communications Business faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than the Communications Business’ functional currency or the functional currency of an applicable subsidiary. The Communications Business also faces translational exchange rate risk related to the translation of financial statements of foreign operations into U.S. dollars, the Communications Business’ functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, the Communications Business is exposed to movements in the exchange rates of various currencies against the U.S. dollar, particularly the Euro.

Therefore, when the Euro strengthens or weakens against the U.S. dollar, operating profits are increased or decreased, respectively. The effect of a change in currency exchange rates on the Communications Business’ net investment in international subsidiaries is reflected in the accumulated other comprehensive income (loss) component of Parent’s equity. A 10% depreciation in the Euro to the U.S. dollar at September 26, 2014 would have resulted in a reduction of parent’s equity of approximately $5,600,000.

The impact of currency exchange rates on reported sales during the nine months ended September 26, 2014 and the years ended December 31, 2013, 2012 and 2011 was negligible.

If the exchange rates in effect as of September 26, 2014 were to prevail throughout 2014, currency exchange rates would have a negligible impact on full-year 2014 estimated sales relative to the Communications Business’ performance in 2013. Any weakening of the U.S. dollar against other major currencies, particularly the Euro, would further positively impact the Communications Business’ sales and results of operations. Any strengthening of the U.S. dollar against other major currencies, particularly the Euro, would adversely impact the Communications Business’ sales and results of operations on an overall basis.

As part of Danaher, the Communications Business has generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales, profit, and assets and liabilities in the Communications Business’ financial statements.

Credit Risk

The Communications Business is exposed to potential credit losses in the event of nonperformance by counterparties to its financial instruments. Financial instruments that potentially subject the Communications Business to credit risk consist of receivables from customers.

Sales to the Communications Business’ largest two customers were 31% of total sales during the nine months ended September 26, 2014, 38% of total sales during the nine months ended September 27, 2013, 36% of total sales in 2013, 33% of total sales in 2012, and 33% in of total sales in 2011. No other individual customer accounted for more than 10% of combined sales during these periods. Accounts receivable from these customers was 18% of total receivables as of September 26, 2014, 11% as of December 31, 2013, and 9% at December 31, 2012.

The Communications Business’ management performs credit evaluations of their customers’ financial conditions as appropriate and also obtain collateral or other security when appropriate.

LIQUIDITY AND CAPITAL RESOURCES

As part of Danaher, the Communications Business is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Communications Business are accounted for through the Parent investment account of the Communications Business. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Communications Business in the financial statements. During the years ended December 31, 2013 and 2011, the nine months ended September 26, 2014 and September 27, 2013, the Communications Business generated sufficient cash from operating activities to fund its capital spending and acquisitions. During the year ended December 31, 2012, Danaher provided funding to the Communications Business to support the Communications Business’ investing activities.

The following is an overview of the Communications Business’ cash flows and liquidity:

Overview of Cash Flows and Liquidity

	Nine Months Ended		Years Ended December 31
($ in thousands)	September 26, 2014	September 27, 2013	2013	2012	2011
Total operating cash flows	$61,645	$81,950	$102,962	$172,132	$136,962

Cash paid for acquisitions	$—	$(12,500)	$(74,719)	$(189,138)	$—
Payments for additions to property, plant and equipment	(12,060)	(10,160)	(13,438)	(12,487)	(11,222)

Net cash (used in) investing activities	$(12,060)	$(22,660)	$(88,157)	$(201,625)	$(11,222)

Net transfers from (to) parent	$(47,085)	$(59,290)	$(14,805)	$29,493	$(100,740)
Payments relating to earn-out liability	(2,500)	—	—	—	(25,000)

Net cash (used in) provided by financing activities	$(49,585)	$(59,290)	$(14,805)	$29,493	$(125,740)

Operating cash flows decreased $20,305,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013, principally due to lower net earnings partially offset by higher levels of customer deposits on future product and service deliveries. Cash used in investing activities decreased $10,600,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013, as there were no acquisitions of businesses in the nine months ended September 26, 2014. Cash used in financing activities decreased $9,705,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013, as the Communications Business transferred less cash to Danaher as a result of the decrease in operating cash flows and the payment in the nine months ended September 26, 2014 of an earn-out liability related to a recent acquisition.

Operating cash flows decreased $69,170,000 during 2013 as compared to 2012 principally due to lower net earnings and the timing of customer deposits received in 2012. Cash used in investing activities decreased $113,468,000 during 2013 as compared to 2012, as cash paid for acquisitions decreased by $114,419,000. Cash used in financing activities increased $44,298,000 during 2013 as compared to 2012, as Danaher had funded a portion of the Communications Business’ investing activities in 2012.

Operating cash flows increased $35,170,000 during 2012 as compared to 2011 principally due to higher net earnings and the timing of customer deposits received in 2012. Cash used in investing activities increased $190,403,000 during 2012 as compared to 2011, as cash paid for acquisitions increased by $189,138,000 in connection with the acquisition of VSS. Cash provided by financing activities increased $155,233,000 during 2012 as compared to 2011, as Danaher had funded a portion of the Communications Business’ investing activities in 2012 and the payment in 2011 of an earn-out liability related to an acquisition.

Contractual Obligations

The following table sets forth, by period due or year of expected expiration, as applicable, a summary of the Communications Business’ contractual obligations as of December 31, 2013 under (1) leases, (2) purchase obligations and (3) other long-term liabilities reflected on the Communications Business’ balance sheet under GAAP. The amounts presented in the table below do not reflect $5,952,000 of gross unrecognized tax benefits, the timing of which is uncertain. Refer to Note 12 to the Combined Financial Statements for the year ended December 31, 2013 for additional information on unrecognized tax benefits.

($ in thousands)	Total	Less Than One Year	1-3 Years	3-5 Years	More Than 5 Years
Operating Lease Obligations (a)	$29,458	$6,696	$12,967	$7,492	$2,303
Other:
Purchase Obligations (b)	23,921	23,921	—	—	—
Other Long-Term Liabilities Reflected on the Communications Business’ Balance Sheet Under GAAP (c)	102,242	222	95,168	—	6,852

Total	$155,621	$30,839	$108,135	$7,492	$9,155

(a)	As described in Note 10 to the Combined Financial Statements for the year ended December 31, 2013, certain leases require the Communications Business to pay real estate taxes, insurance, maintenance and other operating expenses associated with the leased premises. These future costs are not included in the schedule above.
(b)	Consist of agreements to purchase goods or services that are enforceable and legally binding on the Communications Business and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction.
(c)	Primarily consist of obligations for earn-out and indemnification obligations, self-insurance and litigation claims, pension obligations, deferred tax liabilities (excluding unrecognized tax benefits) and deferred compensation obligations. The timing of cash flows associated with these obligations is based upon management’s estimates over the terms of these arrangements and is largely based upon historical experience.

Off-Balance Sheet Arrangements

In the normal course of business, the Communications Business periodically enters into agreements that require it to indemnify customers, suppliers or other business partners for specific risks, such as claims for injury or property damage arising out of the Communications Business’ products or services or claims alleging that Communications Business products, services or software infringe third party intellectual property. Historically, the Communications Business has not experienced significant losses on these types of indemnification obligations.

Legal Proceedings

Please refer to Note 11 to the Combined Financial Statements for the year ended December 31, 2013 for information regarding certain litigation matters.

In addition to the litigation matters noted under “- Information on the Communications Business” the Communications Business is, from time to time, subject to a variety of litigation and other proceedings incidental to its business, including lawsuits involving claims for damages arising out of the use of the Communications Business’ products, software and services, claims relating to intellectual property matters, employment matters, commercial disputes, and personal injury as well as regulatory investigations or enforcement. The Communications Business may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with divested businesses. Some of these lawsuits may include claims for punitive and consequential as well as compensatory damages. Based upon the Communications Business’ experience, current information and applicable law, it does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.

While Danaher maintains workers compensation, property, cargo, automobile, crime, fiduciary, product, general liability, and directors’ and officers’ liability insurance on behalf of the Communications Business that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. In addition, while the Communications Business believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses. Danaher maintains third party insurance policies on behalf of the Communications Business up to certain limits to cover certain liability costs in excess of predetermined retained amounts. For general liability risk (which includes product liability) and most other insured risks, Danaher purchases outside insurance coverage only for severe losses (stop loss insurance) and reserves must be established and maintained with respect to amounts within the self-insured retention.

In accordance with accounting guidance, the Communications Business records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Communications Business’ specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. While the Communications Business actively pursues financial recoveries from insurance providers, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the risk insurance reserves established with respect to the Communications Business are inadequate, the Communications Business would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Communications Business’ net earnings.

In addition, the Communications Business’ operations are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes. Certain of the Communications Business’ operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Communications Business must also comply with various health and safety regulations in both the United States and abroad in connection with its operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material adverse effect on the Communications Business’ capital expenditures, earnings or competitive position, and the Communications Business does not anticipate material capital expenditures for environmental control facilities.

For a discussion of additional risks related to legal proceedings, please refer to “Item 1A. Risk Factors.”

CRITICAL ACCOUNTING ESTIMATES

Management’s discussion and analysis of the Communications Business’ financial condition and results of operations is based upon the Communications Business’ Combined Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States for the preparation of carved-out, combined financial statements. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Communications Business bases these estimates and judgments on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.

The Communications Business believes the following accounting estimates are most critical to an understanding of its financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period to period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 2 in the Communications Business’ Combined Financial Statements for the year ended December 31, 2013.

Accounts Receivable— The Communications Business maintains allowances for doubtful accounts to reflect probable credit losses inherent in its portfolio of receivables. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the allowances for doubtful accounts and, therefore, net income. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Communications Business’ trade accounts, contract and finance receivable portfolios. The level of the allowances is based on many quantitative and qualitative factors including historical loss experience by receivable type, portfolio duration, delinquency trends, economic conditions and credit risk quality. The Communications Business regularly performs detailed reviews of its accounts receivable portfolio to determine if an impairment has occurred and to assess the adequacy of the allowances. If the financial condition of the Communications Business’ customers were to deteriorate with a severity, frequency and/or timing different from the Communications Business’ assumptions, additional allowances would be required and the Communications Business’ financial statements would be adversely impacted.

Inventories— The Communications Business records inventory at the lower of cost or market value. The Communications Business estimates the market value of its inventory based on assumptions of future demand and related pricing. Estimating the market value of inventory is inherently uncertain because levels of demand, technological advances and pricing competition in many of the Communications Business’ markets can fluctuate significantly from period to period due to circumstances beyond the Communications Business’ control. If actual market conditions are less favorable than those projected by management, the Communications Business could be required to reduce the value of its inventory, which would adversely impact the Communications Business’ financial statements.

Acquired Intangibles— The Communications Business’ acquisitions typically result in the recognition of goodwill, in-process research and development and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that the Communications Business may incur. Refer to Notes 2, 3 and 6 in the Communications Business’ Combined Financial Statements for the year ended December 31, 2013 for a description of the Communications Business’ policies relating to goodwill, acquired intangibles and acquisitions.

In performing its goodwill impairment testing, the Communications Business estimates the fair value of its reporting units primarily using a market based approach. The Communications Business estimates fair value based on appropriate multiples of sales or earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined by current trading market multiples of earnings and/or sales for companies operating in businesses similar to each of the Communications Business’ reporting units, in addition to recent market available sale transactions of comparable businesses. In evaluating the estimates derived by the market based approach, management makes judgments about the relevance and reliability of the multiples by considering factors unique to its reporting units, including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data as well as judgments about the comparability of the market proxies selected. In certain circumstances the Communications Business also estimates fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. The discounted cash flow model requires judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.

As of December 31, 2013, the Communications Business had four reporting units for goodwill impairment testing. Reporting units resulting from recent acquisitions generally present the highest risk of impairment. Management believes the impairment risk associated with these reporting units decreases as these businesses are integrated into the Communications Business and better positioned for potential future earnings growth. The carrying value of the goodwill included in each individual reporting unit ranges from $59,330,000 to $422,475,000. The Communications Business’ annual goodwill impairment analysis in 2013 indicated that in all instances, the fair values of the Communications Business’ reporting units exceeded their carrying values and consequently did not result in an impairment charge.

The Communications Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Communications Business also tests intangible assets with indefinite lives at least annually for impairment. Determining whether an impairment loss occurred requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets.

As a result of these impairment analyses, the Communications Business recorded impairment charges of $31,063,000 in 2013 and $4,947,000 in 2011 related to the value of customer relationship and technology intangible assets. There were no impairments recorded in 2012. The 2013 impairment charge was recorded to reduce the value of certain customer relationship assets to their estimated fair value. These customer relationship assets were deemed to be impaired because as of December 31, 2013, orders and financial results of the acquired business to which these assets relate had not materialized according to the original expectations of the Communications Business as of the date of acquisition. The 2011 impairment charge was recorded to reduce the value of certain customer relationship and technology assets to their estimated fair value. These intangible assets were deemed to be impaired because as of December 31, 2011, financial results of the acquired business to which these assets relate had lagged behind the original expectations of the Communications Business as of the date of acquisition.

If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect the Communications Business’ financial statements.

Contingent Liabilities— As discussed above under “-Liquidity and Capital Resources - Legal Proceedings”, the Communications Business is, from time to time, subject to a variety of litigation and similar contingent liabilities incidental to its business (or the business operations of previously owned entities). The Communications Business recognizes a liability for any contingency that is known or probable of occurrence and reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims and the cost of both pending and future claims. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors, including those discussed above under “—Liquidity and Capital Resources—Legal Proceedings”. If the reserves established by the Communications Business with respect to these contingent liabilities are inadequate, the Communications Business would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Communications Business’ financial statements.

In connection with acquisitions, the Communications Business may enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations. These obligations are recorded at their fair value at the time of acquisition and require management to make judgments and estimates about the ultimate settlement amount. While the Communications Business believes it has made reasonable estimates and assumptions to calculate the fair value of these obligations, if actual results are not consistent with management’s estimates and assumptions, these obligations may be understated and a charge would need to be taken against net earnings.

Revenue Recognition— The Communications Business derives revenues from the sale of products and services. Refer to Note 2 to the Communications Business’ Combined Financial Statements for the year ended December 31, 2013 for a description of the Communications Business’ revenue recognition policies.

Certain commercial agreements contain multiple elements or non-standard terms and conditions. As a result, judgment is sometimes required to determine the appropriate accounting, including whether the deliverables specified in these agreements should be treated as separate units of accounting for revenue recognition purposes, and, if so, how the consideration should be allocated among the elements and when to recognize revenue for each element.

The Communications Business allocates revenue to each element in the contractual arrangement based on a selling price hierarchy that, in some instances, may require the Communications Business to estimate the selling price of certain deliverables that are not sold separately or where third party evidence of pricing is not observable. When it is required to estimate selling prices, the Communications Business considers relevant internal and external market and entity-specific factors including the relative technological advancement of the product offering, the historical pricing practices and profit objectives and the geographic region and nature of the customer. The Communications Business monitors, on at least an annual basis, its selling price estimates to ensure they are within a sufficiently narrow range within the geographies and customer classes served. Estimates of selling prices impact the amount and timing of revenue recognized in multiple element arrangements. If the Communications Business’ judgments regarding revenue recognition prove incorrect, the Communications Business’ revenues in particular periods may be adversely affected.

Corporate Allocations— The Communications Business has historically operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Communications Business and are reflected as expenses in the accompanying financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Communications Business for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Communications Business.

Stock-Based Compensation— For a description of the Communications Business’ stock-based compensation accounting practices, refer to Note 13 to the Communications Business’ Combined Financial Statements for the year ended December 31, 2013. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require subjective assumptions, including the expected life of the awards, stock price volatility and expected forfeiture rate. The assumptions used in calculating the fair value of stock-based payment awards represent the Communications Business’ best estimates, but these estimates involve inherent uncertainties and the application of management judgment. If actual results are not consistent with management’s assumptions and estimates, the Communications Business’ equity-based compensation expense could be materially different in the future.

Pension — For a description of the Communications Business’ pension benefit accounting practices, refer to Note 9 in the Communications Business’ Combined Financial Statements for the year ended December 31, 2013. Calculations of the amount of pension costs and obligations depend on the assumptions used in the actuarial valuations, including assumptions regarding discount rates, expected return on plan assets, rates of salary increases, mortality rates, and other factors. If the assumptions used in calculating pension costs and obligations are incorrect or if the factors underlying the assumptions change (as a result of differences in actual experience, changes in key economic indicators or other factors) the Communications Business’ financial statements could be materially affected.

The Communications Business’ pension plan assets consist of various insurance contracts, equity and debt securities as determined by the administrator of each plan. The estimated long-term rate of return for the plans was determined on a plan by plan basis based on the nature of the plan assets and ranged from 4% to 6%. If the expected long-term rate of return on plan assets for 2013 was reduced by 50 basis points, pension expense for the plans for 2013 would have increased $6,500 ($4,600 on an after-tax basis).

During 2014, the Communications Business’ cash contribution requirements for its defined benefit pension plans are expected to be approximately $93,000. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

Income Taxes— For a description of the Communications Business’ income tax accounting policies, refer to Notes 2 and 12 of the Communications Business’ Combined Financial Statements for the year ended December 31, 2013. The Communications Business establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized which requires management to make judgments and estimates regarding: (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. Future changes to tax rates would also impact the amounts of deferred tax assets and liabilities and could have an adverse impact on the Communications Business’ financial statements.

The Communications Business provides for unrecognized tax benefits when, based upon the technical merits, it is “more-likely-than-not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Communications Business re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires.

An increase in the nominal tax rate of 1% would have resulted in an additional income tax provision for continuing operations for the fiscal year ended December 31, 2013 of $1,166,000.

NEW ACCOUNTING STANDARDS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2016. Management has not yet completed its assessment of the impact of the new standard, including possible transition alternatives, on the Communications Business’ financial statements.

THE TRANSACTIONS

Overview

On October 12, 2014, NetScout and Danaher agreed to enter into the Transactions to effect the transfer of the Communications Business to NetScout. These Transactions provide for the separation and distribution of the Communications Business and the subsequent mergers of (a) Merger Sub with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout and (b) Newco with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In order to effect the Separation, the Distribution and the Mergers, Danaher, Newco, NetScout, Merger Sub and Merger Sub II entered into the Merger Agreement and Danaher, Newco and NetScout entered into the Distribution Agreement. In addition, Danaher, Newco, NetScout and certain of their respective affiliates have entered into, or will enter into, various ancillary agreements in connection with the Transactions. These agreements, which are described in greater detail in this prospectus, govern the relationship among Danaher, Newco, NetScout and their respective affiliates after the Separation, the Distribution and the Mergers.

The Communications Business consists of the communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its subsidiaries, but excluding Danaher’s data communications cable installation business and its communication service provider business. Prior to the consummation of the exchange offer, the spin-off (in the event the exchange offer is not fully subscribed) and the First Merger, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business.

On the closing date of the Mergers, Danaher will distribute Newco common units to its participating stockholders in an exchange offer. If the exchange offer is consummated but is not fully subscribed, Danaher will distribute the remaining Newco common units on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. Any Danaher stockholder who validly tenders (and does not properly withdraw) shares of Danaher common stock for Newco common units in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of Newco common units not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of NetScout common stock into which the remaining Newco common units will be converted in the First Merger will be transferred to Danaher stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Mergers, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout. In the First Merger, each Newco common unit will be converted into the right to receive NetScout common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this prospectus entitled “The Merger Agreement—Merger Consideration.” Afterwards, Newco will merge with and into Merger Sub II, whereby the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout. After the Mergers, NetScout will own and operate the Communications Business through Merger Sub II and will also continue its current businesses. All shares of NetScout common stock, including those issued in the First Merger, will be listed on NASDAQ under NetScout’s current trading symbol “NTCT.”

In connection with the First Merger, NetScout expects to issue approximately 62,500,000 shares of NetScout common stock to Danaher stockholders, assuming no adjustment pursuant to the Merger Agreement. Calculated based on the closing price on NASDAQ of NetScout common stock as of [—], 2015, the shares of NetScout common stock that NetScout expects to issue to Danaher stockholders as a result of the Transactions would have had a market value of approximately $[—] billion in the aggregate (the actual value will not be known until the closing date). See “—Calculation of Merger Consideration.”

Transaction Timeline

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Mergers. Each of these events is discussed in more detail elsewhere in this prospectus.

Step #1—Internal Restructuring; The Separation. Prior to the consummation of the exchange offer, the spin-off and the First Merger, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, including certain subsidiaries of Danaher, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) its specified excluded assets and excluded liabilities.

Step #2—The Distribution—Exchange Offer and Spin-Off. On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders through an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for all of the Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

Step #3—The Mergers. In the First Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout. Immediately thereafter, in the Second Merger, Newco will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and Distribution but before the First Merger, the corporate structure immediately following the consummation of the First Merger, and the corporate structure immediately following the consummation of the Second Merger.

The Separation and the Distribution

Prior to the First Merger, pursuant to the terms of the Distribution Agreement, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities, in order to separate and consolidate the Communications Business under Newco. Immediately thereafter, Danaher will contribute all the equity interests in each subsidiary of Newco to Newco in exchange for a number of common units representing limited liability company interests in Newco, referred to herein as the Newco common units.

The Distribution—Exchange Offer and Split-Off

On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders through a combination of an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

Any Danaher stockholder who validly tenders (and does not properly withdraw) shares of Danaher common stock for Newco common units in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, Newco common units distributed on a pro rata basis to Danaher stockholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange offer agent will calculate the exact number of Newco common units owned by Danaher that will not be exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of NetScout common stock into which the remaining Newco common units will be converted in the First Merger will be transferred to the relevant Danaher stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

The exchange offer agent will hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing all of the outstanding Newco common units pending the consummation of the First Merger. Newco common units will not be traded during this period. Following the consummation of the exchange offer and as part of the First Merger, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive fully paid and nonassessable shares of NetScout common stock, as further described below under “—Calculation of the Merger Consideration.” For additional information regarding the exchange offer, see “This Exchange Offer.”

The Mergers

Under the Merger Agreement and in accordance with the DGCL and the DLLCA, at the effective time of the First Merger, Merger Sub will merge with and into Newco. As a result of the First Merger, the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL and the DLLCA. In the First Merger, each Newco common unit will be converted into the right to receive NetScout common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this prospectus entitled “The Merger Agreement—Merger Consideration.” The certificate of formation and the limited liability company operating agreement of Newco in effect immediately prior to the First Merger will be amended and restated in their entirety following the consummation of the First Merger. Immediately following the First Merger, Newco will merge with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Newco in accordance with the DLLCA.

Calculation of the Merger Consideration

The Merger Agreement provides that, at the effective time of the First Merger, each issued and outstanding Newco common unit (except Newco common units held by Danaher, Newco NetScout or Merger Sub) will be automatically converted into a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. In addition, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units outstanding immediately prior to the First Merger will be that number that results in the exchange ratio in the First Merger equaling one. As a result, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into one share of NetScout common stock in the First Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result, prior to the elimination of fractional shares, in Newco’s members immediately prior to the merger collectively holding approximately 59.5% of the outstanding equity interests of NetScout on a fully-diluted basis immediately following the First Merger and NetScout’s stockholders immediately prior to the First Merger collectively holding approximately 40.5% of such equity interests on a fully-diluted basis.

No fractional shares of NetScout common stock will be issued pursuant to the First Merger. Any holder of Newco common units who would otherwise be entitled to receive a fraction of a share of NetScout common stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout common stock on NASDAQ on the last business day prior to the closing of the First Merger.

Background of the Transactions

NetScout is a leader in application and network performance management solutions that enable enterprise and service provider organizations to assure the quality of the user experience for business and mobile services. NetScout’s technology helps these organizations manage service delivery and identify emerging performance problems, helping to quickly resolve issues that cause business disruptions or negatively affect users of information technology. NetScout’s current growth strategy includes, among other elements, continued innovation to enhance and expand its product portfolio, support pervasive visibility for customers through continued advancement of its Adaptive Session Intelligence software, the expansion of its customer base in the service provider and enterprise markets, and the growth of its sales force.

Danaher designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. The Communications Business is run primarily through Danaher’s Tektronix Communications, Arbor Networks and Fluke Networks Enterprise business. As part of Danaher’s strategy, Danaher’s board of directors and senior management have reviewed Danaher’s portfolio of businesses and assets to determine whether changes might be advisable and to consider possible transactions, including possible disposition and merger opportunities, in order to maximize value for Danaher stockholders.

From time to time over a number of years, Anil K. Singhal, NetScout’s Chief Executive Officer, and representatives of Danaher engaged in preliminary, informal conversations regarding potential opportunities involving the two companies. Danaher’s management had from time to time informed Danaher’s board of directors of these discussions and of the potential opportunities between the two companies.

On July 1, 2014, Mr. Singhal and James A. Lico, Danaher’s Executive Vice President, had a telephonic discussion regarding the potential combination of NetScout and the Communications Business.

On July 11, 2014, Mr. Singhal and H. Lawrence Culp, Jr., Danaher’s then President and Chief Executive Officer, and Daniel L. Comas, Danaher’s Executive Vice President and Chief Financial Officer, met in Washington, D.C. and had a preliminary discussion about the potential combination of NetScout and the Communications Business.

On July 15, 2014, immediately after a regularly scheduled meeting of NetScout’s board of directors, Mr. Singhal met with NetScout’s Finance Committee, the committee historically used by NetScout’s board of directors to evaluate strategic opportunities, and informed the Finance Committee that he had preliminary discussions with Danaher about a possible transaction involving the Communications Business. The Finance

Committee requested that Mr. Singhal obtain additional details about the potential transaction and authorized NetScout to begin conducting preliminary due diligence relating to the Communications Business.

On July 15, 2014, Jean Bua, NetScout’s Chief Financial Officer, and Mr. Comas, had a telephone call in which they discussed the potential business combination and the possible structure of the transaction.

On July 18, 2014, Mr. Singhal, Ms. Bua, Mr. Culp and Mr. Comas had a telephone call in which they discussed the respective businesses, the structure of a possible transaction and the general timing of a possible transaction.

While Danaher considered alternate structures for a combination of the Communications Business with Netscout (i.e., a carve-out or merger of the business with Netscout in exchange for cash or stock), the tax-related benefits to Danaher and its stockholders of a Reverse Morris Trust structure (as described in more detail in the immediately following paragraph), together with the ability for Danaher shareholders to continue to own shares representing a majority stake in the combined business, led Danaher to limit its proposal to a Reverse Morris Trust structure.

On July 21, 2014, Mr. Singhal met with NetScout’s Finance Committee and provided additional details about the proposed transaction, including the possibility that the transactions would be structured as a Reverse Morris Trust. In general, in a Reverse Morris Trust transaction, Danaher could dispose of the Communications Business to NetScout on a tax-free basis to Danaher and its stockholders through a spin-off or split-off distribution of the Communications Business to Danaher’s stockholders immediately followed by a merger of a newco entity owning the Communications Business with a subsidiary of NetScout in exchange for equity of NetScout. The Reverse Morris Trust structure was feasible in this case because the value of the Communications Business exceeded the value of NetScout’s existing business, and attractive because a taxable disposition of the Communications Business might otherwise have made the transaction financially unattractive to Danaher or have required NetScout to pay additional consideration. In addition, in a Reverse Morris Trust structure, NetScout would primarily be able to issue equity of NetScout as consideration in the transaction, relieving NetScout from incurring significant debt to fund a cash acquisition of this magnitude. Mr. Singhal noted the preliminary structure of the transaction under consideration and informed NetScout’s Finance Committee that he expected to determine whether the transaction was feasible or financially possible after an in-person meeting between certain members of the NetScout management team and the management team for Danaher and the Communications Business to be held before the end of the month of July.

Between July 25 and July 29, 2014, representatives of NetScout, NetScout’s outside counsel, Cooley LLP (“Cooley”), and Danaher had several telephone calls regarding a proposed confidentiality and non-disclosure agreement between the parties.

On July 29, 2014, NetScout and Danaher executed the confidentiality agreement.

On July 31 and August 1, 2014, members of each of the management teams of Danaher, including Messrs. Lico, Culp and Comas, and NetScout, including Mr. Singhal, Ms. Bua and Mr. Levinson, held in person meetings, at Danaher’s headquarters in Washington, D.C. At these meetings, representatives of Danaher reviewed the Communications Business, including its products, views on the industry, infrastructure and operations, potential synergies and a location-by-location overview, together with preliminary financial information. Representatives of NetScout also reviewed NetScout’s business, products and views on the industry. In addition, representatives of Danaher referenced an illustrative valuation of the Communications Business of $3.0 billion for discussion purposes, based on an assumed value of $44 per share of NetScout common stock. Representatives of NetScout did not comment on the illustrative price at such time and noted that they would revert with a response following further consideration.

On August 12, 2014, NetScout’s board of directors met to discuss NetScout’s progress on the proposed transaction with senior management, Cooley and NetScout’s financial advisor, RBC Capital Markets. Mr. Singhal discussed the strategic rationale for the proposed transaction. During the meeting, NetScout’s board of directors discussed financial aspects of the proposed transaction with RBC Capital Markets. Following the discussion, NetScout’s board of directors authorized management to prepare a non-binding letter of intent and continue discussions with Danaher.

On August 15, 2014, NetScout furnished Danaher with a non-binding letter of intent for a possible acquisition by NetScout of the Communications Business through a Reverse Morris Trust structure, which would include the acquisition of the Communications Business through a reverse triangular merger immediately following a spin-off distribution of the Communications Business to Danaher’s stockholders, with consideration in the form of shares of NetScout common stock. The non-binding letter of intent contemplated, among other things, a proposed valuation for the Communications Business of $2.4 billion to $2.6 billion, based on NetScout’s then-closing stock price of approximately $44 per share.

Between August 15, 2014 and August 22, 2014, Messrs. Singhal, Culp and Comas discussed various terms of the non-binding letter of intent, including the proposed consideration for the Communications Business. On August 20, 2014, Mr. Culp indicated to Mr. Singhal that Danaher would be willing to accept a valuation of $2.8 billion for the Communications Business, based on an assumed value of $44 per share of NetScout common stock. On August 21, Mr. Singhal indicated to Mr. Culp that NetScout proposed a valuation of $2.7 billion for the Communications Business, based on an assumed value of $44 per share of NetScout common stock. Later on August 21, Mr. Comas indicated to Mr. Singhal that Danaher’s proposal remained at a valuation of $2.8 billion for the Communications Business, based on an assumed value of $44 per share of NetScout common stock. During such period, Mr. Singhal also conferred with John R. Egan, NetScout’s lead independent director, and RBC Capital Markets regarding financial matters pertaining to the Communications Business.

On August 22, 2014, Mr. Comas indicated that Danaher proposed a valuation of $2.75 billion for the Communications Business, equaling approximately 62.5 million shares of NetScout common stock at an assumed value of $44 per share of NetScout common stock, which proposal Mr. Singhal indicated he would find acceptable subject to review with the NetScout board of directors. Later on August 22, 2014, NetScout’s board of directors held a meeting with representatives of NetScout’s senior management and legal and financial advisors attending. During the meeting, Mr. Singhal updated NetScout’s board of directors on the recent discussions with Danaher regarding the proposed merger consideration, exclusivity periods and other matters. Later in the day, Danaher sent a revised non–binding letter of intent to NetScout, which contemplated an aggregate purchase price of $2.75 billion based on the issuance of 62.5 million shares of NetScout common stock at an assumed value of $44 per share, reflecting the proposal communicated by Mr. Comas to Mr. Singhal earlier that day and subsequently discussed with the NetScout board of directors.

On August 23 and August 24, 2014, Mr. Singhal had additional discussion with Danaher representatives regarding the non-binding letter of intent.

On August 24, 2014, Danaher’s board of directors received an update regarding the status of the potential transaction with NetScout.

On August 25, 2014, NetScout’s board of directors held a meeting, with representatives of NetScout’s senior management and legal and financial advisors attending, to discuss and obtain approval to enter into the proposed non-binding letter of intent. During the meeting, RBC Capital Markets discussed the financial terms and certain related aspects of the proposed letter of intent and Cooley discussed fiduciary duty and other legal considerations relating to the proposed transaction and structure. Following the discussion, the NetScout board of directors authorized the non-binding letter of intent. Later in the day, NetScout executed the non-binding letter of intent with Danaher.

On August 26, 2014, NetScout and its legal and financial representatives had a call with Danaher and its legal representatives to discuss the then-current structure of the Communications Business.

Between August 27 and September 1, 2014, representatives of NetScout and representatives of Danaher participated in multiple telephone calls relating to business and legal due diligence matters.

On September 2 and September 3, 2014, representatives of NetScout, including Mr. Singhal, Ms. Bua and Mr. Levinson, and representatives of Danaher, including Mr. Lico, met in Boston to discuss NetScout’s overall business and Danaher’s Tektronix Communications business.

On September 3, 2014, Ms. Bua and other representatives of NetScout’s finance team met separately in Boston with members of the senior finance teams of Danaher and Tektronix Communications to discuss various financial and accounting matters related to the Tektronix Communications business.

On September 4, 2014, Mr. Singhal, Ms. Bua, Mr. Levinson and other representatives of NetScout’s finance and technology team met in Boston with members of the senior team from Danaher and Arbor Networks to discuss various business, technology and financial matters related to Danaher’s Arbor Networks business.

On September 9, 2014, Danaher’s board of directors received a further update from Danaher’s management regarding the potential spin-off of the Communications Business and acquisition of such business by NetScout.

Also on September 9, 2014, NetScout’s board of directors met and discussed the status of the proposed transaction and certain business terms.

On September 10 and September 11, 2014, members of each of the management teams of Danaher and NetScout held a meeting in Washington, D.C. in which Mr. Singhal, Ms. Bua and other representatives of NetScout’s finance and technology team met with members of the senior management team from Danaher and Fluke Networks to discuss various business, technology and financial matters related to Danaher’s Fluke Networks Enterprise business.

Also on September 11, 2014, Cooley delivered the first draft of the Merger Agreement to Skadden, legal counsel to Danaher.

Between September 12 and September 28, 2014, representatives of NetScout and Danaher, and their respective legal, accounting and financial advisors, held multiple telephone conferences to discuss business, legal and accounting due diligence relating to both NetScout and the Communications Business, including steps needed for the preparation of an audit of the financial statements of Newco and the Communications Business as of and for the three-year period ended December 31, 2013.

On September 23, 2014, representatives of NetScout and Danaher and their respective legal and financial advisors held a telephone conference to discuss the proposed steps in the reorganization and separation of the Communications Business from Danaher. Skadden delivered the first draft of the Distribution Agreement to NetScout and its counsel. Skadden subsequently delivered a first draft of the Employee Matters Agreement and Tax Matters Agreement to NetScout and its counsel.

On September 25, 2014, Mr. Singhal updated NetScout’s board of directors as to the status of the proposed transaction and certain business due diligence matters.

Between September 25 and October 7, 2014, representatives of Cooley, Baker & McKenzie, NetScout’s counsel on tax matters and ex-US matters, and Wilson Sonsini, Goodrich & Rosati, NetScout’s counsel on intellectual property matters, as well as other NetScout representatives, engaged in various negotiations about the terms of the Merger Agreement, the Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement and other related transaction agreements with Skadden and other Danaher representatives. During this period, the parties identified but did not resolve a number of key items to be negotiated, including the precise calculation of the merger consideration (including whether and how such calculation would take into account the dilution to Danaher stockholders caused by shares issued, or equity awards granted, by NetScout between signing and closing), termination rights, termination fees, indemnification matters, an IRS private letter ruling, employee equity and employee benefit matters, the outside date by which the transactions must be consummated before NetScout and Danaher would have the right to terminate the Merger Agreement and the Distribution Agreement,

and Danaher’s request for a voting agreement from Mr. Singhal to vote his shares in favor of the issuance of shares of NetScout common stock in the proposed transaction. During this period, the parties also exchanged and negotiated the disclosure letters applicable to the Merger Agreement.

Between September 29 and October 6, 2014, Mr. Singhal and members of the senior management teams of Danaher and the Communications Business had several meetings to discuss business due diligence matters and certain terms of the transaction.

On October 8, 2014, NetScout’s board of directors met with NetScout’s senior management and legal and financial advisors and discussed the rationale for the proposed transaction, the attributes of each company that formed part of the Communications Business and certain financial projections which are summarized under “The Transactions–Certain Financial Forecasts Prepared by NetScout” and “The Transactions–Certain Financial Forecasts Prepared by Danaher.”

On October 10, 2014, NetScout’s board of directors met with NetScout’s senior management and legal and financial advisors to consider the proposed transaction. Members of NetScout’s management reviewed the strategic rationale for the proposed transaction, the progress of negotiations between the parties and the due diligence then conducted to date. Representatives of Cooley reviewed the principal terms of the Merger Agreement and discussed the unresolved issues. Also at this meeting, RBC Capital Markets reviewed financial aspects of the proposed transaction. NetScout’s board of directors then directed management, with the assistance of NetScout’s advisors, to continue negotiation of the remaining unresolved issues in the transaction.

Between October 11 and October 12, 2014, representatives of NetScout and Danaher, and their respective legal advisors, continued to negotiate the terms of the definitive documents providing for the Transactions. Key remaining issues that were resolved during that period included the precise manner for calculation of the exchange ratio, the circumstances under which a termination fee would be payable by NetScout, the size of the termination fee, closing conditions relating to the proposed IRS tax letter ruling, NetScout’s termination rights associated with tax matters, structural matters relating to the separation being structured as a spin-off or split-off, certain indemnification matters and the remedy for potential differences between the unaudited financial statements of the Communications Business provided prior to the signing of definitive agreements and the audited financial statements of the Communications Business to be completed after execution of the definitive agreements (each as described in more detail in the section of this prospectus entitled “The Merger Agreement”). Final issues resolved during such time period included the negotiation of certain employee benefit matters and certain tax matters. Additionally, the parties completed their due diligence.

Following continued negotiations on October 11, 2014 and October 12, 2014, the parties finalized their negotiation of all the material terms of the definitive documents for the Transactions, and agreed to submit the Transactions for review and approval by their respective boards of directors.

On October 12, 2014, NetScout’s board of directors met, together with representatives of NetScout’s senior management and legal and financial advisors, to review the final structure and terms of the Transactions. NetScout’s legal advisors reviewed the principal terms of the Merger Agreement, the Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement and other related agreements. Also at this meeting, RBC Capital Markets reviewed with NetScout’s board of directors its financial analysis of the merger consideration to be paid by NetScout in the First Merger and delivered to NetScout’s board of directors an oral opinion, confirmed by delivery of a written opinion dated October 12, 2014, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be paid by NetScout in the First Merger was fair, from a financial point of view, to NetScout. Following further discussion, NetScout’s board of directors, by unanimous vote, determined that the Merger Agreement and the proposed transactions with Danaher were advisable and fair to, and in the best interests of, NetScout and its stockholders, approved the Merger Agreement and unanimously recommended that NetScout stockholders approve the issuance of shares of NetScout common stock pursuant to the Merger and approve any other transactions contemplated by the Merger Agreement, including the Merger.

Also on October 12, 2014, the board of directors of Danaher met, together with representatives of management, to review the final structure and terms of the Transactions. Danaher’s management provided information on the due diligence that Danaher conducted with respect to NetScout as well as the terms, structure and strategic rationale of the proposed transactions and the anticipated financial and business impact thereof with respect to Danaher. Following discussion, the board of directors of Danaher, by unanimous vote of all members present, determined that the Merger Agreement and the transactions were advisable and in the best interests of Danaher and its stockholders and approved the Merger Agreement, the Distribution Agreement, the Voting Agreement and the forms of the other transaction agreements and the transactions contemplated thereby.

Following their respective board meetings, NetScout, Danaher and Newco, as the case may be, then signed the Merger Agreement and the Distribution Agreement and Mr. Singhal and Danaher signed the Voting Agreement.

On October  13, 2014, before the opening of trading on NASDAQ and the NYSE, NetScout and Danaher issued press releases announcing the Transactions.

NetScout’s Reasons for the Transactions

In reaching its decision to approve the Merger Agreement and recommend that NetScout stockholders approve the issuance of shares of NetScout common stock in the First Merger, the board of directors of NetScout considered, among other things, the strategic and financial benefits that could be expected to be achieved by combining NetScout and the Communications Business relative to the future prospects of NetScout on a standalone basis, the relative actual results of operations and prospects of NetScout and of the Communications Business, as well as other strategic alternatives that may be available to NetScout, and the risks and uncertainties associated with the Transactions and with such alternatives.

In that process, the board of directors of NetScout considered the following factors as generally supporting its decision to approve the Merger Agreement and recommend that NetScout stockholders approve the issuance of shares of NetScout common stock in the First Merger:

Advances Strategic Objectives. The acquisition advances NetScout’s strategic objectives of expanding its product portfolio across service assurance and performance analytics, business intelligence and cyber security solutions for communications service providers and large and small enterprises, and government organizations. Consequently, NetScout believes that the acquisition will enhance its ability to create long-term value for its stockholders, including by providing the following benefits:

•	Enhanced Financial Performance. The acquisition enables NetScout to grow from a revenue base of $397 million in fiscal year 2014 and a projected revenue base of $450 million to $465 million in fiscal year 2015 to a combined non-GAAP annual revenue base of more than $1.2 billion, with an expanded range of complementary products, which is expected to position NetScout to drive strong revenue growth and improved profitability over the long term. Over the long term, NetScout management believes that the combined company will be capable of growing revenue at an approximate compounded annual growth rate of 10 percent.

•

Expanded Addressable Markets and Broader Customer Base. The acquisition increases NetScout’s addressable market and broadens both its service provider and enterprise customer base and accelerates its entry into the cyber security and business intelligence markets. The acquisition significantly expands NetScout’s total addressable market to more than $8 billion. International Data Corporation (IDC) estimated that spending on network and application performance management solutions, NetScout’s core market prior to the acquisition, was approximately $5.0 billion in 2013. However, NetScout did not have the requisite offerings to fully address key segments within its core market. The acquisition provides NetScout with new capabilities to fill gaps in its product portfolio and target parts of these markets that were previously not available to NetScout such as radio access network optimization and the low-mid tier of the enterprise network performance management market. Additionally, the acquisition enables NetScout to enter the cyber security and advanced analytics (business intelligence) markets in which global spending was estimated by IDC to be over $3 billion in 2013.

•	Expansion of Service Provider Base. The acquisition of the Tektronix Communications business, a leading provider of service provider network monitoring solutions, provides NetScout with broader access to the service provider market, extends its reach into the RAN portion of the network, offers complementary business intelligence analytics and gives NetScout greater ability to cross-sell solutions into NetScout’s and Tektronix Communications’ existing customer bases. Having a broader, more robust technology and operational platform enables NetScout to further differentiate the company against competitors in the market.

•	Expansion of NetScout’s Enterprise Customer Base. The acquisition of portions of the Fluke Networks Enterprise business, a leading provider of network monitoring solutions, allows NetScout to expand into the mid-tier and smaller enterprise market and expand NetScout’s enterprise product offerings in specialized areas such as software-as-a-service (SaaS) and cloud-based applications and WiFi monitoring.

•	Extension into Adjacent Growth-Oriented Markets. The acquisition of Arbor Networks, a leading provider of network cyber attack detection and mitigation solutions for service provider and enterprise networks, allows NetScout to immediately enter the cyber intelligence and cyber security market. Arbor Networks’ offerings for distributed denial of service and advanced persistent protection are used by more than 300 service provider customers and a growing base of enterprise customers.

•	Substantially Broader Portfolio of Best-in-Class Products. NetScout will gain complementary, award-winning technologies, capabilities and offerings that can better position it to deliver high-value products and services for its existing and prospective enterprise and service provider customers and better position NetScout to compete for a broader range of strategic IT management opportunities in both the enterprise and service provider markets.

•	Broader and More Diverse Geographic Footprint. NetScout will expand its geographical footprint outside of North America, through the Communication Business’ existing customer accounts and through an extensive direct sales, support and service infrastructure, including value-added reseller relationships in key markets such as Southeast Asia, Australia, Japan, Europe and Latin America.

•	Strong Research and Development Capabilities. The combined company is expected to have more than 35% of the workforce composed of research and development personnel, and NetScout will be better positioned to address future technology trends, accelerate innovation, and improve its overall competitive position.

Cost Synergies. NetScout expects to achieve initial annualized run-rate cost synergies of approximately five percent of the combined cost base, or approximately $45 to $55 million within two years from the consummation of the Transactions as a result of increased size, economies of scale, and elimination of redundancies after the Transactions. NetScout expects to generate additional cost synergies in subsequent years by using common infrastructure platforms, and by eliminating or reducing expenses associated with programs and capabilities already in place as NetScout aligns its go-to-market and related support programs and initiatives. However, the magnitude and timing of such synergies has yet to be determined. For a further description of expected cost synergies see “Certain Financial Forecasts Prepared by NetScout-Cost” beginning on Page 148.

Accretive Transaction. NetScout expects the Transactions to be accretive on a non-GAAP basis in the first full year of operations. NetScout expects that it will be able to leverage its purchasing power and expand its proven manufacturing techniques in ways that will improve product gross margins by a few percentage points over the next few years.

Transaction Terms and Other Considerations. The board of directors of NetScout also considered the following facts about the Transactions and combined company:

•	the fact that the number of shares of common stock to be issued by NetScout is fixed and will not fluctuate based upon changes in the stock price of NetScout or Danaher prior to the completion of the First Merger.

•	the fact that the Merger Agreement and the aggregate consideration to be paid by NetScout pursuant to the Merger Agreement were the result of extensive arms’-length negotiations between representatives of NetScout and of Danaher.

•	the fact that the aggregate consideration to be paid by NetScout is payable in NetScout common stock, enabling NetScout to increase its revenue over 2.5 times without depleting its cash resources and incurring debt, thereby preserving its future ability to use leverage to further the growth of its business.

•	the opinion, dated October 12, 2014, of RBC Capital Markets to NetScout’s board of directors as to the fairness, from a financial point of view and as of such date, to NetScout of the merger consideration to be paid by NetScout in the First Merger, which opinion was based on and subject to the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken as more fully described under “—Opinion of NetScout’s Financial Advisor.”

•	the fact that the board of directors of the combined company would be composed of all of the current directors of NetScout and one director from Danaher, expected to be James A. Lico, an Executive Vice President of Danaher.

•	the fact that the executive officers of the combined company would be composed of all of the current executive officers of NetScout, but with additional management talent to be gained from the acquired companies.

•	the ability of the board of directors of NetScout under the Merger Agreement, subject to the payment of a termination fee, to withdraw or modify its recommendation to the NetScout stockholders to approve the issuance of the NetScout common stock in the First Merger in certain circumstances.

The board of directors of NetScout considered the following risk factors but determined that the benefits of the proposed transaction substantially outweighed such risks:

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Transactions would fail to materialize;

•	the challenges inherent in fully and successfully separating the operations of the Communications Business from Danaher and integrating Newco into NetScout, given the size of the Communications Business relative to NetScout and its operations;

•	the dilution of the ownership interests of NetScout’s current stockholders that would result from the issuance of NetScout common stock in the First Merger;

•	the potential payment of termination fees that NetScout would be required to make in certain circumstances under the Merger Agreement;

•	the restrictions imposed on NetScout’s ability to take certain corporate actions under the terms of the Tax Matters Agreement to be entered into by NetScout and Danaher, which could reduce its ability to engage in certain future business transactions that might be advantageous;

•	the risks inherent in requesting that the U.S. Federal Trade Commission and the U.S. Department of Justice allow the waiting period under the HSR Act to expire;

•	the requirement in the Merger Agreement that NetScout call and hold a vote of its stockholders to approve the issuance of the NetScout common stock in the First Merger even in circumstances where the board of directors of NetScout has withdrawn or adversely changed its recommendation to the NetScout stockholders;

•	the possibility that the Transactions may not be consummated and the potential adverse consequences, including substantial costs that would be incurred and potential damage to NetScout’s reputation, if the Transactions are not completed; and

•	the other risks described above under the section entitled “Risk Factors” beginning on page 47.

The foregoing discussion of the information and factors considered by the board of directors of NetScout is not exhaustive, but includes the material factors considered by the board of directors of NetScout, including factors that support the Transactions as well as those that weigh against them. In view of the wide variety of factors considered by the board of directors of NetScout in connection with its evaluation of the Transactions and the complexity of these matters, the board of directors of NetScout did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the board of directors of NetScout based its recommendation on the totality of the information presented to and considered by it. The board of directors of NetScout evaluated the factors described above with the assistance of NetScout’s senior management and legal and financial advisors. In considering the factors described above, individual members of the board of directors of NetScout may have given different weights to other or different factors.

This explanation of the factors considered by the board of directors of NetScout is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

After careful consideration, the board of directors of NetScout resolved that the Transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, NetScout and its stockholders and unanimously approved the Merger Agreement, the Mergers and the other Transactions.

Opinion of NetScout’s Financial Advisor

NetScout has retained RBC Capital Markets to act as NetScout’s financial advisor in connection with the Mergers. As part of this engagement, NetScout’s board of directors requested that RBC Capital Markets evaluate the fairness, from a financial point of view, to NetScout of the merger consideration to be paid by NetScout in the First Merger. At an October 12, 2014 meeting of NetScout’s board of directors held to evaluate the Mergers, RBC Capital Markets rendered to NetScout’s board of directors an oral opinion, confirmed by delivery of a written opinion dated October 12, 2014, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be paid by NetScout in the First Merger was fair, from a financial point of view, to NetScout. For purposes of RBC Capital Markets’ analyses and opinion, the term “merger consideration” refers to the 62.5 million shares of NetScout common stock, in the aggregate, issuable in the First Merger. The full text of RBC Capital Markets’ written opinion, dated October 12, 2014, is attached as Exhibit 99.7 to this prospectus and is incorporated in this document by reference. The written opinion sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. The following summary of RBC Capital Markets opinion is qualified in its entirety by reference to the full text of the opinion. RBC Capital Markets delivered its opinion to NetScout’s board of directors for the benefit, information and assistance of NetScout’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the Mergers. RBC Capital Markets’ opinion addressed only the merger consideration from a financial point of view to NetScout and did not address any other aspect of the Mergers or any related transactions. RBC Capital Markets’ opinion also did not address the underlying business decision of NetScout to engage in the Mergers or any related transactions or the relative merits of the Mergers or any related transactions compared to any alternative business strategy or transaction that might be available to NetScout or in which NetScout might engage. RBC Capital Markets does not express any opinion and does not make any recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Mergers or any related transactions.

In connection with its opinion, RBC Capital Markets, among other things:

•	reviewed the financial terms of drafts, each dated October 12, 2014, of the Merger Agreement and Distribution Agreement;

•	reviewed certain publicly available financial and other information, and certain historical operating data, with respect to NetScout made available to RBC Capital Markets from published sources and internal records of NetScout;

•	reviewed certain publicly available financial and other information, and certain historical operating data, with respect to the Communications Business made available to RBC Capital Markets from published sources and internal records of Danaher;

•	reviewed publicly available financial projections and other estimates and data relating to NetScout for the fiscal years ended March 31, 2015 and March 31, 2016 as extrapolated thereafter by the management of NetScout and financial projections and other estimates and data relating to the Communications Business prepared by the management of Danaher for the fiscal year ended December 31, 2014 as adjusted and extrapolated thereafter by the management of NetScout, in each case which RBC Capital Markets was directed to utilize for purposes of its analyses;

•	conducted discussions with members of the senior managements of NetScout and Danaher with respect to the respective business prospects and financial outlook of NetScout and the Communications Business and also held discussions with the senior management of NetScout regarding the strategic rationale and potential cost savings and other benefits expected by such management to be realized in the Mergers and related transactions, which we collectively refer to as “cost savings”;

•	reviewed the reported prices and trading activity for NetScout common stock;

•	compared certain financial metrics of NetScout and the Communications Business with those of selected publicly traded companies;

•	reviewed the potential pro forma financial impact of the Mergers on the future financial performance of NetScout after taking into account potential cost savings; and

•	considered other information and performed other studies and analyses as RBC Capital Markets deemed appropriate. RBC Capital Markets noted for the NetScout board of directors that it did not compare the financial terms of the Mergers to financial terms of other transactions given, in RBC Capital Markets’ view, the limited comparability of such other transactions to the Mergers.

In arriving at its opinion, RBC Capital Markets employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by RBC Capital Markets. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion reached by RBC Capital Markets was based on all analyses and factors presented, taken as a whole, and also on application of RBC Capital Markets’ experience and judgment. Such conclusion may have involved significant elements of subjective judgment and qualitative analysis. RBC Capital Markets therefore gave no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering its opinion, RBC Capital Markets assumed and relied upon the accuracy and completeness of all information that was reviewed by RBC Capital Markets, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with RBC Capital Markets by or on behalf of NetScout or

Danaher (including, without limitation, financial statements and related notes), and upon the assurances of the managements of NetScout and Danaher that they were not aware of any relevant information that was omitted or that remained undisclosed to RBC Capital Markets. RBC Capital Markets did not assume responsibility for independently verifying and it did not independently verify such information. RBC Capital Markets assumed that the publicly available financial projections and other estimates and data relating to NetScout (as extrapolated by the management of NetScout) and the financial projections and other estimates and data relating to the Communications Business (as adjusted and extrapolated by the management of NetScout) which RBC Capital Markets was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of NetScout and the Communications Business and the other matters covered thereby and that the financial results reflected therein would be realized in the amounts and at the times projected. RBC Capital Markets also was advised that there were no audited financial statements relating to the Communications Business and RBC Capital Markets assumed that such audited financial statements, when delivered to NetScout in connection with the Mergers, would not reflect any information that would be meaningful to its analyses or opinion. RBC Capital Markets expressed no opinion as to any such financial projections and other estimates and data or the assumptions upon which they were based. RBC Capital Markets relied upon the assessments of the managements of NetScout and Danaher as to (i) the Transactions (other than the Mergers), including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on NetScout and the Communications Business of market and other trends and prospects for the technology industry, (iii) the products, technology and intellectual property of NetScout and the Communications Business, including the validity of, and risks associated with, such products, technology and intellectual property, (iv) the existing and future relationships, agreements and arrangements with, and NetScout’s ability to retain, key employees and customers of NetScout and the Communications Business, and (v) NetScout’s ability to integrate the Communications Business with the businesses and operations of NetScout. RBC Capital Markets assumed that there would be no developments with respect to any of the foregoing that would have an adverse effect on NetScout, the Communications Business, Newco, the Mergers or related transactions or that would otherwise be meaningful in any respect to its analyses or opinion. RBC Capital Markets also relied on estimates of the management of NetScout as to the capitalization of NetScout and Newco, including as to the number of fully diluted shares of NetScout common stock and Newco common units, as of the effective time of the First Merger, and RBC Capital Markets assumed that such number of shares or units, as the case may be, would not vary in any respect that would be meaningful to its analyses or opinion.

In rendering its opinion, RBC Capital Markets did not assume any responsibility to perform, and it did not perform, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NetScout, the Communications Business or any other entity (including Newco) or business, and RBC Capital Markets was not furnished with any such valuations or appraisals. RBC Capital Markets did not assume any obligation to conduct, and it did not conduct, any physical inspection of the property or facilities of NetScout, the Communications Business or any other entity or business. RBC Capital Markets assumed that the Mergers and related transactions would be consummated in accordance with the terms of the Merger Agreement and Distribution Agreement and all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers and related transactions, no delay, limitation, restriction or condition would be imposed, including any divestiture or other requirements, that would have an adverse effect on NetScout, the Communications Business, Newco, the Mergers or related transactions (including the contemplated benefits thereof). RBC Capital Markets also assumed that the Mergers and related transactions would have the tax treatment as set forth in the Merger Agreement and the Distribution Agreement, including that the First Merger and the Second Merger would be treated as a single integrated transaction and would together qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. RBC Capital Markets further assumed that Newco would retain or acquire all assets, properties and rights necessary for the operations of the Communications Business, that appropriate reserves, indemnification arrangements or other provisions had been made with respect to the liabilities of or relating to the Communications Business and that NetScout would not directly or indirectly assume or incur any liabilities that were contemplated to be excluded as a result of the Mergers, the related transactions or otherwise. In addition, RBC Capital Markets assumed that the final executed Merger Agreement and Distribution Agreement would not differ, in any respect meaningful to its analyses or opinion, from the drafts of the Merger Agreement and Distribution Agreement reviewed by RBC Capital Markets.

RBC Capital Markets’ opinion spoke only as of the date of its opinion, was based on conditions as they existed and information which RBC Capital Markets was supplied as of the date of its opinion, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC Capital Markets did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of its opinion and did not have an obligation to update, revise or reaffirm its opinion. RBC Capital Markets’ opinion related to the relative values of NetScout and the Communications Business. RBC Capital Markets did not express any opinion as to what the value of NetScout common stock actually would be when issued in connection with the Mergers or the prices or range of prices at which NetScout common stock may trade or otherwise be transferable at any time, whether prior to or following the Mergers and related transactions.

RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration (to the extent expressly specified in its opinion) to NetScout. RBC Capital Markets’ opinion did not in any way address any other terms, conditions, implications or other aspects of the Mergers, the related transactions, the Merger Agreement, the Distribution Agreement or any related agreements, or any adjustment payment or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers, the related transactions or otherwise. RBC Capital Markets did not evaluate the solvency or fair value of NetScout, Danaher, the Communications Business or any other entity (including Newco) or business under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. RBC Capital Markets did not express any opinion as to any legal, regulatory, tax or accounting matters, as to which RBC Capital Markets understood that NetScout obtained such advice as it deemed necessary from qualified professionals. Further, in rendering its opinion, RBC Capital Markets did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the merger consideration or otherwise.

The issuance of RBC Capital Markets’ opinion was approved by RBC Capital Markets’ fairness opinion committee. Except as described in this summary, NetScout imposed no other instructions or limitations on the investigations made or procedures followed by RBC Capital Markets in rendering its opinion.

In preparing its opinion to NetScout’s board of directors, RBC Capital Markets performed various financial and comparative analyses, including those described below. The summary below of RBC Capital Markets’ material financial analyses provided to NetScout’s board of directors in connection with RBC Capital Markets’ opinion is not a comprehensive description of all analyses undertaken or factors considered by RBC Capital Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description.

In performing its analyses, RBC Capital Markets considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of NetScout and Danaher. The estimates of the future performance of NetScout and the Communications Business in or underlying RBC Capital Markets’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by RBC Capital Markets’ analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as RBC Capital Markets’ view of the actual value of NetScout or the Communications Business.

The merger consideration to be paid by NetScout in the First Merger was determined through negotiations between NetScout and Danaher and was approved by NetScout’s board of directors. The decision to enter into the Merger Agreement and Distribution Agreement was solely that of NetScout’s board of directors. RBC Capital Markets’ opinion and analyses were only one of many factors considered by NetScout’s board of directors in its evaluation of the Mergers and should not be viewed as determinative of the views of NetScout’s board of directors, management or any other party with respect to the Mergers or related transactions or the consideration payable in the Mergers or related transactions.

The following is a brief summary of the material financial analyses provided by RBC Capital Markets to NetScout’s board of directors in connection with RBC Capital Markets’ opinion, dated October 12, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by RBC Capital Markets, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Selecting portions of RBC Capital Markets’ financial analyses or factors considered or focusing on the data set forth in the tables below without considering all analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC Capital Markets’ financial analyses.

Introduction. In its analysis of the merger consideration from a financial point of view to NetScout, RBC Capital Markets performed various financial analyses, as more fully described below. Utilizing selected public companies and discounted cash flow analyses, RBC Capital Markets calculated implied enterprise value reference ranges for the Communications Business and implied per share equity value reference ranges for NetScout. RBC Capital Markets then calculated implied reference ranges of the aggregate number of shares of NetScout common stock issuable in the First Merger, referred to as “implied issuable shares,” based on the implied enterprise value and per share equity value reference ranges derived from these analyses, by (i) in the case of the low-end of such implied reference ranges, dividing the low-end of the implied enterprise value reference ranges for the Communications Business by the high-end of the implied per share equity value reference ranges for NetScout and (ii) in the case of the high-end of such implied reference ranges, dividing the high-end of the implied enterprise value reference ranges for the Communications Business by the low-end of the implied per share equity value reference ranges for NetScout. RBC Capital Markets also performed a pro forma contribution analysis to derive a range of implied issuable shares based on the relative contributions of NetScout and the Communications Business to various financial metrics of the pro forma combined company.

Financial data utilized for NetScout in the financial analyses described below was based on publicly available financial projections and other estimates and data relating to NetScout on a non-GAAP basis for the fiscal years ended March 31, 2015 and March 31, 2016 as extrapolated thereafter by the management of NetScout, which we refer to as the “NetScout forecasts,” and financial data utilized for the Communications Business in such financial analyses was based on financial projections and other estimates and data relating to the Communications Business prepared by the management of Danaher on a non-GAAP basis for the fiscal year ended December 31, 2014 as adjusted and extrapolated thereafter by the management of NetScout, which we refer to as the “Communications Business forecasts.” At the direction of the management of NetScout, RBC Capital Markets assumed, for purposes of its analyses and opinion, that no shares of NetScout common stock would be issued in connection with any acquisition effected as permitted by the terms of the Merger Agreement and, accordingly, RBC Capital Markets evaluated the aggregate number of shares of NetScout common stock issuable in the First Merger on the basis of 62.5 million shares.

Selected Public Companies Analyses. RBC Capital Markets performed selected public companies analyses of NetScout and the Communications Business in which RBC Capital Markets reviewed certain financial and stock market information of NetScout, certain financial information of the Communications Business and certain financial and stock market information of selected companies that RBC Capital Markets considered, in its professional judgment, generally relevant for comparative purposes. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of NetScout was based on public filings and the NetScout forecasts (with such data calendarized as necessary) and financial data of the Communications Business was based on public filings and the Communications Business forecasts.

In its selected public companies analysis of NetScout, RBC Capital Markets reviewed, among other things, enterprise values, calculated as equity values based on closing stock prices on October 10, 2014 plus debt and less cash and cash equivalents and short-term and long-term investments, as a multiple of calendar year 2014 and calendar year 2015 estimated unlevered net income and also reviewed equity values, based on closing stock prices on October 10, 2014, as a multiple of calendar year 2014 and calendar year 2015 estimated earnings per share, which we refer to as “EPS,” of NetScout and the following seven selected companies in the network monitoring and management industry, which we refer to as the “selected network monitoring companies,” and the following two selected companies in the systems management industry, which we refer to as the “selected systems management companies” (we collectively refer to the selected network monitoring companies and the selected systems management companies as the “selected companies”):

Network Monitoring and Management:	Systems Management:

• Allot Communications Ltd.	• Citrix Systems, Inc.

• EXFO Inc.	• SolarWinds, Inc.

• Gigamon Inc.

• Ixia

• JDS Uniphase Corporation

• Riverbed Technology, Inc.

• Spirent Communications Plc.

The overall low to high calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for the selected companies were 15.5x to 34.9x (with a median of 19.7x for the selected network monitoring companies and a median of 20.7x for the selected systems management companies) in the case of calendar year 2014 and 10.7x to 18.8x (with a median of 12.7x for the selected network monitoring companies and a median of 17.9x for the selected systems management companies) in the case of calendar year 2015. The overall low to high calendar year 2014 and calendar year 2015 estimated EPS multiples observed for the selected companies were 15.7x to 33.4x (with a median of 22.3x for the selected network monitoring companies and a median of 22.1x for the selected systems management companies) in the case of calendar year 2014 and 14.0x to 20.5x (with a median of 15.5x for the selected network monitoring companies and a median of 19.1x for the selected systems management companies) in the case of calendar year 2015. RBC Capital Markets noted that, based on NetScout’s closing stock price on October 10, 2014, calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for NetScout were 21.2x and 18.2x, respectively, and calendar year 2014 and calendar year 2015 estimated EPS multiples observed for NetScout were 24.4x and 20.9x, respectively. In deriving implied per share equity value reference ranges for NetScout, RBC Capital Markets then applied the overall low to high calendar year 2014 and calendar year 2015 estimated unlevered net income multiples and calendar year 2014 and calendar year 2015 estimated EPS multiples observed for the selected companies to corresponding data of NetScout. This analysis indicated approximate implied per share equity value reference ranges for NetScout based on calendar year 2014 and calendar year 2015 estimated unlevered net income multiples of $32.07 to $65.35 and $26.92 to $43.15, respectively, and based on calendar year 2014 and calendar year 2015 estimated EPS multiples of $27.05 to $57.55 and $28.21 to $41.30, respectively.

With respect to the Communications Business, RBC Capital Markets performed a sum-of-the-parts selected public companies analysis of the acquired portions of Fluke Networks Enterprise, Tektronix Communications and Arbor Networks businesses comprising the Communications Business to be acquired in the First Merger. In evaluating the acquired portions of Fluke Networks Enterprise and Tektronix Communications businesses, RBC Capital Markets reviewed, among other things, enterprise values as a multiple of calendar year 2014 and calendar year 2015 estimated unlevered net income of NetScout and the same selected network monitoring companies and selected systems management companies reviewed for the selected public companies analysis of NetScout. In evaluating the Arbor Networks business, RBC Capital Markets reviewed, among other things, enterprise values as a multiple of calendar year 2014 and calendar year 2015 estimated revenue of the following five selected companies in the network security industry, which we refer to as the “selected network security companies” (we collectively refer to the selected companies and the selected network security companies as the “Communications Business selected companies”):

•	A10 Networks, Inc.

•	Barracuda Networks, Inc.

•	F5 Networks, Inc.

•	Fortinet, Inc.

•	Radware Ltd.

The overall low to high calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for the selected companies, as noted above, were 15.5x to 34.9x (with a median of 19.7x for the selected network monitoring companies and a median of 20.7x for the selected systems management companies) in the case of calendar year 2014 and 10.7x to 18.8x (with a median of 12.7x for the selected network monitoring companies and a median of 17.9x for the selected systems management companies) in the case of calendar year 2015. Calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for NetScout, as noted above, were 21.2x and 18.2x, respectively. The overall low to high calendar year 2014 and calendar year 2015 estimated revenue multiples observed for the selected network security companies were 0.8x to 4.9x (with a median of 3.9x) in the case of calendar year 2014 and 0.7x to 4.2x (with a median of 3.4x) in the case of calendar year 2015. In deriving implied enterprise value reference ranges for the Communications Business, RBC Capital Markets then applied the overall low to high calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for NetScout and the other selected companies to corresponding data of the acquired portions of Fluke Networks Enterprise and Tektronix Communications businesses and the overall low to high calendar year 2014 and calendar year 2015 estimated revenue multiples observed for the selected network security companies to corresponding data of the Arbor Networks business. This analysis indicated approximate aggregate implied enterprise value reference ranges for the Communications Business based on calendar year 2014 estimated unlevered net income and calendar year 2014 estimated revenue multiples of $1.455 billion to $3.850 billion and based on calendar year 2015 estimated unlevered net income and calendar year 2015 estimated revenue multiples of $1.127 billion to $2.634 billion.

Utilizing the approximate implied per share equity value reference ranges derived for NetScout based on the calendar year 2014 and calendar year 2015 estimated unlevered net income multiples described above and the approximate aggregate implied enterprise value reference ranges derived for the Communications Business described above, RBC Capital Markets calculated the following approximate ranges of implied issuable shares, as compared to the merger consideration to be paid by NetScout in the First Merger:

Ranges of Implied Issuable Shares Based On:
2014E Unlevered	2015E Unlevered
Net Income and 2014E Revenue	Net Income and 2015E Revenue	Merger Consideration
22.0 million—119.8 million	25.8 million—97.6 million	62.5 million

In addition, RBC Capital Markets noted that the corresponding approximate implied issuable shares would be 22.3 million to 120.1 million shares (based on calendar year 2014 estimated unlevered net income and 2014 estimated revenue) and 26.1 million to 97.9 million shares (based on calendar year 2015 estimated unlevered net income and 2014 estimated revenue) as compared to 62.8 million shares of NetScout common stock issuable in the First Merger, on a fully-diluted basis.

No company used in these analyses is identical to NetScout or the Communications Business. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which NetScout and the Communications Business were compared.

Discounted Cash Flow Analyses. RBC Capital Markets performed separate discounted cash flow analyses of NetScout and the Communications Business by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that NetScout was forecasted to generate during the fiscal years ending March 31, 2015 through March 31, 2020 based on the NetScout forecasts, and the estimated present value of the standalone unlevered, after-tax free cash flows that the Communications Business was forecasted to generate during the fiscal years ending December 31, 2014 through December 31, 2019 based on the Communications Business forecasts. RBC Capital Markets calculated terminal values for NetScout and the Communications Business by applying to NetScout’s and the Communications Business’ respective terminal year estimated unlevered, after-tax free cash flows a range of perpetuity growth rates of 2.5% to 4.5% in the case of NetScout and 2.0% to 4.0% in the case of the Communications Business. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of October 10, 2014) using discount rates ranging from 10% to 11% derived from a weighted average cost of capital calculation. This analysis indicated an approximate implied per share equity value reference range for NetScout of $39.94 to $55.19 and an approximate implied enterprise value reference range for the Communications Business of $1.962 billion to $2.768 billion.

Utilizing the approximate implied per share equity value reference range derived for NetScout common stock and the approximate implied enterprise value reference range derived for the Communications Business described above, RBC Capital Markets calculated the following approximate range of implied issuable shares, as compared to the merger consideration to be paid by NetScout in the First Merger:

Range of Implied Issuable Shares	Merger Consideration
35.3 million—69.0 million	62.5 million

In addition, RBC Capital Markets noted that the corresponding approximate implied issuable shares would be 35.5 million to 69.3 million shares as compared to 62.8 million shares of NetScout common stock issuable in the First Merger, on a fully-diluted basis.

Relative Contribution Analysis. RBC Capital Markets performed a relative contribution analysis of NetScout and the Communications Business in which RBC Capital Markets reviewed the relative contributions of NetScout and the Communications Business to the combined company’s calendar year 2014 and calendar year 2015 estimated revenue, earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA,” unlevered net income and net income. Financial data of NetScout was based on the NetScout forecasts (with such data calendarized as necessary) and financial data of the Communications Business was based on the Communications Business forecasts. This analysis indicated overall relative contributions by NetScout of approximately 35.6% to 40.9% and by the Communications Business of approximately 59.1% to 64.4% to the combined company’s calendar year 2014 and calendar year 2015 estimated revenue, EBITDA, unlevered net income and net income.

Utilizing the overall relative contributions of NetScout and the Communications Business to the combined company described above, RBC Capital Markets calculated the following approximate range of implied issuable shares, as compared to the merger consideration to be paid by NetScout in the First Merger:

Range of Implied Issuable Shares	Merger Consideration
53.4 million—67.0 million	62.5 million

In addition, RBC Capital Markets noted that, based on the merger consideration, the implied pro forma ownership in the combined company of NetScout stockholders and Danaher stockholders (including holders of

Danaher restricted stock units) were approximately 40.5% and 59.5%, respectively. RBC Capital Markets also noted that the corresponding approximate implied issuable shares would be 53.7 million to 67.3 million shares as compared to 62.8 million shares of NetScout common stock issuable in the First Merger, on a fully-diluted basis.

Additional Information. RBC Capital Markets observed certain additional information that was not considered part of RBC Capital Markets’ financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

•	historical trading performance of NetScout common stock during the 52-week period ended October 10, 2014, which reflected low to high closing prices for NetScout common stock during such period of $24.83 to $47.33 per share, as compared to the closing price of NetScout common stock on October 10, 2014 of $41.91 per share;

•	publicly available research analysts’ stock price targets for NetScout common stock, which indicated standalone stock price targets for NetScout common stock discounted to present value utilizing a discount rate of 15% based on NetScout’s cost of equity of approximately $29.57 per share to $46.96, as compared to the closing price of NetScout common stock on October 10, 2014 of $41.91 per share; and

•	potential pro forma financial effects of the Mergers, both before and after giving effect to potential cost savings, on, among other things, the combined company’s estimated non-GAAP EPS relative to NetScout’s standalone estimated EPS based on the NetScout forecasts and the Communications Business forecasts, which indicated that the Mergers could be accretive to NetScout’s standalone estimated EPS before giving effect to potential cost savings by approximately 0.9% and after giving effect to potential cost savings by approximately 11.9%. The actual results achieved by the combined company may vary from forecasted results and the variations may be material.

Miscellaneous

In connection with RBC Capital Markets’ services as NetScout’s financial advisor, NetScout has agreed to pay RBC Capital Markets an aggregate fee of $11 million, a portion of which was payable upon delivery of RBC Capital Markets’ opinion and $9.5 million of which is contingent upon consummation of the Mergers. NetScout also has agreed to reimburse RBC Capital Markets for expenses reasonably incurred in connection with RBC Capital Markets’ services and to indemnify RBC Capital Markets and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of RBC Capital Markets’ engagement.

RBC Capital Markets and its affiliates had not provided investment banking or financial advisory services to NetScout or Danaher for which compensation was received during the two-year period prior to delivery by RBC Capital Markets of its opinion to NetScout’s board of directors in connection with the Mergers. RBC Capital Markets and certain of its affiliates in the future may provide investment banking and financial advisory services to NetScout and Danaher, for which services RBC Capital Markets and such affiliates may receive compensation.

RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBC Capital Markets or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of NetScout, Danaher and/or any other company that may be involved in the Mergers and related transactions and receive customary compensation in connection therewith, and may also actively trade securities of NetScout, Danaher and any other company that may be involved in the Mergers and related transactions or their respective affiliates for RBC Capital Markets’ or its affiliates’ account and the accounts of RBC Capital Markets or its affiliates’ customers and, accordingly, RBC Capital Markets and its affiliates may hold a long or short position in such securities.

RBC Capital Markets is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. NetScout selected RBC Capital Markets to act as its financial advisor in connection with the Mergers on the basis of RBC Capital Markets’ experience in similar transactions and its reputation in the investment community.

Certain Financial Forecasts Prepared by NetScout

Financial Projections

Neither NetScout nor Danaher, as a matter of course, make public any long-term projections as to future revenues, earnings or other results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, as part of the consideration of the Transactions, Danaher provided unaudited annual results of operations of its Communications Business in calendar year 2011, 2012 and 2013 and preliminary projections for calendar year 2014 and 2015 that were then adjusted by NetScout’s management to reflect $25 million in annualized expense savings as a result of anticipated restructuring activities beginning in the fourth quarter of 2014. After delivery of its preliminary projections to NetScout for 2014, Danaher subsequently lowered its projections for the Communications Business revenue for calendar year 2014 and NetScout reduced the projected revenue of the Communications Business in 2014 by four percent, which is reflected in the projections. After delivery of its revenue projection for 2015, Danaher communicated to NetScout uncertainty about carrier capital expenditures in fiscal year 2015, which could result in a 2015 revenue forecast for the Communications Business of less than its prior forecast of $891 million. NetScout’s own 2015 revenue forecast for the Communications Business was lower than the Danaher forecast and NetScout did not believe that a further adjustment to the 2015 revenue projection was necessary. These projections are discussed further below.

NetScout’s management prepared financial projections for the Communications Business, as a standalone company, for calendar years 2015 through 2019 by extrapolating results from 2013 and 2014 and making certain assumptions about revenue, potential investments required, operating margin and operating expense growth. Historically, NetScout has publicly provided financial guidance to the investment community for the fiscal year in which it is operating as it relates to key metrics such as revenue and earnings per share, but it does not publicly offer specific long-term guidance on any such metrics. In connection with the Transactions, NetScout prepared financial projections for its existing business, assuming no business combinations or acquisitions, based on consensus Wall Street estimates for fiscal years 2015 and 2016, and by extrapolating those Wall Street estimates for fiscal years 2017 through 2020. The projections do not give pro forma effect to the combination of the Communications Business and NetScout. NetScout’s future financial results and those of the Communications Business may materially differ from those expressed in the projections due to factors that are beyond NetScout’s ability to control or predict. NetScout cannot assure you that any of these projections will be realized or that its future financial results will not materially vary from the plans and projections. In particular, these projections should not be utilized as public guidance.

The financial projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The prospective financial information included in this prospectus has been prepared by, and is the responsibility, of the Company’s management. Neither NetScout’s independent registered public accounting firm, nor Danaher’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance with respect thereto or the achievability of the results reflected in such projections, and none of the foregoing assumes any responsibility for such projections. The PricewaterhouseCoopers LLP reports incorporated by reference in this filing relate to NetScout’s historical financial statements. They do not extend to these projections or any other prospective financial information and should not be read to do so.

NetScout stockholders are urged to review “Risk Factors” beginning on page 47 of this document for a description of risk factors relating to the combination of the Communications Business and NetScout’s business and risk factors relating to the Communications Business and NetScout’s most recent SEC filings for a description of risk factors with respect to NetScout’s businesses. You should also read the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 57 of the document for additional information regarding the risks inherent in forward-looking information such as the financial projections.

The inclusion of projections below should not be deemed an admission or representation by NetScout, Danaher or any of their respective officers, directors, affiliates, advisors or other representatives with respect to such projections. The projections included below are not included to influence your views on the Transactions described in this document but to provide access to certain non-public information that was provided to NetScout’s board of directors in connection with its evaluation of the Transactions. The financial projections were also provided to NetScout’s financial advisor, RBC Capital Markets, for use in connection with its financial analyses and opinion described in the section entitled “Opinion of NetScout’s Financial Advisor.” The information from the projections included below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding NetScout contained in document and in NetScout’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in its financial projections, stockholders are cautioned not to place undue, if any, reliance on these projections.

Certain of the financial projections set forth herein, including earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT), are non-GAAP measures, which means they are financial measures not presented or calculated in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and Non-GAAP financial measures as used by the Communications Business or NetScout may not be comparable to similarly titled amounts used by other companies.

Near-Term Projections: Relative Contributions

The projections below were used by NetScout’s board of directors to assess the relative contributions of NetScout and the Communications Business to the combined company to be created through the Transactions. As reflected by these near-term projections, NetScout believes the contributions of both NetScout and the Communications Business, support Danaher’s stockholders receiving approximately 59.5% percent of the equity of the combined company and NetScout’s stockholders retaining approximately 40.5% percent of the equity of the combined company. Management believes the near-term projections are relevant as they related to analyzing the respective standalone contributions of each business at the time the Transactions were considered by NetScout’s board of directors.

Danaher Communications CY2014 and CY2015 Projections, and NetScout Systems FY2015 and FY2015 Projections

	Danaher Communications Business Calendar Year Ended December 31,		NetScout Systems, Inc. Fiscal Year Ended March 31,
	2014E	% of combined company	2015E [1]	% of combined company
Revenue	$804	64%	$460	36%
Adjusted EBITDA	$190	58%	$136	42%
Adjusted EBITA	$176	59%	$123	41%
Tax-Effected Adjusted EBITA [2]	$112	59%	$77	41%

	Danaher Communications Business Calendar Year Ended December 31,		NetScout Systems, Inc. Fiscal Year Ended March 31,
	2015E	% of combined company	2016E [1]	% of combined company
Revenue	$860	62%	$520	38%
Adjusted EBITDA	$220	58%	$157	42%
Adjusted EBITA	$204	59%	$143	41%
Tax-Effected Adjusted EBITA [2]	$129	59%	$89	41%

[1]	NetScout fiscal year 2015 and 2016 estimates reflect consensus Wall Estimates as of 10/10/14.
[2]	NetScout effective tax rate of 38.0%, Danaher Communications Business effective rate of 36.6%.

Note: The sum of certain amounts may not total due to rounding

Long-Term Projections: Discounted Cash Flows

Management believes the long-term projections are primarily relevant to NetScout’s board of director’s evaluation of the discounted cash flow analyses of the Communications Business on a standalone basis and NetScout on a standalone basis.

Both the NetScout projections for the Communications Business and NetScout as standalone businesses reflect numerous estimates and assumptions with respect to general business, economic, competitive, market and financial conditions and other future events, as well as matters specific to the respective businesses. These projections have not been updated to reflect revised prospects for its business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. The projections for the Communications Business assume revenue growth of approximately 7% for all of the Communications Business for calendar years 2015 through 2019, although the Tektronix Communications, Arbor Networks and the acquired portions of Fluke Networks Enterprise business lines grow at differing rates within the period and assume that gross margin and operating expense as percentages of revenue remain relatively stable throughout the period. The NetScout projections assume revenue overall growth of approximately 10% at differing rates for fiscal years 2016 through 2020, with the assumption that non-GAAP gross margin and operating expense as percentages of revenue remain relatively stable throughout the period.

Additionally, while the long-term projections focus on the income statement results, the standalone revenue growth assumptions reflected in the financial projections for both the Communications Business and NetScout assume that both NetScout and the Communications Business would make certain investments and/or acquire technology required to successfully launch new or enhanced products, accelerate entry into adjacent market sectors, and drive further customer adoption in key geographic or vertical markets in order to drive the organic and inorganic revenue growth reflected in the assumptions. The acquisition of the Communications Business by NetScout makes those investments and technology acquisitions largely unnecessary and therefore the standalone projections for each company, which were prepared prior to this acquisition, are not an appropriate basis for accurate projections for the combined company.

The table below presents certain financial metrics reflected in the financial projections for the Communications Business and NetScout on a standalone basis prepared by NetScout management.

Long-Term Projections for Danaher Communications Business and NetScout Systems

Danaher Communications Business

Projections

($ in millions unless stated otherwise)

	Calendar Year Ending December 31,					Compound Annual Growth Rate[2]
	2015E	2016E	2017E	2018E	2019E
Revenue	$860	$922	$989	$1,063	$1,142	7%
Adjusted EBITDA	$220	$237	$256	$277	$300	8%
Adjusted EBITA	$204	$220	$238	$258	$279	8%
Tax-Effected Adjusted EBITA [1]	$129	$140	$151	$163	$177	8%

NetScout Systems
Projections

($ in millions unless stated otherwise)
	Fiscal Year Ending March 31,					Compound Annual Growth Rate[2]
	2016E	2017E	2018E	2019E	2020E
Revenue	$520	$577	$641	$705	$768	10%
Adjusted EBITDA	$157	$175	$194	$213	$233	10%
Adjusted EBITA	$143	$159	$177	$194	$212	10%
Tax-Effected Adjusted EBITA [1]	$89	$99	$110	$120	$131	10%

[1]	NetScout effective tax rate of 38.0%, Danaher Communications Business effective rate of 36.6%.
[2]	Defined as the average year-over-year growth rate over the four-year period.

Note: The sum of certain amounts may not total due to rounding

As part of the long-term financial projections, NetScout’s management calculated unlevered free cash flow defined as EBIT plus depreciation and amortization expense less capital expenditures and taxes, as well as net changes in working capital, for each of the Communications Business and NetScout on a standalone basis. Unlevered free cash flow differs from the non-GAAP free cash flow that NetScout publicly discloses on a quarterly basis.

Key assumptions for the Communications Business projections included: depreciation expense of $14 million, $16 million, $17 million, $18 million, $19 million and $21 million in calendar years 2014 through 2019 with a terminal value of $23 million (thereby resulting in a terminal value for adjusted EBITDA and tax-effected adjusted EBITA of $277 million and $176 million), respectively; a consistent tax rate of 36.6%; capital expenditures of $16 million will increase by $1 million annually for the next four years and then increase by another $2 million in calendar year 2019; and negative changes in working capital of $15 million in calendar year 2014 will become positive $14 million in calendar year 2015, decline to positive $11 million in calendar year 2016, increase to positive $13 million in calendar year 2017, increase to positive $14 million in calendar year 2018 and finally increase to positive $16 million in calendar year 2019. Accordingly, unlevered free cash flow for the Communications Business is projected as $94 million, $142 million, $149 million, $162 million, $176 million, and $191 million for calendar years 2014 through 2019, respectively, with a terminal value of $192 million.

Key assumptions for the NetScout projections included: depreciation expense of $13 million, $14 million, $16 million, $17 million, $19 million and $21 million in fiscal years 2015 through 2020, respectively; a consistent tax rate of 38.0%; capital expenditures in fiscal year 2015 of $14 million will increase by $2 million annually thereafter; and that positive changes in working capital of $14 million in fiscal year 2015 will decline to a positive $8 million per year for the next three years, increase slightly to $9 million in fiscal year 2019 and return to $8 million thereafter. Unlevered free cash flow for NetScout is projected at $89 million, $95 million, $104 million, $116 million, $126 million, and $137 million for fiscal years 2015 through 2020, respectively, with a terminal value of $138 million.

Below is a reconciliation of NetScout’s projected non-GAAP adjusted EBITDA with operating income. Reconciliations of the Communications Business non-GAAP metrics to the most applicable GAAP metric were not prepared because no such reconciliation is available without unreasonable efforts.

($ in millions unless stated otherwise)
	Fiscal Year Ending March 31,
	2015E	2016E	2017E	2018E	2019E	2020E
Adjusted EBITDA	$136	$157	$175	$194	$213	$233
Depreciation	$13	$14	$16	$17	$19	$21
Share-based compensation	$17	$20	$22	$26	$30	$34
Amortization of acquire intangible assets	$7	$7	$6	$5	$4	$4
Compensation for post combination services	$1	$0	$0	$0	$0	$0

Operating Income	$98	$117	$130	$146	$160	$174

Post-Acquisition Synergies

Required Investments

As noted above, the long-term projections focus on the income statement results of each of NetScout and the Communications Business on a standalone basis and do not illustrate the capital investment required by either company to achieve these results. In order to achieve the projected revenue growth rates, each business would potentially be required to make investments to successfully launch new or enhanced products, accelerate entry into adjacent market sectors, or drive further customer adoption in key geographic or vertical markets, or all of the above. NetScout’s management believes that its acquisition of the Communication Business will negate the need for NetScout to make further significant investments in order to achieve the revenue growth that was reflected in the long-term projections.

Revenue

NetScout management believes that the combined company will have a broader and more comprehensive portfolio of best-in-class products that roughly doubles NetScout’s existing addressable market from $4 billion to over $8 billion. Just as important, the combined company will have stronger go-to-market capabilities via a larger direct global sales organization that will be complemented by a wider network of value-added resellers around the world. Accordingly, NetScout’s management believes that the combined company will be able to achieve revenue synergies in both the service provider and enterprise markets within the first several years of combined operations. In particular, NetScout expects that in the service provider market, the combined company’s offerings, together with development initiatives to innovate and integrate key features and functionality, will enable the combined company to benefit from new opportunities in its customers’ mobile networks, extend its reach into the radio access portion of its mobile networks, support potential customer initiatives around network virtualization, and drive adoption of its analytics in new departments within its customers. In the enterprise market, NetScout will be better positioned to address a wider range of its customers’ technical and budgetary requirements with opportunities to cross-sell certain offerings into the combined customer base. Additionally, NetScout believes that it can use the combined enterprise customer base to accelerate sales for its cyber security solutions in this market segment. At the same time, NetScout recognizes that a transaction of this magnitude has potential to create slight net revenue dis-synergies in the first year of combined operations primarily arising from customers who may elect to defer purchases or otherwise select a solution from a different vendor, even though NetScout believes that product and customer overlap is minimal in the aggregate. Over the long term, however, NetScout management believes that the combined company will be capable of growing revenue at an approximate compounded annual growth rate of 10 percent.

Cost

The combined company is expected to have a total non-GAAP operating cost base of more than $900 million annually. Once the Transactions are completed, NetScout believes that there will be a number of near and longer-term synergies that will facilitate the elimination of certain costs or otherwise help NetScout limit expense growth across a range of functional areas. During the first year of combined operations, NetScout management’s preliminary estimate is that NetScout will identify, remove and begin realizing run-rate cost synergies of approximately five percent of the combined cost base, or approximately $45 to $55 million. NetScout’s initial estimates of cost synergies were based on NetScout’s prior experience in integrating acquired companies and an analysis of the cost base of NetScout and the Danaher Communications businesses, including materials costs. NetScout’s primary focus during the first year will be to use its purchasing power and extend proven manufacturing techniques in ways that can improve product gross margins while NetScout brings together the combined company’s research and development, sales and marketing, customer service and support, human resources, finance and accounting and other organizations. In addition, NetScout will also seek to consolidate facilities and eliminate unnecessary lease expense in key areas where both companies have historically operated out of separate offices. As a result, NetScout anticipates that its gross margin in the five-year period following the acquisition would improve, as a percentage of total revenue, from 75% to more than 78% of total revenue, which is in line with NetScout’s current gross margins in the 78% to 80% range. Moving into the second year of combined operations, NetScout expects to achieve additional synergies by using common infrastructure platforms, and by eliminating or reducing expenses associated with programs and capabilities already in place as NetScout aligns its go-to-market and related support programs and initiatives. At the same time, NetScout will continue to focus on maintaining a scalable infrastructure and prudently managing its cost structure. Additionally, NetScout will explore opportunities to improve the overall tax efficiency of NetScout’s business by taking advantage of certain operations maintained by the Communications Business in lower tax rate jurisdictions outside of North America.

NetScout believes it will be able to use its purchasing power to improve the gross margins of the Communications Business because NetScout already has lower materials costs than the Communications Business in certain instances. NetScout believes that because the Communications Business products differ from those at other Danaher operating units, the impact of Danaher’s purchasing power on the Communications Business is more modest than it is with respect to other Danaher businesses, and is largely limited to corporate services such as travel, communications, insurance and information technology services. NetScout further believes that the increased size and focus of the combined company will enhance NetScout’s purchasing power and that any increase in the corporate services costs of the Communications Business will be minimal and potentially offset by reductions in NetScout’s corporate services costs as part of the combined company. Projected revenue synergies are based on potential new revenue opportunities in the cyber security market for NetScout utilizing Arbor Networks’ sales force, new enterprise markets for both NetScout and Communications Business products, cross selling opportunities in the service provider market and NetScout leveraging the global marketing network of the Communications Business to grow its international sales.

Danaher’s Reasons for the Transactions

As discussed in the section of this prospectus entitled “—Background of the Transactions,” from time to time Danaher’s board of directors and senior management have reviewed Danaher’s portfolio of businesses and assets to determine whether changes might be advisable and to consider possible transactions, including possible disposition and merger opportunities, in order to maximize value for Danaher stockholders. As a result of that process, Danaher’s board determined that the separation and distribution of the Communications Business and the merger of the Communications Business with NetScout would be the best way to realize the full value of the Communications Business and enable Danaher to focus on its remaining businesses in accordance with its corporate strategy.

In reaching its decision to approve the Merger Agreement, the Distribution Agreement and the Transactions, Danaher’s board of directors considered the following material factors in supporting its decision:

•	the value creation expected to result from combining the Communications Business with NetScout, and the ability of Danaher stockholders to own approximately 59.5% of NetScout on a fully-diluted basis after giving effect to the Transactions and participate in the future upside of the combined company;

•	the complementary nature of the product and service offerings of the Communications Business and those of NetScout, the combination of which is expected to enhance the offerings of both companies to customers and solidify the position of the combined company as a premier, global communications and data solutions provider;

•	the resources of the Communications Business outside of the United States, and the opportunities that such resources will present for NetScout’s operations to expand to other markets as a result of the Transactions;

•	the expectation that the Separation, the Distribution and the Mergers generally would result in a tax-efficient disposition of the Communications Business for Danaher and Danaher’s stockholders, while a sale of the Communications Business for cash generally would result in a taxable disposition for Danaher;

•	NetScout’s business prospects and expected synergies after giving effect to the proposed acquisition of the Communications Business;

•	the reports of Danaher’s senior management regarding their due diligence review of NetScout’s business; and

•	the review by the board of directors of the structure and terms of the Merger Agreement, the Distribution Agreement and the Transactions, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the Transactions and the board’s evaluation of the likely time period necessary to close the Transactions.

The fourth and seventh bullets above are considered to be benefits to Danaher while the first, second, third, fifth and sixth bullets above are considered to be benefits to Danaher stockholders who are being offered the opportunity to receive shares of NetScout common stock upon completion of the Distribution and thereby participate in the future upside potential of the combined company.

In the course of its deliberations, the Danaher board of directors considered the following material risks and negative factors in supporting its decision:

•	the risk that all conditions to the parties’ obligations to complete the Transactions will not be satisfied or waived, which while not expected could cause the Transactions to not be completed;

•	because the consideration to be received by Danaher’s stockholders in the Transactions consists of a fixed number of shares of NetScout common stock, the value of the NetScout common stock to be received in the Mergers could fluctuate, perhaps significantly, based on a variety of factors including general stock market conditions and the performance of NetScout’s business;

•	risks relating to integrating the Communications Business with NetScout’s current operations, including the potential loss of key employees, and the potential effects on the value of the NetScout common stock to be received in the mergers;

•	the risk that the Transactions do not qualify as tax-free transactions under Sections 355 or 368 of the Code, which could result in the stockholders of Danaher having significant tax liability;

•	the risks relating to the combined company maintaining and renewing relationships with pre-existing customers, channel partners, suppliers and other third-parties of both the Communications Business and NetScout, which relationships may be affected by customer, channel partner, supplier or third-party preferences or public attitudes about the Transactions;

•	the effect of divesting the Communications Business pursuant to the Transactions on Danaher’s future earnings per share and cash flows from operating activities; and

•	risks of the type and nature described under the section of this prospectus entitled “Risk Factors.”

Danaher’s board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the Merger Agreement, the Distribution Agreement and the Transactions. The foregoing discussion of the information and factors considered by the board of directors of Danaher is not exhaustive. In view of the wide variety of factors considered by the board in connection with its evaluation of the Transactions and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, among others, and reached a consensus to approve the Merger Agreement, the Distribution Agreement and the Transactions. In considering the factors described above and any other factors, individual members of the board may have viewed factors differently or given different weight or merit to different factors.

Certain Financial Forecasts Prepared by Danaher

Although Danaher periodically may issue limited guidance to investors concerning its expected financial performance, Danaher does not as a matter of course provide earnings per share guidance beyond the current fiscal year except towards the end of the fiscal year with respect to the next fiscal year and Danaher is especially reluctant to publicly disclose detailed financial forecasts for extended periods given the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of the Communications Business by NetScout, Danaher provided to NetScout and its financial advisors certain non-public financial forecasts regarding the Communications Business for 2014 and 2015, which are referred to herein as the “Communications Business forecasts.”

The Communications Business forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP but, in the view of Danaher’s management, were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Danaher’s management. The Communications Business forecasts in this prospectus were prepared by, and are the responsibility of Danaher management and are unaudited. The Communications Business’ independent registered public accounting firm has not examined, compiled or otherwise applied any procedures to the Communications Business forecasts presented herein and, accordingly, does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The reports of the Communications Business’ independent registered public accounting firm included in this prospectus relate to the Communications Business’ historical financial information. They do not extend to the Communications Business forecasts and should not be read to do so. The summary of these Danaher Communications Business forecasts is included in this prospectus because these internal financial forecasts were provided by Danaher to NetScout and its financial advisors.

The Communications Business forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Danaher. Important factors affecting results and potentially causing the Communications Business forecasts not to be achieved include, but are not limited to, risks and uncertainties related to the Communications Business and the other factors described under “Cautionary Statement Concerning Forward-Looking Statements.”

The Communications Business forecasts also reflect assumptions as to a number of other business decisions that are subject to change and do not necessarily reflect current estimates or assumptions Danaher’s management may have about prospects for the Communications Business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared. As a result, actual results may differ materially from those contained in the Communications Business forecasts. Accordingly, there can be no assurance that the Communications Business forecasts will be realized.

($ in millions)	2014E	2015E
Revenue	$811	$891	(1)
Operating Profit(2)	$143
Adjusted Operating Profit(2)(3)	$152

(1)	Prior to signing, Danaher communicated to NetScout uncertainty about carrier capital expenditures in fiscal year 2015, which could result in a 2015 revenue forecast for the Communications Business of less than its prior forecast of $891 million.
(2)	Does not give effect to certain restructuring actions that Danaher is effecting during the fourth quarter of 2014, which restructuring is expected to result in additional Operating Profit and Adjusted Operating Profit in future periods.
(3)	Adjusted to exclude restructuring expenses, severance expenses, retention expenses in connection with a recent acquisition and headcount expenses that are not expected to continue following the closing of the Transactions.

The inclusion of the Communications Business forecasts in this prospectus should not be regarded as an indication that any of Danaher, NetScout or their respective officers, directors, affiliates, advisors or other representatives considered the Communications Business forecasts to be predictive of actual future events, and the forecasts should not be relied upon as such. None of Danaher, NetScout or their respective affiliates, advisors or other representatives can assure you that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Communications Business forecasts to reflect circumstances existing after the date the Danaher communications forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Danaher does not intend to make publicly available any update or other revision to these forecasts. None of Danaher or its respective officers, directors, affiliates, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the Communications Business’ ultimate performance compared to the information contained in these forecasts or that forecasted results will be achieved, Danaher has made no representation to NetScout, in the Merger Agreement or otherwise, concerning the forecasts.

Ownership of NetScout Following the Transactions

Immediately after the First Merger, Danaher stockholders will collectively own approximately 59.5% of NetScout common stock on a fully-diluted basis and NetScout stockholders will collectively own approximately 40.5% of NetScout common stock on a fully-diluted basis (subject to adjustment in limited circumstances as provided in the Merger Agreement). Based on existing ownership levels, NetScout does not expect that there will be any individual holder of more than 5% of the outstanding common stock of NetScout immediately following the closing of the Mergers.

Board of Directors and Management of NetScout Following the Transactions

Directors of NetScout serving on its board of directors immediately before the effective time of the First Merger are expected to continue to serve as directors of NetScout immediately following the closing of the Mergers. In addition, as of immediately following the effective time of the First Merger, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Danaher’s designated director: (i) is unwilling or unable to serve at the effective time of the First Merger; (ii) is unwilling or unable to serve when such new term starts; or (iii) is not nominated to serve such new term, then Danaher will designate a replacement, acceptable to NetScout in its sole discretion, for such director before the effective time of the First Merger or the start of such new term, as applicable.

Interests of Certain Persons in the Transactions

As of [—], 2015, Danaher’s directors and executive officers owned approximately [—]% of the outstanding shares of Danaher’s common stock and, as of such date, NetScout’s directors and executive officers owned approximately [—]% of the outstanding shares of NetScout common stock. None of NetScout’s or Newco’s executive officers will receive any severance or other compensation as a result of the Transactions. The directors and officers of Danaher, Newco and NetScout will receive no extra or special benefit that is not shared on a pro rata basis by all other Newco common unit holders and NetScout stockholders in connection with the Transactions. As with all holders of shares of Danaher common stock, if a director or officer of Danaher, Newco or NetScout owns shares of Danaher common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other holders of shares of Danaher common stock. As of [—], 2015, Danaher owned approximately 2.9% of the outstanding shares of NetScout common stock.

In connection with the execution of the Merger Agreement, Steven M. Rales, Chairman of the Board of Directors of Danaher, and Mitchell P. Rales, Chairman of the Executive Committee of Danaher, delivered separate letters to NetScout, in which they each agreed not to exchange more than the number of shares of Danaher common stock in an exchange offer for Newco common units that would result (after taking into consideration any Newco common units distributed in a pro-rata spin off to Danaher stockholders in the event the exchange offer is not fully subscribed) in his receiving more than 5% of the issued and outstanding shares of NetScout common stock after giving effect to the closing under the Merger Agreement.

Effects of the Distribution and the Mergers on Danaher Equity Awards

The employee matters agreement provides for the treatment of stock options and restricted stock units relating to shares of Danaher common stock that are held by employees of the Communications Business who become employees of Newco.

Treatment of Danaher Equity Awards that are Vested or Scheduled to Vest On or Before August 4, 2015

Each option to purchase shares of Danaher common stock that is held by an employee of the Communications Business who becomes an employee of Newco and is vested and exercisable immediately before the closing of the Mergers or is scheduled to vest on or before August 4, 2015, will generally remain outstanding for 90 days following the later of the closing date of the Mergers or the date the option becomes vested and exercisable. Each restricted stock unit relating to Danaher common stock that is held by an employee of the Communications Business who becomes an employee of Newco and is unvested immediately before the closing of the Mergers, but is scheduled to vest on or before August 4, 2015, will continue to vest and be settled in accordance with its terms. Each of these Danaher stock options and restricted stock units may be equitably adjusted if determined by the Danaher board of directors to be necessary to reflect the impact of the proposed Transactions on the value of shares of Danaher common stock (as described in “Questions and Answers About the Transactions” beginning on page 6). Danaher does not believe that any adjustments will be made in the event that the exchange offer is fully subscribed.

Treatment of Unvested Danaher Equity Awards Scheduled to Vest After August 4, 2015

All stock options and restricted stock units relating to shares of Danaher common stock that are held by an employee of the Communications Business who becomes an employee of Newco and that are not vested immediately before the closing of the Mergers or scheduled to vest on or prior to August 4, 2015, will generally be cancelled by Danaher immediately before the closing of the Mergers and replaced by NetScout with a cash retention award and restricted stock units relating to shares of NetScout common stock; provided, however, that if there are adverse tax consequences or compliance issues with this treatment, different treatment may apply as agreed between Danaher and NetScout. For a more complete description of the amount and terms of the cash retention awards and restricted stock units relating to NetScout common stock to be provided to the employee, see “Other Agreements—Employee Matters Agreement—Treatment of Danaher Equity Incentive Awards” beginning on page 189.

NetScout’s Stockholders Meeting

Under the terms of the Merger Agreement, NetScout is required to call a meeting of its stockholders for the purpose of voting upon the issuance of shares of NetScout’s common stock in the Mergers and related matters as promptly as practicable following the date on which the SEC has cleared NetScout’s proxy statement and, if required by the SEC as a condition to the mailing of NetScout’s proxy statement, the registration statement of NetScout has been declared effective. NetScout will ask its stockholders to vote on this matter at the special meeting of NetScout stockholders by delivering NetScout’s proxy statement to its stockholders in accordance with applicable law and its organizational documents.

As of [—], 2015, NetScout’s directors and executive officers held [—]% of the shares entitled to vote at NetScout’s special meeting of the stockholders. As of [—], 2015, no affiliates of NetScout’s directors and executive officers held shares entitled to vote at NetScout’s special meeting of the stockholders. As of [—], 2015,

Newco’s directors, executive officers and their affiliates did not hold shares entitled to vote at NetScout’s special meeting of the stockholders. Newco’s stockholders are not required to vote on any of the proposals, and Newco will not hold a special meeting of stockholders in connection with the Transactions. As of [—], 2015, Danaher owned approximately 2.9% of the outstanding shares of NetScout common stock.

Anil K. Singhal, NetScout’s Chief Executive Officer, has agreed with Danaher to vote the shares of NetScout common stock that he owns, representing approximately 5.5% of the outstanding shares of NetScout common stock as of October 10, 2014, in favor of the issuance of shares of NetScout common stock. In addition, Danaher intends to vote the shares of NetScout common stock that Danaher owns, representing approximately 2.9% of the outstanding shares of NetScout common stock as of October 10, 2014, in favor of the issuance of shares of NetScout common stock in the First Merger. No vote of Danaher stockholders is required or being sought in connection with the Transactions.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Mergers, the entity that issues the interests (NetScout in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of significant shareholders and the ability of any of those shareholders to exercise control over the consolidated entity after the Transactions. In this case, it was determined that the shareholder bases of both entities are dispersed such that no single shareholder or group of related shareholders would control the entity after the Transactions.

•	The composition of the governing body of NetScout after the Transactions. In this case, the board of directors of NetScout immediately following the Mergers will consist of the members of the board of directors of NetScout immediately prior to the consummation of the Mergers. In addition, as of the consummation of the Mergers, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term.

•	The composition of the senior management of NetScout after the Transactions. In this case, NetScout’s executive officers following the Mergers will consist of NetScout’s executive officers immediately prior to the Mergers.

NetScout’s management has determined that NetScout will be the accounting acquiror in the Mergers based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, NetScout will apply acquisition accounting to the assets acquired and liabilities assumed of Newco upon consummation of the Mergers. Upon consummation of the Mergers, the historical financial statements will reflect only the operations and financial condition of NetScout.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated under the HSR Act by the Federal Trade Commission, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and observe specified waiting period requirements before consummating the Mergers. NetScout and Danaher each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on October 24, 2014. NetScout withdrew its filing on November 24, 2014, and refiled on November 26, 2014 to provide the antitrust agencies more time to review the transaction.

On December 24, 2014, NetScout received a second request from the U.S. Department of Justice. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after both NetScout and Danaher have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the U.S. Department of Justice.

Federal Securities Law Consequences; Resale Restrictions

NetScout common stock issued in the Mergers will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Danaher stockholder who may be deemed to be an “affiliate” of Newco for purposes of Rule 145 under the Securities Act.

In connection with the Distribution, Danaher may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

No Appraisal or Dissenters’ Rights

None of NetScout, Merger Sub, Merger Sub II, Danaher or Newco stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

NASDAQ Listing

NetScout common stock is currently listed on NASDAQ under the symbol “NTCT.” In the Merger Agreement, NetScout agreed to cause to be filed with the SEC a registration statement on Form S-4 in connection with the issuance of NetScout common stock pursuant to the First Merger. After the Mergers, shares of NetScout common stock will continue to trade on NASDAQ under the same symbol “NTCT.”

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, which summary is qualified in its entirety by the Merger Agreement. Stockholders of NetScout are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide NetScout stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement, which is incorporated by reference herein, and not by this summary or any other information included in this prospectus. This summary of the Merger Agreement is not intended to provide any other factual information about NetScout, Merger Sub, Merger Sub II, Danaher or Newco following the consummation of the Mergers. Information about NetScout, Merger Sub, Merger Sub II, Danaher or Newco can be found elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. See also “Where You Can Find More Information: Incorporation by Reference.”

The Mergers

Under the Merger Agreement and in accordance with the DGCL and the DLLCA, at the effective time of the First Merger, Merger Sub will merge with and into Newco. As a result of the First Merger, the separate corporate existence of Merger Sub will terminate and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL and the DLLCA. The certificate of formation and limited liability company operating agreement of Newco in effect immediately prior to the First Merger will be amended and restated in their entirety following the consummation of the Merger. Immediately following the First Merger, Newco (as the surviving entity of the First Merger) will merge with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of Newco will terminate and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Newco in accordance with the DLLCA.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Mergers will take place at 10:00 a.m., Eastern Time, no later than the second business day after the date on which the conditions precedent to the Mergers are satisfied or waived (other than those to be satisfied at the closing of the Mergers), unless otherwise agreed upon by NetScout and Danaher.

Under the terms of the Distribution Agreement, the date of the Distribution will be selected by Danaher’s board of directors or its designees. The closing of the Separation will occur at 12:01 a.m. Eastern Time on the date of the Distribution. See also “Description of the Separation and Distribution Agreement.”

At the closing of the First Merger, NetScout and Danaher will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the First Merger. The First Merger will become effective at the time of filing of such certificate of merger or at such later time as NetScout and Danaher may agree and provide in the certificate of merger. Immediately after the effective time of the First Merger, NetScout will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the Second Merger. The Second Merger will become effective at the time of filing of such certificate of merger or at such later time as NetScout and Danaher may agree and provide in the certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the effective time of the First Merger, each issued and outstanding Newco common unit (except Newco common units held by Danaher, NetScout or any of their respective subsidiaries or by Newco in its treasury) will be automatically converted into a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result, prior to the elimination of fractional shares, in Newco’s members immediately prior to the Merger collectively holding approximately 59.5% of the outstanding equity interests of NetScout on a fully-diluted basis immediately following the First Merger and NetScout’s stockholders immediately prior to the First Merger collectively holding approximately 40.5% of such equity interests on a fully-diluted basis.

No fractional shares of NetScout common stock will be issued pursuant to the First Merger. Any holder of Newco common units who would otherwise be entitled to receive a fraction of a share of NetScout common stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout common stock on NASDAQ on the last business day prior to the closing of the First Merger.

Exchange of Newco Common Units

Prior to the effective time of the First Merger, NetScout will issue and cause to be deposited with the exchange agent non-certificated shares of NetScout common stock represented by book entry authorizations for the benefit of the Danaher stockholders who received Newco common units in the Distribution and for distribution in the First Merger upon conversion of the Newco common units.

At the effective time of the First Merger, all issued and outstanding Newco common units will be converted into the right to receive shares of NetScout common stock as described above under “—Merger Consideration.” Upon receipt of a duly executed letter of transmittal and other customary documents, the exchange agent will distribute the shares of NetScout common stock to each person who was entitled to receive Newco common units in the Distribution. Each person entitled to receive Newco common units in the Distribution will be entitled to receive in respect of such Newco common units a certificate or book-entry authorization representing the number of whole shares of NetScout common stock that such holder has the right to receive pursuant to the First Merger (and cash in lieu of fractional shares of NetScout common stock as described above under “—Merger Consideration”) (and any dividends or other distributions and other amounts as described below under “—Distributions With Respect to Shares of NetScout Common Stock After the Effective Time of the First Merger”).

Distribution With Respect to Shares of NetScout Common Stock After the Effective Time of the First Merger

No dividend or other distributions declared or made after the effective time of the First Merger with respect to NetScout common stock with a record date after the effective time of the First Merger will be paid with respect to any shares of NetScout common stock unless such holder exchanges such Newco common unit in accordance with the Merger Agreement. NetScout is required under the Merger Agreement to deposit all such amounts with the exchange agent.

Termination of the Distribution Fund

Any portion of the amounts deposited with the exchange agent under the Merger Agreement that remains undistributed to the former members of Newco on the one-year anniversary of the effective time of the First Merger will be delivered to NetScout upon demand, and any former members of Newco who have not received shares of NetScout common stock as described above may thereafter look only to NetScout for payment of their claim for NetScout common stock and any dividends, distributions or cash in lieu of fractional shares with respect to NetScout common stock (subject to any applicable abandoned property, escheat or similar law).

Conversion of Shares in the Second Merger

Immediately after the effective time of the First Merger, both Newco (as the surviving entity in the First Merger) and Merger Sub II will be wholly-owned subsidiaries of NetScout. At the effective time of the Second Merger, each limited liability company interest of Newco outstanding immediately prior to the effective time of the Second Merger shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor and each limited liability company interest in Merger Sub II outstanding immediately prior to the effective time of the Second Merger shall remain unchanged and continue to remain outstanding as a limited liability company interest in Merger Sub II. At the effective time of the Second Merger, NetScout will continue as the sole member of Merger Sub II (the surviving entity of the Second Merger) and Merger Sub II shall continue without dissolution.

Adjustment Amount

Under the Merger Agreement, promptly following the delivery of the Audited Financial Statements, Danaher was required to deliver to NetScout a statement setting forth a calculation of the Operating Profit derived from the audited financial statements of the Communications Business for the year ended December 31, 2013 included in the Audited Financial Statements. In the event that the Operating Profit was less than the amount set forth on the schedules to the Merger Agreement, then Danaher shall pay to NetScout an amount in cash equal to the product of (x) such shortfall multiplied by (y) 13.1; provided, however, that in no event shall such payment exceed $150 million. Because the Operating Profit reflected in the Audited Financial Statements exceeded the amount specified in the Merger Agreement, there was no payment required.

Post-Closing NetScout Board of Directors and Officers

The Merger Agreement provides that the NetScout board of directors will take all actions necessary such that, effective as of the effective time of the First Merger, one person selected by Danaher and approved by NetScout will be elected to the NetScout board of directors. In accordance with the Merger Agreement, this individual will also, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election to the board of directors of NetScout at NetScout’s 2015 annual meeting of stockholders.

Additionally, the executive officers of NetScout immediately prior to the consummation of the First Merger are expected to be the executive officers of NetScout immediately following the consummation of the Mergers.

Stockholders Meeting

Under the terms of the Merger Agreement, NetScout is required to call a meeting of its stockholders for the purpose of voting upon the issuance of shares of NetScout’s common stock in the Mergers and related matters as promptly as practicable following the date on which the SEC has cleared the NetScout proxy statement and, if required by the SEC as a condition to the mailing of the NetScout proxy statement, the registration statement of NetScout has been declared effective. NetScout will ask its stockholders to vote on this matter at the special meeting of NetScout stockholders by delivering the NetScout proxy statement to its stockholders in accordance with applicable law and its organizational documents. NetScout is required to call such a stockholders meeting for the purpose of voting upon the issuance of shares of NetScout common stock in the Mergers and related matters unless the Merger Agreement is terminated, regardless of whether the board of directors of NetScout has made a Change in Recommendation (as defined below).

Representations and Warranties

In the Merger Agreement, each of NetScout and the Merger Subs has made representations and warranties to Danaher and Newco, and each of Danaher and Newco has made representations and warranties to NetScout and Merger Subs. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification;

•	corporate governance documents;

•	capital structure;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	title to and sufficiency of assets;

•	interests in real property;

•	intellectual property and privacy matters;

•	material contracts;

•	compliance with applicable laws and regulatory matters, including compliance with anticorruption, export control and sanctions laws;

•	governmental authorizations

•	tax matters;

•	labor and employee benefit matters and compliance with the Employee Retirement Income Security Act of 1974;

•	environmental matters;

•	insurance matters;

•	absence of investigations or litigation;

•	authority to enter into the Merger Agreement (and the other Transaction Documents);

•	no conflicts with or violations of governance documents, other obligations or laws;

•	formation of the Merger Subs solely for the purpose of engaging in the Mergers, the Distribution and other Transactions;

•	payment of fees to brokers or finders in connection with the Merger Agreement and the other Transaction Documents; and

•	the absence of any other representations.

NetScout and Merger Subs have also made representations and warranties to Danaher and Newco relating to NetScout’s SEC filings, NetScout and its affiliates not constituting “interested stockholders” with respect to Danaher for purposes of the anti-takeover restrictions of Section 203 of the DGCL, the vote required by NetScout’s stockholders to consummate the transactions contemplated by the Merger Agreement and the other Transaction Documents, that the shares of NetScout common stock to be issued pursuant to the First Merger have been duly authorized and will be validly issued and not subject to any restriction on resale, other than those imposed by Rules 144 and 145 under the Securities Act.

Danaher and Newco also made representations and warranties to NetScout and the Merger Subs relating to Danaher and its affiliates not constituting “interested stockholders” with respect to NetScout for purposes of the anti-takeover restrictions of Section 203 of the DGCL, and that the only stockholder vote required in connection with consummation of the transactions contemplated by the Merger Agreement and the other Transaction Documents is by Danaher, in its capacity as sole member of Newco prior to the Distribution. Danaher’s and Newco’s representations and warranties are generally limited to Newco and its subsidiaries and the Communications Business.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard, materiality qualifications, knowledge qualifications, or a combination of the foregoing, and, except as set forth in Article IV of the Distribution Agreement, none of the representations and warranties survive the closing of the Mergers. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters; provided, however pursuant to the Distribution Agreement, certain of Danaher’s and Newco’s representations in the Merger Agreement related title to and sufficiency of the Newco Assets and the Newco IP survive for a period of 12 months after the effective time of the First Merger.

Under the Merger Agreement, a material adverse effect means, with respect to Newco or NetScout, as applicable, any effect, change, claim, event or circumstance that, considered will all other effects, changes, claims, events or circumstances either (a) would prevent or materially impair such party from complying with its obligations under the Merger Agreement or from consummating the transactions contemplated by the Merger Agreement and the other Transaction Documents or (b) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole. However, with respect to clause (b), any change, development, event, occurrence, effect or state of facts arising out of or resulting from any of the following will not be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect:

•	conditions generally affecting the industry in which NetScout or Newco, as the case may be, competes or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on NetScout and its subsidiaries (the “NetScout Companies”) or Newco and its subsidiaries after giving effect to the transactions and transfer of assets and liabilities as set forth in the Distribution Agreement (the “Newco Companies”), as the case may be, taken as a whole, relative to other companies in the industry in which such companies operate;

•	general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on NetScout Companies or the Newco Companies, as the case may be, taken as a whole, relative to other companies in the industry in which the NetScout Companies or the Newco Companies, as the case may be, operate;

•	changes in the trading price or trading volume of NetScout common stock or Danaher common stock, as the case may be (it being understood, however, that, generally any effect, change, claim, event or circumstance giving rise to or contributing to such changes in the trading price or trading volume of NetScout common stock or Danaher common stock, as the case may be, may give rise to a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);

•	changes in GAAP (or any interpretations of GAAP) or laws applicable to NetScout Companies or Newco Companies, as the case may be, to the extent that such conditions do not have a disproportionate impact on NetScout Companies or Newco Companies, as the case may be, taken as a whole, relative to other companies in the industry in which the NetScout Companies or the Newco Companies, as the case may be operate;

•	the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, generally, any effect, change, claim, event or circumstance giving rise to or contributing to any such failure may give rise to a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred);

•	any stockholder or derivative litigation arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement or the other Transaction Documents;

•	effects, changes, claims, events or circumstances resulting directly from the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or the other Transaction Documents, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or contracts) and any related decrease in sales volume of NetScout Products or Newco Products, as the case may be; or

•	any items disclosed by such party in their respective disclosure letter delivered pursuant to the Merger Agreement.

Conduct of Business Pending Closing

Each of the parties has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the effective time of the Merger. In general, each of NetScout and Danaher (generally, to the extent of the Communications Business only) agrees that prior to the effective time of the First Merger, except to the extent required by law, consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), disclosed in their respective disclosure letters, or otherwise expressly permitted or contemplated by the Merger Agreement and the other Transaction Documents, it will use its commercially reasonable efforts to ensure that the conduct its business and operations in the ordinary course in all material respects; and will use its commercially reasonable efforts to preserve intact the material components of its current business organization, and maintain its relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and governmental bodies.

In addition, NetScout has agreed that prior to the effective time of the First Merger, except to the extent required by law, disclosed in its disclosure letter, consented to by Danaher (which consent may not be unreasonably withheld, conditioned or delayed) or otherwise expressly permitted or contemplated by the Merger Agreement and the other Transaction Documents, it will not take the following actions:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the NetScout Companies to the extent consistent with past practices; (B) pursuant to NetScout’s right to purchase restricted shares of NetScout common stock held by an employee of, or other service provider to, NetScout upon termination of such individual’s employment or service or upon the cashless or net exercise of outstanding NetScout stock options or to satisfy withholding obligations upon vesting or exercise of equity awards or (C) pursuant to NetScout’s stock repurchase programs to the extent consistent with past practices;

•	sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that NetScout may: (1) issue shares of NetScout common stock pursuant to acquisitions, as described below; (2) issue shares of NetScout common stock: (a) upon the valid exercise of NetScout stock options or upon the vesting of any NetScout restricted stock units, in each case outstanding as of October 12, 2014; and (b) pursuant to NetScout’s employee stock purchase plan); and (3) in the ordinary course of business and consistent with past practices, grant equity awards under the NetScout’s equity incentive plans; provided that such equity awards may not exceed 1,000,000 shares of NetScout common stock in the aggregate under such equity plans);

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents in any event to the extent reasonably likely to adversely affect the transactions contemplated by the Merger Agreement or the other Transaction Documents;

•	make any capital expenditure outside the ordinary course of business (except that the NetScout Companies may make any capital expenditure that: (A) is provided for in NetScout’s capital expense budget delivered to Danaher prior to October 12, 2014; or (B) when added to all other capital expenditures made on behalf of all of the NetScout Companies since October 12, 2014 but not provided for in NetScout’s capital expense budget delivered to Danaher prior October 12, 2014, does not exceed $5,000,000 in the aggregate);

•

acquire any equity interest or other interest in any other entity or acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for: (A) assets acquired, leased, licensed or disposed of by NetScout in the ordinary course of business; (B) assets that are immaterial to the business of the NetScout Companies; (C) sales of inventory or other assets in the ordinary course of business; or (D) acquisitions (1) for consideration that does not exceed $50,000,000 in the aggregate or (2) for equity consideration that do not exceed 450,000 shares of NetScout common stock in the aggregate (provided, however, that the fair value of any such equity consideration shall also be counted for purposes of measuring whether the amounts in clause (1) have been exceeded);

•	establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation payable to, any employees (except that NetScout (A) may take any such actions to the extent required by applicable law or the terms of any employee plan or employee agreement as in effect as of October 12, 2014; (B) may make grants of NetScout equity awards as set forth above; (C) may increase the compensation of employees in the ordinary course of business consistent with past practice; (D) may make bonus payments and profit sharing payments to employees in the ordinary course of business consistent with past practice; (E) may enter into compensation arrangements with any prospective employees in the ordinary course of business consistent with past practice; and (F) may increase the amount of compensation payable in connection with the promotion of any employee in the ordinary course of business consistent with past practice);

•	make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances, in each case other than in the ordinary course of business, other than pursuant to the Debt Financing;

•	lend money to any person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness in excess of $5,000,000 in the aggregate (other than the Debt Financing);

•	other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•	except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, settle any legal proceeding or other material claim;

•	take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code; or

•	agree or commit to take any of the foregoing actions.

In addition, Danaher (to the extent of the Communications Business) has agreed that prior to the effective time of the First Merger, except to the extent required by law, disclosed in its disclosure letter, consented to by NetScout (which consent may not be unreasonably withheld, conditioned or delayed) or otherwise expressly permitted or contemplated by the Merger Agreement or the other Transaction Documents, it will not take the following actions:

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sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security to any Newco Employee; (B) any option, call, warrant or right to acquire any capital stock or other security to any Newco Employee; or (C) any instrument convertible into or exchangeable for any capital stock or other security to any Newco Employee, in each case, which would constitute Danaher Equity Awards (except that: (1) Danaher may issue shares of Danaher common stock upon the valid exercise of options exercisable for Danaher common stock or upon the vesting of any Danaher restricted stock units, in each case outstanding as of October 12, 2014 or granted in accordance with clause (2); and (2) Danaher may (x) make grants of Danaher Equity Awards to Newco Employees in November 2014 as previously disclosed to NetScout,

(y) make grants of Danaher Equity Awards of up to 100,000 additional shares of Danaher common stock to Newco Employees and (z) make grants to Newco Employees in respect of a number of shares of Danaher common stock underlying Danaher Equity Awards that, on or after October 12, 2014, are either forfeited without a delivery of Danaher common stock, tendered as payment for the exercise of an option exercisable for Danaher common stock or withheld from delivery to satisfy applicable taxes in respect of the Danaher Equity Award; provided that if the closing of the Mergers has not occurred by August 4, 2015, Danaher may continue to make ordinary course grants of Danaher Equity Awards to Newco Employees irrespective of the limitations set forth herein;

•	with respect to any Danaher Equity Awards, except as otherwise required by the terms of any employee plan or employee agreement or as otherwise permitted above, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Danaher Stock Plans, (B) amend any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or (C) otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related contract

•	amend or permit the adoption of any amendment to the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of Newco or any of its subsidiaries;

•	with respect to the Communications Business, make or commit to make any capital expenditure outside the ordinary course of business (except that Newco and its subsidiaries may make any capital expenditure that: (A) is provided for in such entity’s capital expense budget delivered to NetScout prior to October 12, 2014; or (B) when added to all other capital expenditures made on behalf of Newco and its subsidiaries since October 12, 2014 but not provided for in the capital expense budgets of such entities delivered to NetScout prior to October 12, 2014, does not exceed $5,000,000 in the aggregate per calendar quarter);

•	other than in the ordinary course of business, amend, terminate, or waive any material right or remedy under, any material contract or any other contract that is material to Newco and its subsidiaries (taken as a whole), other than termination thereof upon the expiration of any such contract in accordance with its terms or upon a material breach thereof by the counterparty thereto

•	establish, adopt, enter into or amend any employee plan or employee agreement of which any Newco Employee is a beneficiary or a party, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation payable to, any Newco Employees (except that Danaher (A) may take any such actions to the extent either contemplated by the Employee Matters Agreement or as required by applicable law or the terms of any employee plan or employee agreement as in effect as of October 12, 2014; (B) may make grants of Danaher Equity Awards as set forth above; (C) may amend applicable employee plans in a manner that either applies to all employees of Danaher in the applicable jurisdiction generally or would not reasonably be expected to result in material liability to NetScout; (D) may make bonus payments and profit sharing payments to Newco Employees in the ordinary course of business consistent with past practice; (E) may enter into compensation arrangements with any prospective Newco Employee in the ordinary course of business consistent with past practice; and (F) may increase the amount of compensation payable in connection with the promotion of any Newco Employee in the ordinary course of business consistent with past practice);

•	with respect to the Communications Business, acquire any equity interest or other interest in any other entity or acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for: (A) assets acquired, leased, licensed or disposed of by Newco and its subsidiaries in the ordinary course of business; (B) assets that are immaterial to the business of Newco and its subsidiaries; (C) sales of inventory or other assets in the ordinary course of business; or (D) acquisitions for cash consideration that do not exceed $50,000,000 in the aggregate);

•	make any pledge of any of the Newco Assets or permit any of the Newco Assets to become subject to any encumbrances, other than permitted encumbrances;

•	with respect to Newco and its subsidiaries, lend money to any person (other than (i) routine travel and business expense advances made to directors or employees in the ordinary course of business, or (ii) loans to Danaher or any of its subsidiaries), or incur or guarantee any indebtedness in excess of $5,000,000 in the aggregate;

•	with respect to Newco and its subsidiaries or the Communications Business, other than (A) in the ordinary course of business and consistent with past practices, (B) changes made by Danaher with respect to both the Communications Business and one or more of its other businesses or (C) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•	with respect to Newco and its subsidiaries or the Communications Business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, settle any legal proceeding or other material claim

•	take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code; or

•	agree or commit to do any of the foregoing actions.

SEC Filings

The parties agreed to prepare appropriate documents, including a proxy statement of NetScout on Schedule 14A, a registration statement on Form S-4 of NetScout, and a registration statement on Form S-4 and S-1 (or such other appropriate registration form or forms to be designated by Danaher) of Newco and to file them with the SEC, and NetScout and Newco, as the case may be, have agreed to use their reasonable best efforts to have these documents cleared by the SEC and have their respective registration statements declared effective by the SEC as promptly as reasonably practicable after such filings or at such other time as Danaher, Newco and NetScout may agree.

NetScout is required under the terms of the Merger Agreement to mail its proxy statement to its stockholders as promptly as practicable after the SEC clears that proxy statement and, if required by the SEC, the registration statements described above are declared effective.

If Danaher elects to complete the Distribution by way of an exchange offer, NetScout, Danaher and Newco are required under the terms of the Merger Agreement to prepare, and Danaher is obligated to file with the SEC, a Schedule TO as promptly as practicable after the date on which the registration statement with respect to the Separation and the Distribution is declared effective and to the extent such filing is required by applicable law.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to take or cause to be taken all actions necessary or advisable to consummate the Mergers as soon as practicable, including to prepare and file all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Mergers and the other transactions contemplated by the Merger Agreement and the other Transaction Documents; (ii) obtain each third party consent (if any) required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by the Merger Agreement and the other Transaction Documents (including NetScout providing a guarantee of Newco’s obligations reasonably necessary to obtain such consents); and (iii) lift any restraint, injunction or other legal bar to the Mergers. Each party to the Merger Agreement has also agreed to file all notices, reports and other documents required to be filed by such party with any governmental body with respect to the Mergers and to submit promptly any additional information requested by any such governmental body. NetScout and Danaher have agreed to prepare and file (x) the notifications required under the HSR Act and (y) any applicable mandatory foreign competition act filings in connection with the Mergers. NetScout and Danaher each shall use its reasonable best efforts to cause the expiration or early termination of any waiting period under the HSR Act, and NetScout and Danaher shall each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any governmental body required to be made pursuant to the HSR Act and any applicable mandatory foreign competition act filings (the “Antitrust Filings”); and (iii) promptly supply any additional information which reasonably may be required by any governmental body in connection with Antitrust Filings or which the parties may reasonably deem appropriate.

Notwithstanding the foregoing, neither NetScout, Danaher, Merger Subs nor Newco shall have any obligation under the Merger Agreement (except as specifically set forth in the Merger Agreement or any other Transaction Document) to divest or agree to divest (or cause any of its subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its subsidiaries to take or agree to take) any other material action or agree (or cause any of its subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets, except as would not, or as would not reasonably be expected to, involve the divestiture of assets that generated in the aggregate more than 10% of the combined gross revenues of the Newco and its subsidiaries and the NetScout Companies for the 12 months ending June 27, 2014 (it being understood that no such action shall be considered for purposes of determining whether a material adverse effect has occurred or is reasonably likely to occur and the parties shall not be required to take any of the foregoing actions in this paragraph unless the effectiveness of such action is conditioned on the closing of the Mergers). Notwithstanding the foregoing, no such divestiture of assets may occur if such divestiture would constitute a Disqualifying Action (as defined in the Tax Matters Agreement).

No Solicitation

The Merger Agreement contains detailed provisions restricting NetScout’s or Danaher’s ability to seek an alternative transaction. With respect to Danaher, this restriction is only with respect to Newco and its subsidiaries, the Communications Business and the Newco Assets. Under these provisions, NetScout and Danaher have each agreed that it and its subsidiaries will not, and it will use reasonable best efforts to cause its and its subsidiaries’ officers, directors, employees, agents and representatives not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry;

•	furnish any information regarding any of the NetScout Companies, on the one hand, or the Communications Business, Newco Assets or the Newco Companies, on the other hand, as applicable, to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	except in limited circumstances, approve, endorse or recommend, or propose publicly to approve, endorse or recommend, an acquisition proposal;

•	engage in discussions or negotiations with any person relating to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction or acquisition inquiry.

The Merger Agreement provides that the term “acquisition proposal” means any offer or proposal relating to:

•

any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such entity or any of its subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such entity or any of its subsidiaries, or the entity resulting from such transaction or the parent of such entity; (ii) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its subsidiaries; or (iii) in which such entity or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its subsidiaries;

•	any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such entity or its subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related acquisition proposal or 15% or more of the fair market value of the consolidated assets of such entity or any of its subsidiaries; or

•	any liquidation or dissolution of such entity or any of its subsidiaries.

Notwithstanding the foregoing:

•	nothing in the Merger Agreement shall preclude Danaher from entering into any agreement providing for, or in connection with, any acquisition proposal with respect to Danaher, its subsidiaries, assets or businesses (other than the Communications Business, the Newco Assets, Newco or any of its subsidiaries) so long as such agreement provides for the acquisition by a third party, directly or indirectly, of outstanding shares of Danaher common stock or assets of one or more other businesses of Danaher, does not contemplate the termination of the Merger Agreement and would not prevent or materially impair Danaher from complying with its obligations under the Merger Agreement or from consummating the transactions contemplated by the Merger Agreement and the other Transaction Documents; and

•	prior to the vote of NetScout stockholders to approve the issuance of shares of NetScout common stock in the First Merger, NetScout may furnish information regarding NetScout and its subsidiaries or engage in discussions and negotiations with any person in response to a bona fide acquisition proposal (i) that did not result from a breach of the restrictions described in this section entitled “—No Solicitation,” (ii) if the NetScout board of directors concludes in good faith, after consultation with its financial advisor and outside legal counsel that such acquisition proposal is or is reasonably expected to result in a superior proposal, (iii) the NetScout board of directors concludes in good faith, after consultation with outside legal counsel that failure to take such action would reasonably constitute a breach of fiduciary duties of the NetScout board of directors, (iv) NetScout receives an executed confidentiality agreement from such third party that contains provisions that are at least as favorable to NetScout as the provisions of the confidentiality agreement between NetScout and Danaher, (v) NetScout provides Danaher written notice of the identity of the person making the acquisition proposal and (vi) NetScout makes such information available to Danaher prior to or substantially at the same time it is provided to such person.

The Merger Agreement provides that the term “superior proposal” means an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of NetScout common stock or at least a majority of the assets of NetScout (whether through a tender offer, merger or otherwise), that is determined by the NetScout board of directors, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to NetScout’s stockholders than transactions contemplated by the Merger Agreement, (ii) is reasonably likely to be completed, taking into account any financing and approval requirements that the NetScout board of directors determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the NetScout board of directors determines to be relevant, and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed.

The Merger Agreement provides that NetScout and Danaher will each promptly, and in any event within 24 hours after receipt, notify the other party of the receipt of an acquisition proposal and provide to the other party copies of any written materials evidencing such proposal, and shall keep the other party reasonably informed of the status and material terms and conditions of any such acquisition proposal.

Board Recommendation

NetScout has agreed in the Merger Agreement that it and its board of directors will:

•	recommend that NetScout’s stockholders vote in favor of the issuance of shares of NetScout common stock pursuant to the First Merger at the NetScout stockholder meeting;

•	include a statement in the proxy statement to the effect that the NetScout board of directors recommends that NetScout’s stockholders vote to approve the issuance of shares of NetScout common stock pursuant to the First Merger (the “Board Recommendation”); and

•	except as specifically described below, not directly or indirectly withdraw or modify (or propose to by withdrawn or modified) the Board Recommendation in a manner adverse to Danaher (a “Change in Recommendation”).

Notwithstanding the foregoing, the NetScout board of directors, at any time prior to obtaining stockholder approval of the issuance of shares of NetScout common stock in the First Merger, may effect a Change in Recommendation under the following circumstances:

•	if: (A) NetScout has not materially breached its obligations described above under the heading “—No Solicitation”; (B) after October 12, 2014, an unsolicited acquisition proposal is made to NetScout and is not withdrawn; (C) the NetScout board of directors determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a NetScout Superior Offer; (D) the NetScout board of directors does not effect, or cause NetScout to effect, a Change in Recommendation at any time within 4 business days (together with any subsequent shorter period as contemplated by clause (E) below, the “Notice Period”) after Danaher receives (x) written notice from NetScout that the NetScout board of directors has determined that such acquisition proposal is a NetScout Superior Offer and (y) a summary of the material terms and conditions of such acquisition proposal and other information required to be provided pursuant to the Merger Agreement (provided, a new notice shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of 3 business days) shall begin); (E) during the applicable Notice Period, if requested by Danaher, NetScout engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Danaher to amend the Merger Agreement in such a manner that the competing acquisition proposal does not constitute a NetScout Superior Offer; (F) at the end of the applicable Notice Period, such acquisition proposal has not been withdrawn and constitutes a NetScout Superior Offer (taking into account any changes to the terms of this Agreement proposed by Danaher as a result of the negotiations required by clause “(E)” or otherwise); and (G) the NetScout board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of such Superior Offer, a failure to make a Change in Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout board of directors to NetScout stockholders under applicable law; or

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if other than in connection with or as a result of the making of an acquisition proposal or an acquisition inquiry with respect to NetScout, a material development or change in circumstances that was not known or reasonably foreseeable to the NetScout board of directors on October 12, 2014 occurs or arises after October 12, 2014, which material development or change in circumstances becomes known to the NetScout board of directors prior to the approval of the issuance of shares of NetScout common stock pursuant to the First Merger by the NetScout stockholders (such material development or change in circumstances being referred to as an “Intervening Event” (it being understood that that in no event shall (i) any action taken by NetScout or Danaher pursuant to and in compliance with its obligations under the Merger Agreement related to the Antitrust Filings, and the consequences of any such action or (ii) the receipt, existence of or terms of an acquisition proposal with respect to NetScout or the consequences thereof constitute an Intervening Event); (A) the NetScout board of directors determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred; (B) the NetScout board of directors does not effect, or cause NetScout to effect, a Change in Recommendation at any time within 4 business days after Danaher receives written notice from NetScout that the NetScout board of directors has determined that an Intervening Event requires the NetScout board of directors to effect, or cause NetScout to effect, a Change in Recommendation (provided, a new notice shall be required with respect to any change in circumstances and a new notice period of 3 business days shall begin); (C) during such applicable period, if requested by Danaher, NetScout engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Danaher to amend this Agreement in such a manner that obviates the need for the NetScout board of directors to effect, or cause NetScout to effect, a Change in Recommendation as a result of such Intervening Event; and (D) the NetScout board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Change in Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout board of directors to NetScout’s stockholders under applicable law.

The Merger Agreement provides that NetScout is not prohibited from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and no disclosure that the NetScout board of directors may determine in good faith (after consultation with outside counsel) that it or NetScout is required to make under applicable law will constitute a violation of the Merger Agreement. A “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Change in Recommendation if the NetScout board of directors expressly reaffirms the Board Recommendation within 5 business days of the public announcement of any applicable acquisition proposal.

Covenant Not to Compete

Danaher has agreed that, for two years after the date of the effective time of the First Merger, it and its subsidiaries will not engage in any of the businesses in which the Communications Business is engaged in as of the effective date of the First Merger (the “Restricted Business”) anywhere throughout the world without the prior written consent of NetScout. Notwithstanding the foregoing:

•	Danaher and its subsidiaries will not be prohibited from engaging in the business conducted by Danaher or its subsidiaries (excluding the Communications Business) on the effective date of the First Merger;

•	Danaher and its subsidiaries will not be prohibited from owning a non-controlling interest in a joint venture or non-consolidated entity that engages in the Restricted Business

•	Danaher may acquire interests in or securities of any person engaged in the restricted business where the revenues of such person that are derived from the Restricted Business are either (i) 35% or less of such person’s total revenues or (ii) less than $50 million annually;

•	If Danaher completes a business combination with another entity that is engaged in the Restricted Business, which results in the Danaher stockholders immediately prior to such transaction owning less than 50% of the stock of the surviving entity, the surviving entity or any of its subsidiaries or affiliates (but not Danaher or any of its subsidiaries) may engage in the Restricted Business;

•	Danaher and its subsidiaries are not prohibited from owning 10% or less of the capital stock of any publicly traded entity engaged in the Restricted Business;

•	Danaher may acquire interests in or securities of any entity as an investment by its pension funds or funds of any other benefit plan of Danaher, whether or not such entity is engaged in the Restricted Business; and

•	Danaher may perform its obligations under the Merger Agreement and the other Transaction Documents.

Non-Solicitation of Employees

Danaher and NetScout each agree that, except as specifically set forth below, for a period of 3 years from and after the closing of the Mergers (the “Non-Solicit Period”), they will not, and they will cause their respective subsidiaries not to, directly or indirectly, solicit to hire, or solicit to enter into a consulting agreement with, (a) for the first year of the Non-Solicit Period, any employee or category of employee and (b) for the second and third year of the Non-Solicit Period, any executive officer or senior manager, in each case, of the other party or the other party’s subsidiaries. The foregoing restrictions shall not apply to (i) general solicitations (such as advertisements) for employment placed by a party or any party’s subsidiary and not specifically targeted at the other party’s employees, (ii) responding to or hiring any employee of the other party who contacts a party without any prior solicitation or (iii) the solicitation or hiring of (or entering into a consulting agreement with) any employee of the other party who is contacted by a recruitment agency (provided that such party and its representatives did not identify any employees of the other party to such recruitment agency or otherwise instruct such agency to target any employees of the other party).

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	audited financial statements for the Communications Business that Danaher is required to provide to NetScout as soon as reasonably practicable after October 12, 2014 and prior to November 15, 2014, unaudited financial statements for interim periods not covered by such audited financial statements and financial statements that Danaher is required to provide after the end of the applicable fiscal period;

•	any press release or public announcement relating to the transactions contemplated by the Merger Agreement and the other Transaction Documents;

•	the participation in and defense of any litigation that may arise with respect to the transactions contemplated by the Merger Agreement and the other Transaction Documents, in connection with which neither Danaher or NetScout will enter into any settlement without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

•	the obligation of Danaher to use reasonable best efforts to cause the delivery of the Tax Opinion from its outside counsel and NetScout’s obligation to cause Merger Sub II to be treated as a disregarded entity for U.S. federal tax purposes;

•	access to each other’s officers, employees, accountants, properties and records;

•	NetScout’s obligation to use best efforts to cause the shares of NetScout common stock to be issued pursuant to the First Merger to be approved for listing on NASDAQ at or prior to the effective time of the First Merger;

•	Danaher’s and Newco’s obligation to use commercially reasonable efforts to cooperate with NetScout (at NetScout’s sole expense) in connection with the arrangement of any debt financing prior to the effective time of the First Merger;

•	steps required to be taken to cause any disposition of Newco common units or acquisitions of NetScout common stock resulting from the transactions contemplated by the Merger Agreement or the other

Transaction Documents by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to NetScout or Newco to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	NetScout’s obligation to take any actions necessary (except to the extent reasonably expected to result in material liability to NetScout) to ensure that the transactions contemplated by the Merger Agreement will not (1) constitute a change in control or other triggering event under any NetScout benefit plan or arrangement or otherwise result in any payment, acceleration, vesting, increase in benefits, etc. with respect to any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director or (2) result in any payment or benefit to such person that would reasonably be expected to be a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

Conditions to the Merger

The obligations of NetScout, Danaher, the Merger Subs and Newco to consummate the First Merger are subject to the satisfaction of the following conditions:

•	the effectiveness of the registration statement of NetScout and the registration statement of Newco and the absence of any stop order or proceedings seeking a stop order with respect thereto;

•	the approval by NetScout stockholders of the issuance of shares of NetScout’s common stock in the First Merger;

•	the consummation of the Separation and the Distribution in accordance with the Distribution Agreement, and the execution and delivery of the Transaction Documents by all parties;

•	the expiration or termination of any applicable waiting period under the HSR Act;

•	the approval for listing on NASDAQ of the shares of NetScout common stock to be issued pursuant to the First Merger; and

•	the absence of court orders or orders of other governmental authorities, absence governmental legal proceedings and the absence of any applicable law preventing the consummation of the Mergers.

The conditions listed above are referred to herein as the “Joint Conditions to the Merger.”

Danaher’s and Newco’s obligation to effect the First Merger is subject to the satisfaction or waiver of the following conditions:

•	certain representations and warranties of NetScout and Merger Sub relating to capitalization, power and enforceability of the Merger Agreement, the vote required and financial advisors must be accurate in in all material respects, as of October 12, 2014 and as of the closing date of the First Merger (or on an earlier specified date);

•	other representations and warranties of NetScout and Merger Sub must be accurate as of October 12, 2014 and as of the closing date of the First Merger (or on an earlier specified date), subject to a qualification for inaccuracies that individually or in the aggregate do not constitute and would not reasonably be expected to have or result in a material adverse effect to NetScout;

•	the performance or compliance in all material respects by NetScout and the Merger Subs of all obligations and covenants required to be performed or complied with at or prior to the effective time of the First Merger;

•	since October 12, 2014, with respect to NetScout and its subsidiaries, no material adverse effect shall have occurred and no event shall have occurred or circumstance exist that would reasonably be expected to have or result in a material adverse effect;

•	the receipt by Danaher of a certificate, dated as of the effective time of the First Merger, of the chief executive officer of NetScout certifying the satisfaction by NetScout of the conditions described in the preceding three bullet points plus the satisfaction of the Joint Conditions to the Merger regarding approval by NetScout stockholders of the issuance of NetScout common stock pursuant to the First Merger;

•	the receipt by Danaher and Newco of the Tax Opinion from Danaher’s tax counsel;

•	the receipt by Danaher of the IRS ruling, which IRS ruling is still in effect; provided, that this condition shall be deemed satisfied or waived on June 30, 2015; and

•	appointment of Danaher’s designee to the NetScout board of directors.

The conditions listed above are referred to herein as the “Additional Conditions to the Merger for Danaher’s Benefit.”

NetScout’s and Merger Sub’s obligation to effect the First Merger is subject to the satisfaction or waiver of the following conditions:

•	certain representations and warranties of Danaher and Newco relating to capitalization, power and enforceability of the Merger Agreement, the vote required and financial advisors must be accurate in in all material respects, as of October 12, 2014 and as of the closing date of the First Merger (or on an earlier specified date);

•	other representations and warranties of Danaher and Newco must be accurate as of October 12, 2014 and as of the closing date of the First Merger (or on an earlier specified date), subject to a qualification for inaccuracies that individually or in the aggregate do not constitute and would not reasonably be expected to have or result in a material adverse effect to the Newco Companies;

•	the performance or compliance in all material respects by Danaher and Newco of all obligations and covenants required to be performed or complied with at or prior to the effective time of the First Merger;

•	since October 12, 2014, with respect to Newco and its subsidiaries, no material adverse effect shall have occurred and not event shall have occurred or circumstance exist that would reasonably be expected to have or result in a material adverse effect;

•	the receipt by NetScout of a certificate, dated as of the effective time of the First Merger, of the chief executive officer of Danaher certifying the satisfaction by Danaher of the conditions described in the preceding three bullet points plus the satisfaction of the Joint Conditions to the Merger regarding the consummation of the Separation and the Distribution in accordance with the Distribution Agreement, and the execution and delivery of the Transaction Documents by all parties; and

•	delivery by Danaher of a statement described in Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations certifying that the interests of Newco are not U.S. real property interests.

The conditions listed above are referred to herein as the “Additional Conditions to the merger for NetScout’s Benefit.”

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the First Merger by the mutual written consent of Danaher and NetScout. Also, subject to specified qualifications and exceptions, either Danaher or NetScout may terminate the Merger Agreement at any time prior to the consummation of the First Merger if:

•	the First Merger has not been consummated by October 12, 2015;

•	any governmental entity has issued a final, nonappealable order, or shall have taken any other action, having the effect of permanently prohibiting the Mergers; or

•	NetScout’s stockholders failed to approve the issuance of shares of NetScout’s common stock in the First Merger at the NetScout special meeting (including any adjournment or postponement of the NetScout special meeting).

In addition, subject to specified qualifications and exceptions, Danaher may terminate the Merger Agreement if:

•	NetScout has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of an Additional Condition to the Merger for Danaher’s Benefit and (2) cannot be cured by October 12, 2015; or

•	(a) the NetScout board of directors shall have failed to recommend that NetScout’s stockholders vote to approve the issuance of shares of NetScout Common Stock pursuant to the First Merger, or shall have withdrawn or modified in a manner adverse to Danaher the Board Recommendation, (b) NetScout shall have failed to include in the NetScout proxy statement the Board Recommendation, (c) NetScout shall have failed to publicly recommend against any publicly announced acquisition proposal, and reaffirm the Board Recommendation in connection therewith, within ten (10) business days of the request of Danaher, (d) the NetScout board of directors shall have approved, endorsed or recommended any acquisition proposal, (e) NetScout shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal; or (f) NetScout shall have breached in any material respect the provisions described above under the heading “—No Solicitation” (in each case, a “Triggering Event”); provided that such termination must occur within the first 20 business days after NetScout has confirmed to Danaher that a Triggering Event has occurred.

In addition, subject to specified qualifications and exceptions, NetScout may terminate the Merger Agreement if:

•	either Danaher or Newco has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of an Additional Condition to the Merger for NetScout’s Benefit and (2) cannot be cured by October 12, 2015; or

•	on or after June 30, 2015, all of the conditions described in “—Conditions to the Merger” above have been satisfied or waived or are capable of being satisfied at the closing of the Mergers) other than (a) the Joint Conditions to the Merger regarding the consummation of the Separation and the Distribution in accordance with the Distribution Agreement, and the execution and delivery of the Transaction Documents by all parties (solely because the Tax Opinion has not yet been received) and (b) receipt of the Tax Opinion by Danaher; provided that NetScout must provide 14 calendar days prior written notice of its intent to terminate the Merger Agreement for this reason, during which period, Danaher may satisfy or waive the receipt of the Tax Opinion as an Additional Condition to the Merger for Danaher’s Benefit.

If the Merger Agreement is terminated, the Merger Agreement will be of no further force or effect, except as described below in the section of this prospectus entitled “—Termination Fee Payable in Certain Circumstances,” and the termination of the Merger Agreement will not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement.

Termination Fee Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $55 million may be payable by NetScout to Danaher. The circumstances under which such termination fee may be payable include:

•	if the Merger Agreement is terminated by Danaher within 20 business days after notification by NetScout of a Triggering Event;

•	if the Merger Agreement is terminated by (x) either Danaher or NetScout because the First Merger has not been consummated by October 12, 2015 or (y) by Danaher because NetScout has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and (A) after October 12, 2014 but before such termination, an acquisition proposal shall have been made to NetScout and (B) within 9 months after such termination NetScout reaches a definitive agreement to consummate or consummates such acquisition proposal; or

•	if the Merger Agreement is terminated by NetScout or Danaher because NetScout’s stockholders failed to approve the issuance of shares of NetScout’s common stock in the First Merger at the NetScout special meeting (including any adjournment or postponement of the NetScout special meeting) and (A) after October 12, 2014 but before such termination, an acquisition proposal shall have been made to NetScout and (B) within 9 months after such termination NetScout reaches a definitive agreement to consummate or consummates such acquisition proposal.

Expenses

The Merger Agreement provides that, except as described immediately above, each party will pay its own fees and expenses in connection with the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement and the other Transaction Documents, except Danaher and NetScout shall share equally all printing costs and all filing fees paid pursuant to the HSR Act and appropriate filings, if required, with foreign regulatory authorities.

In addition, any fees and expenses incurred in connection with seeking third-party consents will be paid as set forth in the Distribution Agreement. NetScout will be responsible for all out-of-pocket costs, third party fees and expenses related to any debt financing it enters into prior to the effective time of the First Merger. All liabilities incurred by Newco and its subsidiaries in connection with the Mergers and the other transactions contemplated by the Transaction Documents are deemed to be liabilities of Danaher.

Specific Performance

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. As a result, the parties have agreed that each of them will be entitled to specific performance and injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Amendments

The Merger Agreement may be amended by the parties at any time before or after the stockholders of NetScout approve the issuance of the shares of NetScout common stock in the First Merger, but after such approval, no amendment which by law or under the rules of NASDAQ requires further stockholder approval may be made to the Merger Agreement without obtaining such further approval. All amendments to the Merger Agreement must be in writing and signed by each party.

THE DISTRIBUTION AGREEMENT

The following is a summary of the material provisions of the Distribution Agreement. This summary is qualified in its entirety by the Distribution Agreement, which is incorporated by reference and included in this prospectus as Exhibit 2.2. The rights and obligations of the parties are governed by the express terms and conditions of the Distribution Agreement and not by this summary or any other information included in this prospectus. You are urged to read the Distribution Agreement carefully and in its entirety. Such information can be found elsewhere in this prospectus. See also “Where You Can Find More Information; Incorporation By Reference.”

The Separation

Transfer of Assets

Subject to the terms and conditions of the Distribution Agreement, Danaher will assign, transfer, convey and deliver to Newco or one or more subsidiaries of Newco, all of Danaher’s and any applicable subsidiary of Danaher’s, right, title and interest in the assets of the Communications Business, which are referred to herein as the “Communications Assets,” including with certain exceptions:

•	leases to certain premises and all rights and interests of Danaher or any subsidiary of Danaher under such leases;

•	the issued and outstanding capital stock of, or other equity interests in, the subsidiaries of Danaher that will be owned (directly or indirectly) by Newco immediately prior to the Separation Time, which are referred to herein as the “Newco Subs;”

•	the office equipment (including personal computers and mobile devices), furnishings and other tangible assets and all the machinery, equipment, tools and vehicles, in each case, as used, or held for use, primarily in the operation of the Communications Business;

•	the permits granted to Danaher or any subsidiary of Danaher that are used, or held for use, primarily in the Communications Business (including any pending applications for such permits);

•	rights to causes of action, lawsuits, judgments, claims, counterclaims and demands of Danaher, its affiliates, Newco or any Newco Sub that relate primarily to the Communications Business, a Communications Asset or a Communications Liability (as defined below);

•	inventories of materials, parts, raw materials, packaging materials, supplies, works-in-process, goods in transit, finished goods and products that are used, or held for use, primarily in the Communications Business;

•	Newco and Newco Subs intellectual property rights, including (x) the right to recover damages for any infringement of such intellectual property and to register, prosecute, maintain or record such intellectual property rights after the Separation Date and (y) all goodwill associated with the Communications Business;

•	rights with respect to third-party warranties that relate to the Communications Assets;

•	the rights and interests that relate to the Communications Business under any contract that is primarily related to the Communications Business, including under any contract that also relates to any other business or business function of Danaher or any subsidiary of Danaher;

•	all business records primarily related to the Communications Assets or Communications Liabilities, including with respect to employees who are to remain or become employees of Newco or the Newco Subs in connection with the Separation and subject to any applicable law or collective bargaining obligations, employment and personnel records of these employees, including performance reviews in respect of the period while employed by Newco or any Newco Sub, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of the closing;

•	the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar contracts that relate to the Communications Business and rights to enforce the assignment provisions of any contract;

•	all accounts receivable or unbilled receivables of the Communications Business, including all accounts receivable of Newco or any Newco Sub;

•	all assets reflected as an “asset” on the audited combined balance sheets of the Communications Business as of December 31, 2013, and any assets acquired by or for Newco or any Newco Sub after the date of such balance sheet which would have been reflected on such balance sheet had such assets been acquired on or before the date of such balance sheet;

•	all the rights of Newco or any Newco Sub under the Distribution Agreement, the Merger Agreement or any Ancillary Agreement; and

•	any and all other assets owned or held immediately prior to the Separation Time by Danaher or any subsidiary of Danaher that are not described in the list above and that are used, or held for use, primarily in the Communications Business and are not Excluded Assets (as defined below).

The Distribution Agreement also identifies specific assets that are not Communications Assets and thus will not be transferred to Newco or any Newco Sub as part of the Separation, referred to as Excluded Assets, including:

•	all cash and cash equivalents of Newco or any Newco Sub and bank or other deposit accounts of Danaher and its affiliates (other than Newco and any Newco Sub);

•	certain intellectual property rights owned by Danaher or any subsidiary of Danaher, other than Newco intellectual property;

•	employment and personnel records of (i) employees who do not become employees of Newco or the Newco Subs and (ii) employees who become employees of Newco or the Newco Subs, but the transfer of which is prohibited by law or any body representing such employees;

•	all rights to insurance policies or practices of Danaher and its affiliates, any refunds paid or payable in connection with the cancellation or discontinuance of any such polices or practices, and any claims made under such policies;

•	all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands against a party other than NetScout or its affiliates that do not relate to the Communications Assets or Communications Business;

•	certain financial and tax records and working papers of Danaher’s auditors;

•	other than rights to enforce certain confidentiality provisions that relate to confidential information of the Communications Business, records relating to the negotiation and consummation of the potential separation of the Communications Business;

•	rights and interests that do not relate to the Communications Business under any contract, including under any contract that is not primarily related to the Communications Business;

•	all permits of Danaher or its affiliates other than those permits used, or held for use, primarily in the Communications Business;

•	all the issued and outstanding capital stock of, or other equity interests in, the subsidiaries of Danaher (other than Newco or any Newco Sub);

•	any and all assets that are expressly contemplated by any Ancillary Agreement as assets to be retained by or conveyed to Danaher or any subsidiary of Danaher (other than Newco or any Newco Sub);

•	assets listed on certain schedules to the Distribution Agreement; and

•	other than any Communications Asset, assets used, held for use in, or related to, businesses of Danaher other than the Communications Business.

Assumption of Liabilities

At the same time as the transfer of the Communications Assets to Newco or one or more Newco Subs (with certain exceptions), Newco or one or more Newco Subs will assume, perform and fulfill when due and, to the extent applicable, comply with certain liabilities of the Communications Business described below and certain other liabilities described in the schedules to the Distribution Agreement. The Communications Business liabilities, which are referred to herein as the “Communications Liabilities” (which Newco will assume), specifically exclude the Excluded Liabilities (as defined below), but include, with certain exceptions:

•	liabilities that are expressly contemplated by the Distribution Agreement, including certain liabilities specified on the schedules to the Distribution Agreement, or any Ancillary Agreement as liabilities to be retained, assumed or retired by Newco or any Newco Sub, and all agreements, obligations and liabilities of any person at Newco or any Newco Sub under the Distribution Agreement, the Merger Agreement or any Ancillary Agreement;

•	liabilities that relate to (i) the conduct and operation of the Communications Business, (ii) the conduct and operation of any other business conducted by Newco or any subsidiary of Newco after the Separation Time, (iii) the ownership, operation or use of any Communications Assets and (iv) any warranty or similar obligation of the Communications Business;

•	with respect to the Communications Business and the Communications Assets, subject to certain exceptions, liabilities that relate to (x) any violation or alleged violation of environmental laws, (y) any loss of life or injury due to asbestos exposure and (z) the off-site disposal, storage, transport, discharge or release of hazardous materials;

•	liabilities under the Newco contracts and the allocated portion of any Newco Shared Contract or any other contract that is assigned to Newco or any Newco Sub;

•	liabilities that relate to leases for the Communications Assets;

•	customer deposits held by Danaher or any subsidiary of Danaher that are related to the provision of service by the Communications Business;

•	accounts payable that relate to the construction or investment in the Communications Assets as of the effective time of the First Merger;

•	tax liabilities that are allocated to Newco or the Newco Subs pursuant to the Tax Matters Agreement (See “Additional Material Agreements—Tax Matters Agreement”); and

•	other than Excluded Liabilities, liabilities of Danaher or any subsidiary of Danaher (including Newco and the Newco Subs) that relate to the ownership or use of the Communications Assets or the operation or the conduct of the Communications Business.

The Distribution Agreement also identifies specific liabilities that will not be assumed by Newco or any Newco Sub as part of the Separation, which are referred to herein as the “Excluded Liabilities,” including the following liabilities:

•	liabilities that relate to (A) any loss of life or injury due to asbestos exposure and (B) the off-site disposal, storage, transport, discharge or release of hazardous materials that relates to (x) the ownership or use of the Excluded Assets or (y) activities of Danaher or any subsidiary of Danaher (other than Newco or any Newco Sub) at or affecting the Communications Assets, other than as included in the Communications Liabilities above;

•	liabilities for indebtedness other than indebtedness solely between or among Newco and any Newco Sub;

•	liabilities, costs or expenses incurred by or on behalf of Newco or any Newco Sub at or prior to the effective time of the First Merger in connection with the Transactions contemplated by the Distribution Agreement, the Merger Agreement or any Ancillary Agreement;

•	tax liabilities that are allocated to Danaher or the Danaher group pursuant to the Tax Matters Agreement (See “Additional Material Agreements—Tax Matters Agreement”);

•	liabilities that relate to certain contingent or deferred obligations and employee benefit payments; and

•	liabilities that are expressly contemplated by the Distribution Agreement or any Ancillary Agreement as liabilities to be retained or assumed by Danaher or any subsidiary of Danaher (other than Newco or any Newco Sub), and all liabilities of Danaher or any subsidiary of Danaher (other than Newco or any Newco Sub) under the Distribution Agreement or any Ancillary Agreement.

Cash Transfers

If any cash or cash equivalents remain in Newco or any Newco Sub immediately following the Separation Time, Newco shall promptly transfer, or cause to be transferred, such amount of cash and cash equivalents (including any interest earned thereon) to Danaher or its designee.

Third Party Consents

As promptly as practicable after the signing of the Distribution Agreement and for a period of eighteen (18) months following the closing of the Mergers, the parties to the Distribution Agreement will cooperate and each use reasonable best efforts to transfer or reissue to Newco or a Newco Sub all the permits used, or held for use, primarily in the Communications Business and to obtain all consents and governmental approvals required to consummate the transfer of the Communications Assets and Communications Liabilities. No party is required to make any material payments, incur a material liability or grant any material accommodation to any third party to obtain such consents or approvals, although Danaher and NetScout have each agreed to bear half the costs associated with obtaining such consents.

Deferred Assets; Subsequent Transfers

If the transfer of any Communications Assets or Excluded Assets requires any consents or approvals which have not been obtained at the Separation Time, the transfer of such asset will automatically be deferred (but will still be considered a Communications Asset or Excluded Asset, as applicable). The party retaining the deferred asset will hold the asset in trust for the benefit of the party entitled to the asset until the asset is transferred. During such time, the parties will use reasonable best efforts to make arrangements to place the party entitled to such asset in the same position as if the asset had been transferred as originally contemplated. As soon as the legal impediment to the transfer of the asset in question is removed, or the necessary consents and/or governmental approvals are obtained, the transfer will be effected pursuant to the terms of the Distribution Agreement and/or applicable Ancillary Agreement. The obligations related to the transfer of deferred assets will survive for the duration of the term of the contract, if any, giving rise to the consent requirement.

Shared Contracts

Danaher will use reasonable best efforts to separate and cause the applicable member of the Newco group to enter into new agreements with the applicable counterparties to the Danaher Shared Contracts prior to the Separation Time. Upon such separation of a Danaher Shared Contract, the separated contract that is related to the Communications Business will be a Newco contract and the other separated contract will be an Excluded Asset. To the extent that Danaher is unable or the applicable counterparties are unwilling to enter into agreements with respect to any Danaher Shared Contract, Danaher (or the applicable subsidiary of Danaher) will partially assign the Communications Business functions to Newco in the manner agreed to by the parties. In the event that such partial assignment is not permitted by the terms of the applicable Danaher Shared Contract or consented to by the applicable counterparty, Danaher will use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Newco group will have the benefits of such Danaher Shared Contract as though it had been partially assigned. Danaher (or the applicable subsidiary of Danaher) is not required to make any supplemental payments to any third party when providing such an alternative arrangement. Newco will cooperate with Danaher when entering into any new agreement or partial assignment. The obligations related to Danaher’s use of reasonable best efforts to separate and assign Danaher Shared Contracts will terminate on the eighteen (18) month anniversary of the closing of the Mergers, and the obligations related to Danaher’s use of reasonable best efforts to provide for alternative arrangements will survive for the duration of the term of the applicable contract.

Newco will use reasonable best efforts to separate and cause the applicable member of the Danaher group to enter into new agreements with the applicable counterparties to the Newco Shared Contracts prior to the Separation Time. Upon such separation of a Newco Shared Contract, the separated contract that is related to the Communications Business will be a Newco contract and the other separated contract will be an Excluded Asset. To the extent that Newco is unable or the applicable counterparties are unwilling to enter into agreements with respect to any Newco Shared Contract, Newco (or the applicable subsidiary of Newco) will partially assign the non-Communications Business functions to Danaher in the manner agreed to by the parties. In the event that such partial assignment is not permitted by the terms of the applicable Newco Shared Contract or consented to by the applicable counterparty, Newco will use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Danaher group will have the benefits of such Newco Shared Contract as though it had been partially assigned. Newco (or the applicable subsidiary of Newco) is not required to make any supplemental payments to any third party when providing such an alternative arrangement. Danaher will cooperate with Newco when entering into any new agreement or partial assignment. The obligations related to Newco’s use of reasonable best efforts to separate and assign Newco Shared Contracts will terminate on the eighteen (18) month anniversary of the closing of the Mergers, and the obligations related to Newco’s use of reasonable best efforts to provide for alternative arrangements will survive for the duration of the term of the applicable contract.

Novations of Newco Contracts

Upon Danaher’s request, the parties will use reasonable best efforts to obtain the novation of any Newco contract specified by Danaher. Danaher (or the applicable subsidiary of Danaher) is not required to make any payments to any third party when obtaining such novations. The obligations related to the novation of Newco contracts will terminate on the eighteen (18) month anniversary of the closing of the Mergers.

Termination of Intercompany Agreements

Effective as of the Distribution Date, Danaher and Newco will terminate all contracts (including any guarantee obligations) between Danaher and any subsidiary of Danaher (excluding Newco and any Newco Sub), on the one hand, and Newco and any subsidiary of Newco, on the other hand, except (i) the Merger Agreement, the Distribution Agreement, and the Ancillary Agreements, (ii) any contracts or intercompany accounts solely between members of the Newco group, (iii) any contract to which any person other than the parties to the Distribution Agreement (or their affiliates) are a party, (iv) any contracts between a subsidiary of Danaher that is in the business of selling or buying products or services to or from third parties and a member of the Newco group (and that is primarily related to the provision of such products or services and was or is entered into in the ordinary course of business) and (v) any contract that the Distribution Agreement, the Merger Agreement, or the Ancillary Agreements expressly contemplate will survive the Distribution Date. All loans between Danaher or any subsidiary of Danaher, on the one hand, and Newco or any subsidiary of Newco, on the other hand, likewise will be terminated before the Distribution Date.

Guarantees

Following the closing, if the parties were unable to novate, assign or replace any Danaher guarantees prior to the closing, Newco will (i) continue to use its reasonable best efforts to novate, assign or replace such Danaher guarantees with NetScout as guarantor and (ii) indemnify, defend and hold harmless Danaher and its affiliates against, and reimburse Danaher and its affiliates for, any losses Danaher and its affiliates incurred because any such Danaher guarantee is called upon and Danaher or its affiliate is required to make any material payment under any such Danaher guarantee. The obligations related to Newco’s use of reasonable best efforts do not require Newco to take any action that would be reasonably expected to expose it or any subsidiary of Newco to any material incremental expenses or losses of benefits.

Resignations

At or prior to the Distribution Date, Danaher will use its reasonable best efforts to cause each employee and director of Danaher or any subsidiary of Danaher who will not be employed by Newco or a Newco Sub to resign, effective no later than the Distribution Date, from all boards of directors or similar governing bodies of Newco or any Newco Sub, and from all positions as officers of Newco or any Newco Sub.

Conditions to the Separation

The obligations of Danaher to effect the Separation pursuant to the Distribution Agreement are subject to fulfillment (on or before the effective time of the First Merger) or waiver (which waiver will require the written consent of NetScout unless the Merger Agreement has been terminated), at or prior to the Separation Date, of each condition to each party’s respective obligations to effect the Mergers as described in the Merger Agreement.

The Distribution

The Distribution Agreement provides that Danaher may elect, in its sole discretion, to effect the Distribution in the form of either (i) a dividend of Newco common units to Danaher stockholders on a pro rata basis, referred to as a spin-off, (ii) an offer by Danaher to exchange Newco common units for currently outstanding shares of Danaher’s common stock, referred to as a split-off exchange offer or (iii) a combination of a spin-off and a split-off exchange offer. Danaher must advise NetScout of the form of the Distribution at least thirty (30) business days before the anticipated date of the closing of the Mergers.

Conditions to the Distribution

The obligations of Danaher to effect the Distribution pursuant to the Distribution Agreement are subject to fulfillment (on or before the effective time of the First Merger) or waiver (which waiver will require the written consent of NetScout unless the Merger Agreement has been terminated) of each of the following conditions:

•	the Communications Business, Communications Assets and Communications Liabilities have been transferred to Newco and the Excluded Assets and Excluded Liabilities have been transferred to or remain with a member of the Danaher group (other than Newco or a Newco Sub);

•	with respect to any spin-off, Danaher has established the record date, for purposes of the Distribution, and has provided a notice to FINRA no later than ten (10) days prior to the record date;

•	Danaher and Newco have prepared and mailed to the holders of record of Danaher common stock information concerning Newco, its business, operations and management, the Distribution and such other matters as Danaher will determine in its sole and absolute discretion (after consultation with NetScout) and as otherwise required by applicable law;

•	each material governmental approval required in connection with the Internal Restructuring or any transaction contemplated by the Plan of Reorganization has been obtained and is in full force and effect; and

•	each of the conditions to Danaher’s obligations to effect the Mergers has been satisfied or waived, other than those conditions that by their nature are to be satisfied at the Distribution Date.

NetScout Guarantee

Following the effective time of the First Merger, NetScout guarantees the obligations of Newco and the Newco Subs to Danaher under the Distribution Agreement and the Ancillary Agreements.

Additional Covenants

Each of Danaher and Newco have undertaken specified covenants in the Distribution Agreement restricting the conduct of their respective businesses and committing them to take specified actions. You are urged to read carefully the sections of the Distribution Agreement entitled “Access to Information” and “Additional Agreements.” The more significant of these covenants discuss:

•	confidentiality and access by each party to confidential information (including making witnesses available) in the possession or control of the other party;

•	treatment by each party of privileged information; and

•	the removal of tangible Communications Assets located at any facilities of Danaher or any subsidiaries of Danaher (other than Newco or any subsidiary of Newco).

Insurance

Prior to the effective time of the First Merger, Newco, the Communications Assets and the Communications Business will continue to be covered under insurance policies of Danaher or the subsidiaries of Danaher. Following the effective time of the First Merger, Newco, the Communications Assets and the Communications Business will no longer be covered under the insurance policies of Danaher or the subsidiaries of Danaher. Newco or any subsidiary of Newco will have the right to access occurrence-based coverage (to the extent such coverage exists) for claims asserted after the effective time of the First Merger but arising out of an occurrence prior to the effective time of the First Merger.

Following the Distribution Date, members of the Newco group will have no rights or claims with respect to any captive insurance company of Danaher or any of its affiliates or any fronted insurance program maintained by Danaher or any of its affiliates that is not a “risk transfer” insurance program.

Danaher will maintain directors’ and officers’ liability and fiduciary liability insurance coverage for no less than six years following the effective time of the First Merger.

Mutual Releases; Indemnification

Release of Pre-Distribution Date Claims

Subject to specified exceptions, Newco, on the one hand, and Danaher, on the other hand, agreed to release the other party and its respective subsidiaries, stockholders, directors, partners, managers, managing members, officers, agents or employees from any and all liabilities, whether arising under any contract or by operation of law or otherwise, including in connection with the Transactions and all other activities to implement the Separation:

•	existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the effective time of the Mergers; or

•	arising from any conditions existing or alleged to have existed on or before the effective time of the Mergers.

The mutual release is subject to specified exceptions set forth in the Distribution Agreement, including with respect to any indemnification to which a director, officer, manager, employee or agent of Danaher, Newco or any of their subsidiaries is entitled, if such individual was entitled to a right of indemnification under the organizational documents of Newco or any subsidiary of Newco or pursuant to a contract.

Indemnification

Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, Newco and each member of the Newco group, on a joint and several basis, agreed to indemnify Danaher from and against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses that relate to any of the following, whether arising before or after the effective time of the First Merger:

•	the Communications Liabilities assumed by Newco;

•	any breach by Newco or any Newco Sub of any obligations under the Distribution Agreement or the Ancillary Agreements after the effective time of the Mergers; and

•	any breach by NetScout or any of its affiliates of any covenant of NetScout under the Merger Agreement, which by its terms is to be performed after the effective time of the Mergers.

Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, Danaher has agreed to indemnify Newco from and against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses that relate to any of the following, whether arising before or after the effective time of the Mergers:

•	the Excluded Liabilities;

•	any breach by Danaher or any subsidiary of Danaher (other than Newco or any subsidiary of Newco) of any obligations under the Distribution Agreement or the Ancillary Agreements on or after the Separation Time;

•	any breach by Danaher or any of its affiliates of any covenant of Danaher under the Merger Agreement, which by its terms is to be performed after the effective time of the Mergers; and

•	any breach of the representations and warranties set forth in certain sections of the Merger Agreement with respect to title to, and sufficiency of, the Communications Assets.

Survival

The ability to make a claim for indemnification related to the breach of any representation and warranty made by Danaher will terminate after the end of the applicable survival period under the terms of the Merger Agreement as described in “The Merger Agreement—Survival of Representations, Warranties and Agreements.” In the event that notice of any claim for indemnification related to the breach of any representation and warranty made by Danaher is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim will survive until such time as such claim is finally resolved.

Baskets and Caps

Danaher’s obligation to indemnify the Newco indemnitees for losses related to a breach of specified representations and warranties made by Danaher in the Merger Agreement with respect to title to, and sufficiency of, the Communications Assets is subject to certain limitations. With respect to such losses, no indemnification will be made by Danaher with respect to any claim until the aggregate amount of all such losses exceeds $5,000,000, at which point the Newco Indemnitees are entitled to indemnification only for such losses in excess of $5,000,000. Only individual claims or series of related claims involving such losses in excess of $100,000 will be included in the calculation to determine whether the $5,000,000 deductible amount has been met. In no event will the obligation of Danaher to indemnify Newco indemnitees for losses related to breaches of specified representations and warranties made by Danaher in the Merger Agreement with respect to title to, and sufficiency of, the Communications Assets exceed $250,000,000 in the aggregate.

Indemnification Obligations Net of Proceeds from Third Parties

Any liability that is subject to indemnification or contribution pursuant to the Distribution Agreement will be net of any proceeds received by the indemnitee from any third party for indemnification for such liability (referred to as third-party proceeds). An indemnitee must use commercially reasonable efforts to seek to collect or recover any third-party proceeds in connection with any liability for which the indemnitee seeks indemnification or contribution.

Amendment and Waiver

The Distribution Agreement may be amended and any provision may be waived only by writing signed by both parties, in the case of an amendment, or the party waiving the provision, in the case of a waiver. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver shall be subject to the written consent of NetScout.

Termination

Prior to the closing of the Mergers, the Distribution Agreement will terminate without any further action upon termination of the Merger Agreement. In the event of such termination, no party will have any further liability to the other party, except as provided in the Merger Agreement.

OTHER AGREEMENTS

The following is a summary of the material provisions of the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement, the Lease Agreement and the Voting Agreement. This summary is qualified in its entirety by reference to the complete text of the Employee Matters Agreement, Tax Matters Agreement, Voting Agreement, Transition Services Agreement, Trademark License Agreement, DBS License Agreement, IP License Agreement and Lease Agreement, which are incorporated by reference to Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8 respectively, of the registration statement on Form S-4/S-1 filed by Newco of which this prospectus forms a part. The rights and obligations of the parties are governed by the express terms and conditions of these agreements and not by this summary or any other information included in this prospectus. You are urged to read the agreements carefully and in their entirety.

Employee Matters Agreement

In connection with the proposed Transactions, Danaher, NetScout and Newco have negotiated an employee matters agreement, that, among other things, allocates between the parties the pre-and post-closing liabilities in respect of the employees and independent contractors of the Communications Business transferring to Newco (including liabilities in respect of Danaher’s employee benefit plans) and establishes certain required treatment of the transferring employees by NetScout after the closing.

Identification of Newco Employees and Newco Independent Contractors

Transferring employees and independent contractors of the Communications Business, respectively referred to as “Newco Employees” and “Newco Independent Contractors,” will generally consist of:

•	each employee or independent contractor of Danaher’s Tektronix Communications and Arbor Networks businesses;

•	each employee or independent contractor of Danaher’s Fluke Network’s business who transfers by operation of law, or is determined to be either:

•	primarily dedicated to the Communications Business in the ordinary course; or

•	required for the ongoing operation of the Communications Business.

Danaher employees meeting the criteria above who are not actively at work at the time of the closing of the Mergers as a result of a disability or an approved leave of absence will become Newco Employees only if and when they return to active employment within six months after the closing of the Mergers (or such longer period as may be required by law).

The parties will establish an integration team to identify which employees and independent contractors of Danaher’s Fluke Networks Enterprise business should be treated as Newco Employees and Newco Independent Contractors, with the goal of providing Newco with sufficient operational and management employees to operate and manage the Communications Business. If the integration team is unable to agree prior to the closing of the Mergers whether an employee or independent contractor of Danaher’s Fluke Networks Enterprise business should be a Newco Employee or Newco Independent Contractor, the Senior Vice President—Human Resources of Danaher will make the final determination.

General Allocation of Liabilities

Newco will generally assume all liabilities in respect of Newco Employees and Newco Independent Contractors, whether arising before or after the closing of the Mergers, as well as all liabilities arising before the closing of the Mergers in respect of individuals who are not Newco Employees or Newco Independent Contractors but where the liability arose while the individual was employed by or providing substantial services to the Communications Business. Danaher will retain all other liabilities, including all liabilities in respect individuals who are not Newco Employees or Newco Independent Contractors (except as described in the preceding sentence) and all liabilities arising from the transfer of Newco Employees and Newco Independent Contractors in connection with the proposed Transactions (other than transfer-related liabilities that arise out of Newco’s or NetScout’s failure to comply with any of their respective obligations under the terms of the Employee Matters Agreement).

Newco will continue to maintain or assume all obligations under Danaher’s collective bargaining agreements to the extent they apply to Newco Employees and as required by law. If the terms of a collective bargaining agreement require that any assets or liabilities be retained by Danaher or transferred to Newco in a manner other than as set forth in the Employee Matters Agreement, the terms of the applicable collective bargaining agreement will govern.

Post-Closing Compensation and Benefits

For 12 months after the closing of the Mergers, NetScout will generally provide each Newco Employee with a base salary or hourly wage that is at least equal to the base salary or hourly wage provided to the employee immediately before the closing of the Mergers and a target annual cash bonus opportunity that is no less favorable than the target annual cash bonus opportunity in effect for the employee immediately before the closing of the Mergers.

NetScout will also generally provide severance benefits to any Newco Employee not covered by a collective bargaining agreement who is terminated within 12 month after the closing of the Mergers that are no less favorable than the severance benefits the Newco Employee would have received upon a termination of his or her employment immediately before the closing of the Mergers.

In addition, from a period beginning within a reasonable period of time following the closing of the Mergers through the end of the calendar year in which the closing occurs, NetScout will use its reasonable best efforts to provide each Newco Employee with health, welfare and retirement benefits that are no less favorable than the health, welfare and retirement benefits provided by NetScout to its similarly situated employees in the applicable jurisdiction.

Service Crediting

Subject to certain exceptions, Newco Employees generally will be credited by NetScout for all of their pre-closing service with Danaher for purposes of eligibility, vesting and determination of level of benefits under any NetScout benefit arrangement in which Newco Employees participate after the closing of the Mergers.

Treatment of Defined Benefit Pension Plans

Newco Employees will generally cease participating in and accruing benefits under Danaher’s defined benefit pension plans as of the closing of the Mergers. NetScout will not be required to establish or maintain a U.S. defined benefit pension plan following the closing of the Mergers for any Newco Employee, and Danaher will retain all assets and liabilities for Newco Employees relating to Danaher’s U.S. defined benefit pension plan. If required by law in the applicable non-U.S. jurisdiction, NetScout will use its reasonable efforts to establish or maintain a non-U.S. defined benefit pension plan for Newco Employees who participated in a Danaher non-U.S. defined benefit pension plan immediately before the closing of the Mergers with terms substantially similar to the terms of the applicable Danaher non-U.S. defined benefit pension plan as in effect immediately before the closing of the Mergers, and Danaher will transfer assets and liabilities related to Newco Employees under the applicable Danaher non-U.S. defined benefit pension plan to the applicable NetScout non-U.S. defined benefit pension plan. If the non-U.S. pension liabilities transferred by Danaher exceed the assets transferred by Danaher, Danaher is obligated to transfer an amount of cash to NetScout equal to the difference between the non-U.S. pension liabilities transferred and the assets transferred.

Treatment of Defined Contribution Retirement Plans

Newco Employees will cease participating in the Danaher 401(k) plan in which the employees participate as of the closing of the Mergers, and each Newco Employee will become fully vested in his or her account balance under the plan as of the closing of the Mergers. Each Newco Employee will be permitted to make rollover contributions from the Danaher 401(k) plan in which the employee participates to NetScout’s 401(k) plan.

Newco Employees will generally cease participating in and accruing benefits under Danaher’s non-U.S. defined contribution retirement plans as of the closing of the Mergers. If required by law in the applicable non-U.S. jurisdiction, NetScout will establish or maintain a non-U.S. defined contribution retirement plan for Newco Employees who participated in a Danaher non-U.S. defined contribution retirement plan immediately before the closing of the Mergers with terms no less favorable than the terms of the applicable Danaher non-U.S. defined contribution retirement plan as in effect immediately before the closing of the Mergers, and Danaher will transfer assets and liabilities related to Newco Employees under the applicable Danaher non-U.S. defined contribution retirement plan to the applicable NetScout non-U.S. defined contribution retirement plan.

Treatment of Welfare Benefit Plans

Newco Employees will generally cease participating in and accruing any benefits under Danaher’s welfare benefit plans as of the closing of the Mergers. NetScout will use its reasonable best efforts to establish or maintain health and welfare benefits plans providing medical, dental, vision, disability and life insurance coverage for Newco Employees with terms and conditions that are fully equivalent to the health and welfare benefits provided by NetScout to its similarly situated employees as of the closing of the Mergers. Danaher generally will retain liabilities for welfare and fringe benefit claims incurred before the closing of the Mergers, and NetScout generally will assume liabilities for welfare and fringe benefit claims incurred on and after the closing of the Mergers.

NetScout will credit each Newco Employee with the amount of accrued but unused vacation time and other paid time off benefits attributable to pre-closing service at Danaher. However, NetScout may require that any carry-over amounts in excess of what could have been carried over under the applicable NetScout paid time off plan be used by December 31 of the year following the year in which the closing of the Mergers occurs.

Treatment of Nonqualified Deferred Compensation Plan

Newco Employees will cease active participation in Danaher’s nonqualified deferred compensation plan as of the closing of the Mergers. NetScout will have no obligation to establish a nonqualified deferred compensation plan for Newco Employees, and Danaher will retain all assets and liabilities with respect to Danaher’s nonqualified deferred compensation plan, including any liabilities with respect to Newco Employees.

Treatment of Danaher Equity Incentive Awards

Each option to purchase shares of Danaher common stock that is held by a Newco Employee and is vested and exercisable immediately before the closing of the Mergers or is scheduled to vest on or before August 4, 2015 will generally remain outstanding for 90 days following the later of the closing date of the Mergers or the date the option becomes vested and exercisable. Each restricted stock unit relating to shares of Danaher common stock that is held by a Newco Employee and is unvested immediately before the closing of the Mergers, but is scheduled to vest on or before August 4, 2015, will continue to vest and be settled in accordance with its terms. Each of these Danaher stock options and Danaher restricted stock units may be equitably adjusted by Danaher if determined by the Danaher board of directors to be necessary to reflect the impact of the proposed Transactions on the value of shares of Danaher common stock. Danaher does not believe that any adjustments will be made in the event that the exchange offer is fully subscribed.

All stock options and restricted stock units relating to shares of Danaher common stock that are held by a Newco Employee and that are not vested immediately before the closing of the Mergers or scheduled to vest on or before August 4, 2015, will generally be cancelled by Danaher immediately before the closing of the Mergers and replaced by NetScout with a cash retention award and restricted stock units relating to shares of NetScout common stock in respect of the value (determined in accordance with the methods described below) of the cancelled Danaher stock options and Danaher restricted stock units held by the employee before the closing of the Mergers. The value of each cancelled Danaher stock option, referred to herein as the Cancelled Danaher Option Value, will be equal to the spread value of the cancelled Danaher stock option, or, if greater, the value obtained by dividing the total number of shares of Danaher common stock subject to the cancelled Danaher stock option by 2.5 and multiplying the resulting number of shares by the per share closing price of Danaher common stock trading on the “regular way” basis on the New York Stock Exchange on the day immediately prior to the closing date of the Mergers. The value of each cancelled Danaher restricted stock unit, referred to herein as the Cancelled Danaher Restricted Stock Unit Value, is equal to the total number of shares of Danaher common stock subject to the Danaher restricted stock unit multiplied by the per share closing price of Danaher common stock trading on the “regular way” basis on the New York Stock Exchange on the day immediately prior to the closing date of the Mergers. Together, the Cancelled Danaher Option Value and the Cancelled Danaher Restricted Stock Unit Value are referred to herein as the Newco Employee’s Cancelled Danaher Equity Award Value.

The cash retention award each Newco Employee will receive in respect of the value of the employee’s cancelled Danaher equity awards will be equal to one half of the employee’s Cancelled Danaher Equity Award Value and will become payable on the later of the first anniversary of the closing date of the Mergers or August 4, 2016, subject to the employee’s continued employment with NetScout through the applicable vesting date. Danaher will reimburse NetScout for the amount of the cash retention payments (net of any applicable employment taxes and deductions).

The number of restricted stock units relating to shares of NetScout common stock each Newco Employee will receive in respect of the value of the employee’s cancelled Danaher equity awards will be equal to the number obtained by dividing one half of the employee’s Cancelled Danaher Equity Award Value by the per share closing price of NetScout common stock trading on the “regular way” basis on NASDAQ on the closing date of the Mergers, provided that the maximum aggregate value of all restricted stock units relating to shares of NetScout common stock that will be granted to Newco Employees in respect of their cancelled Danaher equity awards will not exceed $15 million. If the value of the restricted stock units to be granted to Newco Employees in respect of their cancelled Danaher equity awards would otherwise exceed $15 million, the applicable reduction in the number of restricted stock units to be so granted will be applied to each applicable Newco Employee on a pro rata basis. These restricted stock units relating to shares of NetScout common stock will be subject to the terms and conditions of the applicable NetScout stock plan and the applicable award agreement provided by NetScout.

However, in the event the abovementioned treatment of the cancelled Danaher equity awards results in adverse tax consequences or compliance issues to the parties or any Newco employees, different treatment may apply as agreed between Danaher and NetScout.

Treatment of Annual Bonus Programs

Danaher will pay or reimburse NetScout for the bonus amounts that Newco Employees could have received for the fiscal year in which the closing of the Mergers occurs based on projected actual performance for the full year as determined by Danaher in good faith as of the closing date of the Mergers, but pro-rated for the portion of the year ending on the closing date of the Mergers. Danaher will also pay or reimburse NetScout for any accrued but unpaid bonus amounts that NetScout pays to Newco Employees in respect of the fiscal year ending immediately prior to the closing of the Mergers.

Danaher Retention Plan

Danaher may, in its sole discretion, adopt a cash retention plan for the benefit of certain Newco Employees based on the achievement of specified continued employment requirements or other vesting conditions identified by Danaher.

Employee Stock Purchase Plan

Each Newco Employee located in the United States will be eligible to participate in NetScout’s employee stock purchase plan on the same basis as similarly situated employees of NetScout as of the first offering date under such plan following the closing date of the Mergers.

Miscellaneous

The indemnification and dispute resolution procedures in the Employee Matters Agreement are generally consistent with those under the Distribution Agreement. As noted above, however, there are special dispute resolution procedures for the identification of Newco Employees and Newco Independent Contractors.

The Employee Matters Agreement is governed by Delaware law.

Tax Matters Agreement

Allocation of taxes. Newco intends to enter into the Tax Matters Agreement with Danaher and NetScout immediately prior to the Distribution that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement:

•	Danaher will be responsible for (i) any U.S. federal income taxes imposed on Danaher’s U.S. federal consolidated group for any period, (ii) any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed on Newco and/or any of its subsidiaries for any periods or portions thereof ending on or prior to the effective date of the exchange offer, and (iii) any transfer taxes arising from the separation or the distribution.

•	Newco (and, following the effective time of the First Merger, NetScout) will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed on Newco and/or any of its subsidiaries for any periods or portions thereof beginning after the effective date of the exchange offer.

Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

Danaher will generally be responsible for preparing and filing any tax return that includes Danaher or any of its subsidiaries (as determined immediately after the Distribution), including those that also include Newco and/or any of its subsidiaries. Newco will generally be responsible for preparing and filing any tax returns that include only Newco and/or any of its subsidiaries.

The party responsible for preparing and filing a given tax return will generally have primary authority to control tax contests related to any such tax return. Newco will generally have exclusive authority to control tax contests with respect to tax returns that include only Newco and/or any of its subsidiaries.

Preservation of the tax-free status of certain aspects of the Separation. Newco and Danaher intend for the Distribution and certain related transactions to qualify as a reorganization pursuant to which no gain or loss is recognized by Danaher or its stockholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Code. In addition, Newco and Danaher intend for certain other aspects of the Separation to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law.

Danaher is seeking a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes. The request for the IRS Ruling was filed on November 17, 2014. In addition, Danaher expects to receive opinions from its outside tax advisors regarding the tax-free status of the Distribution and certain other aspects of the Separation. In connection with the ruling and the opinions, Newco and Danaher have made and will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.

Newco will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the Distribution and certain other aspects of the Separation. Newco may take certain actions prohibited by these covenants only if Danaher receives a private letter ruling from the IRS or Newco obtains and provides to Danaher an opinion from a U.S. tax counsel or accountant of recognized national standing to the effect that such action would not jeopardize the tax-free status of these transactions. Newco will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects the tax-free status of these transactions, for all relevant time periods. In addition, during the time period ending two years after the effective date of the exchange offer these covenants will include specific restrictions on Newco, including the following:

•	certain restrictions on issuing or selling stock or other securities (including securities convertible into Newco stock but excluding certain compensatory arrangements);

•	redeeming or repurchasing its stock or stock rights, except to the extent consistent with guidance issued by the IRS;

•	certain restrictions on selling assets outside the ordinary course of business;

•	discontinuing the active conduct of the Communications Business; and

•	entering into any other corporate transaction (apart from the Mergers) which, when combined with the Mergers, would cause Newco to undergo a 50% or greater change in its stock ownership.

As of the effective time of the First Merger, NetScout will be subject to the same obligations and restrictions imposed on Newco under the Tax Matters Agreement, including, without limitation, the tax-related covenants discussed above, and for the avoidance of doubt any restrictions applicable to Newco shall also apply to NetScout mutatis mutandis.

Newco and NetScout will generally agree to indemnify Danaher and its affiliates against any and all tax-related liabilities incurred by them relating to the Distribution and certain other aspects of the Separation to the extent caused by an acquisition of Newco’s stock or assets or by any other action undertaken by Newco or NetScout. This indemnification provision will apply even if Danaher has permitted Newco or NetScout to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Transition Services Agreement

In connection with the Transactions, Danaher and Newco will enter into a transition services agreement, referred to herein as the Transition Services Agreement, effective as of the closing of the First Merger. In order to facilitate the transition of the Communications Business to Newco (which, after the First Merger, will be a wholly-owned subsidiary of NetScout), under the transition services agreement Danaher and its affiliates will provide Newco, with specified support services and other assistance for a limited time following the closing of the Mergers.

The Transition Services Agreement also addresses certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of and access to each other’s records, confidentiality and proprietary rights.

The initial term of the Transition Services Agreement is currently contemplated to be for a period commencing at the Effective Time and ending at 11:59 p.m. Eastern Time on March 31, 2016, unless earlier terminated as provided in the Transition Services Agreement, although the individual terms of certain services may expire prior to the end of the term of the Transition Services Agreement itself. Newco will not have the option of extending the services provided under the Transition Services Agreement.

Newco will generally be able to terminate any services provided by giving 30 days written notice to Danaher. Once Newco has terminated any of the services, Newco shall not be permitted to request such services be resumed pursuant to the Transition Services Agreement.

Each party to the Transition Services Agreement generally agrees to indemnify the other party and other party’s related parties from claims related to the indemnifying party’s breach of its obligations under the Transition Services Agreement.

Trademark License Agreement

As of the Separation Date, pursuant to the Trademark License Agreement, Danaher will grant Newco a non-exclusive transitional license to use certain retained trademarks for applicable products bearing such marks as of the closing of the Separation and the Mergers and being transferred pursuant to the Distribution Agreement and Merger Agreement (including any modifications or updates thereto in the ordinary course of business), together with applicable materials related thereto. Each such license extends for 12 months following the closing of the Separation and the Mergers (or an additional 1-year extension period if requested by Newco and agreed by Danaher). The Trademark License Agreement will provide for applicable requirements regarding use and sublicensing of the licensed marks and will require the licensee to replace such marks with a new source indicator that is not similar thereto prior to the applicable termination date.

IP License Agreement

As of the Separation Date, pursuant to the Intellectual Property Cross-License Agreement (“IP License Agreement”), Danaher will grant Newco a perpetual and irrevocable, non-exclusive license to certain retained patents, copyrights and trade secrets owned by Danaher and used by Newco as of the closing of the Separation and the Mergers, or embodied by the technology delivered to Newco as of the closing, and Newco will grant Danaher a perpetual and irrevocable, non-exclusive license to certain patents, copyrights and trade secrets owned by Newco and used by Danaher as of the closing of the Separation and the Mergers. The IP License Agreement will provide for applicable requirements and restrictions regarding use and sublicensing of the licensed intellectual property.

DBS License Agreement

As of the Separation Date, pursuant to the DBS License Agreement, Danaher will grant a non-exclusive six-month license to Newco to use the Danaher Business System solely for internal business purposes relating solely to the Communications Business. Newco may sublicense such license solely to direct and indirect, wholly-owned subsidiaries (but only as long as such entities remain direct and indirect, wholly-owned subsidiaries).

Lease Agreement

In connection with the Distribution Agreement, Danaher or one of its subsidiaries (“Landlord”) and Newco or one of its subsidiaries (“Tenant”) will enter into the Commercial Lease Agreement (the “Lease”), to be executed at closing. Pursuant to the Lease, Landlord will lease to Tenant the land and improvements located at 3033 W President George Bush Highway, in Collin County, Plano, Texas (the “Premises”).

The Lease is a triple net lease, such that Tenant is responsible for all taxes, insurance, utilities and costs and expenses relating to the repair, maintenance and operation of the Premises during the term of the Lease. The term of the Lease is approximately three years, subject to Tenant’s right to renew the term for one additional term of three years. In addition to paying all costs and expenses relating to the Premises as described above, Tenant is obligated to pay base rent during the first two lease years of $984,000 per annum and during the third lease year, of $3,000,000 per annum. The base rent during the renewal term lease years is based upon the increase in CPI over the prior period.

Tenant is permitted to use the Premises for general, executive and administrative office use and uses reasonably ancillary thereto. The Lease includes customary default provisions and remedies for Landlord in the case of such a default.

Tenant has the right to make alterations to the Premises, subject to Landlord’s consent (provided, however, no consent shall be required for non-structural cosmetic alterations if the price does not exceed agreed upon thresholds), not to be unreasonably withheld, conditioned or delayed, compliance with applicable legal requirements and providing security for the performance of the alteration if the cost thereof exceeds agreed upon thresholds.

Except for customary rights to terminate in the event of a casualty that is not repaired within agreed upon time periods or taking by eminent domain, Tenant does not have the right to an early termination of the Lease.

Landlord and Tenant generally have agreed to indemnify each other and each other’s related parties from claims related to the Premises and the use and occupancy thereof.

Subject to the terms of the Lease, Tenant has the right to purchase the Premises at or near the end of the term of the Lease (but not sooner than six months prior to the expiration of the term). Any such purchase is subject to customary escrow conditions but is not contingent upon Tenant obtaining financing or any other matter.

Voting Agreement

In connection with the Transactions, on October 12, 2014, Danaher and Anil Singhal (the “stockholder”) entered into a voting agreement. Pursuant to the Voting Agreement, the stockholder has agreed, subject to the termination of the Voting Agreement, at any meeting of the stockholders of NetScout, however called, or at any adjournment or postponement thereof, or on any written consent of the stockholders of NetScout, to vote or consent (or cause to be voted or consented) all of his 2,248,226 shares (“subject shares”) of NetScout common stock, representing approximately 5.5% of the total outstanding shares of NetScout common stock based on 41,181,526 shares of common stock reported outstanding as of October 10, 2014 (as represented by NetScout in the Merger Agreement): (a) in favor of the approval of the issuance of shares of NetScout common stock pursuant to the First Merger and any related proposals in furtherance thereof; and (b) against the following actions (other than the Mergers and the transactions contemplated by the Merger Agreement): (i) any acquisition proposal; (ii) any merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions of NetScout or any of its subsidiaries; (iii) any amendment of NetScout’s certificate of incorporation; or (iv) any other action, proposal, transaction or agreement involving NetScout that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Mergers. In addition, the stockholder granted certain officers of Danaher a limited proxy to vote the subject shares in accordance with the foregoing voting commitment.

The stockholder has also agreed, among other things, subject to certain exceptions (including transfers to any person that agrees in writing to be bound by the terms of the Voting Agreement): not to (i) directly or indirectly, sell, transfer (except as may be specifically required by court order), pledge, encumber, hypothecate, assign or otherwise dispose of, by tendering into any tender or exchange offer, by operation of law or otherwise, either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation assignment or similar disposition of, the subject shares; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the subject shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Mergers, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or the Voting Agreement; or (iii) deposit any of the subject shares into a voting trust or enter into a voting agreement with respect to any of the subject shares.

The voting agreement also provides that nothing in the Voting Agreement limits the discretion of the stockholder to take or not take any action in his fiduciary capacity as director of NetScout. Also, the obligations of the stockholder shall not be affected by any Change in Recommendation.

Each of the parties to the Voting Agreement has made customary representations and warranties, including with respect to authority to enter into and carry out its obligation under, and enforceability of, the Voting Agreement.

The stockholder is also subject to the non-solicitation covenants applicable to NetScout and its representatives in the Merger Agreement.

The voting agreement and the limited proxy granted thereunder will automatically terminate upon the earliest of (i) the effective time of the First Merger and (ii) the termination of the Merger Agreement.

DESCRIPTION OF CAPITAL STOCK OF NETSCOUT AND THE COMBINED COMPANY

The rights of NetScout stockholders are governed by Delaware law, NetScout’s Third Amended and Restated Certificate of Incorporation (the “NetScout Charter”) and NetScout’s Amended & Restated Bylaws (the “NetScout Bylaws”). For information on how to obtain a copy of the NetScout Charter and the NetScout Bylaws, see “Where You Can Find More Information; Incorporation by Reference.”

The following description of NetScout’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the NetScout Charter and the NetScout Bylaws.

Common Stock

The NetScout Charter authorizes the issuance of up to 150 million shares of common stock, par value $0.001 per share. As of November 24, 2014, there were 41,217,480 shares of NetScout common stock issued and outstanding.

There is one class of authorized NetScout common stock which is entitled to one vote per share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Except as otherwise required by law or the NetScout Charter, each holder of NetScout common stock shall have one vote in respect of each share of NetScout common stock held of record by such holder. The holders of NetScout common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the NetScout board of directors, subject to any preferential dividend rights granted to the holders of any then outstanding preferred stock. In the event of liquidation, each share of NetScout common stock is entitled to share pro rata in any distribution of NetScout’s assets after payment or providing for the payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of NetScout common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

The NetScout Charter authorizes the NetScout board of directors, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges, qualifications, limitations, and restrictions of any such class or series, including the dividend rights, dividend rates, voting rights, the rights and terms of redemption, redemption prices, the rights and terms of conversion, liquidation preferences, sinking fund terms, the number of shares constituting any such class or series, and the designation of such class or series. Currently, the NetScout board of directors can designate up to 5 million shares of preferred stock.

The NetScout board of directors shall determine the rights, preferences, privileges and restrictions of the 5,000,000 undesignated shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.

If NetScout decides to sell shares of preferred stock, the NetScout board of directors will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series.

Certain Anti-Takeover Effects of Provisions of the NetScout Charter and the NetScout Bylaws

NetScout is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the NetScout board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of NetScout’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of NetScout’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

The NetScout Charter provides that the directors elected may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors or without cause only by the holders of at least a 75% of the shares then entitled to vote at an election of directors. Under the NetScout Bylaws, unless and until filled by the stockholders, any vacancy or newly created directorships on the NetScout board of directors may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The NetScout Charter and the NetScout Bylaws provide that any action required or permitted to be taken by NetScout stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The NetScout Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by NetScout’s Chairman, president or by a majority vote of the NetScout board of directors. In addition, the NetScout Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the NetScout board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the NetScout board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the NetScout secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of NetScout’s outstanding voting securities until the next stockholder meeting.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Portions of the NetScout Charter may be amended by the affirmative vote of the holders of at least 75% of the votes which all the NetScout stockholders would be entitled to vote. The NetScout Bylaws may be amended or repealed by a majority vote of the NetScout board of directors or by the affirmative vote of the holders of at least 75% of the votes which all NetScout stockholders would be entitled to cast in any annual election of directors.

Listing

NetScout common stock trades on NASDAQ under the symbol “NTCT.”

Transfer Agent

The transfer agent and registrar for the NetScout common stock is Computershare.

DESCRIPTION OF NEWCO COMMON UNITS

The following is a summary of the material terms of the Newco common units and the material provisions of Newco’s amended and restated limited liability company agreement, referred to herein as the “Newco operating agreement,” but does not purport to describe all of the terms thereof.

Newco Common Units

Newco’s capital structure consists of one class of common units representing limited liability company interests in Newco. All Newco common units are identical with each other in every respect. Currently, there are 100 common units issued, all of which are held by the sole member of Newco, Danaher Corporation. In connection with the Separation, the Distribution and the Mergers, Newco will issue a number of additional Newco common units to Danaher such that the total number of common units held by Danaher is equal to the number of shares of NetScout common stock to be issued in the First Merger. In the Distribution, Danaher will distribute 100% of the Newco common units to Danaher stockholders through a combination of an exchange offer, followed by a spin-off distribution (in the event the exchange offer is not fully subscribed). In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for all of the Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

Following the effective time of the First Merger, the merger exchange agent will distribute shares of NetScout common stock and cash in lieu of fractional share interests to holders of Newco common units held by Danaher stockholders who validly tendered their shares in the exchange offer and to the holders of record of Danaher common stock for the pro rata spin-off distribution (in the event the exchange offer is not fully subscribed). Danaher stockholders will not physically receive any certificated Newco common units. For additional information, see the section titled “The Transactions—The Separation and Distribution.”

General

Upon consummation of the Distribution, Danaher shall effect the distribution of all of the outstanding Newco common units to Danaher stockholders. No holder of Newco common units will be entitled to preemptive, redemption or conversion rights.

Voting Rights

Generally, Newco’s board of managers has broad powers to conduct Newco’s business and affairs without approval of the member, except for matters expressly reserved under the Newco operating agreement or under the DLLCA to the member for decision. Danaher is currently the sole member of Newco. The member may approve a matter or take any action at a meeting or without a meeting by the written consent of the member. Matters requiring an act of the member include: electing one or more managers to the board of managers, approving any dissolution of Newco and amending the Newco operating agreement.

Dividend and Distribution Rights

The board of managers shall determine profits available for distribution and the amount, if any, to be distributed to the member, and shall authorize and distribute on the common units, the determined amount when, as and if, declared by the board of managers. The distributions of Newco shall be allocated entirely to the member.

Liquidation Rights

Upon Newco’s dissolution, liquidation or winding up, Newco’s assets shall be distributed in accordance with Section 18-804 of the DLLCA as follows: (i) to creditors in satisfaction of liabilities of the limited liability company; (ii) to the member and any former member in satisfaction of liabilities for distributions under Section 18-601 and Section 18-604 of the DLLCA; and (iii) to the member first for the return of its contributions to Newco and second respecting its limited liability company interests in Newco.

Trading Market

There currently is no trading market for the Newco common units, and no such trading market will be established in the future.

Newco Operating Agreement

Organization; Purpose

Newco was formed on September 29, 2014, under the DLLCA and Newco amended and restated its operating agreement on November 6, 2014. Newco is permitted to engage in any business, purpose or activity which a limited liability company formed under Delaware law may lawfully conduct.

Member

Danaher is currently the sole member of Newco. The member may approve a matter or take any action at a meeting or without a meeting by the written consent of the member. The member has the authority to bind Newco to any third party with respect to any matter.

The board of managers shall be between one and five members, with the exact number of the board of managers to be determined from time to time by resolution of the member. Each manager shall be elected by the member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The member may remove any manager from the board of managers or from any other capacity with Newco at any time, with or without cause.

Board of Managers

The board of managers consists of two individuals. The presence of a majority of the managers then in office constitutes a quorum at any meeting of the board of managers, and all actions of the board of managers requires the affirmative vote of a majority of the managers then in office.

New members may be admitted only upon the approval of the board of managers. In addition, the board of managers shall have the authority to appoint and terminate officers of Newco and retain and terminate employees, agents and consultants of Newco and to delegate such duties to such officers, employees, agents and consultants as the board of managers deems appropriate, including the power, acting individually or jointly, to represent and bind Newco in all matters, in accordance with the scope of their respective duties.

None of the managers have the authority to bind Newco to any third party with respect to any matter unless the board of managers approves such matter and authorizes such manager to bind Newco with respect to such matter.

Indemnification and Exculpation

The amended and restated Newco operating agreement eliminates the personal liability of the managers and officers of Newco and the member and the member’s officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents (each, referred to as a “covered person”) to Newco or any other person for any act or omission (in relation to Newco, its property or the conduct of its business or affairs, the amended and restated Newco operating agreement, any related document or any transaction contemplated thereby) taken or omitted by the covered person in good faith in the reasonable belief that such act or omission is in or is not contrary to the best interests of Newco and is within the scope of the authority granted to such covered person by the amended and restated Newco operating agreement, provided that such act or omission does not constitute fraud, willful misconduct or gross negligence.

To the fullest extent permitted by the DLLCA, the amended and restated Newco operating agreement requires that Newco indemnify and hold harmless each covered person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative) (each, referred to as a claim), in which the covered person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a covered person or which relates to or arises out of Newco or its property, business or affairs. A covered person shall not be entitled to indemnification under the operating agreement with respect to (i) any claim with respect to which such covered person has engaged in fraud, willful misconduct or gross negligence or (ii) any claim initiated by such covered person unless such claim (A) was brought to enforce such covered person’s rights to indemnification under the amended and restated Newco operating agreement or (B) was authorized or consented to by Newco’s board of managers. Expenses incurred in defending any claim by (i) the member or any manager or any officer, director, stockholder, partner, member, manager, or affiliate of the member or any manager shall be paid by Newco and (ii) any other covered person may be paid by Newco, but only upon the prior written approval of Newco’s board of managers in its sole and absolute discretion, upon such terms and conditions, if any, as Newco’s board of managers deems appropriate, in each case, in advance of the final disposition of such claim and upon receipt by Newco of an undertaking by or on behalf of such covered person to repay such amount if it shall be ultimately determined that such covered person is not entitled to be indemnified by Newco as authorized by the amended and restated Newco operating agreement.

Capital Contributions

The board of managers may determine from time to time that Newco requires capital and may request the member to make capital contributions in an amount determined by the board of managers. A capital account shall be maintained for the member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

Limited Liability

Under the DLLCA, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specified property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. A member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the DLLCA shall be liable to the company for the amount of the distribution for three years, unless an action to recover the distribution from such member is commenced prior to the expiration of the said three-year period and an adjudication of liability against such member is made in the said action. Under the DLLCA, an assignee who becomes a substituted member of a company is liable for the obligations of the assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a member and which could not be ascertained from the operating agreement.

Amendment of the Operating Agreement

The amended and restated Newco operating agreement may be amended only if approved in writing by the member.

Termination and Dissolution

Newco shall have perpetual existence unless dissolved sooner upon (i) a vote by the member for dissolution or (ii) a judicial dissolution of Newco under Section 18-802 of the DLLCA.

Election to be Treated as a Corporation

The Newco operating agreement states that it is the intention of the member that for U.S. federal income tax purposes Newco initially be classified as a corporation upon its formation and that all Newco common units shall be treated as common stock. The Newco operating agreement states that it is further the intention of the member that an election under Treasury Regulation Section 301.7701- 3I shall be made to treat Newco as a corporation for U.S. federal income tax purposes effective as of its date of formation. The Newco operating agreement states that the member agrees to the foregoing treatment and agrees to take no action inconsistent with such treatment.

COMPARISON OF RIGHTS OF HOLDERS OF DANAHER COMMON STOCK AND NETSCOUT COMMON STOCK

Each of NetScout and Danaher is a Delaware corporation subject to the provisions of the DGCL. Newco is a Delaware limited liability company subject to the provisions of the DLLCA. Holders of Danaher common stock, whose rights are currently governed by Danaher’s Restated Certificate of Incorporation (the “Danaher Charter”), Danaher’s Amended and Restated Bylaws (the “Danaher Bylaws”) and the DGCL, will, with respect to the shares validly tendered and exchanged immediately following this exchange offer, become stockholders of NetScout and their rights will be governed by the NetScout Charter, the NetScout Bylaws and the DGCL.

The following description summarizes the material differences between the rights associated with Danaher’s common stock and NetScout’s common stock that may affect Danaher stockholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of NetScout’s common stock in the First Merger. While Danaher and NetScout believe this summary covers the material differences between the two, this summary may not contain all of the information that is important to you and does not purport to be a complete discussion of stockholders’ rights. The following description is qualified in its entirety by, and Danaher stockholders should read carefully the Danaher Charter, the Danaher Bylaws, the NetScout Charter and the NetScout Bylaws. The Danaher Charter has been publicly filed with the SEC as exhibit 3.1 to Danaher’s Quarterly Report on Form 10-Q for the period ended June 29, 2012, and the Danaher Bylaws have been publicly filed with the SEC as exhibit 3.2 to Danaher’s Annual Report on Form 10-K for the period ended December 31, 2011, respectively. The NetScout Charter and the NetScout Bylaws have been publicly filed with the SEC as exhibits 3.1, 4.1 to NetScout’s Registration Statement on Form S-1, SEC File No. 333-76843 and as exhibit 3.1 to NetScout’s Current Report on Form 8-K filed December 5, 2011, respectively. See also “Description of NetScout’s Capital Stock.”

Authorized Capital Stock

The following table sets forth the authorized and issued capital stock of Danaher and NetScout as of [—], 2015 without giving effect to this exchange offer.

Class of Security	Authorized	Outstanding
Danaher:
Common Stock, $0.01 per share	2,000,000,000	[—]
Preferred Stock, no par value	15,000,000	—

NetScout:
Common Stock, par value $.001 per share	150,000,000	[—]
Preferred Stock, par value $.001 per share	5,000,000	—

STOCKHOLDER RIGHT	DANAHER	NETSCOUT
Voting Rights	Each holder of Danaher common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of Danaher common stock do not have cumulative voting rights in the election of directors.	Each holder of NetScout common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of NetScout common stock do not have cumulative voting rights in the election of directors.

Rights of Holders of Preferred Stock	The Danaher Charter provides that Danaher’s board of directors is authorized to establish the designation, relative rights, preferences, qualifications and limitations of any series of preferred stock of Danaher.	The NetScout Charter provides that NetScout’s board of directors is authorized to determine the rights, powers, preferences, voting powers, relative, participating, optional or other special rights of any series of preferred stock of NetScout.

STOCKHOLDER RIGHT	DANAHER	NETSCOUT
Number and Classification of Board of Directors

The Danaher Charter provides that all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

The Danaher Bylaws provide that the board of directors shall consist of not less than three nor more than fifteen members, with the exact number of directors to be determined from time to time by resolution adopted by the board of directors. The Danaher board of directors currently consists of ten directors.

The NetScout Charter divide NetScout’s board of directors into three classes. The members of each class of directors serve for staggered three-year terms.

The NetScout Charter and the NetScout Bylaws provide that the number of directors constituting the whole board of directors of NetScout shall not be less than three. The exact number of directors constituting NetScout’s board of directors shall be set by resolution of NetScout’s board of directors. The current number of members of the board of directors of NetScout is seven.

The Merger Agreement provides that the NetScout board of directors will take all actions necessary such that, effective as of the effective time of the First Merger, one person selected by Danaher and approved by NetScout will be elected to the NetScout board of directors. In accordance with the Merger Agreement, this individual will also, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election to the board of directors of NetScout at NetScout’s 2015 annual meeting of stockholders.

Removal of Directors	Under the Danaher Bylaws, any director may be removed from office with or without cause by the vote of the holders of at least a majority of the shares outstanding and entitled to vote in the election of directors.	Under the NetScout Charter and the NetScout Bylaws, directors may be removed only for cause and only by the affirmative vote of the holders of 75% of the voting power entitled to vote thereon.

Vacancies on the Board of Directors	The Danaher Charter provides that, except as required by law, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, and any other vacancy occurring on the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.	The NetScout Bylaws provide that, except as otherwise provided by the NetScout Charter, newly created directorships resulting from an increase in the authorized number of directors or vacancies in the board of directors may be filled only by (a) a majority of the directors then in office, even though less than a quorum may then be in office, or (b) the sole remaining director.

Special Meetings	The Danaher Charter and the Danaher Bylaws provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special	The NetScout Charter and NetScout Bylaws provide that, unless otherwise prescribed by law, only a majority of the board of directors, the Chairman of the board of directors or the President is

STOCKHOLDER RIGHT	DANAHER	NETSCOUT

	meetings of stockholders shall be called only by the Secretary or an Assistant Secretary pursuant to a written request delivered to the Secretary or an Assistant Secretary by (i) the Chairman of the board or directors, if there be one, (ii) the President, (iii) the board of directors or (iv) stockholders owning twenty-five percent or more of the capital stock of the Danaher issued and outstanding and entitled to vote who have requested a special meeting in accordance with the Danaher Bylaws.	able to call a special meeting of stockholders.

Stockholder Action by Written Consent	The Danaher Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented.	The NetScout Charter and NetScout Bylaws provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent.

Quorum of Stockholders	Under the Danaher Bylaws, except as otherwise provided by law, or to the extent that a larger number may be required by the rules of any stock exchange upon which Danaher’s securities are listed, the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote at any meeting of the stockholders, present in person, present by means of remote communication in a manner, if any, authorized by the board of directors in its sole discretion, or represented by proxy, shall constitute a quorum for all purposes.	Under the NetScout Bylaws, the holders of a majority of NetScout’s stock issued and outstanding and entitled to vote at a stockholders meeting, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.

Advance Notice Procedures for a Stockholder Proposal or Director Nomination	A stockholder of record entitled to vote at an annual meeting may request business to be brought before such meeting, and a stockholder of record	A stockholder of record entitled to vote at an annual meeting may request business to be brought before such meeting, and a stockholder of record

STOCKHOLDER RIGHT	DANAHER	NETSCOUT

	entitled to vote in the election of directors may make a nomination of a person for election as a director, in each case, by providing written notice in proper form and with proper content as set forth in the Danaher Bylaws to the Secretary of Danaher not less than 60 nor more than 90 day prior to the one-year anniversary of the date on which Danaher first mailed its proxy materials for the prior year’s annual meeting, provided that if the date of the current year’s annual meeting has changed by more than 30 days from the one-year anniversary of the date that the prior year’s annual meeting was first convened, or if no annual meeting was held in the preceding year, such stockholder’s notice to be timely must be so received not later than the close of business on the later of (A) the 90th day prior to the current year’s annual meeting and (B) the 10th day following the day on which notice of the date of the current year’s annual meeting was mailed or public disclosure of the date of the current year’s annual meeting was made, whichever mailing or disclosure first occurs.	entitled to vote in the election of directors may make a nomination of a person for election as a director, in each case, by providing written notice in proper form and with proper content as set forth in the NetScout Bylaws to the Secretary of NetScout not less than 90 nor more than 120 days prior to the first anniversary of the date of NetScout’s preceding year’s annual meeting of stockholders, provided that (x) if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or (y) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, then notice must be given no earlier than the 90th day prior to such annual meeting and no later than the close of business on the 60th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made.

Amendment of Articles of Incorporation	The DGCL provides that a corporation may amend its certificate of incorporation upon the adoption of a resolution setting forth the proposed amendment by the board of directors of a corporation and thereafter by the affirmative vote of holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a separate class, unless the certificate of incorporation provides for a different vote of the stockholders. The Danaher Charter does not specify a voting power requirement different than required by the DGCL to approve amendments to the Danaher Charter.	The DGCL provides that a corporation may amend its certificate of incorporation upon the adoption of a resolution setting forth the proposed amendment by the board of directors of a corporation and thereafter by the affirmative vote of holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a separate class, unless the certificate of incorporation provides for a different vote of the stockholders. The NetScout Charter does not specify a voting power requirement different than required by the DGCL to approve amendments to the NetScout Charter, except with respect to amendments to the provisions thereof relating to: (i) reduction or elimination of the number of authorized shares of common stock or preferred

STOCKHOLDER RIGHT	DANAHER	NETSCOUT

stock of NetScout; (ii) amendment, repeal or adoption of provisions inconsistent with Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH AND ELEVENTH of the NetScout Charter, each of which require the approval of the holders of at least 75% of the outstanding shares of NetScout common stock. See “Description of NetScout Capital Stock—Certain Anti-Takeover Effects of Provisions of the NetScout Charter and the NetScout Bylaws.”

Amendment of Bylaws	The Danaher Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or, subject to Section 216 of the DGCL, by the board of directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new bylaws must be contained in the notice of such meeting of stockholders or board of directors as the case may be. All such amendments must be approved by the holders of a majority of the outstanding capital stock entitled to vote thereon or by the board of directors, as the case may be.	Except as otherwise provided by law or by the NetScout Charter or the NetScout Bylaws, the NetScout Bylaws can be amended or repealed at any meeting of stockholders called for such purpose by the holders of at least 75% of the shares of stock entitled to vote on such matters voting together as a single class or at any meeting of the board of directors of NetScout at which a quorum is present by the vote of a majority of those directors, except with respect to amendments to the provisions of the NetScout Bylaws relating to: (i) the inability of stockholders to act by written consent, (ii) the number, classification, terms, and removal of directors, each of which require the affirmative vote of the holders of at least 75% of the shares of stock entitled to vote on such matter, voting together, as a single class.

Dividends	Under the Danaher Bylaws, dividends upon the capital stock of Danaher, may be declared by the board of directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock.	Under the NetScout Charter, the board of directors of NetScout has the authority to declare dividends to holders of any NetScout common stock from funds lawfully available therefor.

Limitation of Liability of Directors and Officers	The Danaher Charter provides that to the fullest authorized or permitted by law, no director of Danaher shall be personally liable to Danaher or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall	To the fullest extent permitted by Delaware law, the NetScout Charter eliminates the liability of a director for monetary damages for breach of fiduciary duty, except for liability (1) for any breach of the director’s duty of loyalty to NetScout or its stockholders, (2) for acts or omissions not in good

STOCKHOLDER RIGHT	DANAHER	NETSCOUT

be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Danaher or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.

The Danaher Bylaws provide that: (1) Danaher may advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, subject to limited exceptions; and (2) the rights conferred in the Danaher Bylaws are not exclusive.

faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit.

As permitted by Delaware law, the NetScout Charter provides that: (1) NetScout is required to indemnify its directors and officers to the fullest extent permitted by Delaware Law, subject to limited exceptions; (2) NetScout may advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions; and (3) the rights conferred in the NetScout Charter are not exclusive.

Certain Anti-Takeover Effects of Provisions of the NetScout Charter, the NetScout Bylaws and Delaware Law

Provisions of the NetScout Charter and the NetScout Bylaws could make the acquisition of NetScout and the removal of incumbent directors more difficult. For a description of these provisions, see “Description of NetScout Capital Stock—Certain Anti-Takeover Effects of Provisions of the NetScout Charter and the NetScout Bylaws.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

This section describes the material U.S. federal income tax consequences of the Transactions to holders of Danaher common stock that receive Newco common units pursuant to the Distribution. This section is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This section is limited to holders of Danaher common stock that are U.S. holders, as defined below, that hold their shares of Danaher common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this section does not discuss all tax considerations that may be relevant to holders of Danaher common stock in light of their particular circumstances, nor does it address the consequences to holders of Danaher common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquire their shares of Danaher common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Danaher common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This section does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences, or the consequences of the Medicare tax on net investment income. Holders of Danaher common stock should consult their tax advisors as to the particular tax consequences to them of the Transactions.

For purposes of this section, a U.S. holder is a beneficial owner of Danaher common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was in existence on August 20, 1996 and treated as a domestic trust under the law in effect prior to that time, a valid election is in place under applicable Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Danaher common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Danaher common stock should consult its tax advisor regarding the tax consequences of the Transactions.

Treatment of the Distribution

Danaher will receive an opinion of Skadden to the effect that, among other things, the Distribution will qualify as tax-free to Danaher and holders of Danaher common stock who participate in the Distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Assuming that the Distribution so qualifies, for U.S. federal income tax purposes:

•	Danaher will recognize no gain or loss in the Distribution;

•	holders of Danaher common stock will recognize no gain or loss upon the receipt of Newco common units in the Distribution;

•	the tax basis of Newco common units, including any fractional units, received in the exchange offer in the hands of a holder of Danaher common stockholder who exchanges Danaher common stock for

Newco common units in the exchange offer will be, immediately after the exchange offer, the same as the tax basis of the shares of Danaher common stock exchanged therefor; and

•	each Danaher stockholder’s holding period in the Newco common units received in the Distribution will include the holding period of the Danaher common stock exchanged therefor.

In the event that Danaher undertakes the spin-off (in the event the exchange offer is not fully subscribed), the opinion will also conclude that, for U.S. federal income tax purposes, the aggregate tax basis of the shares of Danaher common stock and Newco common units in the hands of each Danaher stockholder immediately after the Distribution will be the same as the aggregate tax basis of the shares of Danaher common stock held by such holder immediately before the spin-off, allocated between the shares of Danaher common stock and Newco common units in proportion to their relative fair market values immediately following the spin-off. The opinion will also conclude that each Danaher stockholder’s holding period in the Newco common units received in the spin-off will include the holding period of the Danaher common stock with respect to which the Newco common units were received Danaher stockholders that have acquired different blocks of Danaher common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, Newco common units distributed with respect to blocks of Danaher common stock.

Danaher also intends to seek a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes.

Although the IRS ruling, if received, will generally be binding on the IRS, the continuing validity of such ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. Also, as part of the IRS’ general policy with respect to rulings on spin-off and split-off transactions (including the Distribution), the IRS will not rule on the overall qualification of the transaction for tax-free treatment, but instead only on certain significant issues related thereto. As a result of this IRS policy, Danaher will obtain the opinion of counsel described above. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Danaher and Newco. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Danaher and its stockholders could be materially less favorable.

If the exchange offer were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each Danaher stockholder who receives Newco common units in the exchange offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the Newco common units received by the stockholder in the exchange offer and its tax basis in the shares of Danaher common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the Newco common units received by the stockholder in the exchange offer. If the spin-off (in the event the exchange offer is not fully subscribed) were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, each Danaher stockholder who receives Newco common units in the spin-off would generally be treated as receiving a taxable distribution equal to the fair market value of the Newco common units received by the stockholder in the spin-off. In the event that a Danaher stockholder is treated as receiving a taxable distribution pursuant to the exchange offer or spin-off, such distribution would be treated as a taxable dividend to the extent of such Danaher stockholder’s ratable share of Danaher’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the distribution exceeds such earnings and profits, the distribution will constitute a return of capital and will first reduce the stockholder’s basis in its Danaher stock, but not below zero, and then will be treated as a gain from the sale of the Danaher stock.

In addition, if the Distribution were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, Danaher would generally recognize gain with respect to the transfer of Newco common units in the Distribution.

Even if the Distribution were to otherwise qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, the Distribution would be taxable to Danaher (but not to Danaher’s stockholders) pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership of either Danaher or Newco (including stock of NetScout after the Mergers), directly or indirectly, as part of a plan or series of related transactions that include the Distribution. For this purpose, any acquisitions of Danaher, Newco or NetScout stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Danaher, Newco or NetScout may, depending on the facts and circumstances, be able to rebut that presumption. Further, for purposes of this test, the Mergers will be treated as part of such a plan, but the Mergers standing alone should not cause the Distribution to be taxable to Danaher under Section 355(e) of the Code because holders of Newco common units prior to the Mergers will hold at least 50% of NetScout’s common stock immediately following the Mergers. However, if the IRS were to determine that other acquisitions of Danaher, Newco or NetScout stock, either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in significant tax to Danaher. In connection with the IRS ruling and the Tax Opinion of counsel, Danaher and NetScout have represented or will represent that the Distribution is not part of any such plan or series of related transactions.

Treatment of the Mergers

Danaher will receive the Tax Opinion from Skadden to the effect that, among other things, the Mergers will qualify as a tax-free transaction under Section 368(a)(1)(A) of the Code. Assuming that the Mergers so qualify, for U.S. federal income tax purposes:

•	Newco will recognize no gain or loss in the Mergers;

•	holders of Newco common units will recognize no gain or loss upon the receipt of NetScout common stock in the First Merger;

•	a holder’s aggregate adjusted tax basis in the NetScout common stock received in the First Merger (including fractional shares deemed received and redeemed as described below) will be equal to the holder’s aggregate adjusted tax basis in its Newco common units exchanged therefor; and

•	a holder’s holding period for the NetScout common stock received in the First Merger (including fractional shares deemed received and redeemed as described below) will include the holding period for the Newco common units exchanged therefor, as described above.

The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Danaher and Newco. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Mergers may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Newco and holders of Newco common units could be materially less favorable. If the Mergers were taxable, Newco common unit holders would be considered to have made a taxable sale of their Newco common units to NetScout, and Newco common unit holders would generally recognize taxable gain or loss on their receipt of NetScout common stock in the Mergers.

A holder that receives cash in lieu of a fractional share of NetScout common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate adjusted tax basis in the Newco common units surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for its Newco common units, as described above, exceeds one year at the effective time of the First Merger. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

Current Treasury regulations require certain U.S. holders who are “significant distributees” (generally, a U.S. holder that owns at least 5% of the outstanding Danaher stock immediately before the Distribution) and who receive Newco common units pursuant to the Distribution to attach to their U.S. federal income tax returns for the year in which the Distribution occurs a statement setting forth certain information with respect to the transaction. Danaher will provide holders of Danaher common stock with the information necessary to comply with this requirement. Holders should consult their tax advisors to determine whether they are significant distributees required to provide the foregoing statement.

Current Treasury regulations require certain U.S. holders who are “significant holders” of Newco common units (generally, a U.S. holder that owns at least 1% of the outstanding Newco common units immediately before the Mergers) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the Mergers setting forth certain information with respect to the transaction. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

In addition, payments of cash to a holder of Newco common units in lieu of fractional shares of NetScout common stock in the Mergers may be subject to information reporting, unless the holder provides proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 28 percent), unless such holder provides a correct taxpayer identification number (generally on an IRS Form W-9) and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS.

SECURITY OWNERSHIP OF NETSCOUT COMMON STOCK

The following table and footnotes set forth as of November 24, 2014, the beneficial ownership, as defined by regulations of the SEC, of NetScout common stock held by:

•	each person or group of persons known to NetScout to own beneficially more than 5% of the outstanding shares of NetScout common stock;

•	each director and named executive officer of NetScout; and

•	all current directors and executive officers of NetScout as a group.

•	Name and Address of the beneficial owner

	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned(2)
Anil K. Singhal(3)	2,248,226	5.5%
Michael Szabados	48,216	*
John W. Downing	90,000	*
Victor A. DeMarines	28,379	*
Robert E. Donahue	4,206	*
John R. Egan	65,093	*
Joseph G. Hadzima, Jr.	109,554	*
Vincent J. Mullarkey	60,379	*
Jean Bua	22,208	*
Christopher Perretta	—	*
Brown Capital Management, LLC(4) 1201 N. Calvert Street Baltimore, Maryland 21202	5,626,034	13.6%
Danaher Corporation(5) 2200 Pennsylvania Ave., NW—Suite 800W Washington, DC 20037	3,423,045	8.3%
Blackrock, Inc.(6) 40 East 52nd Street New York, New York 10022	3,083,760	7.5%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,381,116	5.8%
All executive officers and directors as a group (10 persons)	2,676,261	6.5%

*	Represents less than one percent of class.
(1)	Under applicable SEC rules and regulations, a person is considered to beneficially own NetScout’s common stock if such person either has the sole or shared power with any other person to either vote or dispose of such common stock. As a result, more than one person may be reported as the beneficial owner of any particular share of NetScout’s common stock. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock issuable by NetScout to a person or entity named below pursuant to options which may be exercised within 60 days of November 24, 2014 or restricted stock units which may vest within 60 days of November 24, 2014 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Unless otherwise noted, the address of each person listed on the table is c/o NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, and each person has either sole or shared voting or dispositive power over the shares shown below as beneficially owned by such person.

(2)	Based on 41,217,480 shares of NetScout’s common stock outstanding as of November 24, 2014.
(3)	As of November 24, 2014, Mr. Singhal’s spouse did not beneficially own at least five percent of NetScout’s outstanding common stock, and therefore the 1,081,201 shares held by trusts of which Mr. Singhal’s spouse is deemed the beneficial owner are reported herein by Mr. Singhal. This amount does not include an aggregate of 1,078,822 shares held in trusts for the benefit of Mr. Singhal’s children for which neither Mr. Singhal nor his spouse is a trustee, and 59,961 shares held in a trust for the benefit of Mr. Singhal’s nieces and nephews for which neither Mr. Singhal nor his spouse is a trustee.
(4)	Based solely on a Form 13F filed with the SEC on November 14, 2014. Brown Capital Management, LLC has the sole power to vote 3,295,092 shares and sole dispositive power of 5,626,034 shares.
(5)	Based solely on a Schedule 13D filed with the SEC on October 12, 2014. Includes 1,174,819 shares which the reporting person has the sole power to vote or dispose. Also includes 2,248,226 shares which the reporting person has the shared power to vote or dispose pursuant to a Voting Agreement, dated as of October 12, 2014, by and between the reporting person and Anil Singhal entered into in connection with the Merger Agreement. The reporting person may be deemed to have beneficial ownership of such 2,248,226 shares as a result of provision 1.1(b) in the Voting Agreement. Under Section 1.1(b) of the Voting Agreement, Frank T. McFaden and Robert S. Lutz are appointed as Proxy and Attorney-in-Fact for Anil Singhal and, in such capacities, may be deemed to have voting or dispositive power over the 2,248,226 shares subject to the Voting Agreement.
(6)	Based solely on a stockholder position list as of September 29, 2014 obtained by NetScout.
(7)	Based solely on a Form 13F filed with the SEC on November 12, 2014. Includes 49,192 shares for which such reporting person has the sole power to vote.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NetScout, Danaher and Newco or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and on-going relationships between NetScout, Danaher and Newco. See “Other Agreements.”

LEGAL MATTERS

The validity of the Newco common units offered hereby with respect to the Transactions is being passed upon for Newco by Skadden. The validity of the issuance of common stock by NetScout pursuant to the Merger Agreement has been passed upon for NetScout by Cooley. Skadden will provide to Danaher a legal opinion regarding certain federal income tax matters relating to the Distribution and the Mergers.

EXPERTS

The consolidated financial statements, the related financial statement schedule of NetScout, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the NetScout Annual Report on Form 10-K for the year ended March 31, 2014 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule of Danaher, incorporated in this prospectus by reference from Danaher’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Danaher’s and its subsidiaries’ internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance on their report given on their authority as experts in accounting and auditing.

The combined financial statements of the Communications Business of Danaher and related financial statement schedule as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such combined financial statements and financial statement schedule have been so included in reliance on their report given on their authority as experts in accounting and auditing.

The balance sheet of Newco, before giving effect to the reorganization and internal restructuring described in the Distribution Agreement, as of September 29, 2014, included in this prospectus has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet has been so included in reliance upon their report given on their authority as experts in accounting and auditing. Newco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Newco has filed with the SEC a registration statement on Form S-4 and Form S-1 under the Securities Act, of which this prospectus forms a part, to register with the SEC the Newco common units to be delivered in this exchange offer to stockholders whose shares of Danaher common stock are accepted for exchange and distributed to stockholders in the subsequent pro rata spin-off distribution (in the event the exchange offer is not fully subscribed). Danaher will also file a Tender Offer Statement on Schedule TO with the SEC with respect to this exchange offer. This prospectus constitutes Danaher’s offer to exchange, in addition to being a prospectus of Newco.

NetScout has filed a registration statement on Form S-4 to register the issuance of shares of its common stock that will be issued in the merger. This prospectus will also constitute a prospectus of NetScout.

This prospectus does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to Danaher and Newco, reference is made to the registration statement and its exhibits.

You may read and copy all or any portion of the registration statement filed by Newco at the offices of the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC filings are also available to the public on the SEC’s internet website at www.sec.gov, which contains reports, proxy and prospectuses and other information regarding registrants, such as Danaher and NetScout, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and on the SEC’s website. You can also find additional information about Danaher at www.Danaher.com and about NetScout at www.NetScout-holdings.com. Danaher’s and NetScout’s website addresses are provided as an inactive textual reference only. Information contained on Danaher’s and NetScout’s website is not incorporated by reference into this prospectus, and you should not consider information contained on those websites as part of this prospectus.

The SEC allows certain information to be “incorporated by reference” into this prospectus. The information incorporated by reference is considered a part of this prospectus, except for any information superseded by information contained directly in this prospectus or by information contained in documents filed with or furnished to the SEC by Danaher or NetScout after the date of this prospectus that is incorporated by reference in this prospectus. This means that Danaher and NetScout can disclose important information to you by referring to another document filed separately with the SEC.

This prospectus incorporates by reference the documents set forth below that Danaher or NetScout have filed with the SEC. These documents contain important information about Danaher, NetScout and their respective business and financial conditions.

Danaher:

Danaher SEC Filings (SEC File Number 001-08089)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2013
Quarterly Reports on Form 10-Q	Quarterly periods ended March 28, 2014, June 27, 2014, and September 26, 2014
Definitive Proxy Statement on Schedule 14A	April 2, 2014, and April 21, 2014
Current Reports on Form 8-K or 8-K/A	April 16, 2014, May 8, 2014, September 2, 2014, September 15, 2014, and October 14, 2014
Schedule 13D	October 22, 2014

NetScout:

NetScout SEC Filings (SEC File Number 0000-26251)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended March 31, 2014
Quarterly Reports on Form 10-Q	Quarterly periods ended June 30, 2014 and September 30, 2014
Definitive Proxy Statement on Schedule 14A	July 24, 2014
Current Reports on Form 8-K or 8-K/A	April 24, 2014, July 17, 2014, August 15, 2014, September 11, 2014, October 14, 2014, October 16, 2014, December 24, 2014
Registration Statement on Form 8-A (description of NetScout common stock)	June 3, 1999 (and declared effective by the SEC on September 30, 1999) (SEC File Number 333-76843)

In addition, this prospectus also incorporates by reference additional documents that Danaher and NetScout may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date that shares are accepted pursuant to this exchange offer (or the date that this exchange offer is terminated). These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This prospectus does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Danaher’s or NetScout’s Current Reports on Form 8-K and information filed after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Danaher’s documents incorporated by reference are available without charge upon request to the information agent at the following address and telephone numbers:

Georgeson Inc.

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

Telephone: (866) 295-3782

Email: danaherexchange@georgeson.com

NetScout’s documents incorporated by reference are available from NetScout without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You can obtain documents incorporated by reference in this prospectus from the SEC’s website or from NetScout’s website as described above or by requesting them in writing or by telephone from NetScout at the following address and telephone number:

NetScout Systems, Inc. 310 Littleton Road, Westford Massachusetts 01886 Attention: Investor Relations Telephone: (978) 614-4000	Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, New York 10022 Stockholders may call toll free: (888) 750-5834 Banks and Brokers may call collect: (212) 750-5833

If you would like to request documents, please do so by [—], 2015 to ensure timely delivery.

Danaher, Newco and NetScout have not authorized anyone to give any information or make any representation about this exchange offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in Danaher’s, NetScout’s or the Communications Business’ affairs since the date of this prospectus. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

Indicative exchange ratios will be made available commencing after the close of trading on the third trading day of the exchange offer at http://www.danaher.com/netscout by 4:30 p.m., New York City time, on each day during the exchange offer period, calculated as though that day were the expiration date of this exchange offer. The final exchange ratio will be available both by contacting the information agent at the toll-free number provided on the back cover of the prospectus, by press release issued by Danaher and at http://www.danaher.com/netscout no later than 4:30 p.m., New York City time, on the expiration date. During the period of the Valuation Dates, when the per-share values of Danaher common stock and per-unit values of Newco common units are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per-share and per-unit values which will equal: (i) on the first Valuation Date, the intra-day VWAP during the elapsed portion of that day; (ii) on the second Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date; and (iii) on the third Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Danaher Corporation

We have audited the accompanying combined balance sheets of the Communications Business of Danaher Corporation (the Company), a wholly-owned business of Danaher Corporation, as of December 31, 2013 and 2012, and the related combined statements of earnings, comprehensive income, changes in parent’s equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed at Item 21(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Communications Business of Danaher Corporation at December 31, 2013 and 2012, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, Virginia

November 14, 2014

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED BALANCE SHEETS

($ in thousands)

	As of December 31
	2013	2012
ASSETS
Current Assets:
Trade accounts receivable, less allowance for doubtful accounts of $3,250 and $2,831, respectively	$159,295	$139,677
Inventories	53,755	74,953
Prepaid expenses and other current assets	25,599	16,108

Total current assets	238,649	230,738
Property, plant and equipment, net	43,019	42,077
Other assets	5,678	5,285
Goodwill	716,208	649,765
Other intangible assets, net	232,349	257,678

Total assets	$1,235,903	$1,185,543

LIABILITIES AND PARENT’S EQUITY
Current Liabilities:
Trade accounts payable	$38,469	$31,044
Accrued expenses and other liabilities	74,986	64,752
Deferred revenue	162,436	230,705

Total current liabilities	275,891	326,501
Long-term deferred revenue	26,542	15,494
Other long-term liabilities	102,242	93,409
Parent’s Equity:
Net parent investment	835,629	758,522
Accumulated other comprehensive loss	(4,401)	(8,383)

Total parent’s equity	831,228	750,139

Total liabilities and parent’s equity	$1,235,903	$1,185,543

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED STATEMENTS OF EARNINGS

($ in thousands)

	Year Ended December 31
	2013	2012	2011
Sales:
Products	$623,632	$594,770	$483,782
Services	211,259	190,968	185,497

Total sales	834,891	785,738	669,279
Cost of sales:
Products	(195,077)	(189,711)	(168,349)
Services	(48,043)	(44,544)	(44,543)

Total cost of sales	(243,120)	(234,255)	(212,892)

Gross profit	591,771	551,483	456,387
Operating costs and other:
Selling, general and administrative expenses	(276,896)	(245,403)	(217,196)
Research and development expenses	(147,553)	(130,872)	(111,898)
Amortization of intangible assets	(19,661)	(17,327)	(15,624)
Impairment of intangible assets	(31,063)	—	(4,947)

Earnings before income taxes	116,598	157,881	106,722
Income taxes	(32,792)	(54,083)	(32,351)

Net earnings	$83,806	$103,798	$74,371

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in thousands)

	Year Ended December 31
	2013	2012	2011
Net earnings	$83,806	$103,798	$74,371
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	4,306	2,311	(3,300)
Pension plan benefit adjustments	(324)	(689)	(256)

Total other comprehensive income (loss), net of income taxes	3,982	1,622	(3,556)

Comprehensive income	$87,788	$105,420	$70,815

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED STATEMENTS OF CHANGES IN PARENT’S EQUITY

($ in thousands)

	Accumulated Other Comprehensive Income (Loss)	Net Parent Investment
Balance, December 31, 2010	$(6,449)	$642,612
Net earnings for the year	—	74,371
Net transfers from (to) parent	—	(100,740)
Stock-based award activity	—	2,821
Other comprehensive income/(loss)	(3,556)	—

Balance, December 31, 2011	(10,005)	619,064
Net earnings for the year	—	103,798
Net transfers from (to) parent	—	29,493
Stock-based award activity	—	6,167
Other comprehensive income/(loss)	1,622	—

Balance, December 31, 2012	(8,383)	758,522
Net earnings for the year	—	83,806
Net transfers from (to) parent	—	(14,805)
Stock-based award activity	—	8,106
Other comprehensive income/(loss)	3,982	—

Balance, December 31, 2013	$(4,401)	$835,629

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31
	2013	2012	2011
Cash flows from operating activities:
Net earnings	$83,806	$103,798	$74,371
Non-cash items:
Depreciation	12,094	10,143	7,659
Amortization	29,005	25,612	23,777
Stock-based compensation expense	8,106	6,167	2,821
Impairment of intangible assets	31,063	—	4,947
Change in deferred income taxes	(20,393)	(3,930)	(1,518)
Change in trade accounts receivable, net	(13,855)	(2,639)	11,754
Change in inventories	21,337	8,278	(406)
Change in trade accounts payable	7,411	(6,725)	3,219
Change in deferred revenue	(58,778)	19,156	(1,906)
Change in prepaid expenses and other assets	(3,501)	5,416	9,179
Change in accrued expenses and other liabilities	6,667	6,856	3,065

Net cash provided by (used in) operating activities	102,962	172,132	136,962

Cash flows from investing activities:
Cash paid for acquisitions	(74,719)	(189,138)	—
Payments for additions to property, plant and equipment	(13,438)	(12,487)	(11,222)

Net cash provided by (used in) investing activities	(88,157)	(201,625)	(11,222)

Cash flows from financing activities:
Net transfers from (to) Parent	(14,805)	29,493	(100,740)
Payments relating to earn-out liability	—	—	(25,000)

Net cash provided by (used in) financing activities	(14,805)	29,493	(125,740)

Net change in cash and equivalents	—	—	—
Beginning balance of cash and equivalents	—	—	—

Ending balance of cash and equivalents	$—	$—	$—

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

(1) BUSINESS OVERVIEW AND BASIS OF PRESENTATION

The accompanying combined financial statements present the historical financial position, results of operations, changes in Parent’s equity and cash flows of the Communications Business of Danaher Corporation (the “Business”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.

The Business consists of certain operating units of Danaher Corporation (“Danaher”) and is a premier global provider of network management tools and security solutions for telecommunications carriers and network enterprise customers. The Business’ products enable organizations to gain unique and encompassing real-time analytical insights to better design, deploy, monitor and secure the traditional, virtualized, mobile and cloud-based networks operated by communication service providers, hosters, enterprises and government agencies worldwide. The Business’ products simplify the complexity of understanding and effectively managing the underlying network technologies, communication services and subscriber interactions.

On October 13, 2014, Danaher announced a definitive agreement with NetScout Systems, Inc. (“NetScout”) to combine the Business with NetScout (the “Transaction”). The Transaction will be structured as a distribution of the Business to Danaher shareholders in either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its shareholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher shareholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its shareholders will elect whether to exchange Danaher shares for common units of the Business. If the split-off exchange offer is not fully subscribed, the additional Business common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher shareholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. The transaction remains subject to approval by NetScout’s shareholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a material adverse change with respect to each of the Business and NetScout. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher shareholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. The Transaction is expected to be completed in 2015.

The Business has historically operated as part of Danaher and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Business are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to the Business and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity that operated independently of Danaher. Related party allocations are discussed further in Note 16.

As part of Danaher, the Business is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Business are accounted for through the Parent investment account of the Business. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Business in the financial statements.

Net parent investment, which includes retained earnings, represents Danaher’s interest in the recorded net assets of the Business. All significant transactions between the Business and Danaher have been included in the accompanying combined financial statements. Transactions with Danaher are reflected in the accompanying Combined Statements of Changes in Parent’s Equity as “Net transfers from (to) parent” and in the accompanying Combined Balance Sheets within “Net parent investment”.

All significant intercompany accounts and transactions between the operations comprising the Business have been eliminated in the accompanying financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Business bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Accounts Receivable and Allowances for Doubtful Accounts—The Business records accounts receivable at their face amount less an allowance for doubtful accounts. An allowance for doubtful accounts is maintained at an amount estimated to be sufficient to cover the risk of collecting less than full payment on receivables. On a regular basis, the Business re-evaluates customer receivables and reassesses the sufficiency of the allowance for doubtful accounts based on specific customer collection issues.

All accounts receivable are reported on the accompanying Combined Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Business’ trade accounts. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the allowance for doubtful accounts and, therefore, net earnings. The Business regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, past payment experience and credit bureau information. In circumstances where the Business is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Business’ customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The Business recorded a provision of $710,000, $467,000, and $1,891,000 associated with doubtful accounts for the years ended December 31, 2013, 2012, and 2011 respectively.

Sales to the Business’ largest two customers were 36% of total sales in 2013, 33% in 2012, and 33% in 2011. No other individual customer accounted for more than 10% of combined sales in 2013, 2012, or 2011. Accounts receivable from these customers was 11% of total receivables at December 31, 2013 and 9% at December 31, 2012.

Inventory Valuation—Inventories include the costs of material, labor and overhead. Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method to value inventory.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years

Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease

Machinery and equipment	3 – 10 years

Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.

Other Assets—Other assets principally include non-current deferred tax assets.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Business’ acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized, however, certain definite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. In-process research and development (“IPR&D”) is initially capitalized at fair value and when the IPR&D project is complete, the asset is considered a finite-lived intangible asset and amortized over its estimated useful life. If an IPR&D project is abandoned, an impairment loss equal to the value of the intangible asset is recorded in the period of abandonment. The Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Business also tests intangible assets with indefinite lives at least annually for impairment. Refer to Note 6 for additional information about the Business’ goodwill and other intangible assets.

Revenue Recognition—The Business derives revenues primarily from the sale of network management tools and security solutions for carrier and enterprise customers, which include hardware, software and service offerings. The majority of the Business’ product sales consist of a hardware product with embedded software that is essential to providing the customer the intended functionality of the solution. In addition, the Business sells stand-alone software and software-as-a-service solutions to provide customers with enhanced functionality. The Business’ service offerings include installation, integration, extended warranty and maintenance services, post-contract customer support (“PCS”), and other professional services.

For revenue related to a product or service to qualify for recognition, there must be persuasive evidence of an arrangement, delivery must have occurred or the services must have been rendered, the price to the customer must be fixed and determinable and collectability of the balance must be reasonably assured, or probable in the case of stand-alone software sales. The Business evaluates delivery for product sales based on shipping terms and when title and risk of loss have passed to the customer, and in the case of software products, when the customer has the rights and ability to access the software. The Business generally considers services to be delivered as performed or upon completion to the extent there are significant customer acceptance obligations. If any significant obligations to the customer remain to be fulfilled following delivery, typically involving obligations relating to installation and acceptance by the customer, revenue recognition is deferred until such obligations have been fulfilled.

Management is required to exercise judgment and use estimates in connection with evaluating these criteria and determining the amounts of product and service revenues to be recognized.

Certain of the Business’ contractual arrangements consist of multiple elements (i.e., deliverables) which may include hardware, software, PCS and other services. Revenues for contractual arrangements consisting of multiple elements are recognized for the separate elements when the product or services that are part of the multiple-element arrangement have value on a stand-alone basis, fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Business’ control. Allocation of the consideration is determined at the arrangement’s inception.

When a multiple-element arrangement includes software and non-software elements, the arrangement fee is first allocated between the software and non-software elements based on the relative selling prices of all deliverables and then allocated to the individual deliverables in the arrangement. Software elements in a multiple element arrangement are recognized based on their relative vendor-specific objective evidence (“VSOE”) of fair value. If VSOE does not exist for all software elements, revenue is deferred until either: i) VSOE does exist for all elements, ii) all elements have been delivered, or iii) VSOE for all undelivered elements is known and the residual method is used to recognize revenue of delivered elements. Non-software elements in a multiple-element arrangement are recognized based on their relative selling prices determined by the selling price hierarchy. The selling price for a non-software deliverable is based on VSOE, if available, third party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE is available. The Business considers relevant internal and external market factors in cases where the Business is required to estimate selling prices.

Product returns consist of estimated returns for products sold and are recorded as a reduction in reported revenues at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction in reported revenues at the time of sale because these allowances reflect a reduction in the purchase price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends.

Deferred Revenue—Deferred revenue includes amounts which have been billed in accordance with contractual terms but have not yet been recognized as revenue because the criteria for revenue recognition have not been met.

Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Shipping and handling costs billed to customers are included in sales.

Research and Development—The Business conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Business’ existing products and expanding the applications for which uses of the Business’ products are appropriate. Research and development costs are expensed as incurred.

Income Taxes—The Business’ domestic and foreign operating results are included in the income tax returns of Danaher. The Business accounts for income taxes under the separate return method. Under this approach, the Business determines its deferred tax assets and liabilities and related tax expense as if it were filing a separate tax return. The accompanying Combined Balance Sheet does not contain a current taxes payable liability as it is deemed settled with Danaher when due and therefore included in Parent’s Equity. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that could be used as tax deductions or credits in the future for which the tax benefit has already been reflected on the Business’ Combined Statements of Earnings. The Business establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax assets would not be realized on a separate return basis. Deferred tax liabilities generally represent items that would have already been taken as deductions on the Business’ separate tax return but have not yet been recognized as an expense in the Business’ Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized as income tax expense in the period that includes the enactment date. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the year and the current tax liability for the year. The Business accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon the technical merits, it is “more-likely-than-not” that the position will be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Business re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires. The Business recognizes accrued interest and penalties associated with unrecognized tax positions within income tax expense. Refer to Note 12 for additional information.

Restructuring—The Business periodically initiates restructuring activities to appropriately position the Business’ cost base relative to prevailing economic conditions and associated customer demand. Costs associated with restructuring actions can include one-time termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Business records the cost of the restructuring activities when the associated liability is incurred. Refer to Note 14 for additional information.

Foreign Currency Translation—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas adjustments resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within parent’s equity. Net foreign currency transaction gains or losses were not material in any of the years presented.

Accounting for Stock Options—Certain employees of the Business participate in Danaher’s share-based compensation plans which include stock options and restricted stock units (“RSUs”). The Business accounts for stock-based compensation incurred by Danaher by measuring the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method.

Pension Plans—The Business measures its pension assets and its obligations that determine the respective plan’s funded status as of the end of the Business’ fiscal year, and recognizes an asset for a plan’s overfunded status or a liability for a plan’s underfunded status in its balance sheet. Changes in the funded status of the plans are recognized in the year in which the changes occur and reported in comprehensive income (loss).

Recently Issued Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2016. Management has not yet completed its assessment of the impact of the new standard, including possible transition alternatives, on the Business’ financial statements.

Accumulated Other Comprehensive Income (Loss)—Effective January 1, 2013, the Business adopted accounting guidance that requires the Business to separately disclose, on a prospective basis, the change in each component of other comprehensive income (loss) relating to reclassification adjustments and current period other comprehensive income (loss). As the guidance relates to presentation only, the adoption did not have a material impact on the Business’ results of operations, financial position or cash flows.

Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to the Business’ indefinite investments in non-U.S. subsidiaries.

The changes in accumulated other comprehensive income (loss) by component for the years ended December 31, 2011, 2012 and 2013, are summarized below ($ in thousands).

	Foreign Currency Translation Adjustments	Pension Adjustments	Total
Balance, December 31, 2010	$(6,403)	$(46)	$(6,449)
Net current period other comprehensive income (loss):
Increase (decrease)	(3,300)	(365)	(3,665)
Income tax (expense) benefit	—	109	109

Net current period other comprehensive income (loss), net of income taxes	(3,300)	(256)	(3,556)

Balance, December 31, 2011	(9,703)	(302)	(10,005)
Net current period other comprehensive income (loss):
Increase (decrease)	2,311	(982)	1,329
Income tax (expense) benefit	—	293	293

Net current period other comprehensive income (loss), net of income taxes	2,311	(689)	1,622

Balance, December 31, 2012	(7,392)	(991)	(8,383)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	4,306	(461)	3,845
Income tax (expense) benefit	—	137	137

Other comprehensive income (loss) before reclassifications, net of income taxes	4,306	(324)	3,982

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes (1)	—	—	—

Net current period other comprehensive income (loss), net of income taxes	4,306	(324)	3,982

Balance, December 31, 2013	$(3,086)	$(1,315)	$(4,401)

(1)	There were no items reclassified from accumulated other comprehensive income (loss) in 2013.

Subsequent Events—The Business has evaluated subsequent events for recording or disclosure in these financial statements. There were no such events other than the Transaction described in Note 1.

(3) ACQUISITIONS

As part of Danaher, the Business continually evaluates potential acquisitions that either strategically fit with the Business’ existing portfolio or expand the Business’ portfolio into a new and attractive business area. The Business has completed several acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Business’ financial statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Business acquired the businesses and the complementary strategic fit and resulting synergies these businesses bring to existing operations.

The Business makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Business obtains this information during due diligence and through other sources. In the months after closing, as the Business obtains additional information about these assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment. The Business evaluates whether any adjustments to the purchase accounting are material and assesses if any retrospective adjustments to prior period financial statements are required. The accompanying financial statements reflect the impact of all adjustments to the initial purchase accounting as of the original acquisition dates.

In connection with acquisitions, the Business may enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations. These obligations are recorded at their fair value at the time of acquisition and require management to make judgments and estimates about the ultimate settlement amount. While the Business believes it has made reasonable estimates and assumptions to calculate the fair value of these obligations, if actual results are not consistent with management’s estimates and assumptions, these obligations may be understated and a charge would need to be taken against net earnings. As of December 31, 2013, the Business had recorded an estimated earn-out liability for arrangements in connection with acquisitions of $24,896,000. The maximum exposure for these earn-out obligations as of December 31, 2013 is estimated at $33,067,000 and these earn-out obligations are expected to be resolved by 2015.

The acquisitions made during 2013 and 2012 enhanced the technology platforms and research and development capabilities of the Business. The following briefly describes the Business’ acquisition activity for the years ended December 31, 2013 and 2012. There were no acquisitions in 2011.

During 2013, the Business acquired two businesses for total consideration of $74,719,000 in cash, net of cash acquired. The aggregate annual sales of these two businesses at the time of their respective acquisitions, in each case based on the business’ revenues for its last completed fiscal year prior to the acquisition, were approximately $13,100,000. Due to the timing of these acquisitions during 2013, they did not materially impact the Business’ sales or operating profit during 2013. The Business recorded an aggregate of $62,621,000 of goodwill related to these acquisitions.

During 2012, the Business acquired VSS Monitoring, Inc (“VSS”) for total consideration of $189,138,000 in cash, net of cash acquired. The aggregate annual sales of this business at the time of its acquisition, based on VSS’ revenues for its last completed fiscal year prior to the acquisition, were $31,346,000. In addition in 2012, VSS contributed $30,163,000 to sales and reported a loss before income taxes of $8,552,000 from the date of acquisition. The Business recorded an aggregate of $135,927,000 of goodwill related to this acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for all acquisitions consummated during 2013 and 2012 ($ in thousands):

	2013	2012
Trade accounts receivable	$5,353	$4,971
Inventories	—	5,249
Property, plant and equipment	719	1,718
Goodwill	62,621	135,927
In-process research and development	—	568
Other intangible assets, primarily customer relationships, trade names and patents	34,070	65,932
Trade accounts payable	(77)	(1,864)
Other assets and liabilities, net	(27,967)	(23,363)

Net cash consideration	$74,719	$189,138

Transaction related costs were not material to 2013, 2012 or 2011 earnings. The Business’ earnings for the year ended December 31, 2012 reflects the impact of additional pre-tax charges totaling $3,026,000 associated with fair value adjustments to inventory and deferred revenue related to the acquired business. These amounts were not material for the year ended December 31, 2013.

Pro Forma Financial Information (Unaudited)

The unaudited pro forma information for the periods set forth below gives effect to the 2013 and 2012 acquisitions as if they had occurred as of January 1, 2012. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time ($ in thousands):

	2013	2012
Sales	$847,445	$811,880
Net earnings	84,974	100,876

(4) INVENTORIES

The classes of inventory as of December 31 are summarized as follows ($ in thousands):

	2013	2012
Finished goods	$28,852	$51,994
Work in process	9,041	7,779
Raw materials	15,862	15,180

Total	$53,755	$74,953

(5) PROPERTY, PLANT AND EQUIPMENT

The classes of property, plant and equipment as of December 31 are summarized as follows ($ in thousands):

	2013	2012
Land and improvements	$1,983	$1,587
Buildings	20,810	19,574
Machinery and equipment	68,928	60,086

Gross property, plant and equipment	91,721	81,247
Less accumulated depreciation	(48,702)	(39,170)

Property, plant and equipment, net	$43,019	$42,077

Total depreciation expense for the years ended December 31, 2013, 2012 and 2011 were $12,094,000, $10,143,000 and $7,659,000, respectively.

Capital expenditures totaled $13,438,000, $12,487,000 and $11,222,000 for the years ended December 31, 2013, 2012 and 2011, respectively. There was no capitalized interest related to capital expenditures in any period.

(6) GOODWILL & OTHER INTANGIBLE ASSETS

As discussed in Note 2, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities and non-controlling interests. The Business assesses goodwill for impairment at least annually in the fourth quarter of each year, or more frequently as “triggering” events occur that indicate that it is more likely than not than an impairment exists. In performing its goodwill impairment test, the business first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. Qualitative factors that the Business considers include macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance. If qualitative factors indicate that an impairment may have occurred, the Business performs a quantitative impairment test. The Business may opt to bypass the qualitative test in any given period.

As of December 31, 2013, the Business had four reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranges from $59,330,000 to $422,475,000. In 2011 and 2012, the qualitative impairment test indicated that an impairment of goodwill was not more likely than not. In 2013, the Business opted to skip the qualitative test and performed the quantitative impairment test for all reporting units. In performing its quantitative assessment of goodwill impairment, management relied on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data. These factors are inherently subject to uncertainty and require management to make estimates and exercise judgment. While the Business believes it has made reasonable estimates and assumptions to calculate the fair value of its reporting units, if actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings. No goodwill impairment charges were recorded for the years ended December 31, 2013, 2012 and 2011 and no “triggering” events have occurred subsequent to the performance of the latest annual impairment test.

The following table shows the rollforward of goodwill reflected in the financial statements resulting from the Business’ activities during 2013 and 2012 ($ in thousands):

Total
Balance, January 1, 2012	$511,947
Attributable to 2012 acquisitions	135,927
Foreign currency translation & other	1,891

Balance, December 31, 2012	649,765
Attributable to 2013 acquisitions	62,621
Foreign currency translation & other	3,822

Balance, December 31, 2013	$716,208

Finite-lived intangible assets are amortized over their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset ($ in thousands):

	December 31, 2013		December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$93,105	$(30,435)	$56,696	$(34,717)
Customer relationships and other intangibles	177,398	(78,168)	220,891	(57,965)

Total finite-lived intangibles	$270,503	$(108,603)	$277,587	$(92,682)
Indefinite-lived intangibles:
Trademarks and trade names	$70,449	$—	$72,773	$—

Total intangibles	$340,952	$(108,603)	$350,360	$(92,682)

During 2013 and 2012, the Company acquired finite-lived intangible assets, consisting primarily of patents and technology and customer relationships with a weighted average life of 7 and 10 years, respectively. Refer to Note 3 for additional information about acquired intangible assets.

Total intangible amortization expense in 2013, 2012 and 2011 was $29,005,000, $25,612,000 and $23,777,000, respectively of which $9,344,000, $8,285,000 and $8,153,000 are included in costs of sales for the years ended December 31, 2013, 2012 and 2011, respectively. Based on the finite-lived intangible assets recorded as of December 31, 2013, amortization expense is estimated to be $25,944,000 during 2014, $25,240,000 during 2015, $21,692,000 during 2016, $19,428,000 during 2017 and $19,428,000 during 2018.

The Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Business also tests intangible assets with indefinite lives at least annually for impairment. Determining whether an impairment loss occurred requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets.

As a result of these impairment analyses, the Business recorded impairment charges of $31,063,000 in 2013 and $4,947,000 in 2011 related to the value of customer relationship and technology intangible assets. There were no impairments recorded in 2012. The 2013 impairment charge was recorded to reduce the value of certain customer relationship assets to their estimated fair value. These customer relationship assets were deemed to be impaired because as of December 31, 2013, orders and financial results of the acquired business to which these assets relate had not materialized according to the original expectations of the Business as of the date of acquisition. The 2011 impairment charge was recorded to reduce the value of certain customer relationship and technology assets to their estimated fair value. These intangible assets were deemed to be impaired because as of December 31, 2011, financial results of the acquired business to which these assets relate had lagged behind the original expectations of the Business as of the date of acquisition.

(7) FAIR VALUE MEASUREMENTS

Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Business assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Business’ assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2013 and 2012 were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013:
Liabilities:
Deferred compensation plans	$—	$1,498	$—	$1,498
Earn-out obligations	—	—	24,896	24,896
December 31, 2012:
Liabilities:
Deferred compensation plans	$—	$1,172	$—	$1,172

For more information on the deferred compensation plan, see Note 16.

There have been no transfers of assets or liabilities between the fair value measurement levels. The earn-out obligations recorded in 2013 are related to acquisitions made in that year and represent the Business’ estimate of the fair value of the liability based on the expected results of operations and achievement of other significant operational milestones of the acquired businesses during the earn-out period. As of December 31, 2012 the Business had not recorded any earn-out obligations. See Note 3 for more information on earn-out obligations.

(8) ACCRUED EXPENSES

Accrued expenses and other liabilities as of December 31 include the following ($ in thousands):

	2013	2012
Compensation and benefits	$23,948	$20,819
Incentive compensation accrual	23,404	20,520
Other	27,634	23,413

Total	$74,986	$64,752

(9) PENSION BENEFIT PLANS

Certain of the Business’ non-U.S. employees participate in certain of Danaher’s noncontributory defined benefit pension plans. None of the Business’ employees in the U.S. participate in any Danaher noncontributory defined benefit pension plans. In general, these plans are funded based on considerations relating to legal requirements, underlying asset returns, the plans’ funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors. The following sets forth the funded status of the plans as of the most recent actuarial valuations using measurement dates of December 31, 2013 and 2012 ($ in thousands):

	2013	2012
Change in pension benefit obligation:
Benefit obligation at beginning of year	$5,484	$3,917
Service cost	342	242
Interest cost	232	194
Employee contributions	8	8
Net transfers in from other Danaher plans (1)	310	—
Actuarial (gain) loss	560	1,010
Foreign exchange rate impact	219	113

Benefit obligation at end of year	7,155	5,484

Change in plan assets:
Fair value of plan assets at beginning of year	1,306	1,101
Actual return on plan assets	185	94
Employer contributions	37	65
Employee contributions	8	8
Net transfers in from other Danaher plans (1)	228	—
Foreign exchange rate impact	36	38

Fair value of plan assets at end of year	1,800	1,306

Funded status	$(5,355)	$(4,178)

(1)	In 2013, certain plans, which were previously accounted for as defined contribution plans, were modified in accordance with local laws to provide guarantees to the participants. This change recharacterized these plans as defined benefit plans.

Weighted average assumptions used to determine benefit obligations at date of measurement:

	2013	2012
Discount rate	4.04%	4.19%
Rate of compensation increase	2.72%	2.68%

Components of net periodic pension cost ($ in thousands):

	2013	2012
Service cost	$342	$242
Interest cost	232	194
Expected return on plan assets	(68)	(63)

Net periodic pension cost	$506	$373

Weighted average assumptions used to determine net periodic pension cost at date of measurement:

	2013	2012
Discount rate	4.19%	5.03%
Expected long-term return on plan assets	5.31%	5.28%
Rate of compensation increase	2.68%	2.63%

The discount rate reflects the market rate on December 31 for high-quality fixed-income investments with maturities corresponding to the Business’ benefit obligations and is subject to change each year. Rates appropriate for each plan are determined based on investment grade instruments with maturities approximately equal to the average expected benefit payout under the plan.

As of December 31, 2013, unrecognized actuarial losses of $1,873,000 ($1,315,000, net of tax) which have not yet been recognized in net periodic pension cost are included in accumulated other comprehensive income. The unrecognized actuarial losses are calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2013. None of this amount is expected to be recognized in net periodic pension costs during the year ending December 31, 2014. No plan assets are expected to be returned to the Business during the year ending December 31, 2014.

Selection of Expected Rate of Return on Assets

Long-term rate of return on asset assumptions were determined on a plan-by-plan basis based on the composition of assets and ranged from 4% to 6% and in each of 2013 and 2012, with a weighted average rate of return assumption of 5% in each of 2013 and 2012.

Plan Assets

Plan assets are invested in various insurance contracts, equity and debt securities as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Business’ pension plans recorded in the financial statements. Plan assets are held in a collective trust for the overall Danaher plans. They have been allocated to the Business in proportion to the Business’ proportion of the overall obligation in each year. The fair values of the Business’ pension plan assets as of December 31, 2013, by asset category were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$49	$—	$—	$49
Equity securities:
Common stock	38	54	—	92
Preferred stock	34	—	—	34
Fixed income securities:
Corporate bonds	—	106	—	106
Government issued	—	4	—	4
Mutual funds	—	1,104	—	1,104
Venture capital, partnerships, other private investments and real estate	—	—	176	176
Insurance contracts	—	235	—	235

Total	$121	$1,503	$176	$1,800

The fair values of the Business’ pension plan assets as of December 31, 2012, by asset category were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$35	$—	$—	$35
Equity securities:
Common stock	35	$37	—	72
Preferred stock	26	—	—	26
Fixed income securities:
Corporate bonds	—	168	—	168
Government issued	—	—	—	—
Mutual funds	—	717	—	717
Venture capital, partnerships, other private investments and real estate	—	—	113	113
Insurance contracts	—	175	—	175

Total	$96	$1,097	$113	$1,306

Preferred stock and certain common stock and mutual funds are valued at the quoted closing price reported on the active market on which the individual securities are traded. Common stock, corporate bonds, U.S. government securities and mutual funds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.

Venture capital, partnerships and other private investments are valued based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment. The investments are valued using a combination of either discounted cash flows, earnings and market multiples, third party appraisals or through reference to the quoted market prices of the underlying investments held by the venture, partnership or private entity where available. Valuation adjustments reflect changes in operating results, financial condition, or prospects of the applicable portfolio company.

The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Business believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The table below sets forth a summary of changes in the fair value of the Business’ Level 3 venture capital, partnerships, other private investments and real estate for the years ended December 31, 2013 and 2012 ($ in thousands):

Balance, December 31, 2011	$98
Actual return on plan assets:
Relating to assets sold during the period	—
Relating to assets still held as of December 31, 2012	9
Purchases	14
Sales	(8)

Balance, December 31, 2012	$113
Actual return on plan assets:
Relating to assets sold during the period	—
Relating to assets still held as of December 31, 2013	2
Purchases	69
Sales	(8)

Balance, December 31, 2013	$176

Expected Contributions

During 2013, the Business did not make any contributions to its defined benefit pension plans. During 2014, the Business cash contribution requirements for its defined benefit pension plans are expected to be approximately $93,000.

As the participants within the Business’ plans are all active employees, the benefit payments are not expected to be material in the foreseeable future.

Other Matters

Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Business funding based on a percentage of compensation. Expense for all defined benefit and defined contribution pension plans amounted to $8,418,000, $7,163,000, and $6,315,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

(10) LEASES AND COMMITMENTS

The Business’ operating leases extend for varying periods of time up to nine years. Future minimum rental payments for all operating leases having initial or remaining non-cancelable lease terms in excess of one year are $6,696,000 in 2014, $6,600,000 in 2015, $6,367,000 in 2016, $5,073,000 in 2017, $2,419,000 in 2018 and $2,303,000 thereafter. Rent expense related to operating leases was $6,025,000, $5,204,000, and $4,258,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

The Business generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty periods depend on the nature of the product and range from one to five years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the Business’ accrued warranty liability for the years ended December 31, 2013 and 2012 ($ in thousands):

Balance, December 31, 2011	$340
Accruals for warranties issued during the period	716
Settlements made	(640)
Additions for acquisitions	449

Balance, December 31, 2012	865
Accruals for warranties issued during the period	1,009
Settlements made	(742)

Balance, December 31, 2013	$1,132

(11) LITIGATION AND CONTINGENCIES

The Business is, from time to time, subject to a variety of litigation and other proceedings incidental to its business, including lawsuits involving claims for damages arising out of the use of the Business’ products, software and services, claims relating to intellectual property matters, employment matters, commercial disputes, and personal injury as well as regulatory investigations or enforcement. The Business may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with divested businesses. Some of these lawsuits may include claims for punitive and consequential as well as compensatory damages. Based upon the Business’ experience, current information and applicable law, it does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.

While Danaher maintains workers compensation, property, cargo, automobile, crime, fiduciary, product, general liability, and directors’ and officers’ liability insurance on behalf of the Business that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. In addition, while the Business believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses. Danaher maintains third party insurance policies on behalf of the Business up to certain limits to cover certain liability costs in excess of predetermined retained amounts. For general liability risk (which includes product liability) and most other insured risks, Danaher purchases outside insurance coverage only for severe losses (stop loss insurance) and reserves must be established and maintained with respect to amounts within the self-insured retention.

In accordance with accounting guidance, the Business records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Business’ specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. While the Business actively pursues financial recoveries from insurance providers, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the risk insurance reserves established with respect to the Business are inadequate, the Business would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Business’ net earnings.

In addition, the Business’ operations are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes. Certain of the Business’ operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Business must also comply with various health and safety regulations in both the United States and abroad in connection with its operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material adverse effect on the Business’ capital expenditures, earnings or competitive position, and the Business does not anticipate material capital expenditures for environmental control facilities.

(12) INCOME TAXES

The operating results of the Business are included in the income tax returns of Danaher. The Business accounts for income taxes under the separate return method. Under this approach, the Business determines its current tax liability, deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns in each tax jurisdiction.

Earnings before income taxes for the years ended December 31 consist of the following ($ in thousands):

	2013	2012	2011
United States	$112,048	$149,865	$104,595
International	4,550	8,016	2,127

Total	$116,598	$157,881	$106,722

The provision for income taxes for the years ended December 31 consist of the following ($ in thousands):

	2013	2012	2011
Current:
Federal U.S.	$44,919	$48,512	$31,041
Non-U.S.	1,149	3,177	(1,759)
State and local	7,117	6,324	4,587
Deferred:
Federal U.S.	(17,677)	(3,082)	(651)
Non-U.S.	(442)	(451)	(784)
State and local	(2,274)	(397)	(83)

Income tax provision	$32,792	$54,083	$32,351

Net long-term deferred income tax liabilities are included in other long-term liabilities in the accompanying Combined Balance Sheets. Net deferred income tax liabilities at December 31 consist of the following ($ in thousands):

	2013	2012
Deferred tax assets:
Allowance for doubtful accounts	$1,270	$1,331
Inventories	4,094	3,275
Pension and post-retirement benefits	28	794
Insurance	788	460
Other accruals and prepayments	6,787	4,620
Tax credit and loss carryforwards	23,075	22,316
Other	6,202	3,571
Valuation allowances	(84)	(109)

Total deferred tax asset	42,160	36,258

Deferred tax liabilities:
Property, plant and equipment	(3,372)	(3,651)
Goodwill and other intangibles	(83,654)	(96,935)

Total deferred tax liability	(87,026)	(100,586)

Net deferred tax liability	$(44,866)	$(64,328)

Included in deferred income taxes as of December 31, 2013 are tax benefits for U.S. and non-U.S. net operating loss carry forwards totaling $23,075,000. Certain of the losses from 2013 may be carried forward indefinitely and others may be carried forward to various dates from 2014 through 2028.

The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pre-Tax Earnings
	2013	2012	2011
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	2.7	2.6	2.9
Foreign income taxed at different rates than the U.S. statutory rate	1.2	(0.3)	1.3
Research and experimentation credits	(5.2)	—	(2.1)
Domestic production activities deduction	(4.3)	(2.7)	(2.5)
Resolution and adjustment of uncertain tax positions/statute expirations	(1.7)	(0.6)	(4.5)
Other	0.4	0.3	0.2

Effective income tax rate	28.1%	34.3%	30.3%

The Business’ effective tax rate for each of 2013, 2012 and 2011 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction and the lapse of certain statutes of limitation, partially offset by state income taxes. For the years ended December 31, 2013 and 2011 the effective tax rate is also lower due to the research and experimentation credit, which for the year ended 2013 includes the benefit from the retroactive reinstatement of the credit for the year ended December 31, 2012 by the American Tax Relief Act of 2012.

As of December 31, 2013, gross unrecognized tax benefits totaled approximately $5,952,000 ($6,314,000, including $362,000 associated with potential interest and penalties). As of December 31, 2012, gross unrecognized tax benefits totaled approximately $5,677,000 ($6,027,000, including $350,000 associated with potential interest and penalties). The Business recognized approximately $145,000, $120,000, and $91,000 of interest and penalties associated with uncertain tax positions for the years ended December 31, 2013, 2012 and 2011, respectively. To the extent unrecognized tax benefits including interest and penalties are not assessed with respect to uncertain tax positions, substantially all amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties, is as follows ($ in thousands):

	2013	2012	2011
Unrecognized tax benefits, beginning of year	$5,677	$4,615	$10,124
Additions based on tax positions related to the current year	2,240	862	1,069
Acquisitions and other	—	933	—
Lapse of statute of limitations	(1,878)	(788)	(6,756)
Settlements	(138)	—	—
Effect of foreign currency translation	51	55	178

Unrecognized tax benefits, end of year	$5,952	$5,677	$4,615

By virtue of previously filed separate company and consolidated tax returns of Danaher that cover the Business, the Business is routinely under audit by federal, state, local and foreign income tax authorities including with respect to the timing and amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided.

The Internal Revenue Service is currently examining the Danaher consolidated tax returns for the years ended December 31, 2010 and 2011, which includes the operations of the Business. The statute of limitations for these years has been extended to September 15, 2015. In addition, various other Danaher consolidated tax returns which include the Business are currently under examination, the more significant jurisdictions are Germany, California and Illinois for tax years December 31, 2005 and subsequent. These examinations are expected to be completed no later than 2016.

Management estimates that it is reasonably possible that the amount of unrecognized tax benefits may be reduced by approximately $345,000 within twelve months as a result of resolution of worldwide tax matters, tax audit settlements and/or statute expirations.

The Business provides income taxes for unremitted earnings of foreign subsidiaries that the Business does not consider indefinitely reinvested overseas. As of December 31, 2013, the approximate amount of earnings from foreign subsidiaries that the Business considers indefinitely reinvested and for which deferred taxes have not been provided was approximately $35,029,000. United States income taxes have not been provided on earnings that are planned to be reinvested indefinitely outside the United States and the amount of such taxes that may be applicable is not readily determinable given the various tax planning alternatives the Business could employ should it decide to repatriate these earnings.

(13) STOCK-BASED COMPENSATION

The Business has no stock-based compensation plans; however, certain employees of the Business are eligible to participate in Danaher’s stock-based compensation plans, which include stock options and restricted stock units (“RSUs”). The expense associated with the Business’ employees who participate in the Plans is allocated to the Business in the accompanying Combined Statements of Earnings. All current grants of stock options and RSUs are made under Danaher’s 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the grant of stock options, stock appreciation rights, RSUs, restricted stock or any other stock based award. Stock options and

RSUs have also been issued to employees of the Business under Danaher’s 1998 Stock Option Plan (together with the 2007 Plan, the “Plans”), which operates in a similar manner to the 2007 Plan, but no further equity awards will be issued under the 1998 Stock Option Plan. No more than 19 million of the 62 million authorized shares under the 2007 Plan may be granted in any form other than stock options or stock appreciation rights. As of December 31, 2013, approximately 29 million shares of Danaher’s common stock were reserved for issuance under the 2007 Plan.

Stock options granted under the Plans generally vest pro-rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of Danaher’s Board of Directors (“Compensation Committee”). Certain employees of the Business have been awarded options with different vesting criteria. Option exercise prices for options under these plans are equal to the closing price of Danaher’s common stock on the NYSE on the date of grant.

RSUs issued under the Plans provide for the issuance of a share of Danaher’s common stock at no cost to the holder, generally vest pro-rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by the Compensation Committee. Certain employees of the Business have been awarded RSUs with different vesting criteria.

The options and RSUs generally vest only if the employee is employed by Danaher on the vesting date or in other limited circumstances and unvested options and RSUs are forfeited upon retirement before age 65 unless the Compensation Committee determines otherwise. In connection with the Transaction, Danaher has agreed to (i) allow stock options held by Business employees that are scheduled to vest between the closing date and August 4, 2015 to vest in accordance with their terms and remain exercisable for up to 90 days following such vesting date, and (ii) allow RSUs held by Business employees that are scheduled to vest between the closing date and August 4, 2015 to vest in accordance with their terms.

Option activity under the Company’s stock plans as of December 31, 2013 and changes during the year ended December 31, 2013 were as follows (in thousands; except exercise price and number of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2012	765	44.33
Granted	192	65.65
Exercised	(60)	41.78
Cancelled/forfeited	(4)	(60.00)

Outstanding at December 31, 2013	893	$49.00	7.5	$25,112

Vested and Expected to Vest as of December 31, 2013 (1)	867	$48.94	7.5	$24,506

Vested as of December 31, 2013	293	$39.07	5.6	$11,166

(1)	The “Expected to Vest” options are the net unvested options that remain after applying the pre-vesting forfeiture rate assumption to total unvested options.

The following table summarizes information on unvested RSUs activity during the year ended December 31, 2013 (in thousands; except grant date fair value):

	Number of RSUs	Weighted Average Grant-Date Fair Value
Unvested at December 31, 2012	214	45.01
Granted	83	65.39
Vested	(60)	40.80
Forfeited	—	—

Unvested at December 31, 2013	237	53.15

The Business accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options and RSUs, based on the fair value of the award as of the grant date. The Business recognizes the compensation expense over the requisite service period (which is generally the vesting period but may be shorter than the vesting period if the employee becomes retirement eligible before the end of the vesting period). The fair value for RSU awards was calculated using the closing price of Danaher’s common stock on the date of grant. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (“Black-Scholes”).

The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31
	2013	2012	2011
Risk-free interest rate	1.0 – 1.7%	0.7 – 1.1%	1.2 – 2.6%
Weighted average volatility	23.5%	29.4%	28.3%
Dividend yield	0.2%	0.2%	0.2%
Expected years until exercise	6.0	6.0	6.0

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on Danaher’s stock and historical volatility of Danaher’s stock. The dividend yield is calculated by dividing Danaher’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model, in addition to considering the vesting period and contractual term of the option, the Business analyzes and considers actual historical exercise experience for previously granted options. At the time of grant, the Business estimates the number of options that it expects will be forfeited based on historical experience.

The Business recognized approximately $8,106,000, $6,167,000 and $2,821,000 during the years ended December 31, 2013, 2012 and 2011, respectively, of non-cash pre-tax compensation expense associated with share-based compensation programs. This expense was allocated to the Business based on the cost directly attributable to the Business’ employees that participate in the share-based compensation program and has been recognized as a component of selling, general and administrative expenses in the accompanying Combined Statements of Earnings. As of December 31, 2013, $9,949,000 and $9,135,000 of total unrecognized compensation cost related to RSUs and stock options, respectively, are expected to be recognized over a weighted average period of approximately three years. These amounts will be adjusted for any future changes in estimated forfeitures.

(14) RESTRUCTURING AND OTHER RELATED CHARGES

During 2013, 2012 and 2011, the Business recorded restructuring and other related charges of $5,529,000, $2,340,000 and $3,421,000, respectively; of which approximately 91%, 55% and 89%, in each respective year was included in selling general and administrative expenses in the accompanying Combined Statements of Earnings, with the remaining amount charged to cost of sales.

The Business’ restructuring and related activities were focused on improvements in operational efficiency through targeted workforce reductions. These costs were incurred to position the Business to provide superior products and services to its customers in a cost efficient manner, and taking into consideration broad economic uncertainties.

Substantially all restructuring activities initiated in 2013 were completed by December 31, 2013 and substantially all cash payments associated with remaining termination benefits have been paid in 2014. As of December 31, 2013 and 2012, the Business had accrued restructuring charges of $5,611,000 and $2,591,000, respectively, included in accrued expenses and other liabilities in the accompanying Combined Balance Sheets.

The table below shows the rollforward of the accrual balance, associated with the 2013, 2012 and 2011 actions ($ in thousands):

Total
Balance, December 31, 2011	$1,787
Costs incurred	2,340
Paid/Settled	(1,536)

Balance, December 31, 2012	2,591
Costs incurred	5,529
Paid/Settled	(2,509)

Balance, December 31, 2013	$5,611

(15) SEGMENT INFORMATION

The Business is comprised of certain operating units of Danaher and is a premier global provider of network management tools and security solutions for telecommunications carriers and network enterprise customers. Given the interrelationships between products, technologies and customers, and resulting similar long-term economic characteristics, the Business meets the criteria for aggregating its three operating segments into a single reportable segment.

Operations in Geographical Areas

	Year Ended December 31
($ in thousands)	2013	2012	2011
Sales:
United States	$495,668	$456,080	$375,528
United Kingdom	34,374	43,966	39,849
All other (each country individually less than 5% of total sales)	304,849	285,692	253,902

Total	834,891	785,738	669,279

Long-lived assets:
United States	916,874	874,840	689,698
Ireland	75,795	75,208	74,729
All other (each country individually less than 5% of total long-lived assets)	4,585	4,757	3,857

Total	$997,254	$954,805	$768,284

Sales by Major Product Group

	Year Ended December 31
($ in thousands)	2013	2012	2011
Telecommunications network monitoring	$443,488	$412,000	$347,180
Service provider and enterprise network security and certification	202,596	190,760	163,914
Portable enterprise network analysis tools	74,054	77,722	69,617
Network packet brokering	39,251	30,163	—
Enterprise network performance management	36,825	32,620	28,653
Other	38,677	42,473	59,915

Total	$834,891	$785,738	$669,279

(16) RELATED-PARTY TRANSACTIONS

The Business has historically operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Business and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Business for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Business.

Corporate Expenses

Certain corporate overhead and other shared expenses incurred by Danaher and its subsidiaries have been allocated to the Business and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Danaher information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Danaher benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Business’ relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Danaher

In addition to the corporate allocations noted above, the Business was allocated expenses related to certain insurance programs Danaher administers on behalf of the Business, including automobile liability, workers’ compensation, general liability, product liability and property insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to non-property casualty programs (automobile liability, workers’ compensation and general liability) for which Danaher is self-insured up to a certain amount. For the self-insured component, costs are allocated to the Business based on incurred claims of the Business. Danaher has premium based policies which cover amounts in excess of the self-insured retentions. The Business is allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total underlying exposure base (e.g., number and type of vehicles, sales, payroll dollars, etc.). An estimated liability relating to the Business’ known and incurred but not reported claims has been allocated to the Business and reflected on the accompanying Combined Balance Sheets.

Also included within the insurance allocation is coverage related to property insurance. The Business is allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total insured property values.

Medical Insurance Programs Administered by Danaher

In addition to the corporate allocations noted above, the Business was allocated expenses related to the medical insurance programs Danaher administers on behalf of the Business. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Business.

Deferred Compensation Program Administered by Danaher

Certain employees of the Business participate in Danaher’s nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until their termination of employment. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within the Danaher’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by the Business are entirely based on changes in the value of Danaher’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of the Business.

The amounts of related party expenses allocated to the Business from Danaher and its subsidiaries for the years ended December 31, 2013, 2012 and 2011, were as follows ($ in thousands):

	2013	2012	2011
Allocated Corporate Expenses:
Cost of sales	$4,153	$4,171	$3,969
Selling, general, and administrative expenses	24,015	24,187	22,515
Research and development expenses	234	233	213

Total allocated corporate expenses	28,402	28,591	26,697
Directly Related Charges:
Insurance programs expenses	973	854	293
Medical insurance programs expenses	14,601	13,265	11,188
Deferred compensation program expenses	326	175	161

Total related-party expenses	$44,302	$42,885	$38,339

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED BALANCE SHEETS

($ in thousands)

(unaudited)

	September 26, 2014	December 31, 2013
ASSETS
Current Assets:
Trade accounts receivable, less allowance for doubtful accounts of $1,815 and $3,250, respectively	$150,486	$159,295
Inventories	41,152	53,755
Prepaid expenses and other current assets	25,443	25,599

Total current assets	217,081	238,649
Property, plant and equipment, net	46,241	43,019
Other assets	5,722	5,678
Goodwill	708,999	716,208
Other intangible assets, net	211,372	232,349

Total assets	$1,189,415	$1,235,903

LIABILITIES AND PARENT’S EQUITY
Current Liabilities:
Trade accounts payable	$40,012	$38,469
Accrued expenses and other liabilities	68,192	74,986
Deferred revenue	143,039	162,436

Total current liabilities	251,243	275,891
Long-term deferred revenue	32,281	26,542
Other long-term liabilities	86,395	102,242
Parent’s Equity:
Net parent investment	829,644	835,629
Accumulated other comprehensive loss	(10,148)	(4,401)

Total parent’s equity	819,496	831,228

Total liabilities and parent’s equity	$1,189,415	$1,235,903

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED STATEMENTS OF EARNINGS

($ in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2014	September 27, 2013
Sales:
Products	$399,191	$457,285
Services	167,625	154,237

Total sales	566,816	611,522
Cost of sales:
Products	(136,304)	(143,248)
Services	(39,415)	(35,035)

Total cost of sales	(175,719)	(178,283)

Gross profit	391,097	433,239
Operating costs and other:
Selling, general and administrative expenses	(204,083)	(197,279)
Research and development expenses	(123,454)	(108,923)
Amortization of other intangible assets	(12,390)	(14,724)

Earnings before income taxes	51,170	112,313
Income taxes	(15,976)	(32,185)

Net earnings	$35,194	$80,128

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

($ in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2014	September 27, 2013
Net earnings	$35,194	$80,128
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(5,723)	4,150
Pension and post-retirement plan benefit adjustments (net of tax benefit of $10 and $103, respectively)	(24)	106

Total other comprehensive income (loss), net of income taxes	(5,747)	4,256

Comprehensive income	$29,447	$84,384

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED STATEMENTS OF CHANGES IN PARENT’S EQUITY

($ in thousands)

(unaudited)

	Accumulated Other Comprehensive Income (Loss)	Net Parent Investment
Balance, December 31, 2013	$(4,401)	$835,629
Net earnings for the period	—	35,194
Net transfers from (to) parent	—	(47,085)
Stock-based award activity	—	5,906
Other comprehensive income/(loss)	(5,747)	—

Balance, September 26, 2014	$(10,148)	$829,644

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED STATEMENTS OF CASH FLOWS

($ in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2014	September 27, 2013
Cash flows from operating activities:
Net earnings	$35,194	$80,128
Non-cash items:
Depreciation	9,917	9,015
Amortization	19,943	21,524
Stock-based compensation expense	5,906	5,968
Change in deferred income taxes	(3,247)	(6,700)
Change in trade accounts receivable, net	10,762	15,619
Change in inventories	12,262	11,353
Change in trade accounts payable	1,347	6,788
Change in deferred revenue	(13,658)	(51,835)
Change in prepaid expenses and other assets	112	(2,282)
Change in accrued expenses and other liabilities	(16,893)	(7,628)

Net cash provided by (used in) operating activities	61,645	81,950

Cash flows from investing activities:
Cash paid for acquisitions	—	(12,500)
Payments for additions to property, plant and equipment	(12,060)	(10,160)

Net cash provided by (used in) investing activities	(12,060)	(22,660)

Cash flows from financing activities:
Net transfers from (to) Parent	(47,085)	(59,290)
Payments relating to earn-out liability	(2,500)	—

Net cash provided by (used in) financing activities	(49,585)	(59,290)

Net change in cash and equivalents	—	—
Beginning balance of cash and equivalents	—	—

Ending balance of cash and equivalents	$—	$—

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS

(unaudited)

(1) BUSINESS OVERVIEW AND BASIS OF PRESENTATION

The accompanying unaudited condensed combined financial statements present the historical financial position, results of operations and cash flows of the Communications Business of Danaher Corporation (the “Business”) in accordance with accounting principles generally accepted in the United States of America “(GAAP)” for the preparation of carved-out combined condensed financial statements. The combined condensed financial statements included herein should be read in conjunction with the combined financial statements and accompanying notes as of December 31, 2013 and 2012 and for the three years ended December 31, 2013, 2012 and 2011 included elsewhere in this information statement. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the financial position of the Business as of September 26, 2014 and December 31, 2013, and its results of operations and cash flows for the nine months ended September 26, 2014 and September 27, 2013.

The Business consists of certain operating units of Danaher Corporation (“Danaher”) and is a premier global provider of network management tools and security solutions for telecommunications carriers and network enterprise customers. The Business’ products enable organizations to gain unique and encompassing real-time analytical insights to better design, deploy, monitor and secure the traditional, virtualized, mobile and cloud-based networks operated by communication service providers, hosters, enterprises and government agencies worldwide. The Business’ products simplify the complexity of understanding and effectively managing the underlying network technologies, communication services and subscriber interactions.

On October 13, 2014, Danaher announced a definitive agreement with NetScout Systems, Inc. (“NetScout”) to combine the Business with NetScout (the “Transaction”). The Transaction will be structured as a distribution of the Business to Danaher shareholders in either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its shareholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher shareholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its shareholders will elect whether to exchange Danaher shares for common units of the Business. If the split-off exchange offer is not fully subscribed, the additional Business common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher shareholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. The transaction remains subject to approval by NetScout’s shareholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a material adverse change with respect to each of the Business and NetScout. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher shareholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. The Transaction is expected to be completed in 2015.

The Business has historically operated as part of Danaher and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Business are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to the Business and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity that operated independently of Danaher. Related party allocations are discussed further in Note 11.

As part of Danaher, the Business is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations.

Financial transactions relating to the Business are accounted for through the Parent investment account of the Business. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Business in the financial statements.

Net parent investment, which includes retained earnings, represents Danaher’s interest in the recorded net assets of the Business. All significant transactions between the Business and Danaher have been included in the accompanying combined condensed financial statements. Transactions with Danaher are reflected in the accompanying Combined Condensed Statements of Cash Flows as “Net transfers to parent” and in the accompanying Combined Condensed Balance Sheets within “Net parent investment”.

All significant intercompany accounts and transactions between the operations comprising the Business have been eliminated in the accompanying financial statements.

Sales to the Business’ largest two customers were 31% of total sales during the nine months ended September 26, 2014, and 38% of total sales during the nine months ended September 27, 2013. No other individual customer accounted for more than 10% of combined sales during these periods. Accounts receivable from these customers was 18% of total receivables as of September 26, 2014, and 11% as of December 31, 2013.

Accumulated Other Comprehensive Loss—Accumulated other comprehensive loss of $10,148,000 and $4,401,000 as of September 26, 2014, and December 31, 2013, respectively, consists of accumulated foreign currency translation adjustments and pension adjustments. Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. For the nine months ended September 26, 2014, and September 27, 2013, there were no reclassifications out of accumulated other comprehensive income loss.

	Foreign Currency Translation Adjustments	Pension Adjustments	Total
Balance, December 31, 2013	$(3,086)	$(1,315)	$(4,401)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(5,723)	(34)	(5,757)
Income tax (expense) benefit	—	10	10

Other comprehensive income (loss) before reclassifications, net of income taxes	(5,723)	(24)	(5,747)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes (1)	—	—	—

Net current period other comprehensive income (loss), net of income taxes	(5,723)	(24)	(5,747)

Balance, September 26, 2014	$(8,809)	$(1,339)	$(10,148)

Balance, December 31, 2012	$(7,392)	$(991)	$(8,383)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	4,150	152	4,302
Income tax (expense) benefit	—	(46)	(46)

Other comprehensive income (loss) before reclassifications, net of income taxes	4,150	106	4,256

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes (1)	—	—	—

Net current period other comprehensive income (loss), net of income taxes	4,150	106	4,256

Balance, September 27, 2013	$(3,242)	$(885)	$(4,127)

(1)	There were no items reclassified from accumulated other comprehensive income (loss).

Recently Issued Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) , which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2016. Management has not yet completed its assessment of the impact of the new standard, including possible transition alternatives, on the Business’ financial statements.

(2) ACQUISITIONS

For a description of the Business’ acquisition activity for the year ended December 31, 2013, reference is made to Note 3 of the financial statements as of and for the year ended December 31, 2013 included elsewhere in this information statement.

The Business continually evaluates potential acquisitions that either strategically fit with the Business’ existing portfolio or expand the Business’ portfolio into a new and attractive business area. There were no acquisitions completed by the Business during the nine months ended September 26, 2014. The Business spent $12,500,000 to acquire certain technology related assets in a business combination during the nine months ended September 27, 2013.

(3) INVENTORIES

The classes of inventory are summarized as follows ($ in thousands):

	September 26, 2014	December 31, 2013
Finished goods	$20,710	$28,852
Work in process	10,667	9,041
Raw materials	9,775	15,862

Total	$41,152	$53,755

(4) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net includes accumulated depreciation of $57,018,000 and $48,702,000 at September 26, 2014, and December 31, 2013, respectively. Depreciation expense was $9,917,000 and $9,015,000 for the nine months ended September 26, 2014, and September 27, 2013, respectively.

(5) GOODWILL

The following is a rollforward of the Business’ goodwill ($ in thousands):

Balance, December 31, 2013	$716,208
Foreign currency translation	(7,209)

Balance, September 26, 2014	$708,999

The Business has not identified any “triggering” events which indicate a potential impairment of goodwill in 2014.

(6) FAIR VALUE MEASUREMENTS

Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Business assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Business’ assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial assets and liabilities that are measured at fair value on a recurring basis as of September 26, 2014, and December 31, 2013 were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 26, 2014:
Liabilities:
Deferred compensation plans	$—	$1,623	$—	$1,623
Earn-out obligations	—	—	22,921	22,921
December 31, 2013:
Liabilities:
Deferred compensation plans	$—	$1,498	$—	$1,498
Earn-out obligations	—	—	24,896	24,896

For more information on the deferred compensation programs see Note 11.

For more information on earn-out obligations, see Note 3 of the combined financial statements as of for the year ended December 31, 2013.

There have been no transfers of assets or liabilities between the fair value measurement levels. The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consist of earn-out obligations related to acquisitions made in 2013 ($ in thousands):

Fair value as of December 31, 2013	$24,896
Payments	(2,500)
Adjustment of earn-out liability recorded through earnings	525

Fair value as of September 26, 2014	$22,921

(7) PENSION BENEFIT PLANS

Certain of the Business’ non-U.S. employees participate in certain of Danaher’s noncontributory defined benefit pension plans. None of the Business’ employees in the U.S. participate in any Danaher noncontributory defined benefit pension plans. In general, these plans are funded based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors.

The following sets forth the components of the Business’ net periodic pension cost of the noncontributory defined benefit pension plans ($ in thousands):

	Nine Months Ended
	September 26, 2014	September 27, 2013
Service cost	$329	$251
Interest cost	220	170
Expected return on plan assets	(67)	(50)

Net periodic pension cost	$482	$371

Expected Contributions

During 2013, the Business did not make any contributions to its defined benefit pension plans. During 2014, the Business cash contribution requirements for its defined benefit pension plans are expected to be approximately $93,000.

As the participants within the Business’ plans are all active employees, the benefit payments are not expected to be material in the foreseeable future.

Other Matters

Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Business funding based on a percentage of compensation. Expense for all defined benefit pension and defined contribution plans amounted to $7,081,000 and $6,305,000 for the nine months ended September 26, 2014, and September 27, 2013, respectively.

(8) INCOME TAXES

The Business’ effective tax rate for the nine months ended September 26, 2014 and September 27, 2013, was 31.2% and 28.7%, respectively. The effective tax rate for 2014 and 2013 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction, partially offset by state income taxes. In addition, the effective tax rate in 2013 is also lower due to the research and experimentation credit, which includes the benefit from the retroactive reinstatement of the credit for the year-ended December 31, 2012 by the American Tax Relief Act of 2012.

(9) RESTRUCTURING AND OTHER RELATED CHARGES

During the nine months ended September 26, 2014, and September 27, 2013, the Business recorded restructuring and other related charges of $869,000 and $76,000, respectively; of which 100% and 10% in each respective year was included in selling general and administrative expenses in the accompanying Condensed Combined Statements of Earnings, with the remaining amount charged to cost of sales.

The Business’ restructuring and related activities are focused on improvements in operational efficiency through targeted workforce reductions. These costs are incurred to position the Business to provide superior products and services to its customers in a cost efficient manner, and taking into consideration broad economic uncertainties.

Substantially all restructuring activities initiated in 2014 are expected to be completed by December 31, 2014, and substantially all cash payments associated with remaining termination benefits will be paid in 2015. As of September 26, 2014 and December 31, 2013, the Business had accrued restructuring charges of $958,000 and $5,611,000, respectively, included in accrued expenses and other liabilities in the accompanying Combined Condensed Balance Sheets.

The table below shows the rollforward of the accrual balance ($ in thousands).

Total
Balance, December 31, 2013	$5,611
Costs incurred	869
Paid/Settled	(5,522)

Balance, September 26, 2014	$958

(10) COMMITMENTS AND CONTINGENCIES

For a description of the Business’ litigation and contingencies, reference is made to Note 11 of the Business’ combined financial statements as of and for the year ended December 31, 2013.

The Business generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Warranty period terms depend on the nature of the product and range from ninety days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances, estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the Business’ accrued warranty liability ($ in thousands):

Balance, December 31, 2013	$1,132
Accruals for warranties issued during the period	648
Settlements made	(415)

Balance, September 26, 2014	$1,365

(11) RELATED PARTY TRANSACTIONS

The Business has historically operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Business and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Business for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Business.

Corporate Expenses

Certain corporate overhead and other shared expenses incurred by Danaher and its subsidiaries have been allocated to the Business and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Danaher information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Danaher benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Business’ relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Danaher

In addition to the corporate allocations noted above, the Business was allocated expenses related to certain insurance programs Danaher administers on behalf of the Business, including automobile liability, workers’ compensation, general liability, product liability and property insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to non-property casualty programs (automobile liability, workers’ compensation and general liability) for which Danaher is self-insured up to a certain amount. For the self-insured component, costs are allocated to the Business based on incurred claims of the Business. Danaher has premium based policies which cover amounts in excess of the self-insured retentions. The Business is allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total underlying exposure base (e.g., number and type of vehicles, sales, payroll dollars, etc.). An estimated liability relating to the Business’ known and incurred but not reported claims has been allocated to the Business and reflected on the accompanying Combined Balance Sheets.

Also included within the insurance allocation is coverage related to property insurance. The Business is allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total insured property values.

Medical Insurance Programs Administered by Danaher

In addition to the corporate allocations noted above, the Business was allocated expenses related to the medical insurance programs Danaher administers on behalf of the Business. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Business. Had these medical insurance programs been administered by the Business as a separate entity, the amounts may have been different than those allocated to the Business.

Deferred Compensation Program Administered by Danaher

Certain employees of the Business participate in Danaher’s nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until their termination of employment. Had the deferred compensation program been administered by the Business as a separate entity, the amounts may have been different than those allocated to the Business. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within the Danaher’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by the Business are entirely based on changes in the value of Danaher’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of the Business.

The amounts of related party expenses allocated to the Business from Danaher and its subsidiaries for the nine months ended September 26, 2014, and September 27, 2013, were as follows ($ in thousands):

	Nine Months Ended
	September 26, 2014	September 27, 2013
Allocated Corporate Expenses
Cost of sales	$3,038	$2,893
Selling, general, and administrative expenses	18,446	18,554
Research and development expenses	189	176

Total allocated corporate expenses	21,673	21,623

Directly Related Charges
Insurance programs expenses	1,021	729
Medical insurance programs expenses	13,636	11,031
Deferred compensation program expenses	125	232

Total related-party expenses	$36,455	$33,615

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Danaher Corporation

We have audited the accompanying balance sheet of Potomac Holding LLC (the Company), a wholly-owned business of Danaher Corporation, as of September 29, 2014. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Potomac Holding LLC at September 29, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

December 1, 2014

POTOMAC HOLDING LLC

BALANCE SHEET

($ in thousands)

September 29, 2014
ASSETS

Total assets	$—

LIABILITIES AND MEMBER’S EQUITY
Total liabilities	—
Total member’s equity	—

Total liabilities and member’s equity	$—

See the accompanying Note to the Balance Sheet

POTOMAC HOLDING LLC

NOTE TO THE BALANCE SHEET

(1) BUSINESS OVERVIEW AND BASIS OF PRESENTATION

Potomac Holding LLC (“Newco”) is a Delaware limited liability company and a wholly owned subsidiary of Danaher Corporation (“Danaher”). On September 29, 2014, Danaher caused Newco to be formed in order to facilitate the separation of the Communications Business of Danaher Corporation (the “Communications Business” or the “Business”) from Danaher. Newco has engaged in no business operations to date and at September 29, 2014 it had no assets or liabilities.

The accompanying balance sheet presents the historical financial position of Newco in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

On October 13, 2014, Danaher announced a definitive agreement with NetScout Systems, Inc. (“NetScout”) to combine the Business with NetScout (the “Transaction”). Prior to the closing of the Transaction the Business will be transferred to Newco. The Transaction will be structured as a distribution of Newco to Danaher shareholders in either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its shareholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher shareholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its shareholders will elect whether to exchange Danaher shares for common units of Newco. If the split-off exchange offer is not fully subscribed, the additional Newco common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher shareholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. The transaction remains subject to approval by NetScout’s shareholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a material adverse change with respect to each of the Business and NetScout. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher shareholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. The Transaction is expected to be completed in 2015.

THE INFORMATION AGENT FOR THIS EXCHANGE OFFER IS:

480 Washington Boulevard

26th Floor

Jersey City, NJ 07310

Telephone: (866) 295-3782

Email: danaherexchange@georgeson.com

Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed above. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE EXCHANGE OFFER AGENT FOR THIS OFFER IS:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare Trust Company, N.A. Attn: Corp Actions P.O. Box 43011 Providence RI 02940-3011	For Eligible Institutions Only: (617) 360 – 6810 For Confirmation Only Telephone: (781) 575- 2332	Computershare Trust Company, N.A. Attn: Corp Actions 250 Royall Street Suite V Canton, MA 02021

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [—], 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Set forth below is a description of how the Third Amended and Restated Certificate of Incorporation of NetScout (the “NetScout Charter”), the Delaware General Corporation Law (the “DGCL”) and certain agreements entered into between NetScout and its directors and officers treat the indemnification of NetScout’s directors and officers. This description is intended as a summary only and is qualified in its entirety by reference to the NetScout Charter and the DGCL.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the NetScout Charter provides that: (i) NetScout is required to indemnify its directors, trustees, partners, officers employees or agents to the fullest extent permitted by the DGCL; (ii) NetScout may, upon satisfaction of certain conditions, advance all expenses incurred by its directors, officers, other employees and agents in connection with certain legal proceedings; (iii) the rights conferred in the NetScout Charter are not exclusive; and (iv) NetScout is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

NetScout has entered into indemnification agreements with all of its directors and executive officers and maintains insurance for each director and executive officer.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description

2.1***	Agreement and Plan of Merger and Reorganization dated October 12, 2014 by and among NetScout Systems, Inc., Danaher Corporation, Potomac Holding LLC, RS Merger Sub I, Inc., and RS Merger Sub II, LLC (filed as Exhibit 2.1 to NetScout’s current report on Form 8-K filed with the SEC on October 14, 2014 and incorporated herein by reference)+

Exhibit Number	Description

2.2***	Separation and Distribution Agreement dated October 12, 2014 by and among Danaher Corporation, NetScout Systems, Inc. and Potomac Holding LLC (filed as Exhibit 10.1 to NetScout’s current report on Form 8-K filed with the SEC on October 14, 2014 and incorporated herein by reference)+

3.1***	Third Amended and Restated Certificate of Incorporation of NetScout (filed as Exhibit 3.3, 4.1 to NetScout’s Registration Statement on Form S-1, SEC File No. 333-76843, and incorporated herein by reference)

3.2***	Composite copy of Amended and Restated By-laws of NetScout (filed as Exhibit 3.1 to NetScout’s current Report on Form 8-K, SEC File No. 000-26251, filed on July 17, 2014 and incorporated herein by reference)

5.1**	Opinion of Cooley LLP regarding the validity of the securities to be issued

8.1**	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters

10.1*	Form of Employee Matters Agreement

10.2*	Form of Tax Matters Agreement

10.3***	Voting Agreement, dated October 12, 2014, by and between Danaher Corporation and Anil Singhal (filed as Exhibit 99.1 to the Schedule 13D filed with NetScout Systems, Inc. as the subject company by Danaher Corporation on October 22, 2014, SEC File No. 005-57845, and incorporated herein by reference).

10.4**	Form of Transition Services Agreement

10.5**	Form of Trademark License Agreement

10.6**	Form of DBS License Agreement

10.7**	Form of IP License Agreement

10.8**	Form of Lease Agreement

23.1**	Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of NetScout Systems, Inc.

23.2**	Consent of Ernst & Young LLP relating to the audited financial statements of Danaher Corporation

23.3**	Consent of Ernst & Young LLP relating to the audited financial statements of the Communications Business of Danaher Corporation

23.4**	Consent of Ernst & Young LLP relating to the audited financial statements of Potomac Holding LLC

23.5**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.6**	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1*	Form of Letter of Transmittal

99.2**	Form of Exchange and Transmittal Information Booklet

99.3*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Brokers, Commercial Bankers, Trust Companies and Other Nominees

99.5*	Form of Notice of Guaranteed Delivery for shares of Danaher common stock

99.6**	Form of Notice of Withdrawal of Danaher common shares

Exhibit Number	Description

99.7*	Opinion of RBC Capital Markets, LLC

99.8*	Consent of RBC Capital Markets, LLC

+	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the SEC upon request.
*	Previously filed.
**	Filed herewith.
***	Incorporated by reference.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, Commonwealth of Massachusetts, on the 8th day of January, 2015.

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
Name: Anil K. Singhal
Title: President, Chief Executive Officer and
Chairman

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anil K. Singhal Anil K. Singhal	President, Chief Executive Officer and Chairman (Principal Executive Officer)	January 8, 2015

/s/ Jean Bua Jean Bua	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 8, 2015

* Victor A. DeMarines	Director	January 8, 2015

* John R. Egan	Director	January 8, 2015

* Joseph G. Hadzima, Jr.	Director	January 8, 2015

* Vincent J. Mullarkey	Director	January 8, 2015

* Christopher Perretta	Director	January 8, 2015

* Robert E. Donahue	Director	January 8, 2015

*By:	/s/ Jean Bua
Jean Bua As: Attorney-in-Fact[1]

[1]	Pursuant to powers of attorney, which have been previously filed.

EXHIBIT INDEX

Exhibit Number	Description

2.1***	Agreement and Plan of Merger and Reorganization dated October 12, 2014 by and among NetScout Systems, Inc., Danaher Corporation, Potomac Holding LLC, RS Merger Sub I, Inc., and RS Merger Sub II, LLC (filed as Exhibit 2.1 to NetScout’s current report on Form 8-K filed with the SEC on October 14, 2014 and incorporated herein by reference)+

2.2***	Separation and Distribution Agreement dated October 12, 2014 by and among Danaher Corporation, NetScout Systems, Inc. and Potomac Holding LLC (filed as Exhibit 10.1 to NetScout’s current report on Form 8-K filed with the SEC on October 14, 2014 and incorporated herein by reference)+

3.1***	Third Amended and Restated Certificate of Incorporation of NetScout (filed as Exhibit 3.3, 4.1 to NetScout’s Registration Statement on Form S-1, SEC File No. 333-76843, and incorporated herein by reference)

3.2***	Composite copy of Amended and Restated By-laws of NetScout (filed as Exhibit 3.1 to NetScout’s current Report on Form 8-K, SEC File No. 000-26251, filed on July 17, 2014 and incorporated herein by reference)

5.1**	Opinion of Cooley LLP regarding the validity of the securities to be issued

8.1**	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters

10.1*	Form of Employee Matters Agreement

10.2*	Form of Tax Matters Agreement

10.3***	Voting Agreement, dated October 12, 2014, by and between Danaher Corporation and Anil Singhal (filed as Exhibit 99.1 to the Schedule 13D filed with NetScout Systems, Inc. as the subject company by Danaher Corporation on October 22, 2014, SEC File No. 005-57845, and incorporated herein by reference).

10.4**	Form of Transition Services Agreement

10.5**	Form of Trademark License Agreement

10.6**	Form of DBS License Agreement

10.7**	Form of IP License Agreement

10.8**	Form of Lease Agreement

23.1**	Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of NetScout Systems, Inc.

23.2**	Consent of Ernst & Young LLP relating to the audited financial statements of Danaher Corporation

23.3**	Consent of Ernst & Young LLP relating to the audited financial statements of the Communications Business of Danaher Corporation

23.4**	Consent of Ernst & Young LLP relating to the audited financial statements of Potomac Holding LLC

23.5**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.6**	Consent of Cooley LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1*	Form of Letter of Transmittal

99.2**	Form of Exchange and Transmittal Information Booklet

99.3*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Brokers, Commercial Bankers, Trust Companies and Other Nominees

99.5*	Form of Notice of Guaranteed Delivery for shares of Danaher common stock

99.6**	Form of Notice of Withdrawal of Danaher common shares

Exhibit Number	Description

99.7*	Opinion of RBC Capital Markets, LLC

99.8*	Consent of RBC Capital Markets, LLC

+	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the SEC upon request.
*	Previously filed.
**	Filed herewith.
***	Incorporated by reference.